    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 1, 1996

                                                      REGISTRATION NO. 333-09411
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------


                                AMENDMENT NO. 2

                                       TO

                                   FORM S-11
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------

                     GLENBOROUGH REALTY TRUST INCORPORATED
      (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS GOVERNING INSTRUMENTS)

                      400 SOUTH EL CAMINO REAL, 11TH FLOOR
                          SAN MATEO, CALIFORNIA 94402
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                             ---------------------

                               FRANK AUSTIN, ESQ.
          SENIOR VICE PRESIDENT, GLENBOROUGH REALTY TRUST INCORPORATED
                      400 SOUTH EL CAMINO REAL, 11TH FLOOR
                          SAN MATEO, CALIFORNIA 94402
                                 (415) 343-9300
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)

                             ---------------------

                                WITH COPIES TO:

             MICHAEL J. CONNELL, ESQ.                            GREGORY K. MILLER, ESQ.
              MORRISON & FOERSTER LLP                               LATHAM & WATKINS
                755 PAGE MILL ROAD                          505 MONTGOMERY STREET, SUITE 1900
         PALO ALTO, CALIFORNIA 94304-1018                 SAN FRANCISCO, CALIFORNIA 94111-2562
                  (213) 892-5200                                     (415) 391-0600

                             ---------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                             ---------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED OCTOBER 1, 1996


LOGO                                 3,500,000 SHARES
                                           LOGO
                                       COMMON STOCK

                         ------------------------------

     Glenborough Realty Trust Incorporated (the "Company") is a self-administered and self-managed real estate investment trust ("REIT") that owns a portfolio of 36 industrial, office, hotel, retail and multifamily properties located in 15 states throughout the country as of August 31, 1996. In addition, as of August 31, 1996 three associated companies provide comprehensive asset, partnership and property management services for 54 other properties that are not owned by the Company.

     The Company will sell all of the shares of Common Stock, par value $.001 per share (the "Common Stock"), offered hereby (the "Offering") for its own account. The Company plans to use the net proceeds of the Offering primarily to acquire properties and repay indebtedness.

     The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "GLB." On September 5, 1996, the last reported sale price of the Common Stock on the NYSE was $14.50 per share.

     The shares of Common Stock are subject to certain restrictions on ownership and transfer designed to assist the Company in maintaining its status as a REIT for federal income tax purposes. See "Restrictions on Ownership and Transfer of Common Stock."

     SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK.
                         ------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                         ------------------------------

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
                                                   PRICE TO        UNDERWRITING      PROCEEDS TO
                                                    PUBLIC         DISCOUNT(1)        COMPANY(2)
----------------------------------------------------------------------------------------------------
Per Share...................................          $                 $                 $
----------------------------------------------------------------------------------------------------
Total(3)....................................          $                 $                 $
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------

(1) The Company and the Operating Partnership have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2)  Before deducting expenses payable by the Company estimated at $1,100,000.

(3) The Company has granted the Underwriters a 30-day option to purchase up to 525,000 additional shares of Common Stock to cover over-allotments, if any. If all of these shares are purchased, the total Price to Public,
     Underwriting Discount and Proceeds to Company will be $          ,
     $          and $          , respectively. See "Underwriting."
                         ------------------------------

     The shares of Common Stock are offered severally by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made against
payment therefor on or about                  , 1996 at the offices of Bear,
Stearns & Co. Inc., 245 Park Avenue, New York, New York 10167.
                         ------------------------------

BEAR, STEARNS & CO. INC.
                         ROBERTSON, STEPHENS & COMPANY
                                                       JEFFERIES & COMPANY, INC.

            THE DATE OF THIS PROSPECTUS IS                  , 1996.

                            ------------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SHARES OF COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OPEN MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. Unless indicated otherwise, the information contained in this Prospectus assumes that the Underwriters' over-allotment option is not exercised. As used herein, the term "Company" means Glenborough Realty Trust Incorporated, a Maryland real estate investment trust, and its consolidated subsidiaries for the periods from and after December 31, 1995 (the date of the Consolidation referred to below) and the Company's predecessor partnerships and companies for periods prior to the Consolidation. Unless otherwise indicated, information regarding shares of Common Stock assumes a per share market price of $14.50, the last reported sale price on the NYSE on September 5, 1996. Unless otherwise indicated, information regarding the Company's properties is as of June 30, 1996. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus. Unless otherwise indicated, ownership percentages of the Company's Common Stock have been computed on a fully converted basis, using an exchange of Operating Partnership units for Common Stock on a one-for-one basis. See "Glossary" for the definition of certain capitalized terms used in this Prospectus.

                                  THE COMPANY

     The Company is a self-administered and self-managed real estate investment trust that owns a portfolio of 36 industrial, office, hotel, retail and multifamily properties located in 15 states throughout the country as of August 31, 1996. The Company's principal growth strategy is to capitalize on the opportunity to acquire portfolios or single properties from public and private partnerships on attractive terms. This strategy has evolved from the Company's predecessors' experience since 1978 in managing real estate partnerships and their assets and, since 1989, in acquiring management interests from third parties. In addition, as of August 31, 1996, three associated companies (the "Associated Companies") provide comprehensive asset, partnership and property management services for 54 other properties that are not owned by the Company.

     Today's real estate limited partnership market encompasses some ten million owners of units in public and private limited partnerships, representing original equity investments in excess of $70 billion, according to 1996 estimates of industry consultant Robert A. Stanger & Co., Inc. Because there is only a limited market for their investments, many of these investors would like to increase the liquidity of their holdings without incurring unnecessary tax gains. Many of these partnerships invested in diverse portfolios of properties and therefore are not attractive to real estate investors who focus on specific property types or geographic regions. Unlike these other real estate investors, the Company seeks to purchase diversified portfolios, which the Company believes are available to be purchased on favorable terms. Additionally, because the Company has established an UPREIT structure, it has the flexibility to address general and limited partnership investor concerns and to structure transactions that may defer tax gains.

     The Company expects to continue to enhance, expand and diversify its real estate holdings by making property and portfolio acquisitions, improving individual property performance and constantly reviewing the mix of its holdings by selling appropriate properties and reinvesting the proceeds. The Company will pursue the acquisition of individual properties and diversified portfolios that can be purchased at attractive prices and have characteristics consistent with the Company's growth strategy. The Company also intends to expand through the growth of the Associated Companies, which it anticipates will occur through the acquisition of general partnership interests, execution of asset management and property management agreements with third parties and the leasing of hotels that may in the future be acquired by the Company.

     The following table sets forth certain information with respect to the Company's properties as of June 30, 1996.

                                                                PROPERTY REVENUES FOR
                                                                   12 MONTHS ENDED              AVERAGE
                                                                    JUNE 30, 1996            OCCUPANCY FOR
                               NUMBER OF                       -----------------------      12 MONTHS ENDED
      TYPE OF PROPERTY         PROPERTIES    SQ. FT./UNITS       AMOUNT        PERCENT       JUNE 30, 1996
-----------------------------  ---------     -------------     -----------     -------     ------------------
Industrial...................       8          1,491,827       $ 3,505,091        26%              100%
Office.......................       2            106,082         1,405,441        11                99
Hotels.......................       4                499         4,251,797        32                73
Retail.......................      19            285,658         3,319,375        25                95
Multifamily..................       1                104           768,376         6                92
                                  ---                          -----------     -----
          Total..............      34                          $13,250,080       100%
                                  ===                          ===========     ======

     The Company's six executive officers and its directors who are not employees of the Company collectively own approximately 22% of the Company's Common Stock and will own approximately 14% after the Offering. The executive officers have been with the Company or its predecessors for an average of ten years. The Company and the Associated Companies employ an experienced staff of approximately 375 employees who provide a full range of real estate services from their headquarters in San Mateo, California and from 29 property management offices located across the country.


     The Company commenced operations on December 31, 1995 through the merger of eight public limited partnerships and a management company with and into the Company (the "Consolidation"). A portion of the Company's operations is conducted through a subsidiary operating partnership (the "Operating Partnership") in which the Company holds a 1% interest as the sole general partner, and an approximate 84% limited partner interest. The Company intends to elect treatment as a REIT when it files its tax return for the year ending December 31, 1996.


                               RECENT ACTIVITIES

     Implementing its strategy of growth through acquisitions, the Company has recently acquired, or entered into agreements to acquire, 16 properties in nine states, representing an aggregate potential investment of approximately $69.8 million including acquisition costs of approximately $0.6 million. The Company has also entered into new loan arrangements primarily to provide funds for its continued growth.

     TRP Properties. The Company has entered into a binding agreement and has completed due diligence to acquire a portfolio of 12 industrial, office, retail and multifamily properties (the "TRP Properties") located in six states. The owners of the TRP Properties have no prior affiliation with the Company. The TRP Properties consist of 784,368 square feet of net rentable area and 538 residential units. The total acquisition value will be approximately $43.2 million, comprising (i) institutional mortgage debt of approximately $35.4 million (of which the Company anticipates that it will assume approximately $16.4 million and repay the balance, although it is not so committed) (ii) approximately 182,000 shares of the Company's Common Stock having an aggregate value of approximately $2.6 million, (iii) approximately $0.6 million in the form of 40,345 units of partnership interest in the Operating Partnership and
(iv) the balance in cash. The proposed acquisition is not subject to any material conditions. The Company intends to complete this transaction as soon as practicable following completion of the Offering.


     UCT Property and Bond Street Property. The Company (i) acquired the 23-story, 272,443 square foot University Club Tower ("UCT Property") in St. Louis, Missouri on July 15, 1996, and (ii) acquired the two-story, 40,595 square foot suburban office building (the "Bond Street Property") in Farmington Hills, Michigan on September 24, 1996. GPA, Ltd., whose parent partnership is owned indirectly 4% by the Company, approximately 21% by Robert and Andrew Batinovich, Chief Executive Officer and Chief Operating Officer of the Company, respectively, and members of their families, and approximately 75% by others, owned 45% of the UCT Property and 99% of the Bond Street Property. The remaining interests in the UCT Property were owned and controlled by Robert Batinovich and members of his family. For the UCT Property, the Operating Partnership issued 23,333 units having an initial redemption value of approximately

$0.3 million and repaid approximately $18.3 million of indebtedness secured by the property, resulting in a total acquisition value of $18.6 million. For the Bond Street Property, the Operating Partnership issued 26,067 units having an initial redemption value of approximately $0.4 million and repaid approximately $2.8 million of indebtedness secured by the property, resulting in a total acquisition value of approximately $3.2 million.



     Other Properties. The Company has further expanded existing property holdings by adding a hotel to the Company's portfolio and by acquiring a property adjacent to a Company-owned shopping center. On July 29, 1996, the Company purchased from unaffiliated sellers a 64 room limited service hotel property in San Antonio, Texas for an all-cash purchase price of $2.7 million and a supermarket property in Tampa, Florida for an all-cash purchase price of $1.5 million. The Company plans to invest an additional $1.8 million in the supermarket property contingent upon the completion of certain improvements.


     The Company has also entered into a letter of intent to acquire a portfolio of properties, but at this date the Company has not completed a review of the properties and has not concluded that the acquisition is probable.

     New Financing. The Company has entered into two new financing arrangements with Wells Fargo Bank, N.A. ("Wells Fargo"). The first financing arrangement (the "Facility") is a $50 million secured revolving line of credit to replace an existing $10 million line of credit. The Facility is secured by first mortgages on selected properties with full recourse to the Company and availability is limited to the borrowing base provided by these properties. The Facility has a term of two years, subject to annual extensions. At the Company's option, the Facility will bear interest at LIBOR plus 2.375% or at a base rate. The base rate is based upon the higher of Wells Fargo's prime rate plus 0.5% or the Federal Funds Rate plus 1.0%. The second financing arrangement (the "Term Loan") is a two-year term loan in the amount of $6.1 million that bears interest at the same rate as the Facility and will be secured by first mortgage liens on 10 "QuikTrip" facilities owned by the Company. The combined proceeds of the fundings under the Facility and the Term Loan were $28.4 million, of which the Company applied $18.3 million to the acquisition of the UCT Property, $9.2 million to the repayment of the outstanding amount under the existing line of credit, and the balance to loan fees and closing costs. Initial funding under the Facility and full disbursement of the Term Loan occurred on July 15, 1996. On July 29, 1996, the Company borrowed an additional $3.8 million under the Facility which was applied toward the purchase of the properties described above under "Other Properties."

                                  THE OFFERING

     All of the shares of Common Stock offered hereby are being sold by the Company. None of the Company's stockholders is selling any shares of Common Stock in the Offering:

Shares of Common Stock Offered.....................  3,500,000
Shares of Common Stock Outstanding
  Before this Offering(1)..........................  6,354,375
Shares of Common Stock Outstanding
  After this Offering(1)(2)........................  10,102,787
Use of Proceeds....................................  To acquire properties and repay indebtedness.
                                                     See "Use of Proceeds."
NYSE Symbol........................................  GLB

---------------
(1. If all 565,666 units of the Operating Partnership eligible for exchange to Common Stock were exchanged.


(2. Includes an additional 66,412 Operating Partnership units and 182,000 shares of Common Stock issued and to be issued in connection with the acquisition of the TRP Properties and the Bond Street Property.


                              DISTRIBUTION POLICY

     The Company plans to pay regular quarterly distributions to holders of its Common Stock based on financial results for the prior calendar quarter. The Company paid its first distribution of $0.30 per share on May 13, 1996 and the Company paid its next distribution of $0.30 per share on August 14, 1996. While the Company believes that a small portion of its distributions for 1996 will be classified as a return of capital for federal income tax purposes, it cannot currently predict the portion of 1996 or any future distributions that may be so classified. The Company expects to continue its policy of paying quarterly distributions, but there can be no assurance that distributions will continue or be paid at any specific level. See "Distribution Policy."

                                  RISK FACTORS

     See "Risk Factors" for a discussion of certain factors that should be considered by prospective purchasers of the Common Stock, including:

     - Risks relating to real estate from potential lack of financing, competition for acquisition opportunities, competition for tenants, tenants' defaults, loss of management relationships, uninsured losses from various causes, environmental costs and liabilities, general illiquidity and compliance with restrictive laws and regulations.

     - Tax risks relating to the possibility that the Company might fail to qualify initially as a REIT or fail to continue to qualify as a REIT, which would cause the Company to pay federal income taxes and reduce distributions.

     - Risks associated with proposed acquisitions by the Company, including the risk that acquisitions could adversely affect operations or stock value, the risk that one or more of the Company's currently contemplated acquisitions will not occur, the risk that acquisitions from related parties may not have terms as favorable to the Company as arm's-length transactions, risks related to the management of a rapidly growing company, and risks associated with the assumption of general partner liabilities.

     - Restrictive share ownership provisions in the Company's charter designed to maintain REIT status, but which could prevent stockholders from realizing the benefits of a change in control.

     - Other risks, including the lack of capital or debt needed by the Company, the effect of market interest rates on the price of the Common Stock, litigation involving prior partnerships formed by senior management and involving the Company, the Chapter 11 reorganization of a prior partnership formed by senior management, dependence of the Company on a small group of senior executive officers, the ability of the Company's board of directors to change investment policies that stockholders may believe are protective of their interests, and the risk that future sales of available shares of the Company's Common Stock could affect the market price of the Common Stock.

                        SUMMARY FINANCIAL AND OTHER DATA

     The following table sets forth summary financial and other data on a historical, as adjusted and pro forma basis for the Company. The GPA Properties, TRP Properties, UCT Property and Bond Street Property are not included in the historical combined data. The table should be read in conjunction with the financial statements and notes thereto of the Company, GRT Predecessor Entities, GPA Properties, TRP Properties, UCT Property and Bond Street Property included elsewhere in this Prospectus.

     The following unaudited pro forma operating and other data have been prepared to reflect (i) the Consolidation and related transactions, (ii) the Facility and Term Loan, (iii) the property acquisitions described under the caption "Recent Activities" and (iv) the Offering, and the application of the net proceeds therefrom as set forth in "Use of Proceeds," as if such transactions had occurred on January 1, 1995. The unaudited pro forma balance sheet data have been prepared to reflect (i) the Facility and Term Loan, (ii) the property acquisitions described under the caption "Recent Activities" and
(iii) the Offering and the application of the net proceeds therefrom as set forth in "Use of Proceeds" as if such transactions had occurred on June 30, 1996. This unaudited pro forma summary financial and other data should be read in conjunction with the financial statements and notes of the Company, GRT Predecessor Entities, GPA Properties, TRP Properties, UCT Property and Bond Street Property included elsewhere in this Prospectus. In the opinion of management, all adjustments necessary to reflect the effects of the transactions have been made.

     The pro forma summary financial and other data is unaudited and is not necessarily indicative of the consolidated results which would have occurred if the transactions had been consummated in the periods presented, or on any particular date in the future, nor does it purport to represent the financial position, results of operations or cash flows for future periods.

                                                 AS OF AND FOR THE                       AS OF AND FOR THE
                                             SIX MONTHS ENDED JUNE 30,                YEAR ENDED DECEMBER 31,
                                        ------------------------------------   -------------------------------------
                                        PRO FORMA   HISTORICAL   AS ADJUSTED   PRO FORMA   AS ADJUSTED   AS ADJUSTED
                                          1996         1996        1995(1)       1995        1995(1)       1994(1)
                                        ---------   ----------   -----------   ---------   -----------   -----------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
  Revenues(2).........................  $ 14,819     $  8,832      $ 8,322     $ 28,471      $16,405       $15,885
  Interest expense....................     2,314        1,421        1,383        4,516        2,767         2,767
  Depreciation and Amortization.......     2,389        1,759        1,871        4,898        3,654         3,442
  Income from operations before
    minority interest and
    extraordinary items...............     5,267        3,068        2,602        8,331        4,077         4,516
  Net income (loss)(3)................     4,937       (4,412)       2,423        7,810        3,796        (3,093)
  Per share(4):
    Net income before extraordinary
      items...........................  $   0.52     $   0.49      $  0.42     $   0.82      $  0.66       $  0.72
    Net income (loss).................      0.52        (0.77)        0.42         0.82         0.66         (0.54)
    Distributions(5)..................      0.60         0.60         0.60         1.20         1.20          1.20
BALANCE SHEET DATA:
  Net investment in real estate.......  $143,542     $ 73,791           --           --           --            --
  Mortgage loans receivable, net......     7,213        7,213           --           --           --            --
  Total assets........................   162,227       92,752           --           --           --            --
  Total debt..........................    51,857       32,730           --           --           --            --
  Stockholder's equity................    98,583       49,522           --           --           --            --
OTHER DATA:
  EBIDA(6)............................  $  9,970     $  6,248      $ 5,856     $ 18,608      $11,361       $11,258
  Cash flow provided by (used for):
    Operating activities..............     2,702         (448)       2,421       10,154        4,656         5,742
    Investing activities..............       (49 )      2,877        1,697      (48,034 )      3,263         1,710
    Financing activities..............    (7,714 )     (5,326)      (4,125)      36,246       (7,933)       (6,408)
  FFO(7)..............................     8,237        5,087        4,911       15,136        9,638         9,536
  FAD(8)..............................     7,118        4,489        4,381       12,966        8,579         8,477
  Debt to total market
    capitalization(9).................      26.1 %       26.9%          --           --           --            --

---------------
(1) As adjusted amounts give effect to the Consolidation and related transactions as if such transactions had occurred on January 1, 1994.

(2) Certain revenues which are included in the historical combined amounts are not included on a pro forma or as adjusted basis. These revenues are included in three unconsolidated Associated Companies (Glenborough Hotel Group, a Nevada corporation ("GHG"), Glenborough Corporation, a California corporation ("GC") and Glenborough Inland Realty Corporation, a California corporation

    ("GIRC")), on a pro forma basis and on an as adjusted basis, from which the Company receives lease payments and dividend income.

(3) Historical 1996 and as adjusted 1994 net losses reflect $7,237 of Consolidation and litigation costs incurred in connection with the Consolidation. As adjusted 1994 data give effect to the Consolidation and related transactions as if such transactions had occurred on January 1, 1994, whereas historical 1996 data reflect such transactions in the periods they occurred. The Consolidation and litigation costs were expensed on January 1, 1996, the Company's first day of operations.

(4) Pro Forma net income per share is based upon pro forma weighted average shares outstanding (assuming units of the Operating Partnership are not converted into shares of Common Stock) of 9,470,709 for 1996 and 1995. As adjusted net income per share is based upon as adjusted weighted average shares outstanding of 5,753,709 for 1995 and 1994.

(5) Consists of distributions declared for the period then ended.

(6) EBIDA means and is computed as earnings before interest expense, depreciation, amortization, loss provisions and minority interests. The Company believes that in addition to cash flows and net income, EBIDA is a useful financial performance measurement for assessing the operating performance of an equity REIT because, together with net income and cash flows, EBIDA provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures. To evaluate EBIDA and the trends it depicts, the components of EBIDA, such as rental revenues, rental expenses, real estate taxes and general and administrative expenses, should be considered. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Excluded from EBIDA are financing costs such as interest as well as depreciation and amortization, each of which can significantly affect a REIT's results of operations and liquidity and should be considered in evaluating a REIT's operating performance. Further, EBIDA does not represent net income or cash flows from operating, financing and investing activities as defined by generally accepted accounting principles ("GAAP") and does not necessarily indicate that cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity.

(7) Funds from Operations ("FFO") means net income (loss) from operations before minority interests and extraordinary items plus depreciation and amortization (except amortization of deferred financing costs) and loss provisions. The Company believes that FFO is a measure of cash flow that, when considered in conjunction with other measures of operating performance, affects the value of equity REITs such as the Company. FFO is not necessarily indicative of cash flow available to fund cash needs and is not the same as cash flow from operations as defined by GAAP, and should not be considered as an alternative to net income (loss) as an indicator of the Company's operating performance, or as an alternative to cash flows from operating, investing and financing activities as a measure of liquidity or ability to make distributions. Management generally considers FFO to be a useful financial performance measurement because it provides investors with an additional basis to evaluate the performance of a REIT. FFO as disclosed by other REITs may not be comparable to the Company's calculation of FFO.

(8) Funds available for distribution ("FAD") represents net income (loss) (computed in accordance with GAAP), excluding extraordinary gains or losses or loss provisions, plus depreciation and amortization and principal receipts from mortgage loans, less lease commissions, capital expenditures (excluding property acquisitions) and debt principal amortization. FAD should not be considered an alternative to net income as a measure of the Company's financial performance or to cash flow from operating activities (computed in accordance with GAAP) as a measure of the Company's liquidity, nor is it necessarily indicative of sufficient cash flow to fund all of the Company's cash needs.

(9) Debt to total market capitalization is calculated as total debt at period end divided by total debt plus the market value of the Company's outstanding Common Stock, on a fully converted basis, based upon the last reported sales price of the Company's Common Stock of $14 1/2 on a pro forma basis as of September 5, 1996, and $14 1/8 on a historical basis, as of June 30, 1996.

                                  RISK FACTORS

     Prospective investors should read this entire Prospectus and should consider carefully the following factors before purchasing the Common Stock offered hereby.

RISKS RELATING TO REAL ESTATE

     Risks Related to Ownership and Financing of Real Estate

     The Company is subject to risks generally incidental to the ownership of real estate, including changes in general economic or local conditions, changes in supply of or demand for similar or competing properties in an area, the impact of environmental protection laws, changes in interest rates and availability of financing which may render the sale or financing of a property difficult or unattractive, changes in tax, real estate and zoning laws, and the creation of mechanics' liens or similar encumbrances placed on the property by a lessee or other parties without the Company's knowledge and consent. Should any of these events occur, there could be an adverse effect on the Company's results of operations and financial condition.

     Competition for Acquisition of Real Estate

     The Company faces competition from other businesses, individuals, fiduciary accounts and plans and other entities in the acquisition, operation and sale of its properties. Some of the Company's competitors are larger and have greater financial resources than the Company. This competition may result in a higher cost for properties the Company wishes to purchase.

     Competition for Tenants

     The Company is subject to the risk that when space becomes available at its properties the leases may not be renewed, the space may not be let or relet, or the terms of the renewal or reletting (including the cost of required renovations or concessions to tenants) may be less favorable to the Company. Although the Company has established annual property budgets that include estimates of costs for renovation and reletting expenses that it believes are reasonable in light of each property's situation, no assurance can be given that these estimates will sufficiently cover these expenses. If the Company is unable to promptly lease all or substantially all of the space at its properties, if the rental rates are significantly lower than expected, or if the Company's reserves for these purposes prove inadequate, then there could be an adverse effect on the Company's results of operations and financial condition.

     Tenants' Defaults

     The ability of the Company to manage its assets is subject to federal bankruptcy laws and state laws affecting creditors' rights and remedies available to real property owners. In the event of the financial failure or bankruptcy of a tenant, there can be no assurance that the Company could promptly recover the tenant's premises from the tenant or from a trustee or debtor-in-possession in any bankruptcy proceeding filed by or against that tenant, or that the Company would receive rent in the proceeding sufficient to cover its expenses with respect to the premises. In the event of the bankruptcy of a tenant, the Company will be subject to the provisions of the federal bankruptcy code, which in some instances may restrict the amount and recoverability of claims held by the Company against the tenant. If any tenant defaults on its obligations to the Company, there could be an adverse effect on the Company's results of operations and financial condition.

     Management, Leasing and Brokerage Risks; Lack of Control of Associated Companies

     The Company is subject to the risks associated with the property management, leasing and brokerage businesses. These risks include the risk that management contracts or service agreements may be terminated, that contracts will not be renewed upon expiration or will not be renewed on terms consistent with current terms, and that leasing and brokerage activity generally may decline. Acquisition of properties by the Company from the Associated Companies could result in a decrease in revenues to the Associated Companies and a corresponding decrease in dividends received by the Company from the Associated Companies. Each of these developments could have an adverse effect on the Company's results of operations and financial condition.

     To qualify for and to maintain the Company's status as a REIT while realizing income from the Company's third-party management business, the capital stock of Glenborough Hotel Group, a Nevada corporation ("GHG"), Glenborough Corporation, a California corporation ("GC") and Glenborough Inland Realty Corporation, a California corporation ("GIRC," and collectively with GHG and GC, the "Associated Companies") (which conduct the Company's third-party management, leasing and brokerage businesses) is divided into two classes. All of the voting common stock of the Associated Companies, representing 5% of the total equity of GC and GIRC, and 25% of the total equity of GHG, is held by individual stockholders. Nonvoting preferred stock representing the remaining equity of each Associated Company is held entirely by the Company. Although the Company holds a majority of the equity interest in each Associated Company, the Company is not able to elect directors of any Associated Company and, consequently, the Company has no ability to influence the day-to-day decisions of each entity.

     Uninsured Loss

     The Company or in certain instances tenants of the properties carry comprehensive liability, fire and extended coverage with respect to the Company's properties, with policy specification and insured limits customarily carried for similar properties. There are, however, certain types of losses (such as from earthquakes and floods) that may be either uninsurable or not economically insurable. Further, certain of the properties are located in areas that are subject to earthquake activity and floods. Should a property sustain damage as a result of an earthquake or a flood, the Company may incur losses due to insurance deductibles, co-payments on insured losses or uninsured losses. Should an uninsured loss occur, the Company could lose some or all of its capital investment, cash flow and anticipated profits related to one or more properties, which could have an adverse effect on the Company's results of operations and financial condition.

     Environmental Matters

     All of the Properties presently owned by the Company have been subject to Phase I environmental assessments by independent environmental consultants. Some of the Phase I environmental assessments recommended further investigations in the form of Phase II environmental assessments, including soil and groundwater sampling, and all of these investigations have been completed by the Company or are in the process of being completed. Certain of the Properties owned by the Company have been found to contain ACMs. The Company believes that these materials have been adequately contained and that an ACM operations and maintenance program has been implemented or is in the process of being implemented for the Properties found to contain ACMs.

     All of the properties being considered for acquisition by the Company have been subject to Phase I environmental assessments by independent environmental consultants. Some of the Phase I environmental assessments recommended Phase II environmental assessments, all of which will be completed prior to completion of the respective acquisitions. Certain of the properties being considered for acquisition by the Company have been found to contain ACMs. The Company believes that these materials have been adequately contained and that an ACM operations and maintenance program has been implemented or will be implemented upon acquisition for the properties found to contain ACMs.

     Some, but not all, of the properties owned by partnerships managed by the Associated Companies have been subject to Phase I environmental assessments by independent environmental consultants. The Associated Companies determine on a case-by-case basis whether to obtain Phase I environmental assessments on these properties and whether to undertake further investigation or remediation. Certain of these properties have been found to contain ACMs. In each case the responsible Associated Company believes that these materials have been adequately contained and that an ACM operations and maintenance program has been implemented or is in the process of being implemented for the properties found to contain ACMs.

     Six of the Properties owned by the Company are leased in whole or in part to operators of auto care centers which include oil change and tune-up facilities, and ten of the Properties are leased to an operator of convenience stores which sell petroleum-based fuels. These Properties and other of the Properties contain, and/or may have contained in the past, underground storage tanks for the storage of petroleum products and/or other hazardous or toxic substances which create a potential for release of petroleum products and/or other hazardous or toxic substances. Some of the Properties owned by the Company are adjacent to or near properties that have contained in the past or currently contain, underground storage tanks used to store petroleum products or other hazardous or toxic substances. Several of the Properties have been contaminated with petroleum products or other hazardous or toxic substances from on-site operations or operations on adjacent or nearby properties. In addition, certain of the Properties are on, adjacent to or near properties upon which others have engaged or may in the future engage in activities that may release petroleum products or other hazardous or toxic substances.

     Although tenants of the Properties owned by the Company generally are required by their leases to operate in compliance with all applicable federal, state and local environmental laws, ordinances and regulations and to indemnify the Company against any environmental liability arising from the tenants' activities on the Properties, the Company could nevertheless be subject to environmental liability relating to its management of the Properties or strict liability by virtue of its ownership interest in the Properties and there can be no assurance that the tenants would satisfy their indemnification obligations under the leases. There can be no assurance that any environmental assessments of the Properties owned by the Company, properties being considered for acquisition by the Company, or the properties owned by the partnerships managed by the Associated Companies have revealed all potential environmental liabilities, that any prior owner or prior or current operator of such properties did not create an environmental condition not known to the Company or that an environmental condition does not otherwise exist as to any one or more of such properties that could have an adverse effect on the Company's results of operations and financial condition, either directly (with respect to properties owned by the Company), or indirectly (with respect to properties owned by partnerships managed by an Associated Company) by adversely affecting the financial condition of the Associated Company and thus the value of the Company's preferred stock interest in the Associated Company. Moreover, there can be no assurance that (i) future environmental laws, ordinances or regulations will not have an adverse effect on the Company's results of operations and financial condition or (ii) the current environmental condition of such properties will not be affected by tenants and occupants of such properties, by the condition of land or operations in the vicinity of the properties (such as the presence of underground storage tanks), or by third parties unrelated to the Company. See "Business and Properties -- Environmental Matters."

     Illiquidity of Real Estate

     Real estate investments are relatively illiquid and, therefore, will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. In addition, the Internal Revenue Code of 1986, as amended (the "Code"), and individual agreements with sellers of properties place limits on the Company's ability to sell properties, which may adversely affect returns to holders of Common Stock.

     Potential Liability Under the Americans With Disabilities Act

     As of January 26, 1992, all of the Company's properties were required to be in compliance with the Americans With Disabilities Act (the "ADA"). The ADA generally requires that places of public accommodation be made accessible to people with disabilities to the extent readily achievable. Compliance with the ADA requirements could require removal of access barriers and non-compliance could result in imposition of fines by the federal government, an award of damages to private litigants and/or a court order to remove access barriers. Because of the limited history of the ADA, the impact of its application to the Company's properties, including the extent and timing of required renovations, is uncertain. Pursuant to certain lease agreements with tenants in certain of the "single-tenant" Company-owned properties, the tenants are obligated to comply with the ADA provisions. If the Company's costs are greater than anticipated or tenants are unable to meet their obligations, there could be an adverse effect on the Company's results of operations and financial condition.

CERTAIN TAX RISKS

     Consequences of Failure to Qualify as a REIT

     The Company intends to elect to be treated as a REIT under the Code commencing with its taxable year ending December 31, 1996. No assurance can be given, however, that the Company will be able to operate in a manner which would permit it to qualify to make this election. Qualification as a REIT involves the satisfaction of numerous requirements (some on an annual and quarterly basis) established under highly technical and complex Code provisions for which only limited judicial or administrative interpretation exists, and involves the determination of various factual matters and circumstances not entirely within the Company's control. The Company will receive nonqualifying management fee income and will own nonqualifying preferred stock in the Associated Companies. As a result, the Company may approach the income and asset test limits imposed by the Code and could be at risk of not satisfying those tests. In order to avoid exceeding the asset test limit, for example, the Company may have to reduce its interest in the Associated Companies. The Company is relying on the opinion of its tax counsel regarding its ability to qualify as a REIT. This legal opinion is not binding on the IRS. See "Federal Income Tax
Consequences -- Taxation of the Company."

     If the Company were to fail to qualify as a REIT in any taxable year, the Company would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. Moreover, unless entitled to relief under certain statutory provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce the net earnings of the Company available for investment or distribution to stockholders because of the additional tax liability to the Company for the years involved. In addition, distributions to stockholders would no longer be required to be made. See "Federal Income Tax Considerations -- Failure to Qualify."

     Even if the Company qualifies as a REIT, it will be subject to certain federal, state and local taxes on its income and property. See "Federal Income Tax Considerations -- Taxation of the Company."

     Consequences of Failure of the Operating Partnership to Qualify as a Partnership

     The Company expects that the Operating Partnership, which is organized as a limited partnership, will qualify for treatment as such under the Code. If the Operating Partnership, or any of the other partnerships owned by the Operating Partnership, fails to qualify for treatment as a partnership under the Code, the Company would cease to qualify as a REIT, and both the Company and the Operating Partnership would be subject to federal income tax (including any alternative minimum tax on the Company's income, at corporate rates). See "Federal Income Tax Considerations -- Failure to Qualify."

     Possible Changes in Tax Laws

     Income tax treatment of REITs may be modified, prospectively or retroactively, by legislative, judicial or administrative action at any time. No assurance can be given that legislation, regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to the qualification as a REIT or the federal income tax consequences of this qualification. In addition to any direct effects the changes might have, the changes might also indirectly affect the market value of all real estate investments, and consequently the ability of the Company to realize its investment objectives.

RISKS ASSOCIATED WITH ACQUISITIONS

     Acquisitions Could Adversely Affect Operations or Stock Value

     Consistent with its growth strategy, the Company is continually pursuing and evaluating potential acquisition opportunities, and is from time to time actively considering the possible acquisition of specific properties, which may include properties managed or controlled by one of the Associated Companies or owned by affiliated parties. It is possible that one or more of such possible future acquisitions, if completed, could adversely affect the Company's funds from operations or cash available for distribution, in the short term or the long term or both, or increase the Company's debt, or be perceived negatively among investors such that such an acquisition could be followed by a decline in the market value of the Common Stock.

     Pending Acquisitions May Not Be Completed


     The Company has entered into an agreement to acquire the TRP Properties as described under the heading "Recent Activities." This acquisition is scheduled to be consummated during 1996. Although all material conditions for this acquisition have been satisfied, it is possible that this acquisition may not be completed. If the acquisition is not completed, the Company may seek to purchase other replacement properties, but there can be no assurance that replacement properties will be available or, if they are available, that the Company will be able to purchase them on similar terms.


     Conflict of Interest

     The Company has acquired one property and is currently planning on acquiring an additional property from partnerships that Robert Batinovich, the Company's Chief Executive Officer, and Andrew Batinovich, the Company's Chief Operating Officer, control, and in which they and members of their families have substantial interests. It is also possible that the Company may enter into transactions to acquire other properties controlled by these individuals or in which they or members of their families have substantial interests in the future. These transactions involve or will involve conflicts of interest. These transactions may provide substantial economic benefits such as the payments or unit issuances described under "Recent Activities" and may also provide other benefits such as relief or deferral of tax liabilities, relief of primary or secondary liability for debt, and reduction in exposure to other property-related liabilities. Despite the presence of appraisals or fairness opinions or review by parties who have no interest in the transactions, the transactions will not be the product of arm's-length negotiation and there can be no assurance that these transactions will be as favorable to the Company as transactions that the Company negotiates with unrelated parties or will not result in undue benefit to Robert and Andrew Batinovich and members of their families. Neither Robert Batinovich nor Andrew Batinovich has guaranteed that any properties acquired from entities they control or in which they or their families have a significant interest will be as profitable as other investments made by the Company or will not result in losses.

     Expansion Risk

     The Company is experiencing a period of rapid expansion, which management expects will continue in the near future. This growth has increased the operating complexity of the Company as well as the level of responsibility for both existing and new management personnel. The Company's ability to manage its expansion effectively will require it to continue to update its operational and financial systems and to expand, train and manage its employee base. The Company's inability to effectively manage its expansion could have an adverse effect on the Company's results of operations and financial condition.

     Assumption of General Partner Liabilities

     The Company and its predecessors have acquired a number of their properties by acquiring partnerships that own the properties or by first acquiring general partnership interests and at a later date acquiring the properties, and the Company may pursue acquisitions in this manner in the future. When the Company uses this acquisition technique, a subsidiary of the Company becomes a general partner. As a general partner the Company's subsidiary becomes generally liable for the debts and obligations of the partnership, including debts and obligations that may be contingent or unknown at the time of the acquisition. In addition, the Company's subsidiary assumes obligations under the partnership agreements, which may include obligations to make future contributions for the benefit of other partners. The Company undertakes detailed due diligence reviews to ascertain the nature and extent of obligations that its subsidiary will assume when it becomes a general partner, but there can be no assurance that the obligations assumed will not exceed the Company's estimates or that the assumed liabilities will not have an adverse effect on the Company's results of operations or financial condition. In addition, an Associated Company may enter into management agreements pursuant to which it assumes certain obligations as manager of properties. There can be no assurance that these obligations will not have an adverse effect on the Associated Companies' results of operations or financial condition, which could adversely affect the value of the Company's preferred stock interest in those companies.

LIMITATION ON OWNERSHIP OF COMMON STOCK MAY PRECLUDE ACQUISITION OF CONTROL

     Provisions of the Company's Articles of Incorporation are designed to ensure the Company's qualification as a REIT under the Code by preventing concentrated ownership of the Company which might jeopardize REIT qualification. Among other things, these provisions provide that (a) any transfer or acquisition of Common Stock that would result in the disqualification of the Company as a REIT under the Code will be void, and (b) if any person attempts to acquire shares of Common Stock that after the acquisition would cause the person to own or to be deemed to own, by operation of certain attribution rules set out in the Code, an amount of Common Stock in excess of a predetermined limit, which, pursuant to Board action, currently is 6.75% of the outstanding shares of Common Stock and after this offering is expected to be increased to approximately 8.8% of the outstanding Common Stock (the "Ownership Limitation" and as to the Common Stock, the transfer of which would cause any person to actually own Common Stock in excess of the Ownership Limitation, the "Excess Shares"), the transfer shall be void and the Common Stock subject to the transfer shall automatically be transferred to an unaffiliated trustee for the benefit of a charitable organization designated by the Board of Directors of the Company until sold by the trustee to a third party or purchased by the Company. Robert Batinovich and individuals or entities whose ownership of Common Stock is attributed to Robert Batinovich in determining the number of shares of Common Stock owned by him for purposes of compliance with Section 856 of the Code (the "Attributed Owners"), are exempt from these restrictions, but are prohibited from acquiring shares of Common Stock if, after the acquisition, they would own in excess of 27% of the outstanding shares of Common Stock. Following the completion of the Offering and the anticipated increase in the Ownership Limitation, the Company anticipates that the maximum ownership of the outstanding shares of Common Stock by Robert Batinovich and the Attributed Owners would correspondingly be approximately 14%. This limitation on the ownership of Common Stock may have the effect of precluding the acquisition of control of the Company by a third party without the consent of the Board of Directors. If the Board of Directors waives the Ownership Limitation for any person, the Ownership Limitation shall be proportionally and automatically reduced with regard to all other persons such that no five persons may own more than 49% of the Common Stock (the aggregate Ownership Limitations as to all of these persons, as adjusted, the "Adjusted Ownership Limitation"). See "Restrictions on Ownership and Transfer of Common Stock" and "Federal Income Tax Considerations."

OTHER RISKS

     Additional Capital Requirements

     The Company's future growth depends in large part upon its ability to raise additional capital on satisfactory terms. There can be no assurance that the Company will be able to raise sufficient capital to achieve its objectives. If the Company were to raise additional capital through the issuance of additional equity securities, the interests of holders of Common Stock, including the shares of Common Stock offered hereby, could be diluted. Likewise, the Company's Board of Directors is authorized to cause the Company to issue preferred stock in one or more series and to determine the distributions and voting and other rights of the preferred stock. Accordingly, the Board of Directors may authorize the issuance of preferred stock with voting, distribution and other similar rights which could be dilutive to or otherwise adversely affect the interests of holders of Common Stock. If the Company were to raise additional capital through debt financing, the Company will be subject to the risks described below, among others.

     Debt Financing

     The Company intends to incur additional indebtedness in the future, including through borrowings under a credit facility, if a credit facility is available, to finance property acquisitions. As a result, the Company expects to be subject to risks associated with debt financing, including the risk that interest rates may increase, the risk that the Company's cash flow will be insufficient to meet required payments on its debt and the risk that the Company may be unable to refinance or repay the debt as it comes due. The Facility provides that distributions may not exceed 90% of funds from operations and that, in the event of a failure to pay principal or interest on borrowings thereunder when due (subject to any applicable grace period), the Company and its subsidiaries may not pay any distributions on the Common Stock. If the Company is unable to obtain acceptable financing to repay indebtedness at maturity, the Company may have to sell properties to repay indebtedness or properties may be foreclosed upon, which could have an adverse effect on the Company's results of operations and financial condition.

     Effect of Market Interest Rates on Price of Common Stock

     One of the factors that may influence the market price of the shares of Common Stock in public markets will be the annual yield on the price paid for shares of Common Stock from distributions by the Company. An increase in market interest rates may lead prospective purchasers of the Common Stock to seek a higher annual yield from their investments. Such circumstances may adversely affect the market price of the Common Stock.

     Litigation Related to Consolidation

     Recent business reorganizations sponsored by others involving the conversion of partnerships into corporations have given rise to a number of investor lawsuits. These lawsuits have included claims against the general partners of the participating partnerships, the partnerships themselves and related persons involved in the structuring of or benefiting from the conversion or reorganization, as well as claims against the surviving entity and its directors and officers. The lawsuits have included, among others, claims that the structure of the reorganizations, as well as the manner in which they were submitted for investor approval, involved violations of federal and state securities laws, common law fraud and negligent misrepresentations, breaches of fiduciary duty, unfair and deceptive trade practices, negligence and waste, breaches of the partnership documents of the participating partnerships, failure to comply with applicable reporting requirements, violations of the rules of the NASD on suitability and fair practices, and violations of the Racketeer Influenced and Corrupt Organizations Act. Two lawsuits have been filed contesting the fairness of the Consolidation, one in California state court and one in federal court. A settlement of the state court action has been approved by the court, but objectors to the settlement have given notice they will appeal that approval. Plaintiffs in the federal court action have agreed voluntarily to dismiss the case without prejudice but have reserved the right to refile their claims, and the Company has agreed that it will not assert the statute of limitations as a defense. See "Business and Properties -- Legal Proceedings." In June 1995, a class action lawsuit not related to the Consolidation was filed on behalf of the limited partners of one of the partnerships acquired by the Company in the Consolidation relating to a vote by that partnership's limited partners to approve a restructuring of mortgage loans previously made by that partnership. For more information regarding this lawsuit, see "Business and Properties -- Legal Proceedings."

     From time to time the Company is involved in other litigation arising out of its business activities. It is possible that this litigation and the other litigation previously described could result in significant losses in excess of amounts reserved, which could have an adverse effect on the Company's results of operations and the financial condition of the Company.

     Chapter 11 Reorganization of Partnership Consolidation by Senior Management

     Robert and Andrew Batinovich, two of the senior officers of the Company, were also senior members of a management team that formed a publicly registered limited partnership in 1986 to consolidate a number of predecessor partnerships. That public partnership was involved in litigation with its primary creditor and in order to prevent foreclosure filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code in May of 1992. The public partnership, the primary subsidiary of which is GPA, Ltd., which owns an approximately 14% limited partner interest in the Operating Partnership along with other substantial real estate assets, settled the litigation and obtained confirmation of a plan of reorganization in January of 1994. Investors in the Common Stock should consider that the consolidation of partnerships into GPA, Ltd.'s parent partnership did not achieve all of the objectives stated at the time and should further consider the relevance of that fact to their investment in the Common Stock of the Company.

     Dependence on Executive Officers

     The Company is dependent on the efforts of Robert and Andrew Batinovich, its President and Chief Executive Officer and its Executive Vice President, Chief Financial Officer and Chief Operating Officer, respectively, and of its other executive officers. The loss of the services of any of them could have an adverse effect on the results of operations and financial condition of the Company.

     Board of Directors May Change Investment Policies

     The descriptions in this Prospectus of the major policies and the various types of investments to be made by the Company reflect only the current plans of the Company's Board of Directors (other than the Debt Limit, which can be changed only by a vote of the Company's stockholders). The Company's Board of Directors may change the investment policies of the Company (other than the Debt Limit) without a vote of the stockholders. If the Company changes its investment policies, the risks and potential rewards of an investment in the Company may also change. In addition, the methods of implementing the Company's investment policies may vary as new investment techniques are developed. See "Business and Properties -- Investment Policies."

     Shares Available for Future Sale

     No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sales, including shares of Common Stock issuable upon exchange of Operating Partnership units, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, may adversely affect the prevailing market price for the Common Stock. See "Description of Capital Stock."

                            FORMATION OF THE COMPANY

     The Company is a self-administered and self-managed REIT that owns a portfolio of 36 industrial, office, hotel, retail and multifamily properties located in 15 states throughout the country as of August 31, 1996. In addition, the three Associated Companies provide comprehensive asset, partnership and property management services for 54 improved properties and 12 parcels of land that are not owned by the Company.

     The Company was incorporated in the state of Maryland on August 26, 1994. On December 31, 1995, the Company completed the Consolidation in which Glenborough Corporation, a California corporation ("Old GC"), and eight public limited partnerships (the "Partnerships" and, collectively with Old GC, the "GRT Predecessor Entities") merged with and into the Company. The Company (i) issued shares (the "Shares") of its $.001 par value Common Stock to the Partnerships in exchange for the net assets of the Partnerships; (ii) merged with a predecessor management company, with the Company being the surviving entity; (iii) acquired an interest in the Associated Companies, which provide asset, partnership and property management services, as well as other services; and (iv) through the subsidiary Operating Partnership, acquired interests in certain warehouse distribution facilities from GPA, Ltd., a California limited partnership. A portion of the Company's operations are conducted through the Operating Partnership, of which the Company is the sole general partner, and in which the limited partner interests not held by the Company are held by GPA, Ltd.

     The Company's executive offices are located at 400 South El Camino Real, Suite 1100, San Mateo, California 94402-1708, and its telephone number is (415) 343-9300.

                                         ORGANIZATIONAL DIAGRAM
                                         (at June 30,
                                           1996)(1)

                               RECENT ACTIVITIES

     Implementing its strategy of growth through acquisitions, the Company has recently acquired or has entered into agreements to acquire 16 properties in nine states, representing an aggregate potential investment of approximately $69.8 million including acquisition costs of approximately $0.6 million. The Company has also entered into new loan arrangements primarily to provide funds for its continued growth.

THE TRP PROPERTIES

     The Company has entered into a binding agreement and has completed due diligence to acquire the TRP Properties, consisting of a portfolio of 12 industrial, office, retail and multifamily properties located in six states. The owners of the TRP Properties have no prior affiliation with the Company. The TRP Properties consist of 784,368 square feet of net rentable area and 538 residential units. The total acquisition value will be approximately $43.2 million, comprising (i) institutional mortgage debt of approximately $35.4 million (of which the Company anticipates that it will assume approximately $16.4 million and repay the balance, although it is not so committed), (ii) approximately 182,000 shares of the Company's Common Stock having an aggregate value of approximately $2.6 million, (iii) approximately $0.6 million in the form of 40,345 units of partnership interest in the Operating Partnership and
(iv) the balance in cash. The proposed acquisition is not subject to any material conditions. The Company intends to complete this transaction as soon as practicable following completion of the Offering.

     The Operating Partnership units to be issued in connection with this transaction will be accompanied by an option permitting the holder of the units to require the Operating Partnership to redeem the units. If the holder requires a redemption, the Company, as general partner of the Operating Partnership, will have the option to acquire the units by delivering Common Stock on a one-for-one basis, or causing the Operating Partnership to distribute cash in an amount equal to the fair market value of the units being redeemed. The shares of the Company's Common Stock to be issued upon redemption of the Operating Partnership units will have certain piggyback and demand registration rights. The piggyback rights are available for a one-year period commencing on the date any of the Operating Partnership units are redeemed for shares of Company Common Stock. At the end of the piggyback period, the holders will have the right to demand registration under the Securities Act of any unsold shares that cannot then be sold freely without registration. The holders of shares issued upon redemption of the Operating Partnership units will be limited to the sale of not more than 15,000 shares in any three-month period during the first three years after issuance.

     The shares of the Company's Common Stock to be issued in connection with this transaction will be unregistered, but the holders of these shares will have the same piggyback and demand registration rights as applicable to the Operating Partnership Units. The holders of these shares, however, will be restricted from selling any of such shares until the first anniversary of the closing, and thereafter will be limited to the sale of not more than 50,000 shares in any six-month period during the first three years after issuance.

     The following table sets forth for each of the TRP Properties the name, property type, general location, year completed, approximate square footage (or, in the case of multifamily properties, units) and, for the twelve months ended June 30, 1996, average occupancy, average effective rent per square foot (or, in the case of multifamily properties, average rent per unit), annual effective base rent, property revenues and percentage of the total TRP Properties' revenues.

                                                         AVERAGE     AVERAGE
                                                        OCCUPANCY   EFFECTIVE                  PROPERTY REVENUES FOR
                                                         FOR 12       RENT/                       12 MONTHS ENDED
                                              SQUARE     MONTHS      LEASED       ANNUAL              6/30/96
                                    YEAR       FEET/      ENDED      SQUARE     EFFECTIVE      ---------------------
PROPERTY        CITY        ST    COMPLETED    UNITS     6/30/96      FEET      BASE RENT        AMOUNT     PERCENT
--------  ----------------  ---   ---------   -------   ---------   ---------   ----------     ----------   --------
INDUSTRIAL
Mercantile
  I.....  Dallas             TX      1970     236,110       99%       $ 2.53    $ 591,819      $  599,861        8%
Mercantile
  II....  Dallas             TX      1971     42,083       100          2.11       88,644          95,812        1
Mercantile
  III...  Arlington          TX      1974     46,060       100          2.47      113,790         115,538        1
Walnut
  Creek
Business
Center..  Austin             TX      1984     100,000      100          4.69      468,795         589,138        8
Hoover
  Industrial.. Mesa          AZ      1985     57,441        99          4.57      260,000         272,219        4
Rancho
  Bernardo.. Rancho Bernardo  CA     1982     52,865        83          6.47      283,907         341,027        4
OFFICE
One
  Professional
Square..  Omaha              NE      1980     34,162        85         10.34      300,253         311,017        4
Warner
 Village
 Medical
Center..  Fountain Valley    CA      1977     32,272        75         17.49      423,369         425,703        6
Globe
  Building.. Mercer Island   WA      1979     24,779        95         15.66      368,703         375,317        5
RETAIL
Auburn
 North..  Auburn             WA      1978     158,596       94          4.84      721,269         992,789       13
                                                                                                            ---- ----
                                                                                                                --
                                                                                               ----------
    Subtotal..                                784,368       95%                 $3,620,549     $4,118,421       54%
                                                                                                            ---- ----
                                                                                                                --
                                                                                               ----------

                                                                     AVERAGE
                                                                    RENT PER
                                                                    OCCUPIED
                                                                    UNIT PER
MULTIFAMILY                                                           MONTH
                                                                    ---------
Sahara
 Gardens.. Las Vegas         NV      1983        312        95%      $570.25           --      $2,028,252       26%
Villas
  de
 Mission  Las Vegas          NV      1979        226        96        609.34           --       1,586,430       20
                                              -------                                          ----------      ---
    Subtotal..                                   538        95%                                 3,614,682       46
                                              ========
                                                                                               ----------      ---
Total...                                                                                       $7,733,103      100%
                                                                                                =========   ==========

     The following table sets forth financial information for the TRP Properties for the year ended December 31, 1995 and for the six months ended June 30, 1996.

              COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES
                             FOR THE TRP PROPERTIES
                                 (IN THOUSANDS)

                                                       SIX MONTHS ENDED           YEAR ENDED
                                                        JUNE 30, 1996          DECEMBER 31, 1995
                                                      ------------------       -----------------
    REVENUES........................................        $3,965                  $ 7,336
    CERTAIN EXPENSES:
      Operating.....................................           895                    1,854
      Real estate taxes.............................           321                      694
                                                            ------                   ------
                                                             1,216                    2,548
                                                            ------                   ------
    REVENUES IN EXCESS OF CERTAIN EXPENSES..........        $2,749                  $ 4,788
                                                            ======                   ======

     The following table sets forth lease expirations for the TRP Properties other than multifamily for the latter half of 1996 and thereafter.

                      LEASE EXPIRATIONS -- TRP PROPERTIES

                                                                                               PERCENTAGE OF
                                                RENTABLE SQUARE       ANNUAL BASE RENT       TOTAL ANNUAL BASE
                              NUMBER OF         FOOTAGE SUBJECT        UNDER EXPIRING        RENT REPRESENTED
YEAR OF LEASE EXPIRATION   LEASES EXPIRING     TO EXPIRING LEASES        LEASES(1)         BY EXPIRING LEASES(2)
-------------------------  ---------------     ------------------     ----------------     ---------------------
1996.....................         36                 162,414             $  799,611                  19%
1997.....................         22                 209,868              1,193,039                  29
1998.....................         18                  92,470                639,697                  16
1999.....................         15                 118,643                574,854                  14
2000.....................         11                  52,954                465,878                  11
2001.....................          2                   3,800                 32,308                   1
2002.....................          0                       0                      0                   0
2003.....................          3                  94,954                265,532                   6
2004.....................          1                   7,600                 24,000                   1
2005.....................          1                  15,327                120,000                   3
Thereafter...............          0                       0                      0                   0
                                 ---                 -------              ---------              ------
          Total..........        109                 758,030             $4,114,919                 100%
                                 ===                 =======              =========              ======

---------------
(1) Does not include expiring leases on multifamily properties.

(2) Annual base rent expiring during each period, divided by total base rent (both adjusted for contractual increases).

TRANSACTIONS INVOLVING GPA, LTD.


     The Company recently acquired the UCT Property and the Bond Street Property. GPA, Ltd., whose parent partnership is owned indirectly 4% by the Company, approximately 21% by Robert and Andrew Batinovich, Chief Executive Officer and Chief Operating Officer of the Company, respectively, and members of their families, and approximately 75% by others, owned 45% of the UCT Property and 99% of the Bond Street Property. The remaining interests in the UCT Property were owned and controlled by Robert Batinovich and members of his family.

     Because of the ownership interests of Robert and Andrew Batinovich and their families in the Company and GPA, Ltd., these transactions involve a conflict of interest. The terms of the transactions and property appraisals have been reviewed by independent directors to determine if these transactions are fair from a financial point of view to the Company and its stockholders. The Company's Board of Directors has unanimously approved each transaction, with Robert and Andrew Batinovich abstaining. The Company has adopted a policy that no acquisition of properties from GPA, Ltd. or Robert or Andrew Batinovich or their families or from other entities in which they have an interest will be made without the Company first obtaining the approval of at least two-thirds of the Company's Board of Directors excluding the votes of any interested parties. See "Certain Relationships and Related Transactions."


     UCT Property

     On July 15, 1996, the Company acquired the 99% limited partner interest, and GRT Corporation, a subsidiary of the Company, acquired the 1% general partner interest, in UCT Associates, a limited partnership in which Robert Batinovich held a 1% general partner interest and a 53% limited partner interest, Andrew Batinovich held a 1% general partner interest and GPA, Ltd. held a 45% limited partner interest. UCT Associates owns the 23-story, 272,443 square-foot UCT Property in St. Louis Missouri. The Operating Partnership issued 23,333 units having an initial redemption value of $0.3 million and repaid approximately $18.3 million of indebtedness secured by the property, resulting in a total acquisition value of $18.6 million. The Company obtained an M.A.I. appraisal on the UCT Property indicating a value of $20.0 million, free of indebtedness, as of June 1, 1996.

     The Operating Partnership units delivered to the partners of UCT Associates are accompanied by an option permitting a holder of the units to require the Operating Partnership to redeem the units beginning July 15, 1997. If the holder requires a redemption, the Company, as general partner for the Operating Partnership, will have the option to acquire the units by either (i) paying cash in an amount equal to the fair market value, on the date of receipt of the notice of redemption, of the units being acquired, or (ii) delivering a number of shares of the Company's Common Stock having a fair market value equal to the fair market value of the units being acquired. If shares of the Company's Common Stock are issued to acquire units of the Operating Partnership, the holder of those shares will have the right for one year to participate in any offerings filed by the Company or, if no registered offering is filed by the Company within that year, to demand registration of the shares under the securities laws if a sufficient number of holders so request. In any event, though, a holder will be limited to the sale of not more than 35,000 shares in any three month period.

     The following table sets forth the general location, year completed, approximate square footage and, for the twelve months ended June 30, 1996, the average occupancy, average effective rent per square foot, annual effective base rent and property revenues for the UCT Property.

                                  UCT PROPERTY

                                                                        AVERAGE                     PROPERTY
                                                  AVERAGE OCCUPANCY    EFFECTIVE                  REVENUES FOR
                                                    FOR 12 MONTHS        RENT/        ANNUAL       12 MONTHS
                            YEAR       SQUARE           ENDED          OCCUPIED     EFFECTIVE        ENDED
      CITY         ST     COMPLETED     FEET           6/30/96          SQ. FT.     BASE RENT       6/30/96
-----------------  ---    ---------    -------    -----------------    ---------    ----------    ------------
St. Louis........   MO       1974      272,443           88%            $ 12.79     $3,057,466     $ 4,200,631

     The following table sets forth financial information for the UCT Property for the years ended December 31, 1993, 1994 and 1995 and for the six months ended June 30, 1996:

        STATEMENTS OF REVENUES AND CERTAIN EXPENSES FOR THE UCT PROPERTY
                                 (IN THOUSANDS)

                                                     SIX MONTHS          YEAR ENDED DECEMBER 31,
                                                   ENDED JUNE 30,      ----------------------------
                                                        1996            1995       1994       1993
                                                   ---------------     ------     ------     ------
REVENUES.........................................      $ 2,122         $4,239     $4,073     $4,024
CERTAIN EXPENSES:
  Operating......................................          678          1,579      1,474      1,435
  Real estate taxes..............................          260            463        475        453
                                                        ------         ------     ------     ------
                                                           938          2,042      1,949      1,888
                                                        ------         ------     ------     ------
REVENUES IN EXCESS OF CERTAIN EXPENSES...........      $ 1,184         $2,197     $2,124     $2,136
                                                        ======         ======     ======     ======

     The following table sets forth contractual lease expirations for the UCT Property for the latter half of 1996 and thereafter.

                       LEASE EXPIRATIONS -- UCT PROPERTY

                                                                                              PERCENTAGE OF TOTAL
                                      NUMBER      RENTABLE SQUARE                              ANNUAL BASE RENT
                                     OF LEASES   FOOTAGE SUBJECT TO     ANNUAL BASE RENT        REPRESENTED BY
     YEAR OF LEASE EXPIRATION        EXPIRING     EXPIRING LEASES     UNDER EXPIRING LEASES   EXPIRING LEASES(1)
-----------------------------------  ---------   ------------------   ---------------------   -------------------
1996...............................      25             25,077             $   393,192                 12%
1997...............................      24             48,469                 747,384                 23
1998...............................      14             22,813                 354,300                 11
1999...............................      12             34,065                 578,844                 18
2000...............................      12             26,817                 467,244                 15
2001...............................       4             10,749                 200,748                  6
2002...............................       0                  0                       0                  0
2003...............................       1              7,204                 124,272                  4
2004...............................       0                  0                       0                  0
2005...............................       0                  0                       0                  0
Thereafter.........................       2             66,848                 349,152                 11
                                         --
                                                       -------              ----------              -----
  Total............................      94            242,042             $ 3,215,136                100%
                                         ==            =======              ==========              =====

---------------
(1) Annual base rent expiring during each period, divided by total base rent (both adjusted for contractual increases).

     Bond Street Property


     On September 24, 1996, the Company acquired the 99% limited partnership interest, and GRT Corporation, a subsidiary of the Company, acquired the 1% general partner interest, in GPA Bond, L.P., a limited partnership in which GC held a 1% general partner interest and GPA, Ltd. held a 99% limited partner interest. GPA Bond, L.P. owned the Bond Street Property, a 40,595 square foot suburban office building in Farmington Hills, Michigan. The Operating Partnership issued approximately 26,067 units having an initial redemption value of approximately $0.4 million in exchange for the interests in GPA Bond, L.P. and repaid approximately $2.8 million of indebtedness secured by the property. The Company obtained an M.A.I. appraisal on the Bond Street Property indicating a value of approximately $3.3 million, free of indebtedness, as of July 1, 1996.

     The Operating Partnership units delivered to the partners of GPA Bond are accompanied by an option permitting a holder of the units to require the Operating Partnership to redeem the units beginning one year following the closing of the acquisition of the Bond Street Property. If the holder requires a redemption, the Company, as general partner for the Operating Partnership, will have the option to acquire the units by either (i) paying cash in an amount equal to the fair market value, on the date of receipt of the notice of redemption, of the units being acquired, or (ii) delivering a number of shares of the Company's Common Stock having a fair market value equal to the fair market value of the units being acquired. If shares of the Company's Common Stock are issued to acquire units of the Operating Partnership, the holder of those shares will have the right for one year to participate in any offerings filed by the Company or, if no registered offering is filed by the Company within that year, to demand registration of the shares under the securities laws if a sufficient number of holders so request. In any event, a holder is limited to the sale of not more than 35,000 shares in any three month period.


     The following table sets forth the general location, year completed, approximate square footage, for the twelve months ended June 30, 1996, average occupancy, average effective rent per square foot, annual effective base rent, and property revenues for the Bond Street Property.

                              BOND STREET PROPERTY

                                                         AVERAGE
                                                        OCCUPANCY      AVERAGE                      PROPERTY
                                                           FOR        EFFECTIVE      ANNUAL       REVENUES FOR
                                                        12 MONTHS       RENT/       EFFECTIVE      12 MONTHS
                                 YEAR        SQUARE       ENDED       OCCUPIED        BASE           ENDED
        CITY            ST     COMPLETED      FEET       6/30/96       SQ. FT.        RENT          6/30/96
---------------------  ----    ---------     -------    ---------     ---------     ---------     ------------
Farmington Hills.....  MI         1986        40,595    82    %        $ 15.29      $ 508,416       $571,627

     The following table sets forth financial information for the Bond Street Property for the year ended December 31, 1995 and for the period ended June 30, 1996.

                STATEMENTS OF REVENUES AND CERTAIN EXPENSES FOR
                            THE BOND STREET PROPERTY
                                 (IN THOUSANDS)

                                                             SIX MONTHS ENDED         YEAR ENDED
                                                              JUNE 30, 1996        DECEMBER 31, 1995
                                                            ------------------     -----------------
REVENUES..................................................         $257                  $ 631
CERTAIN EXPENSES:
  Operating...............................................           76                    166
  Real estate taxes.......................................           33                     75
                                                                   ----                   ----
                                                                    109                    241
                                                                   ----                   ----
REVENUES IN EXCESS OF CERTAIN EXPENSES....................         $148                  $ 390
                                                                   ====                   ====

     The following table sets forth lease expirations for the Bond Street Property for the latter half of 1996 and thereafter.

                   LEASE EXPIRATIONS -- BOND STREET PROPERTY

                                                                                              PERCENTAGE OF TOTAL
                                      NUMBER      RENTABLE SQUARE                              ANNUAL BASE RENT
                                     OF LEASES   FOOTAGE SUBJECT TO     ANNUAL BASE RENT        REPRESENTED BY
     YEAR OF LEASE EXPIRATION        EXPIRING     EXPIRING LEASES     UNDER EXPIRING LEASES   EXPIRING LEASES(1)
-----------------------------------  ---------   ------------------   ---------------------   -------------------
1996...............................       2             7,919               $ 118,668                  19%
1997...............................       1             4,350                  65,256                  11
1998...............................       5             7,982                 128,556                  21
1999...............................       5            10,554                 188,220                  31
2000...............................       0                 0                       0                   0
2001...............................       3             6,756                 110,676                  18
Thereafter.........................       0                 0                       0                   0
                                         --
                                                       ------                --------               -----
          Total....................  16....            37,561               $ 611,376                 100%
                                         ==            ======                ========               =====

---------------
(1) Annual base rent expiring during each period, divided by total base rent (both adjusted for contractual increases).

OTHER PROPERTIES

     San Antonio Hotel

     On July 29, 1996, the Company purchased a 64 room limited service Shoney's Inn located in San Antonio, Texas (the "San Antonio Hotel") from an unaffiliated seller for an all-cash purchase price of approximately $2.7 million. The San Antonio Hotel is leased to GHG, which converted it into a Country Inn by Carlson. The hotel property was constructed in 1994 and consists of a two-story, wood frame building containing 29,330 square feet. Guest rooms average 330 square feet in size. The common areas include a lobby, sundry shop and exercise room. There is parking for 75 vehicles and an outdoor swimming pool.

     Kash n' Karry Sale Leaseback

     On July 29, 1996, the Company purchased a 31,095 square foot building on a parcel of land consisting of approximately 2.5 acres from Kash n' Karry Food Stores, Inc. (the "Kash n' Karry Property") for an all-cash purchase price of approximately $1.5 million. The property consists of a supermarket originally constructed in 1984 located next to the Company's Westwood Plaza Shopping Center property in Tampa, Florida. Kash n' Karry Food Stores, Inc. has entered into a lease under which it will lease the property from the Operating Partnership for a period of 25 years following an expansion of the premises and will have five successive five-year options to extend the lease. The initial base rent will be $166,000 annually. Upon the completion of the expansion, the base rent will increase to $365,000. Thereafter, the rent will increase 6.50% every five years. Under the lease agreement Kash n' Karry Food Stores, Inc. will be required to advance funds for and to complete the approximately 16,000 square foot expansion. When a certificate of occupancy has been issued for the expanded premises and the premises are free of all construction liens, the Company will provide approximately $1.8 million to cover expansion costs and tenant improvements.

     Letter of Intent

     The Company is continually reviewing opportunities to acquire additional portfolios or individual properties. On July 3, 1996 the Company entered into a letter of intent to acquire a portfolio of properties. This acquisition is subject to a number of contingencies, including a review of the properties involved, negotiation of detailed terms, which among other things could alter the scope of the acquisitions, and formal documentation. Accordingly, the Company cannot reach a conclusion that this acquisition is probable, and there can be no assurance that these current discussions, or other discussions involving opportunities that have not resulted in letters of intent, will result in any agreement or consummation of any transaction.

NEW BANK LOANS

     The Company has entered into two new financing arrangements with Wells Fargo. Under the first financing arrangement, Wells Fargo acted as agent to obtain the Facility, a two-year $50 million secured revolving line of credit that the Company may use for property acquisitions, working capital, repayment of indebtedness, general corporate purposes or scheduled amortization payments on debt. Availability under the Facility is limited to a borrowing base based on the appraised value of certain of the Company's pledged industrial, office and multifamily properties. First mortgages on these properties will secure the Facility, and the lenders will also have full recourse to the Company. At the Company's option, the Facility will bear interest at LIBOR plus 2.375% or a base rate. The base rate is based upon the higher of the bank's prime rate plus 0.5% or the Federal Funds Rate plus 1.0%. In addition, the Company paid an origination fee, a commitment fee, and a borrowing base fee. The Company also will pay an annual extension fee (if an extension is requested and approved), a term loan conversion fee (if the Company elects a conversion), an unused facility fee and annual agent's fees. The Company may request a one-year extension on the first and each successive anniversary of the loan. If the extension is not approved the Company may elect to repay the Facility in full on or before the scheduled maturity date or to convert the loan into a three-year amortizing loan with quarterly payments.

     The second financing arrangement is the Term Loan, a two-year term loan in the amount of $6.1 million, which bears interest at the same rate as the Facility, and is secured by first mortgage liens on 10 "QuikTrip" facilities owned by the Company, with full recourse to the Company. Required payments under the Term Loan are interest only for the first year, and principal and interest payments in the second year based on monthly principal payments of $25,500 plus interest on the outstanding balance.

     Final documentation for the Facility and Term Loan was executed on July 15, 1996, and included numerous representations, warranties, covenants and other provisions, including a minimum net worth requirement, a maximum ratio of total liabilities to gross asset value, a limit on the Company's distributions restricting payments to 90% of FFO, various cash flow coverage commitments, limits on permitted investments, limits on the amount of floating rate debt and other customary covenants. A default under the Facility will also constitute a default under the Term Loan, and vice versa. While the loan documents restrict the Company's activities, the Company does not expect that they will interfere with the Company's current business plans or prevent the Company from qualifying as a REIT.

     On July 15, 1996, the first disbursements under the Facility were made, as well as full disbursement of the proceeds of the Term Loan, in the aggregate amount of $28.4 million, of which the Company applied $18.3 million to the acquisition of the UCT Property, $9.2 million to the payoff of the outstanding amount due under its then existing line of credit, and the balance of approximately $0.9 million to loan fees and closing costs related to the Facility and the Term Loan. On July 29, 1996, the Company borrowed an additional $3.8 million under the Facility which was applied toward the purchase of the San Antonio Hotel and the Kash n' Karry Property.

                                USE OF PROCEEDS

     The net proceeds to the Company from the Offering are estimated to be approximately $46.6 million (or approximately $53.8 million if the Underwriters' over-allotment option is exercised in full), based on an assumed offering price of $14.50. The Company intends to contribute these proceeds to the Operating Partnership, of which the Company is the sole general partner, to purchase additional interests in the Operating Partnership. The Operating Partnership will use approximately $23.6 million to acquire the TRP Properties and approximately $24.0 million (including cash on-hand of approximately $1.0 million) to repay borrowings outstanding on the Facility referred to under the heading "Recent Activities" used to acquire certain properties.

     The Company is continuously engaged, in the ordinary course of its business, in the evaluation of properties for acquisition. Pending application of any remaining portion of net proceeds, the Company will invest that portion in interest-bearing accounts and short-term, interest-bearing securities that are consistent with the Company's intention to qualify for taxation as a REIT. Such investments may include, for example, government and government agency securities, certificates of deposit and interest-bearing bank deposits.

                              DISTRIBUTION POLICY

     The Company makes distributions to stockholders if, as and when declared by its Board of Directors out of funds legally available therefor. Cash available for distributions does not represent cash generated from operating activities determined in accordance with GAAP, is not necessarily indicative of cash available to fund all of the Company's cash needs and should not be considered an alternative to net income as an indication of the Company's performance or to cash flows as a measure of liquidity. The Company paid its first quarterly distribution of $0.30 per share on May 13, 1996, and paid its next distribution of $0.30 per share on August 14, 1996. Distributions are currently declared quarterly by the Company based on financial results for the prior calendar quarter. The Company expects to continue its policy of paying quarterly distributions, but there can be no assurance that distributions will continue or be paid at any specific level.

     The Board of Directors, in setting the level of the stockholders' distributions, takes into account, among other things, the Company's financial performance, debt covenants and its need of funds for working capital reserves, capital improvements and new investment opportunities. At present, the Company intends to retain from net cash receipts from operations amounts necessary for working capital reserves, debt payments and capital improvements and replacements for existing properties, and to distribute the balance to stockholders as distributions. The Company does not, however, intend to distribute net cash receipts from sales or refinancings of assets, but instead to retain such funds to make new investments or for other corporate purposes, taking into account the income tax impact, if any, of reinvesting such proceeds rather than distributing them. These policies are within the discretion of the Board of Directors and may be changed from time to time subject only to (a) the requirement that the Company will, in any event, distribute at least 95% of its REIT Taxable Income, and (b) the Company's intention, subject to the maintenance of prudent levels of working capital, to distribute 100% of REIT Taxable Income so as to avoid any income tax liability in connection with the Company's REIT Taxable Income.

     To qualify for the beneficial tax treatment accorded to a REIT, the Company must pay annual distributions equal to at least 95% of its REIT Taxable Income. The Company's REIT Taxable Income is calculated without reference to its cash flow. See "Federal Income Tax Considerations -- Taxation of the Company." The Company believes it will have sufficient available cash to make distributions at a level necessary to maintain REIT status. Additionally, the Company would be required to make a special distribution with respect to accumulated earnings and profits, if any, from any portion of a year in which it does not elect REIT status including any earnings and profits attributable to the Company and GC.

     Although the Company believes that a small portion of its distributions for 1996 will be classified as a return of capital for federal income tax purposes, it cannot currently predict the portion of 1996 or future distributions that may be so classified. See "Federal Income Tax Considerations -- Taxation of Taxable Domestic Stockholders."

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of June 30, 1996, as adjusted to give effect to (i) the Facility and Term Loan, (ii) the acquisitions of the TRP Properties, the UCT Property, the Bond Street Property, the San Antonio Hotel and the Kash n' Karry Property described in "Recent Activities", and (iii) the Offering and the application of the net proceeds therefrom as described in "Use of Proceeds." This capitalization table should be read in conjunction with the Company's consolidated financial statements included elsewhere in this prospectus.

                                                                           AS OF JUNE 30, 1996
                                                                         ------------------------
                                                                         HISTORICAL     PRO FORMA
                                                                         ----------     ---------
                                                                              (IN THOUSANDS)
DEBT:
  Mortgage loans.......................................................   $ 23,520      $  39,926
  Secured bank line....................................................      9,210             --
  Facility.............................................................         --          5,811
  Term Loan............................................................         --          6,120
                                                                           -------       --------
     Total debt........................................................     32,730         51,857
                                                                           -------       --------
MINORITY INTEREST......................................................      8,041          9,328
                                                                           -------       --------
STOCKHOLDERS' EQUITY:
  Common stock: $0.001 par value, 50,000,000 shares authorized,
     5,768,709 and 9,470,709 issued and outstanding, respectively......          6             10
  Additional paid-in capital...........................................     55,847        105,087
  Deferred compensation................................................       (193)          (193)
  Retained deficit.....................................................     (6,138)        (6,321)
                                                                           -------       --------
     Total stockholders' equity........................................     49,522         98,583
                                                                           -------       --------
  TOTAL CAPITALIZATION.................................................   $ 90,293      $ 159,768
                                                                           =======       ========

              PRICE RANGE OF COMMON STOCK AND DISTRIBUTION HISTORY


     On January 31, 1996 the Company's Common Stock began trading on the NYSE under the symbol "GLB." On September 30, 1996, the last reported sale price per share of the Company's Common Stock on the NYSE was $13.875. The table below sets forth for the periods indicated the high and low sales prices per share of the Company's Common Stock, as reported on the NYSE composite tape, and distributions declared per share of Common Stock.



                                                                    PRICE PER
                                                                    SHARE OF
                                                                  COMMON STOCK
                                                                  -------------     DISTRIBUTIONS
                              1996                                HIGH     LOW         PAID(2)
----------------------------------------------------------------  ----     ----     -------------
First Quarter(1)................................................  $14 3/8  $ 12            --
Second Quarter..................................................  15 1/4   13 3/8       $0.30
Third Quarter...................................................  14 5/8   13 3/8       $0.30


---------------
(1) Although the Consolidation occurred on December 31, 1995 and the Company began paying distributions on its Common Stock based on earnings in the first quarter of 1996, the Common Stock did not begin trading on the NYSE until January 31, 1996.

(2) The Company paid its first quarterly distribution of $0.30 per share on May 13, 1996, and paid its next distribution of $0.30 per share on August 14, 1996. Distributions are currently declared quarterly by the Company based on financial results for the prior calendar quarter. Although the Company believes that a small portion of its distributions for 1996 will be classified as a return of capital for federal income tax purposes, it cannot currently predict the portion of 1996 or any future distributions that may be so classified. The Company expects to continue its policy of paying quarterly distributions, but there can be no assurance that distributions will continue or be paid at any specific level. See "Distribution Policy."

                       SELECTED FINANCIAL AND OTHER DATA

     The following table sets forth selected financial and other data on a historical, as adjusted and pro forma basis for the Company, and on a historical combined basis for the GRT Predecessor Entities. The GPA Properties, TRP Properties, UCT Property and Bond Street Property are not included in the historical combined data. The table should be read in conjunction with the financial statements and notes thereto of the Company, GRT Predecessor Entities, GPA Properties, TRP Properties, UCT Property and Bond Street Property included elsewhere in this Prospectus.

     The following unaudited pro forma operating and other data have been prepared to reflect (i) the Consolidation and related transactions, (ii) the Facility and Term Loan, (iii) the property acquisitions described under the caption "Recent Activities" and (iv) the Offering and the application of the net proceeds therefrom as set forth in "Use of Proceeds," as if such transactions had occurred on January 1, 1995. The unaudited pro forma balance sheet data has been prepared to reflect (i) the Facility and Term Loan, (ii) the property acquisitions described under the caption "Recent Activities" and (iii) the Offering and the application of the net proceeds therefrom as set forth in "Use of Proceeds" as if such transactions had occurred on June 30, 1996. This unaudited pro forma selected financial and other data should be read in conjunction with the financial statements and notes of the Company, GRT Predecessor Entities, GPA Properties, TRP Properties, UCT Property and Bond Street Property included elsewhere in this Prospectus. In the opinion of management, all adjustments necessary to reflect the effects of the transactions have been made.

     The pro forma selected financial and other data is unaudited and is not necessarily indicative of the consolidated results which would have occurred if the transactions had been consummated in the periods presented, or on any particular date in the future, nor does it purport to represent the financial position, results of operations or cash flows for future periods.

                                AS OF AND FOR THE SIX MONTHS ENDED JUNE 30,          AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                             -------------------------------------------------   --------------------------------------------------
                             PRO FORMA   HISTORICAL   AS ADJUSTED   HISTORICAL   PRO FORMA   AS ADJUSTED   HISTORICAL   AS ADJUSTED
                               1996         1996        1995(1)        1995        1995        1995(1)        1995        1994(1)
                             ---------   ----------   -----------   ----------   ---------   -----------   ----------   -----------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
  Revenues(2)..............  $  14,819    $  8,832      $ 8,322      $  16,949   $  28,471     $16,405      $  34,171     $15,885
  Interest expense.........      2,314       1,421        1,383          1,083       4,516       2,767          2,129       2,767
  Depreciation and
    Amortization...........      2,389       1,759        1,871          2,359       4,898       3,654          4,762       3,442
  Income (loss) from
    operations before
    minority interest and
    extraordinary items....      5,267       3,068        2,602          2,950       8,331       4,077            524       4,516
  Net income (loss)(3).....      4,937      (4,412)       2,423          2,950       7,810       3,796            524      (3,093)
  Per share (4):
    Net income before
      extraordinary
      items................  $    0.52    $   0.49      $  0.42             --   $    0.82     $  0.66             --     $  0.72
    Net income (loss)......       0.52       (0.77)        0.42             --        0.82        0.66             --       (0.54)
    Distributions(5).......       0.60        0.60         0.60             --        1.20        1.20             --        1.20
BALANCE SHEET DATA:
  Net investment in real
    estate.................  $ 143,542    $ 73,791           --             --          --          --      $  77,574          --
  Mortgage loans
    receivable, net........      7,213       7,213           --             --          --          --          7,216          --
  Total assets.............    162,227      92,752           --             --          --          --        105,740          --
  Total debt...............     51,857      32,730           --             --          --          --         36,168          --
  Stockholders' equity.....     98,583      49,552           --             --          --          --         55,628          --
OTHER DATA:
  EBIDA(6).................  $   9,970    $  6,248      $ 5,856      $   6,392   $  18,608     $11,361      $   9,291     $11,258
  Cash flow provided by
    (used for):
    Operating activities...      2,702        (448)       2,421        (11,280)     10,154       4,656        (10,608)      5,742
    Investing activities...        (49)      2,877        1,697          9,126     (48,034)      3,263          8,656       1,710
    Financing activities...     (7,714)     (5,326)      (4,125)       (15,748)     36,246      (7,933)       (17,390)     (6,408)
  FFO(7)...................      8,237       5,087        4,911          5,309      15,136       9,638          7,162       9,536
  FAD(8),(9)...............      7,118       4,489        4,381          7,332      12,966       8,579          4,215       8,477
  Debt to total market
    capitalization(10).....      26.1%       26.9%           --             --          --          --             --          --


                             HISTORICAL   HISTORICAL   HISTORICAL   HISTORICAL
                                1994         1993         1992         1991
                             ----------   ----------   ----------   ----------

OPERATING DATA:
  Revenues(2)..............   $  30,681    $  32,224    $  31,128    $  28,726
  Interest expense.........       1,140        1,301        1,466        1,564
  Depreciation and
    Amortization...........       4,041        4,572        4,933        5,069
  Income (loss) from
    operations before
    minority interest and
    extraordinary items....       1,580        2,144       (2,139)       1,823
  Net income (loss)(3).....       1,580        4,418       (2,681)       1,301
  Per share (4):
    Net income before
      extraordinary
      items................          --           --           --           --
    Net income (loss)......          --           --           --           --
    Distributions(5).......          --           --           --           --
BALANCE SHEET DATA:
  Net investment in real
    estate.................   $  63,944    $  70,245    $  75,022    $  77,717
  Mortgage loans
    receivable, net........      19,953       18,825       18,967       24,018
  Total assets.............     117,321      102,635      108,168      119,459
  Total debt...............      17,906       12,172       15,350       12,269
  Stockholders' equity.....      80,558       85,841       87,172       96,958
OTHER DATA:
  EBIDA(6).................   $  10,269    $  10,326    $   8,815    $   9,256
  Cash flow provided by
    (used for):
    Operating activities...      22,426       12,505        6,891        7,103
    Investing activities...      (1,947)      (2,002)      (1,437)         (44)
    Financing activities...      (2,745)      (8,927)      (9,476)      (2,868)
  FFO(7)...................       9,129        9,025        7,349        7,692
  FAD(8),(9)...............       6,888        6,114        4,731        4,595
  Debt to total market
    capitalization(10).....          --           --           --           --

---------------
( (1) As adjusted amounts give effect to the Consolidation and related transactions as if such transactions had occurred on January 1, 1994.

( (2) Certain revenues which are included in the historical combined amounts are not included on a pro forma or as adjusted basis. These revenues are included in three unconsolidated Associated Companies (GHG, GC and GIRC), on a pro forma basis and on an as adjusted basis, from which the Company receives lease payments and dividend income.

( (3) Historical 1996 and as adjusted 1994 net losses reflect $7,237 of Consolidation and litigation costs incurred in connection with the Consolidation. As adjusted 1994 data give effect to the Consolidation and related transactions as if such transactions had occurred on January 1, 1994, whereas historical 1996 data reflect such transactions in the periods they occurred. The Consolidation and litigation costs were expensed on January 1, 1996, the Company's first day of operations. Net loss in 1992 includes a non-recurring writedown of $4,282 on GPI's investment in the master agreement that resulted from GPI's in-substance foreclosure on the AFP Partners' properties.

( (4) Pro Forma net income per share is based upon pro forma weighted average shares outstanding (assuming GPA's units are not converted into shares) of 9,470,709 for 1996 and 1995. As adjusted net income per share is based upon as adjusted weighted average shares outstanding of 5,753,709 for 1995 and 1994.

( (5) Consists of distributions declared for the period then ended.

( (6) EBIDA means and is computed as earnings before interest expense, depreciation, amortization, loss provisions and minority interests. The Company believes that in addition to cash flows and net income, EBIDA is a useful financial performance measurement for assessing the operating performance of an equity REIT because, together with net income and cash flows, EBIDA provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures. To evaluate EBIDA and the trends it depicts, the components of EBIDA, such as rental revenues, rental expenses, real estate taxes and general and administrative expenses, should be considered. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Excluded from EBIDA are financing costs such as interest as well as depreciation and amortization, each of which can significantly affect a REIT's results of operations and liquidity and should be considered in evaluating a REIT's operating performance. Further, EBIDA does not represent net income or cash flows from operating, financing and investing activities as defined by generally accepted accounting principles and does not necessarily indicate that cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity.

( (7) Funds from Operations ("FFO") means income (loss) from operations before minority interests and extraordinary items plus depreciation and amortization except amortization of deferred financing costs and loss provisions. Management generally considers FFO to be a useful financial performance measure of the operating performance of an equity REIT because, together with net income and cash flows, FFO provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures. FFO does not represent net income or cash flows from operations as defined by GAAP and does not necessarily indicate that cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. FFO does not measure whether cash flow is sufficient to fund all of the Company's cash needs including principal amortization, capital improvements and distributions to stockholders. FFO also does not represent cash flows generated from operating, investing or financing activities as defined by GAAP. Further, FFO as disclosed by other REITs may not be comparable to the Company's calculation of FFO.

( (8) Funds available for distribution ("FAD") represents net income (loss)
      (computed in accordance with GAAP), excluding extraordinary gains or losses or loss provisions, plus depreciation and amortization and principal receipts from mortgage loans, less lease commissions, capital expenditures (excluding property acquisitions) and debt principal amortization. FAD should not be considered an alternative to net income as a measure of the Company's financial performance or to cash flow from operating activities (computed in accordance with GAAP) as a measure of the Company's liquidity, nor is it necessarily indicative of sufficient cash flow to fund all of the Company's cash needs.

( (9) FAD for the year ended December 31, 1995 excludes approximately $6,782 that represents the net proceeds received from the prepayment of the Finley mortgage loan and the repayment of the wrap note payable.

(10) Debt to total market capitalization is calculated as total debt at period end divided by total debt plus the market value of the Company's outstanding common stock, on a fully converted basis, based upon the last reported sales price of the Company's Common Stock of $14 1/2 on a pro forma basis as of September 5, 1996 and $14 1/8 on a historical basis, as of June 30, 1996.

                        PRO FORMA FINANCIAL INFORMATION

     The following unaudited, pro forma condensed consolidated statements of operations for the six months ended June 30, 1996 and for the year ended December 31, 1995 have been prepared to reflect (i) the Consolidation and related transactions, (ii) the Facility and Term Loan described under the caption "Recent Activities", (iii) the property acquisitions described under the caption "Recent Activities" and (iv) the Offering and the application of the net proceeds therefrom as set forth in "Use of Proceeds," as if such transactions had occurred on January 1, 1995. The unaudited, pro forma condensed consolidated balance sheet as of June 30, 1996 has been prepared to reflect (i) the Facility and Term Loan described under the caption "Recent Activities", (ii) the property acquisitions described under the caption "Recent Activities" and (iii) the Offering, and the application of the net proceeds therefrom as set forth in "Use of Proceeds" as if such transactions had occurred on June 30, 1996. These unaudited, pro forma condensed consolidated financial statements should be read in conjunction with the financial statements and notes of the Company, GRT Predecessor Entities, GPA Properties, UCT Property, TRP Properties and Bond Street Property included elsewhere in this Prospectus. In the opinion of management, all adjustments necessary to reflect the effects of the transactions have been made.

     The pro forma condensed consolidated financial information is unaudited and is not necessarily indicative of the results which would have occurred if the transactions had been consummated in the periods presented, or on any particular date in the future, nor does it purport to represent the financial position, results of operations or cash flows for future periods.

                     GLENBOROUGH REALTY TRUST INCORPORATED

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF JUNE 30, 1996
                       (UNAUDITED, DOLLARS IN THOUSANDS)

                                                      FACILITY AND      PROPERTY                     REPAYMENT
                                      HISTORICAL(1)   TERM LOAN(2)   ACQUISITIONS(3)   OFFERING(4)   OF DEBT(5)   PRO FORMA
                                      -------------   ------------   ---------------   -----------   ----------   ---------
ASSETS
Rental property, net................     $73,791        $     --        $  69,751        $    --      $     --    $ 143,542
Investments in Associated
  Companies.........................       6,466              --               --             --            --        6,466
Mortgage loans receivable, net......       7,213              --               --             --            --        7,213
Cash and cash equivalents...........       1,690              --          (23,570)        46,605       (23,986)         739
Other Assets........................       3,592             675               --             --            --        4,267
                                         -------        --------         --------        -------      --------       ------
                                         $92,752        $    675        $  46,181        $46,605      $(23,986)   $ 162,227
                                         =======        ========         ========        =======      ========       ======
LIABILITIES
Mortgage loans......................     $23,520        $     --        $  16,406             --      $     --    $  39,926
Secured bank line...................       9,210          (9,210)              --             --            --           --
Facility............................          --           3,948           25,849             --       (23,986)       5,811
Term Loan...........................          --           6,120               --             --            --        6,120
Other liabilities...................       2,459              --               --             --            --        2,459
                                         -------        --------         --------        -------      --------       ------
     Total Liabilities..............      35,189             858           42,255             --       (23,986)      54,316
                                         -------        --------         --------        -------      --------       ------
MINORITY INTEREST...................       8,041              --            1,287             --            --        9,328
                                         -------        --------         --------        -------      --------       ------
STOCKHOLDERS' EQUITY
Common stock........................           6              --               --              4            --           10
Additional paid-in capital..........      55,847              --            2,639         46,601            --      105,087
Deferred compensation...............        (193)             --               --             --            --         (193)
Retained earnings (deficit).........      (6,138)           (183)              --             --            --       (6,321)
                                         -------        --------         --------        -------      --------       ------
Total Stockholders' Equity
  (deficit).........................      49,522            (183)           2,639         46,605            --       98,583
                                         -------        --------         --------        -------      --------       ------
                                         $92,752        $    675        $  46,181        $46,605      $(23,986)   $ 162,227
                                         =======        ========         ========        =======      ========       ======

                     GLENBOROUGH REALTY TRUST INCORPORATED

           NOTES AND ADJUSTMENTS TO PRO FORMA CONDENSED CONSOLIDATED
                       BALANCE SHEET AS OF JUNE 30, 1996
                       (UNAUDITED, DOLLARS IN THOUSANDS)

1. Reflects the historical consolidated balance sheet of the Company as of June 30, 1996.

2. Reflects the repayment of the Company's secured bank line with borrowings on the Facility and Term Loan provided by Wells Fargo. The Facility provides for maximum borrowings of up to $50,000, but limited to a specified borrowing base ($50,000 on a pro forma basis), has an initial term of two years which can be extended an additional three years at the option of the Company, bears interest at LIBOR plus 2.375% (assumed to be 7.852%), requires monthly interest only payments and requires annual unused Facility fees equal to 0.25% of the unused Facility balance. The Term Loan has a term of two years and bears interest at a rate of LIBOR plus 2.375% (assumed to be 7.852%). Required payments under the Term Loan are interest only for the first year, and principal and interest payments in the second year based on monthly principal payments of $26 plus interest on the outstanding balance. In connection with obtaining the Facility and Term Loan, the Company incurred commitment fees and other costs totaling approximately $858. The repayment resulted in an extraordinary loss of approximately $183 representing the write-off of unamortized loan deferred financing fees on the secured bank line.

3. Reflects the acquisition of the TRP Properties, UCT Property, Bond Street Property, Kash n' Karry Property and San Antonio Hotel at an aggregate cost of approximately $69,751 including acquisition costs of approximately $600. The acquisitions were funded with approximately $23,570 of the net proceeds from the Offering, assumption of approximately $16,406 of mortgage debt, borrowings on the Facility of approximately $25,849, and the issuance of 89,745 Operating Partnership units and 182,000 shares of unregistered Common Stock with an aggregate approximate value of $3,926. The assumed mortgages bear interest rates of 8.00% to 9.25% and mature between August 1998 and August 2003.

4. Reflects the Offering. In connection with the Offering the Company will incur costs of approximately $4,145.

5. Reflects the repayment of borrowings on the Facility of approximately $23,986. After the Offering, the Company will have approximately $44,189 of remaining borrowing capacity on the Facility.

                     GLENBOROUGH REALTY TRUST INCORPORATED

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1996
               (UNAUDITED, DOLLARS THOUSANDS, EXCEPT SHARE DATA)

                                                  FACILITY AND      PROPERTY       REPAYMENT
                                  HISTORICAL(1)   TERM LOAN(2)   ACQUISITIONS(3)   OF DEBT(4)   OTHER(5)   PRO FORMA
                                  -------------   ------------   ---------------   ----------   --------   ---------
REVENUES
Rental property, net............    $   7,039        $   --          $ 6,602         $   --      $ (260)   $  13,381
Equity in earnings of Associated
  Companies.....................          969            --               --             --         (34)         935
Fees, interest and other
  income........................          824            --               --             --        (321)         503
                                    ---------          ----           ------          -----       -----    ---------
          Total Revenue.........        8,832            --            6,602             --        (615)      14,819
                                    ---------          ----           ------          -----       -----    ---------
OPERATING EXPENSES
Operating expenses..............        1,909            --            2,293             --        (128)       4,074
General and administrative......          675            --               --             --         100          775
Depreciation and amortization...        1,759            --              680             --         (50)       2,389
Interest expense................        1,421           117            1,718           (942)         --        2,314
                                    ---------          ----           ------          -----       -----    ---------
          Total operating
            expenses............        5,764           117            4,691           (942)        (78)       9,552
                                    ---------          ----           ------          -----       -----    ---------
Income from operations before
  minority interests............        3,068          (117)           1,911            942        (537)       5,267
Minority interest...............         (243)           --               --             --         (87)        (330)
                                    ---------          ----           ------          -----       -----    ---------
Net income......................    $   2,825        $ (117)         $ 1,911         $  942      $ (624)   $   4,937
                                    =========          ====           ======          =====       =====    =========
Net income per common share.....    $    0.49                                                              $    0.52
                                    =========                                                              =========
Weighted average common
  shares outstanding............    5,757,995                                                              9,470,709
                                    =========                                                              =========

                     GLENBOROUGH REALTY TRUST INCORPORATED

            CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
              (UNAUDITED, DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                       AS        FACILITY AND      PROPERTY       REPAYMENT
                                   ADJUSTED(1)   TERM LOAN(2)   ACQUISITIONS(3)   OF DEBT(4)   OTHER(5)   PRO FORMA
                                   -----------   ------------   ---------------   ----------   --------   ---------
REVENUES
Rental property, net.............   $  13,472       $   --          $12,725        $     --     $ (595)   $  25,602
Equity in earnings of Associated
  Companies......................       1,691           --               --              --        (64)       1,627
Fees, interest and other
  income.........................       1,242           --               --              --         --        1,242
                                    ---------        -----          -------         -------      -----    ---------
          Total Revenue..........      16,405           --           12,725              --       (659)      28,471
                                    ---------        -----          -------         -------      -----    ---------
OPERATING EXPENSES
Operating expenses...............       4,061           --            4,892              --       (273)       8,680
General and administrative.......         983           --               --              --        200        1,183
Depreciation and amortization....       3,654           --            1,360              --       (116)       4,898
Interest expense.................       2,767          196            3,436          (1,883)        --        4,516
Loss provisions..................         863           --               --              --         --          863
                                    ---------        -----          -------         -------      -----    ---------
          Total operating
            expenses.............      12,328          196            9,688          (1,883)      (189)      20,140
                                    ---------        -----          -------         -------      -----    ---------
Income from operations before
  minority interests.............       4,077         (196)           3,037           1,883       (470)       8,331
Minority interest................        (281)          --               --              --       (240)        (521)
                                    ---------        -----          -------         -------      -----    ---------
Net income.......................   $   3,796       $ (196)         $ 3,037        $  1,883     $ (710)   $   7,810
                                    =========        =====          =======         =======      =====    =========
Net income per common share......   $    0.66                                                             $    0.82
                                    =========                                                             =========
Weighted average common shares
  outstanding....................   5,753,709                                                             9,470,709
                                    =========                                                             =========

                     GLENBOROUGH REALTY TRUST INCORPORATED

           NOTES AND ADJUSTMENTS TO PRO FORMA CONDENSED CONSOLIDATED
                  STATEMENTS OF OPERATIONS FOR THE SIX MONTHS
             ENDED JUNE, 1996 AND THE YEAR ENDED DECEMBER 31, 1995
                       (UNAUDITED, DOLLARS IN THOUSANDS)

1. Reflects the historical consolidated operations of the Company for the six months ended June, 1996, excluding extraordinary items and Consolidation costs, and the as adjusted consolidated operations of the Company for the year ended December 31, 1995. The as adjusted operations reflect the Consolidation and related transactions as if such transactions had occurred on January 1, 1995. See the unaudited as adjusted statement of operations of the Company for the year ended December 31, 1995 included elsewhere in this prospectus.

2. Reflects the repayment of the Company's secured bank line with borrowings on the Company's Facility and Term Loan. The repayment results in a net increase in interest expense consisting of the following:

                                                          SIX MONTHS ENDED          YEAR ENDED
                                                           JUNE 30, 1996         DECEMBER 31, 1995
                                                          ----------------       -----------------
   Interest rate differential...........................        $  9                   $   3
   Amortization of new loan fees........................          91                     182
   Amortization of old loan fees........................         (38)                    (99)
   Unused Facility fees.................................          55                     110
                                                                ----                    ----
                                                                $117                   $ 196
                                                                ====                    ====

   The amortization of the new loan fees is based upon total estimated fees and costs of $858 over the respective terms of the Facility and Term Loan. The unused Facility fees are based upon 0.25% of the pro forma unused Facility capacity as of June 30, 1996 of approximately $44,189.

3. Reflects the historical operations of the TRP Properties, UCT Property, Bond Street Property, Kash n' Karry Property and San Antonio Hotel.

                                                       SIX MONTHS ENDED JUNE 30, 1996
                                 --------------------------------------------------------------------------
                                                               BOND       KASH N'        SAN
                                    TRP           UCT         STREET       KARRY       ANTONIO     COMBINED
                                 PROPERTIES     PROPERTY     PROPERTY     PROPERTY      HOTEL       TOTAL
                                 ----------     --------     --------     --------     -------     --------
   Revenues....................   $  3,965       $2,122       $  257        $ 82        $ 176      $ 6,602
   Operating expenses..........     (1,216)        (938)        (109)         --          (30)      (2,293 )
                                    ------       ------         ----         ---         ----      -------
                                  $  2,749       $1,184       $  148        $ 82        $ 146      $ 4,309
                                    ======       ======         ====         ===         ====      =======

                                                        YEAR ENDED DECEMBER 31, 1995
                                 --------------------------------------------------------------------------
                                                               BOND       KASH N'        SAN
                                    TRP           UCT         STREET       KARRY       ANTONIO     COMBINED
                                 PROPERTIES     PROPERTY     PROPERTY     PROPERTY      HOTEL       TOTAL
                                 ----------     --------     --------     --------     -------     --------
   Revenues....................   $  7,336       $4,239       $  631        $166        $ 353      $12,725
   Operating expenses..........     (2,548)      (2,042)        (241)         --          (61)      (4,892 )
                                    ------       ------         ----         ---         ----      -------
                                  $  4,788       $2,197       $  390        $166        $ 292      $ 7,833
                                    ======       ======         ====         ===         ====      =======

   Also, reflects estimated depreciation and amortization, based upon estimated useful lives of 40 years on a straight-line basis, estimated interest on the pro forma Facility borrowings of approximately $25,849 used to acquire the TRP Properties, UCT Property, Bond Street Property, Kash n' Karry Property and San Antonio Hotel and estimated interest on the pro forma mortgage debt assumed of approximately $16,406 in connection with the acquisition of the TRP Properties. The estimated interest on the Facility and Term Loan borrowings is based upon an assumed interest rate of 7.852% and estimated interest on the mortgage loans assumed is based upon an assumed weighted average rate of 8.570%.

4. Reflects the reduction of interest expense resulting from the repayment of borrowings on the Facility of approximately $23,986 at an assumed interest rate of 7.852%. The Company's Facility and Term Loan are subject to changes in LIBOR. Based upon the pro forma Facility and Term Loan balances as of June 30, 1996, a 1/8% increase or decrease in LIBOR will result in increased or decreased annual interest expense of approximately $15.

5. Reflects a (i) net decrease in the Company's equity in earnings from its investments in GC and GHG, (ii) the elimination of actual revenues and expenses of the All American Self Storage properties that were sold in June 1996, (iii) the minority interests' share of the pro forma adjustments to the net income of the Operating Partnership and (iv) increased general and administrative expenses of approximately $200 per year related to the property acquisitions. The net decrease in equity in earnings from its investments in GC and GHG is comprised primarily of (i) a decrease due to a reduction of annual management fees of approximately $152 received by GC from the UCT Property and the Bond Street Property net of estimated taxes and (ii) a increase due to an estimated annual increase in GHG's net income of approximately $38 due to its leasing of the San Antonio Hotel from the Company.

6. The pro forma taxable income for the Company for the 12 months ended June 30, 1996 was approximately $10,037 which has been calculated as pro forma net income from operations of approximately $7,791 plus GAAP basis depreciation and amortization, loss provision and minority interests of approximately $5,441 less tax basis depreciation and amortization and other tax differences of approximately $3,195.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with "Selected Financial and Other Data" and the financial statements of the Company and the GRT Predecessor Entities.

BACKGROUND

     The historical combined balance sheet as of December 31, 1994, and related historical combined statements of operations, equity and cash flows for the years ended December 31, 1995, 1994 and 1993 of the GRT Predecessor Entities include the historical operations of Old GC, and the partnerships participating in the Consolidation (the "Partnerships"). These statements have been adjusted to reflect the consolidation of two joint ventures which were, in aggregate, wholly owned by the Partnerships.

     The as adjusted financial information for the six months ended June 30, 1995 and for the years ended December 31, 1995 and 1994 discussed below gives effect to the Consolidation and related transactions as if they had occurred on January 1, 1994.

     The Consolidation took place on December 31, 1995. Management and related fees earned by Old GC and its subsidiaries, as well as the operations of the hotels owned by certain of the Partnerships, included in the historical combined statements of operations prior to that date are now earned by the Associated Companies in which the Company has preferred stock investments. The Company accounts for its share of the earnings of the Associated Companies under the equity method.

FUNDS FROM OPERATIONS

     The Company believes that FFO is a measure of cash flow that, when considered in conjunction with other measures of operating performance, affects the value of equity REITs such as the Company. FFO, as defined by the National Association of Real Estate Investment Trusts ("NAREIT"), means net income (loss) (computed in accordance with GAAP) excluding gains (losses) from debt restructuring and sales of property, plus depreciation and amortization of real property, and after adjustments for unconsolidated partnerships and joint ventures.

     FFO is not necessarily indicative of cash flow available to fund cash needs and is not the same as cash flow from operations as defined by GAAP, and should not be considered as an alternative to net income (loss) as an indicator of the Company's operating performance, or as an alternative to cash flows from operating, investing and financing activities as a measure of liquidity or ability to make distributions. Management generally considers FFO to be a useful financial performance measurement because it provides investors with an additional basis to evaluate the performance of a REIT. FFO as disclosed by other REITs may not be comparable to the Company's calculation of FFO.

     In February 1995, NAREIT established new guidelines for calculating FFO that clarify previous guidelines. The primary change from the old definition to the new definition is the treatment of amortization of deferred financing fees. Under the new definition, the amortization of deferred financing fees and costs is no longer added back to net income in calculating FFO. The new guidelines were effective beginning in 1996.

     Beginning with the first quarter of 1996, the Company calculates its FFO based upon the new NAREIT definition and, accordingly, does not add back amortization of deferred financing fees and costs. The change does not affect the Company's FAD. FAD represents FFO plus recurring principal receipts from mortgage loans and amortization of deferred financing fees less reserves for lease commissions, capital expenditures (excluding property acquisitions) and debt principal amortization. FAD should not be considered an alternative to net income as a measure of the Company's financial performance or to cash flow from operating activities (computed in accordance with GAAP) as a measure of the Company's liquidity, nor is it necessarily indicative of sufficient cash flow to fund all of the Company's needs.

     The following table sets forth the Company's calculation of FFO, based upon the new NAREIT definitions, and FAD for the year ended December 31, 1995 and six months ended June 30, 1996 (dollars in thousands, except share equivalents).

                                                                                     SIX MONTHS
                                          YEAR ENDED DECEMBER 31, 1995           ENDED JUNE 30, 1996
                                         -------------------------------     ---------------------------
                                         AS ADJUSTED(1)     PRO FORMA(2)     HISTORICAL     PRO FORMA(2)
                                         --------------     ------------     ----------     ------------
Net income before minority interest....    $    4,077        $    8,331      $    3,068      $    5,267
Depreciation and amortization..........         3,654             4,898           1,759           2,389
Equity in earnings of Associated
  Companies............................        (1,691)           (1,627)           (969)           (935)
FFO of Associated Companies(3).........         2,735             2,671           1,550           1,516
Gain on sale of properties.............            --                --            (321)             --
Loss Provision.........................           863               863              --              --
                                            ---------        ----------       ---------      ----------
FFO....................................         9,638            15,136           5,087           8,237
                                            ---------        ----------       ---------      ----------
Capital Reserve........................          (955)           (1,878)           (478)           (939)
Principal Receipts on Mortgage Loans...           100               100              19              19
Principal Amortization Reserve.........          (377)             (648)           (211)           (324)
Amortization of Deferred Financing
  Fees.................................           173               256              72             125
                                            ---------        ----------       ---------      ----------
FAD....................................    $    8,579        $   12,966      $    4,489      $    7,118
                                            =========        ==========       =========      ==========
Fully converted share equivalents
  outstanding(4).......................     6,296,354        10,102,787       6,311,042      10,102,787
Distributions(5).......................    $    7,556        $   12,123      $    3,787      $    6,062
Distributions as % of:
  FFO..................................          78.4%             80.1%           74.4%           73.6%
  FAD..................................          88.1              93.5            84.4            85.2

---------------
(1) As adjusted amounts reflect the Consolidation and related transactions as if the transactions had occurred on January 1, 1995. See unaudited as adjusted statements of operations for the year ended December 31, 1995, contained elsewhere in this prospectus.

(2) Pro forma amounts reflect (i) the Facility and Term Loan, (ii) the property acquisitions and (iii) the Offering. See unaudited pro forma condensed consolidated statements of operations, contained elsewhere in this prospectus.

(3) FFO of the Associated Companies is equal to the sum of the Company's share of the FFO of GC, GIRC and GHG, computed as net income before minority interest and extraordinary items, plus depreciation and amortization and other non-recurring charges.

(4) Includes shares of Common Stock and units of the Operating Partnership on a fully converted basis.

(5) Based upon the Company's current annual distribution rate of $1.20 per share equivalent.

RESULTS OF OPERATIONS

     Comparison of the historical six months ended June 30, 1996 to the As Adjusted six months ended June 30, 1995

     Rental revenues increased $311,000, or 5%, to $7,039,000 for the six months ended June 30, 1996 from $6,728,000 for the period ended June 30, 1995. The increase was primarily due to a net increase in hotel lease revenues and revenues from commercial properties. Hotel lease payments increased due to increases in hotel occupancy. In addition, occupancy increased at certain commercial properties.

     Interest and other income decreased $147,000, or 28%, for the six months ended June 30, 1996, to $370,000 from $517,000 for the period ended June 30, 1995. The decrease was due to lower cash balances in short-term investments during the period ended June 30, 1996.

     General and administrative expenses increased $184,000, or 37%, for the six months ended June 30, 1996, to $675,000 from $491,000 for the period ended June 30, 1995. The increase was primarily due to increased professional fees and salaries expense in connection with the issuance of restricted stock to newly appointed outside directors.

     Equity in earnings of the Associated Companies increased by $38,000, or 4%, to $969,000 for the six months ended June 30, 1996 from $930,000 for the period ended June 30, 1995. Income fluctuates at GC and GIRC from period to period based on the fees generated from current financing activities for partnerships under management by GC. Earnings at GHG decreased due primarily to an increase in lease payments to the Company.

     Comparison of the As Adjusted year ended December 31, 1995 to the As Adjusted year ended December 31, 1994

     Rental revenues increased $605,000, or 5%, in 1995 to $13,472,000 from $12,867,000 in 1994. The increase was primarily due to a net increase in occupancy at certain commercial properties and a small increase in lease payments from the hotel properties.

     Interest and other income decreased $127,000, or 11%, to $982,000 in 1995 from $1,109,000 in 1994. The decrease was primarily due to a decrease in interest earned on cash balances.

     Operating expenses increased by $388,000, or 11%, to $4,061,000 in 1995 from $3,673,000 in 1994. The increase was primarily due to variable expenses related to increased occupancy at certain commercial properties.

     Depreciation and amortization expense increased $212,000, or 6%, in 1995 to $3,654,000 from $3,442,000 in 1994. The increase was due to the depreciation and amortization of newly capitalized costs.

     During the year ended December 31, 1995, the Company had recorded a loss provision of $863,000 to reduce the carrying value of its mortgage loan receivable secured by the Eatontown, New Jersey property to its estimated realizable value, which is equal to the value used for consolidation purposes, in anticipation of a renegotiation of the terms of the note upon its maturity on November 1, 1996. For the year ended December 31, 1994, the Company had recorded a loss provision of $533,000 to reduce its investment in Glenborough Partners to estimated fair market value.

     Comparison of the historical six months ended June 30, 1996 to the historical combined six months ended June 30, 1995

     Certain components of the Company's results of operations for the six months ended June 30, 1996 are not comparable to those of the GRT Predecessor Entities for the same period in 1995. The primary reason for the difference is that the Company presently accounts for its interests in the Associated Companies, GHG, GIRC and GC under the equity method, while the results of operations of the Associated Companies were combined in the GRT Predecessor Entities 1995 financial statements. Effective January 1, 1996, the Company owns 100% of the preferred stock in each of these Associated Companies. The difference is also attributable in part to a change in the operational structure of the three hotel properties (the "Hotels"). The Hotels were wholly owned by the GRT Predecessor Entities and, consequently, the operations of the Hotels were included in the financial statements of the GRT Predecessor Entities. Under the current structure, the Company owns the Hotels but leases them to GHG. The Company includes only the related lease payments received from GHG in its statement of operations. As a result of these changes, the fee and reimbursement income decreased by $7,040,000 from $7,173,000 for the six months ended 1995 to $133,000 in same period in 1996 and general and administrative expenses, including salaries, decreased by $6,555,000 from $7,230,000 for the six months ended 1995 to $675,000 in the same period for 1996 are the primary components affected by these changes in structure.

     Average occupancy at the Company's properties, by property type, for the six months ended June 30 was:

                                                                         1996     1995
                                                                         ----     ----
        Retail.........................................................    94%      96%
        Industrial.....................................................    99%      97%
        Office.........................................................   100%      99%
        Residential....................................................    91%      94%
        Hotel..........................................................    73%      76%

     Interest and other income decreased $1,442,000, or 80%, to $370,000 in the six months ended June 30, 1996 from $1,812,000 in the same period in 1995. This decrease resulted primarily from the 1995 short-term investment of funds generated from the early repayment of a note receivable in April of 1995 and the early repayment in January and June of 1995 of three of the four notes received from the sale of the Laurel Cranford buildings. In 1996, cash balances have been used to prepay the investor notes payable, and to pay declared dividends and Consolidation costs.

     Gain on sale of rental property of $321,000 during the six months ended June 30, 1996 resulted from the sale of the two self-storage facilities that were treated as part of the Company's industrial portfolio.

     Property operating expenses decreased by $1,131,000 or 37% to $1,909,000 in the six months ended June 30, 1996 from $3,040,000 in the same period in 1995. The decrease is due primarily to the change in the operational structure of the Hotels as discussed above.

     Depreciation and amortization expense decreased $600,000, or 25%, to $1,759,000 in the six months ended June 30, 1996 from $2,359,000 in the same period in 1995. The decrease was due primarily to certain of the Company's fixed assets and deferred leasing commissions becoming fully depreciated and amortized in 1995, combined with the lower depreciable base resulting from the sale of two self-storage facilities as further discussed below.

     Interest expense increased $338,000 or 31% to $1,421,000 in the six months ended June 30, 1996 from $1,083,000 in the same period in 1995. The increase is primarily the result of an increase in average borrowings during 1996 as compared to 1995.

     Comparison of historical combined year ended December 31, 1995 to the historical combined year ended December 31, 1994

     Rental revenues increased $1,657,000 or 12%, in 1995 to $15,454,000 from $13,797,000 in 1994. The increase was primarily due to a net increase in occupancy at certain commercial properties, the acquisition of the Summerbreeze apartment complex and a significant increase in hotel revenues.

     Fees and reimbursements increased by $2,692,000 or 20%, in 1995 to $16,019,000 from $13,327,000 in 1994. The increase was primarily due to an increase in property and asset management fees and related expense reimbursements due to the acquisition of additional management contracts. This increase was offset by decreased transaction fees because of one-time fees earned by Old GC attributable to the sales of properties during 1994, including a substantial portion of Glenborough Partners' portfolio, and decreased property and asset management fees and expense reimbursements derived from those properties.

     Interest and other income decreased $859,000, or 24%, to $2,698,000 in 1995 from $3,557,000 in 1994. This decrease primarily resulted from the early repayment of the Finley Square note receivable in April of 1995 and the early repayment in January and June of 1995 of three of the four notes from the sale of the Laurel Cranford buildings.

     Operating expenses increased by $1,794,000, or 26%, to $8,576,000 in 1995 from $6,782,000 in 1994. The increase is due to both higher variable expenses related to increased occupancy rates and to the acquisition of the Summerbreeze apartment complex in January 1995.

     General and administrative expenses, including salaries, increased $2,493,000, or 19%, in 1995 to $15,947,000 from $13,454,000 in 1994. The increase is primarily due to the additional expenses related to the additional management contracts offset by lower field and corporate office payroll expenses after the reduction of the Company's management portfolio due to property sales occurring during 1994.

     Depreciation and amortization expense increased $721,000 or 18%, in 1995 to $4,762,000 from $4,041,000 in 1994. The increase was primarily due to the acquisition of Summerbreeze and to the additional amortization of contracts related to the acquisition of additional management contracts. These factors were slightly offset by a decrease due to the sale of the Laurel Cranford buildings in 1994.

     Interest expense increased $989,000, or 87%, in 1995 to $2,129,000 from $1,140,000 in 1994. The increase was the result of increased debt levels primarily related to the financing of one of the new management contracts acquired and from a first deed of trust on the Summerbreeze apartment complex acquired in 1995.

     During 1995, loss provisions in the amount of $863,000 and $955,000 were recorded to provide for an anticipated renegotiation of terms on one of the Company's mortgage loans receivable and for unrealizable investments in and advances to certain affiliated real estate partnerships of Old GC, a predecessor entity. In addition, $58,000 related to a portion of the $116,000 loss on the hedge transaction recorded by Old GC during fiscal 1995, as further discussed in notes to financial statements of the Company included elsewhere in this Prospectus.

     Comparison of historical combined year ended December 31, 1994 to historical combined year ended December 31, 1993

     Rental revenues increased $251,000, or 2%, in 1994 to $13,797,000 from $13,546,000 in 1993. The increase was the result of a net increase in occupancy at certain commercial properties as well as an increase in hotel revenues offset by the sale of a hotel in 1993 and a light industrial property in 1994.

     Fees and reimbursements decreased by $2,112,000, or 14% in 1994 to $13,327,000 from $15,439,000 in 1993. This decrease primarily related to lower property and asset management fees due to the termination of certain contracts, along with a reduction in the related expense reimbursements. Property-related expense reimbursements decreased during 1994 due to the loss of a third party management contract. These factors were offset by an increase in transaction fees earned on property dispositions and sales.

     Interest and other income increased $318,000, or 10%, to $3,557,000 in 1994 from $3,239,000 in 1993. This increase was primarily attributable to the interest income received on the notes that were obtained from the sale of certain properties in early 1994.

     Operating expenses decreased by $771,000, or 10%, to $6,782,000 in 1994 from $7,553,000 in 1993. The decrease is related to the sale of a hotel in 1993 and a light industrial building in 1994.

     General and administrative expenses, including salaries, decreased $867,000, or 6%, in 1994 to $13,454,000 from $14,321,000 in 1993. The majority of this decrease was the result of a general staff and overhead reduction which resulted from the sale of a light industrial property in 1994 and a hotel in 1993, and the termination of certain management contracts.

     Depreciation and amortization expense decreased $531,000, or 12%, in 1994 to $4,041,000 from $4,572,000 in 1993. This decrease was primarily the result of the sale of certain properties in late 1993 and in 1994, offset by an increase in depreciation, largely due to late 1993 capital additions and tenant improvements that had not been subjected to a full year of depreciation.

     Interest expense decreased $161,000, or 12%, in 1994 to $1,140,000 from $1,301,000 in 1993. This decrease primarily resulted from the modification of principal amortization of a loan payable and was offset by an interest expense increase, attributable to overall debt level increases.

     During 1994 the Company recorded a loss provision of $3,508,000. Of this provision, $2,360,000 was for the loss on the sale of a light industrial property known as Laurel Cranford, $591,000 was due to a loss on the sale of an investment, and $557,000 was for the write-down of an investment in a real estate partnership. The Laurel Cranford Property had been for sale or lease since early 1993. In March 1994, Outlook IV received an offer to sell the property at an amount approximating its ultimate sale price. Subsequent to receipt of the offer, Outlook IV reconsidered its strategy of preferring a lease of this property given the then current status of the market in the surrounding area. The earthquake, which occurred in the immediate area in January 1994, had made an already competitive market more difficult and it was decided at that time that pursuit of the sale opportunity then available represented the best course of action for Outlook IV.

     In 1993, loss provisions in the amount of $828,000 and $425,000 were recorded to provide for the write-down of an investment in a real estate limited partnership and for performance on a guarantee of an affiliate's development debt. In addition, a loss on the sale of a hotel property in the amount of $1,056,000 was recognized.

     In 1993, $2,274,000 in debt forgiveness was recorded as an extraordinary item. $920,000 of this amount was attributable to notes payable by Old GC for the purchase of the management contracts for the Outlook Partnerships, which was in excess of the then net book value of those contracts. The seller forgave all $1,600,000 remaining on these notes payable, which were to be due in full in 1996, in exchange for a $300,000 advance cash payment. An additional $1,354,000 in debt was forgiven in connection with the sale of the Country Suites By Carlson-Fort Worth hotel. All amounts forgiven under both transactions were payable to affiliates of the former general partner of the Outlook Partnerships.

LIQUIDITY AND CAPITAL RESOURCES

     For the six months ended June 30, 1996 and for the year ended December 31, 1995, on an as adjusted basis, the Company's cash flows provided by (used for) operating activities was ($448,000) and $4,656,000, respectively. The Company's primary operating activities include rental of commercial property and hotels, and property and asset management operations. Cash flow used for operations for the six months reflects certain non-recurring payments made for Consolidation costs. For the same periods, the Company's cash flow provided by investing activities, consisting primarily of tenant and capital improvements, principal receipts on mortgage loans and dividends from the Associated Companies, was $2,877,000 and $3,263,000, respectively, and the Company's cash flow used for financing activities, consisting primarily of debt repayments and distributions, was $5,326,000 and $7,933,000, respectively.

     The Company receives dividends from its preferred stock investments in the Associated Companies. In April and July 1996, the boards of directors of the Associated Companies declared dividends which were paid in April and July 1996 in the cumulative amounts of $478,000, $848,000 and $83,000 by GC, GIRC and GHG, respectively. Of such dividends, the cumulative amounts received by the Company were $454,000, $806,000 and $66,000 from GC, GIRC and GHG, respectively.

     On April 24, 1996, the Company's Board of Directors declared a dividend for the first quarter of $0.30 per share or an aggregate of $1,726,000, which was paid on May 13, 1996. On July 24, 1996, the Company's Board of Directors declared a dividend for the second quarter of $0.30 per share or an aggregate of $1,731,000, which was paid on August 14, 1996.

     On June 4, 1996, the Company sold two self-storage facilities, for a sales price of $2,900,000, resulting in a net aggregate gain of approximately $321,000. In connection with this sale, the Company repaid $790,000 of outstanding indebtedness under its secured line of credit.

     The Company has recently acquired or entered into agreements to acquire 16 properties in nine states, representing an aggregate potential investment of approximately $69.8 million including acquisition costs of approximately $0.6 million. The Company expects to fund such acquisitions through the use of net proceeds from the Offering, borrowings under the Facility and the Term Loan, assumption of debt, issuance of partnership units in the Operating Partnership and shares of Common Stock and cash on-hand.

     The Company has entered into two new financing agreements with Wells Fargo. The Facility, the first financing agreement, is a $50 million secured revolving line of credit to replace an existing $10 million line of credit. The Facility is secured by first mortgages on selected properties with full recourse to the Company and availability is limited to the borrowing base provided by these properties. The Facility has a term of two years, subject to annual extensions. At the Company's option, the Facility will bear interest at LIBOR plus 2.375% or at a base rate. The base rate is based upon the higher of Wells Fargo's prime rate plus 0.5% or the Federal Funds Rate plus 1.0%. The Term Loan, the second financing arrangement, is a two-year term loan in the amount of $6.1 million that bears interest at the same rate as the Facility and is secured by first mortgage liens on 10 "QuikTrip" facilities owned by the Company. The combined proceeds of the fundings under the Facility and the Term Loan loans were $28.4 million, of which the Company applied $18.3 million to the acquisition of the UCT Property, $9.2 million to the repayment of the outstanding amount under the existing line of credit, and the balance to loan fees and closing costs. Initial funding under the Facility and full disbursement of the Term Loan occurred on July 15, 1996. On July 29, 1996 the Company borrowed an additional $3.8 million under the Facility which was applied toward the purchase of the properties described above.

     The Company has adopted an employee stock incentive plan (the "Incentive Plan"), approved by the Stockholders at the Company's 1996 Annual Meeting, to enable certain executive officers and key employees of the Company to participate in the ownership of the Company.

     The purpose of the Incentive Plan is to attract and retain high quality executive officers and other key employees and to provide an opportunity for the executive officers and key employees to benefit from stock price appreciation that generally accompanies improved financial performance, which the Company believes increases incentives to contribute to the Company's success and prosperity. Under the Incentive Plan, incentive stock options, nonqualified stock options, restricted stock, performance units and stock appreciation rights may be awarded to eligible plan participants.

     The Company's principal funding sources for the acquisition, development and expansion of properties and the acquisition of management contracts are secured lines of credit, construction and permanent secured debt financing, public and privately placed equity financing, the issuance of units in the Operating Partnership and cash flow from operations. The Company believes that its liquidity and capital resources are adequate to continue to meet liquidity requirements for the foreseeable future.


     At September 30, 1996, with the exception of the pending acquisition of the TRP Properties, the Company had no material commitments for property acquisitions or capital improvements. Planned capital improvements consist only of tenant improvements and other expenditures necessary to lease and maintain the properties.


     At June 30, 1996, the Company had the following debt outstanding (in thousands):

                                                                                  BALANCE
                                                            INTEREST RATE       OUTSTANDING
                                                          ------------------    -----------
    Secured loan with an investment bank................        7.57%             $19,886
    Secured line of credit with a bank..................  LIBOR plus 2.375%         9,210
    Secured loan with a bank............................        7.75%               2,635
    Secured loan with a bank............................        8.00%                 999
                                                                                  -------
                                                                                  $32,730
                                                                                  =======

     The scheduled maturities of the Company's indebtedness for the remainder of 1996 and thereafter are as follows (in thousands):

                                                                             AMOUNT
                                                                             -------
        1996 (six months)..................................................  $   225
        1997...............................................................      421
        1998...............................................................    9,664
        1999...............................................................      490
        2000...............................................................      529
        Thereafter.........................................................   21,401
                                                                             -------
                                                                             $32,730
                                                                             =======

     On a pro forma basis at June 30, 1996, the Company had the following debt outstanding (in thousands):

                                                                                  BALANCE
                                                            INTEREST RATE       OUTSTANDING
                                                          -----------------     -----------
    Secured loan with an investment bank................        7.57%             $19,886
    Property mortgage loans.............................   7.75% to 9.25%          20,040
    Facility............................................  LIBOR plus 2.375%         5,811
    Term Loan...........................................  LIBOR plus 2.375%         6,120
                                                                                -----------
                                                                                  $51,857
                                                                                =========

     After the Offering and property acquisitions, the Company expects to have pro forma borrowings outstanding on the Facility of approximately $5.8 million and on a pro forma basis have approximately $44.2 million of capacity on the Facility to fund future acquisitions, repay indebtedness or for general corporate purposes.

                            BUSINESS AND PROPERTIES

OVERVIEW

     The Company is a self-administered and self-managed REIT that owns a portfolio of 36 industrial, office, hotel, retail and multifamily properties located in 15 states throughout the country as of August 31, 1996. In addition, the three Associated Companies provide comprehensive asset, partnership and property management services for a portfolio of 54 other properties that are not owned by the Company.

GROWTH OPPORTUNITIES

     The Company's principal growth strategy is to capitalize on the opportunity to acquire portfolios or single properties from public and private partnerships on attractive terms. This strategy involves the following elements:

     Portfolio Acquisitions

     Today's real estate limited partnership market encompasses some ten million owners of units in public and private limited partnerships, representing original equity investments in excess of $70 billion, according to 1996 estimates of Robert A. Stanger & Co., Inc. ("Stanger"). According to Stanger, few of the private partnerships, and less than half of the public partnerships, are traded in any active secondary market and a substantial percentage of the public partnerships' portfolios are diversified, either geographically or by property type or both. Most REITs that are actively seeking growth pursue a strategy that focuses either on specific property types or geographic regions or both, and thus do not provide an outlet for bulk sales by the many diversified partnerships. And, given the costs of operating these partnerships, a gradual sell-off of assets becomes prohibitively expensive over time.

     The Company believes the majority of the limited partners in these partnerships would be interested in solutions providing liquidity. This is particularly true of limited partners who, as a result of past tax benefits, are vulnerable to recapture gains that could arise under conventional liquidation strategies. The Company's UPREIT structure allows limited partners of partnerships acquired by the Company to have a measure of control over the timing of both the liquidation of their investment, and their ultimate obligation to pay the tax on recapture gains. The principal options currently available to these limited partners are (a) selling their units on the secondary market for untraded limited partner interests, which according to Stanger has a pricing structure that typically discounts unit values relative to underlying asset values, and (b) more recently, selling their units to large, well-financed investors who acquire general partner interests for the primary purpose of soliciting limited partners to sell their interests at prices that are higher than prevailing secondary market prices but generally lower (often explicitly conceded to be substantially lower) than the purchaser's underlying asset valuation.

     The Company believes that by offering prices (in the form of cash, Common Stock of the Company or units of the Operating Partnership) in excess of those otherwise available to limited partners as described in the preceding paragraph, the Company will be able to acquire assets at favorable prices.

     The Company seeks to acquire from partnerships portfolios and single properties with the following characteristics: (a) a stable stream of income, both historical and projected; (b) existing management fees and costs that, when internalized, would augment the Company's investment return; (c) properties generally constructed after 1970; (d) little or no exposure to hazardous materials; (e) prudent debt levels; (f) potential for substantial overhead savings that could be converted to distributions; (g) low-to-moderate vacancy levels; (h) diversified tenant risk; (i) low-to-moderate deferred maintenance;
(j) substantial geographic overlap with the Company's existing portfolio, to capitalize on the Company's existing management capabilities; and (k) predominantly comprising industrial, office, hotels, retail, and/or multifamily properties.

     Depending on the circumstances of a specific potential acquisition, the Company could proceed either through a direct merger proposal (ideally with the cooperation of the existing general partner), or by first acquiring the general partner interest, and later soliciting the limited partners for a merger.

     Property Acquisitions

     From time to time the Company will acquire individual properties that it believes will enhance the Company's profitability and take advantage of existing management resources. The Company's proposed acquisitions of the San Antonio Hotel property and the Kash n' Karry supermarket property described under "Recent Activities" exemplify this approach.

     Growth of Associated Companies

     The Company owns all of the preferred stock of the three Associated Companies, GC, GHG and GIRC, which provide comprehensive asset, partnership and property management services for 55 other properties that are not owned by the Company. The preferred stock represents a majority of the equity interest in these companies and entitles the Company to receive dividends comprising a substantial portion of their earnings. GC intends to grow through the acquisition of general partner interests and/or execution of asset management and property management agreements with third parties. GHG expects to grow through (i) leasing hotels which may in the future be acquired by the Company,
(ii) acquiring additional hotel and condominium management companies, or (iii) executing additional hotel and resort management contracts with third party owners. GIRC expects to increase revenues through development of land owned by the partnerships it manages, which is anticipated to result in increased management fees to GIRC; construction of new properties would normally be undertaken only after a single tenant has pre-leased the entire property to be developed, or after substantial pre-leasing of multi-tenant space. The Company, through its preferred stock interests in the Associated Companies, anticipates growth as a result of these activities.

     Internal Growth

     The Company pursues internal growth and asset optimization by constantly reviewing the mix of the portfolio and selling appropriate properties and reinvesting the proceeds consistent with REIT restrictions and by seeking to enhance individual property performance. The Company may sell properties that have matured beyond a point of significant future growth potential and replace them with properties with comparable cash flow but higher growth potential. The Company may sell some smaller or management-intensive properties and replace them with larger or more management-efficient properties. The Company may reduce the number of cities in which it does business. By culling the portfolio in this manner the Company believes it can achieve certain economies of scale with respect to staffing and overhead levels. For example, the Company recently sold two self-storage facilities located outside Minneapolis that were geographically isolated, required outside management and did not otherwise fit the Company's portfolio strategy. As leases renew, the Company seeks to maintain market rent increases. In addition, many of the commercial leases provide for rent increases that are either fixed or based on a consumer price index ("CPI"). Such increases, together with anticipated future rents from space now vacant, provide an opportunity for increased revenues. The leases for the hotel portfolio provide the Company with either a base rent amount or a percentage of the hotel's total gross income, whichever is higher; thus, the Company will participate in increasing hotel revenues.

PROPERTIES

     The following table lists the real estate and mortgage portfolio held by the Company, indicating the property name, location, approximate square footage or number of rooms or units as of June 30, 1996 (excluding the two properties acquired after June 30, 1996).

                     PROPERTY(1)                             CITY         STATE      SQ. FEET
-----------------------------------------------------  ----------------   -----     ----------
INDUSTRIAL PORTFOLIO
Benicia Industrial Park..............................  Benicia            CA          156,800
Navistar International Trans. Corp...................  W. Chicago         IL          474,426
Park 100 -- Building 42..............................  Indianapolis       IN           37,200
Park 100 -- Building 46..............................  Indianapolis       IN          102,400
Case Equipment Corp..................................  Kansas City        KS          199,750
Navistar International Trans. Corp...................  Baltimore          MD          274,000
Case Equipment Corp..................................  Memphis            TN          205,594
SeaTac II(2).........................................  Seattle            WA           41,657
                                                                                    ----------
          Total Industrial Square Footage............                               1,491,827
                                                                                    ==========
OFFICE PORTFOLIO
Regency Westpointe...................................  Omaha              NE           36,107
4500 Plaza...........................................  Salt Lake City     UT           69,975
                                                                                    ----------
          Total Office Square Footage................                                 106,082
                                                                                    ==========
RETAIL PORTFOLIO
Park Center(2).......................................  Santa Ana          CA           73,500
Westwood Plaza.......................................  Tampa              FL           61,369
QuikTrip #712........................................  Atlanta            GA            3,200
Shannon Crossing.....................................  Atlanta            GA           64,039
Atlanta Auto Center..................................  College Park       GA            7,920
QuikTrip #711........................................  Fulton             GA            3,200
QuikTrip #722........................................  Lithonia           GA            3,200
QuikTrip #738........................................  Mableton           GA            3,200
Atlanta Auto Center..................................  Marietta           GA           10,670
Atlanta Auto Center..................................  Norcross           GA           10,920
QuikTrip #718........................................  Norcross           GA            3,200
Atlanta Auto Center..................................  Roswell            GA            5,720
Atlanta Auto Center..................................  Smyrna             GA            9,440
Atlanta Auto Center..................................  Snellville         GA           10,080
QuikTrip #698........................................  Godfrey            IL            3,200
QuikTrip #688........................................  Granite City       IL            3,200
QuikTrip #691........................................  Madison            IL            3,200
QuikTrip #609........................................  St. Louis          MO            3,200
QuikTrip #75R........................................  Tulsa              OK            3,200
                                                                                    ----------
          Total Retail Square Footage................                                 285,658
                                                                                    ==========
HOTEL PORTFOLIO                                                                     # OF ROOMS
                                                                                    ----------
Country Suites by Carlson............................  Tucson             AZ              157
Country Suites by Carlson............................  Ontario            CA              120
Country Suites by Carlson............................  Arlington          TX              132
Country Suites by Carlson(2).........................  Irving             TX               90
                                                                                    ----------
          Total Hotel Rooms..........................                                     499
                                                                                    ==========
MULTIFAMILY PORTFOLIO                                                               # OF UNITS
                                                                                    ----------
Summerbreeze.........................................  No. Hollywood      CA              104
                                                                                    ----------
          Total Multifamily Units....................                                     104
                                                                                    ==========
                                                                                    PRINCIPAL
MORTGAGES RECEIVABLE                                   CITY               STATE       BALANCE
-----------------------------------------------------  ----------------   -----     ----------
Laurel Cranford......................................  Arleta             CA        $ 513,000
Hovpark..............................................  Eatontown          NJ        7,563,000
                                                                                    ----------
          Total Mortgages Receivable.................                               $8,076,000
                                                                                    ===========

---------------

(1) Does not include the UCT Property, the San Antonio Hotel and the Kash n' Karry Property acquired in July 1996, and the Bond Street Property acquired in September 1996. See "Recent Activities."


(2) Mortgage receivable accounted for as real estate under GAAP.

     Industrial Properties

     As of June 30, 1996, the Company owned eight industrial properties aggregating 1,491,827 square feet. During June of 1996, the Company sold two of these properties, which had 97,200 square feet. The industrial properties are designed for warehouse and distribution, ranging in size from 37,200 square feet to 474,426 square feet. Two of the industrial properties are currently leased to multiple tenants and six are leased to single tenants. Five of the six single-tenant industrial properties, including the two largest facilities, are adaptable in design to multi-tenant use.

     The following table lists the industrial properties of the Company as of June 30, 1996 indicating the property name, city, state, year completed, approximate square footage, and for the twelve months ended June 30, 1996, average occupancy, average effective rent per square foot, annual effective base rent, property revenues and percentage of property revenues.

                     GLENBOROUGH REALTY TRUST INCORPORATED
                              INDUSTRIAL PORTFOLIO

                                                                                                           PROPERTY REVENUES
                                                                  AVERAGE        AVERAGE                  FOR 12 MONTHS ENDED
                                                                 OCCUPANCY      EFFECTIVE      ANNUAL           6/30/96
                                       YEAR                    FOR 12 MONTHS   RENT/LEASED   EFFECTIVE    --------------------
  PROPERTY(1)        CITY       ST   COMPLETED   SQUARE FEET   ENDED 6/30/96   SQUARE FEET   BASE RENT      AMOUNT     PERCENT
---------------  ------------  ----  ---------   -----------   -------------   -----------   ----------   ----------   -------
Benicia
  Industrial
  Park.........  Benicia        CA      1980        156,800          99%          $3.25      $  503,952   $  480,867      14%
Case Equipment
  Corp. .......  Kansas City    KS      1975        199,750         100            1.90         379,440      369,696      11
Case Equipment
  Corp. .......  Memphis        TN      1950        205,594         100            1.65         340,130      328,159       9
Navistar
  International
  Trans.
  Corp. .......  W. Chicago     IL      1977        474,426         100            2.17       1,030,838    1,016,918      29
Navistar
  International
  Trans.
  Corp. .......  Baltimore      MD      1962        274,000         100            1.57         430,340      426,190      12
Park 100 --
  Building
  42...........  Indianapolis   IN      1980         37,200          97            5.74         207,142      221,473       6
Park 100 --
  Building
  46...........  Indianapolis   IN      1981        102,400         100            2.28         233,472      387,404      11
Sea Tac
  II(2)........  Seattle        WA      1984         41,657         100            4.80         188,500      274,384       8
                                                  ---------                                  ----------   ----------   ------
    Total
   Industrial..                                   1,491,827         100%          $2.22      $3,313,814   $3,505,091     100%
                                                  =========                                  ==========   ==========   ======

---------------
(1) Excludes two self-storage facilities sold in June 1996.

(2)Mortgage receivable accounted for as real estate under GAAP.

     Four of the single-tenant properties have eight years remaining on leases whose original terms were 20 years and include rent increases every three years based on all or a percentage of the change in the CPI. Under these leases the tenants are required to pay for all of the properties' operating costs, such as common area maintenance, property taxes, insurance, and all repairs including structural repairs. These four properties are leased to Navistar International Transportation Corporation ("Navistar"), but two of the leases have been assumed by Case Equipment Corporation ("Case"). Navistar has options under its leases to purchase either or both of the properties on March 1, 1999, and 2002. The option price is equal to the lesser of (i) the greater of the appraised value or a specified option floor price; or (ii) a price derived by applying a specified capitalization rate to a specified rental amount. The Case leases give the tenant a purchase option exercisable on March 1, 1999, and 2002 for an amount equal to the greater of the appraised value or a specified minimum price. Management believes, based on discussions with both tenants, that neither tenant has any present intention to exercise any option to purchase.

     The remaining warehouse properties have leases whose terms range from one to six years. Most of the leases are "triple net" leases whereby the tenants are required to pay as additional rent their pro rata share of the properties' operating costs, common area maintenance, property taxes, insurance, and non-structural repairs. Some of the leases are "industrial gross" leases whereby the tenant pays as additional rent its pro rata share of common area maintenance and repair costs and its share of the increase in taxes and insurance over a specified base year cost. Many of these leases call for fixed or CPI-based rent increases.

     The Company holds fee title to all of the industrial properties except a 41,657 square-foot warehouse facility in Seattle known as Sea Tac II. This property is owned by AFP Partners, one of the partnerships managed by GC. The Company holds a participating first mortgage interest in Sea Tac II. In accordance with GAAP, the Company accounts for the property as though it held fee title, as substantially all risks and rewards of ownership have been transferred to the Company as a result of the terms of the mortgage. The participating mortgage had a principal balance of $2,333,338 as of June 30, 1996 and accrued interest of $1,207,311, as compared with an appraised value of $2,000,000 as of June 30, 1994. The loan, which was modified in early 1994 and accrues interest at 10%, allows the borrower to defer the payment of any interest in excess of the property's cash flow. The loan also allows the Company to receive 75% of the property value over the total loan balance at maturity. The loan is due March 31, 2001, but the borrower may extend the loan for five one-year periods for payment of a fee equal to 0.25% of the then outstanding principal balance for each extension.

     The following table sets forth, for the periods specified, the total rentable area, aggregate average occupancy, average effective base rent per leased square foot and total effective annual base rent for the industrial properties presently owned by the Company.

                             INDUSTRIAL PROPERTIES
                        HISTORICAL RENT AND OCCUPANCY(1)

                                                                            AVERAGE EFFECTIVE      TOTAL EFFECTIVE
                                 TOTAL RENTABLE      AVERAGE OCCUPANCY         BASE RENT/            ANNUAL BASE
             YEAR                AREA (SQ. FT.)       FOR THE PERIOD        LEASED SQ. FT.(2)        RENT($000S)
-------------------------------  ---------------     -----------------     -------------------     ---------------
1996...........................     1,491,827                99%(3)               $2.22                $ 3,314
1995...........................     1,491,827               100                    2.29                  3,405
1994...........................     1,491,827               100                    2.29                  3,401
1993...........................     1,491,827                98                    2.24                  3,294
1992...........................     1,491,827                96                    2.14                  3,075
1991...........................     1,491,827                97                    2.23                  3,227

---------------
(1) Excludes two self-storage facilities sold in June 1996.

(2)Total Effective Annual Base Rent divided by average occupancy in square feet.

(3) For the six months ended June 30, 1996.

     The following table sets forth lease expirations for the industrial properties for the latter half of 1996 and thereafter.

                             INDUSTRIAL PROPERTIES
                              LEASE EXPIRATIONS(1)

                                                  RENTABLE SQUARE                            PERCENTAGE OF TOTAL
                                                      FOOTAGE          ANNUAL BASE RENT        ANNUAL BASE RENT
       YEAR OF LEASE             NUMBER OF           SUBJECT TO         UNDER EXPIRING          REPRESENTED BY
         EXPIRATION           LEASES EXPIRING     EXPIRING LEASES      LEASES($000S)(2)       EXPIRING LEASES(2)
----------------------------  ---------------     ----------------     -----------------     --------------------
1996........................          2                  13,800             $    54                     2%
1997........................          7                  13,800                  79                     2
1998........................          5                  99,800                 340                     9
1999........................          6                  14,400                  87                     2
2000........................          2                  49,200                 163                     5
2001........................          2                  44,657                 276                     8
2002........................          0                       0                   0                     0
2003........................          0                       0                   0                     0
2004........................          5               1,256,170               2,594                    72
Thereafter..................          0                       0                   0                     0
                                     --
                                                      ---------              ------                ------
          Total.............         29               1,491,827             $ 3,593(3)                100%
                                     ==               =========              ======                ======

---------------
(1) Excludes the self-storage facilities sold in June 1996.

(2) Annual base rent expiring during each period, divided by total annual base rent (both adjusted for contractual increases).

(3) This figure incorporates contractual rent increases arising after 1996, and thus differs from "Total Effective Annual Base Rent" in the preceding table, which is based on 1996 rents.

     The following table sets forth the capitalized tenant improvements and leasing commissions on the Company's industrial properties for the five years ended December 31, 1995 and the six months ended June 30, 1996.

                             INDUSTRIAL PROPERTIES
            CAPITALIZED TENANT IMPROVEMENTS AND LEASING COMMISSIONS

                                       1991       1992       1993       1994       1995        1996
                                     --------    -------    -------    -------    -------    --------
Square footage renewed or
  re-leased........................   108,200     52,491     66,500     89,000    141,523      57,000
Capitalized tenant improvements and
  commissions (in thousands).......       $41        $21        $64        $60       $114         $14
Average per square foot of renewed
  or re-leased space...............     $0.38      $0.40      $0.96      $0.67      $0.81       $0.25

     Office Properties

     As of June 30, 1996, the Company owned two office properties with total rentable square footage of 106,082. Both of the office properties are suburban mid-rise buildings. The leases for spaces within the office properties have terms ranging from one to 6 years. The office space leases generally require the tenant to reimburse the Company for increases in building operating costs over a base amount. Many of the leases contain fixed or CPI-based rent increases.

     The following table lists the office properties of the Company as of June 30, 1996, indicating the property name, city, state, year completed, approximate square footage and, for the twelve months ended June 30, 1996, average occupancy, average effective rent per square foot, annual effective base rent, property revenues and percentage of property revenues.

                     GLENBOROUGH REALTY TRUST INCORPORATED
                                OFFICE PORTFOLIO

                                                                                                              PROPERTY REVENUES
                                                                                                                   FOR THE
                                                                     AVERAGE        AVERAGE                       12 MONTHS
                                                                  OCCUPANCY FOR    EFFECTIVE      ANNUAL        ENDED 6/30/96
                                              YEAR      SQUARE      12 MONTHS     RENT/LEASED   EFFECTIVE    --------------------
   PROPERTY(1)           CITY          ST   COMPLETED    FEET     ENDED 6/30/96   SQUARE FEET   BASE RENT      AMOUNT     PERCENT
-----------------  -----------------  ----  ---------   -------   -------------   -----------   ----------   ----------   -------
4500 Plaza.......  Salt Lake City     UT       1983      69,975        100%         $ 12.07     $  844,516   $  862,424      61%
Regency
  Westpointe.....  Omaha              NE       1981      36,107         95            15.23        522,362      543,017      39
                                                        -------                                 ----------   ----------   ------
         Total
         Office..                                       106,082         99%         $ 13.11     $1,366,878   $1,405,441     100%
                                                        =======                                 ==========   ==========   ======

---------------

(1) Does not include the UCT Property acquired in July 1996, and the Bond Street Property acquired in September 1996. See "Recent Activities."


     The following table sets forth, for the periods specified, the total rentable area, aggregate average occupancy, average effective base rent per leased square foot and total effective annual base rent for the office properties owned by the Company as of June 30, 1996.

                               OFFICE PROPERTIES
                         HISTORICAL RENT AND OCCUPANCY

                                                                         AVERAGE EFFECTIVE     TOTAL EFFECTIVE
                                TOTAL RENTABLE     AVERAGE OCCUPANCY        BASE RENT/         ANNUAL BASE RENT
             YEAR               AREA (SQ. FT.)      FOR THE PERIOD       LEASED SQ. FT.(1)        ($000S)(2)
------------------------------  --------------     -----------------     -----------------     ----------------
1996..........................      106,082               100%(3)             $ 13.11               $1,367
1995..........................      106,076                97                   11.91                1,228
1994..........................      105,770                88                   11.44                1,065
1993..........................      104,666                80                   12.04                1,008
1992..........................      104,754                80                   11.10                  930
1991..........................      104,754                53                    9.60                  533

---------------
(1) Total Effective Annual Base Rent divided by average occupancy in square feet.

(2) Total Effective Annual Base Rent including any free rent given for the period.

(3) For the six months ended June 30, 1996.

     The following table sets forth lease expirations for the office properties (excluding office properties acquired after June 30, 1996) for the latter half of 1996 and thereafter.


                               OFFICE PROPERTIES
                               LEASE EXPIRATIONS

                                                   RENTABLE SQUARE                          PERCENTAGE OF TOTAL
                                                       FOOTAGE         ANNUAL BASE RENT      ANNUAL BASE RENT
        YEAR OF LEASE             NUMBER OF          SUBJECT TO         UNDER EXPIRING        REPRESENTED BY
         EXPIRATION            LEASES EXPIRING     EXPIRING LEASES      LEASES ($000S)      EXPIRING LEASES(1)
-----------------------------  ---------------     ---------------     ----------------     -------------------
1996.........................          4                11,969              $  114                    7%
1997.........................          7                13,675                 186                   11
1998.........................          4                45,922                 774                   48
1999.........................          6                17,241                 223                   14
2000.........................          0                     0                   0                    0
2001.........................          1                 1,784                  24                    1
2002.........................          0                     0                   0                    0
2003.........................          0                     0                   0                    0
2004.........................          0                     0                   0                    0
2005.........................          1                15,491                 300                   19
Thereafter...................          0                     0                   0                    0
                                      --
                                                       -------              ------               ------
          Total..............         23               106,082(2)           $1,621(3)               100%
                                      ==               =======              ======               ======

---------------
(1) Annual base rent expiring during each period, divided by total annual base rent (both adjusted for contractual increases).

(2) This figure is based on square footage actually leased (which excludes vacant space), which accounts for the difference between this figure and "Total Rentable Area" in the preceding table (which includes vacant space).

(3) This figure incorporates contractual rent increases arising after 1996, and thus differs from "Total Effective Annual Base Rent" in the preceding table, which is based on 1996 rents.


     The following table sets forth, the capitalized tenant improvements and leasing commissions on the Company's office properties (excluding office properties acquired after June 30, 1996) for the five years ended December 31, 1995 and six months ended June 30, 1996.


                               OFFICE PROPERTIES
            CAPITALIZED TENANT IMPROVEMENTS AND LEASING COMMISSIONS

                                                1991     1992     1993     1994     1995       1996
                                               -------  -------  -------  -------  ------      -----
Square footage renewed or re-leased..........   45,586   26,989   23,909   18,384  79,745      7,601
Capitalized tenant improvements and
  commissions (in thousands).................  $   515  $   192  $    59  $    58  $ 468((1)   $  33
Average per square foot of renewed or
  re-leased space............................  $ 11.29  $  7.12  $  2.47  $  3.18  $ 5.87      $4.38

---------------
(1) The significant increase in capitalized tenant improvements and commissions in 1995 over the previous year is primarily the result of re-leasing 15,491 sq. ft. at Regency Westpointe. The re-lease is for a term of ten years. There were no commissions paid in this transaction. Tenant improvements totaled $405,000. This tenant occupies 43% of Regency Westpointe.

     Retail Properties

     The retail portfolio consists of 19 properties with a total of 285,658 square feet. The following table lists the retail properties of the Company as of June 30, 1996, indicating the property name, city, state, year completed, approximate square footage, revenues and, for the twelve months ended June 30, 1996, average occupancy, average effective rent per square foot, annual effective base rent, property revenues and percentage of total retail properties' revenues.

                     GLENBOROUGH REALTY TRUST INCORPORATED
                                RETAIL PORTFOLIO

                                                                                                       PROPERTY REVENUES
                                                             AVERAGE         AVERAGE                     FOR 12 MONTHS
                                                            OCCUPANCY       EFFECTIVE      ANNUAL        ENDED 6/30/96
                                      YEAR       SQUARE   FOR 12 MONTHS    RENT/LEASED   EFFECTIVE    --------------------
PROPERTY(1)        CITY        ST   COMPLETED     FEET    ENDED 6/30/96    SQUARE FEET   BASE RENT      AMOUNT     PERCENT
------------  --------------  ----  ---------   --------  --------------   -----------   ----------   ----------   -------
Atlanta Auto
  Center....  College Park    GA    1986           7,920        100%         $ 11.33     $   89,768   $   90,753       3%
Atlanta Auto
  Center....  Marietta        GA    1985          10,670         97            11.57        119,746      136,500       4
Atlanta Auto
  Center....  Norcross        GA    1985          10,920        100             9.17        100,112      125,493       4
Atlanta Auto
  Center....  Roswell         GA    1985           5,720         92             9.16         48,208       65,767       2
Atlanta Auto
  Center....  Smyrna          GA    1985           9,440         89             9.93         83,420       94,816       3
Atlanta Auto
  Center....  Snellville      GA    1986          10,080         92            11.97        111,018      111,917       3
Park
 Center(2)..  Santa Ana       CA    1979          73,500         95             6.15        430,266      557,385      17
QuikTrip
  #688......  Granite City    IL    1990           3,200        100            35.21        112,668      111,676       3
QuikTrip
  #722......  Lithonia        GA    1990           3,200        100            35.00        111,992      109,905       3
QuikTrip
  #718......  Norcross        GA    1990           3,200        100            33.15        106,080      106,456       3
QuikTrip
  #711......  Fulton          GA    1988           3,200        100            40.68        130,164       97,536       3
QuikTrip
  #75R......  Tulsa           OK    1988           3,200        100            20.28         64,908       88,818       3
QuikTrip
  #738......  Mableton        GA    1990           3,200        100            27.11         86,736       83,432       3
QuikTrip
  #712......  Atlanta         GA    1988           3,200        100            34.00        108,792       97,764       3
QuikTrip
  #698......  Godfrey         IL    1990           3,200        100            35.47        113,508      121,206       4
QuikTrip
  #691......  Madison         IL    1989           3,200        100            25.56         81,792       93,507       3
QuikTrip
  #609......  St. Louis       MO    1988           3,200        100            35.23        112,728      112,713       3
Shannon
 Crossing...  Atlanta         GA    1981          64,039         92             6.85        403,578      430,802      13
Westwood
  Plaza.....  Tampa           FL    1984          61,369         94             8.89        511,522      682,929      21
                                                 -------                                 ----------   ----------   ------
    Total/Average
    Retail..                                     285,658         95%         $ 10.82     $2,927,006   $3,319,375     100%
                                                 =======                                 ==========   ==========   ======

---------------

(1) Does not include the Kash n' Karry Property acquired in August 1996. See "Recent Activities."
(2) Mortgage receivable accounted for as real estate under GAAP.

     Three of the retail properties representing 198,908 rentable square feet, or 70% of the total rentable area, are anchored community shopping centers. The anchor tenants of these centers are national or regional supermarkets and drug stores.

     Ten of the retail properties are leased to QuikTrip Corporation on long-term leases expiring in either 2008 or 2010. QuikTrip is a regional convenience store operator with over 300 stores in six states. The leases require the tenant to pay for all property costs and provide for periodic fixed increases of base rent. Under the leases, the tenant has one five-year option to renew at specified rental rates.

     Six of the retail properties are located in the Atlanta metropolitan area and are leased to tenants in the automotive care industry. The leases for the retail properties (excluding the QuikTrip leases described above) generally include fixed or CPI-based rent increases and some include provisions for the payment of additional rent based on a percentage of the tenants' gross sales that exceed specified amounts. Retail tenants also pay as additional rent their pro rata share of the property operating costs including common area maintenance, property taxes, insurance, and non-structural repairs. Some of the leases contain options to renew at market rates or specified rates.

     The Company holds fee title to all of the retail properties except the Park Center community center. Park Center is owned by AFP Partners, one of the partnerships managed by GC. The Company holds a participating first mortgage interest in the center. In accordance with GAAP, the Company accounts for the property as though it held fee title, as substantially all risks and rewards of ownership have been transferred to the Company as a result of the terms of the mortgage. The participating mortgage had a principal balance of $5,448,427 as of June 30, 1996 and accrued interest of $2,732,037, as compared with an appraised value of $3,550,000 as of June 30, 1994. The loan, which was modified in mid-1994 and accrues interest at 10%, allows the borrower to defer the payment of any interest in excess of the property's cash flow. The loan also allows the Company to receive 75% of the property value over the total loan balance at maturity. The loan is due March 31, 2001, but the borrower may extend the loan for five one-year periods for payment of a fee equal to 0.25% of the then outstanding principal balance, for each extension.

     The following table sets forth, for the periods specified, the total rentable area, aggregate average occupancy, average effective base rent per leased square foot and total effective annual base rent for the retail properties presently owned by the Company.

                               RETAIL PROPERTIES
                         HISTORICAL RENT AND OCCUPANCY

                                                                                 AVERAGE        TOTAL EFFECTIVE
                                                                                EFFECTIVE           ANNUAL
                                        TOTAL RENTABLE   AVERAGE OCCUPANCY   BASE RENT/LEASED      BASE RENT
                 YEAR                   AREA (SQ. FT.)    FOR THE PERIOD        SQ. FT.(1)        ($000S)(2)
--------------------------------------  --------------   -----------------   ----------------   ---------------
1996..................................      285,658              94%(3)           $10.86            $ 2,927
1995..................................      285,658              95                10.76              2,915
1994..................................      285,722              94                10.76              2,890
1993..................................      285,722              90                11.11              2,858
1992..................................      285,722              88                11.12              2,823
1991..................................      285,722              91                11.18              2,906

---------------
(1) Total Effective Annual Base Rent divided by average occupancy in square feet.

(2) Total Effective Annual Base Rent including any free rent given for the period.

(3) For the six months ended June 30, 1996.

     The following table sets forth lease expirations for the retail properties for the latter half of 1996 and thereafter.

                               RETAIL PROPERTIES
                               LEASE EXPIRATIONS

                                                    RENTABLE SQUARE                          PERCENTAGE OF TOTAL
                                                        FOOTAGE         ANNUAL BASE RENT      ANNUAL BASE RENT
                                   NUMBER OF          SUBJECT TO         UNDER EXPIRING        REPRESENTED BY
   YEAR OF LEASE EXPIRATION     LEASES EXPIRING     EXPIRING LEASES      LEASES ($000S)      EXPIRING LEASES(1)
------------------------------  ---------------     ---------------     ----------------     -------------------
1996..........................         13                20,798              $  247                    8%
1997..........................         13                25,392                 272                    9
1998..........................         12                23,733                 253                    8
1999..........................         15                24,972                 297                   10
2000..........................         11                27,607                 312                   10
2001..........................          5                49,080                 318                   11
2002..........................          0                     0                   0                    0
2003..........................          0                     0                   0                    0
2004..........................          2                62,856                 254                    8
2005..........................          0                     0                   0                    0
Thereafter....................         10                32,000               1,074                   36
                                       --
                                                        -------              ------               ------
          Total...............         81               266,438(2)           $3,027(3)               100%
                                       ==               =======              ======               ======

---------------
(1) Annual base rent expiring during each period, divided by Annual Base Rent (both adjusted for contractual increases).

(2) This figure is based on square footage actually leased (which excludes vacant space), which accounts for the difference between this figure and "Total Rentable Area" in the preceding table (which includes vacant space).

(3) This figure incorporates contractual rent increases arising after 1996, and thus differs from "Total Effective Annual Base Rent" in the preceding table which is based on 1996 rents.

     The following table sets forth the capitalized tenant improvements and leasing commissions on retail properties for the five and one-half years ending June 30, 1996.

                               RETAIL PROPERTIES
            CAPITALIZED TENANT IMPROVEMENTS AND LEASING COMMISSIONS

                                        1991       1992       1993       1994       1995       1996
                                       -------    -------    -------    -------    -------    -------
Square footage renewed or
  re-leased..........................   14,136     26,403     31,443     46,833     33,294     10,970
Capitalized tenant improvements and
  commissions (in thousands).........     $ 16       $ 63       $ 59       $ 59       $ 98       $ 25
Average per square foot of renewed or
  re-leased space....................    $1.13      $2.38      $1.87      $1.25      $2.94      $2.31

     Hotels

     As of June 30, 1996, the hotel portfolio consists of four all-suite hotels ranging from 90 to 157 rooms and comprising of 216,803 square feet of space and 499 rooms. All of the hotels currently operate under license agreements with Country Lodging by Carlson, Inc. and are marketed as Country Suites By Carlson ("Country Suites"). The hotels consist primarily of one-bedroom suites, but each property also includes some studio suites and two-bedroom suites.

     Country Lodging is part of the Carlson Companies, based in Minneapolis. The Carlson Companies own, operate, and franchise Radisson Hotels, TGI Friday's Restaurants, Country Kitchen Restaurants, and the Carlson Travel Agency Network. Currently there are a total of more than 70 Country Inns and Suites.

     The following table sets forth as of June 30, 1996 (excluding the San Antonio Hotel which was acquired on July 29, 1996) for each of the Company's hotel properties, the property name, city, state, year completed, number of rooms, approximate square footage, average occupancy and for the twelve month period ended June 30, 1996, revenues percentage of total hotel properties' revenues, average daily rate ("ADR") and revenue per available room ("REVPAR") for the hotel properties owned by the Company.

                     GLENBOROUGH REALTY TRUST INCORPORATED
                                HOTEL PORTFOLIO

                                                                                      PROPERTY REVENUES
                                                                                     FOR 12 MONTHS ENDED
                                                                                           6/30/96
                                                YEAR      # OF     SQUARE   AVG.     --------------------
       PROPERTY(1)             CITY      ST   COMPLETED   ROOMS     FEET    OCC.       AMOUNT     PERCENT       ADR    REVPAR
--------------------------  ----------  ----  ---------   -----   --------  ----     -----------  -------     -------  ------
Country Suites by
  Carlson(2)..............  Arlington    TX      1986      132      56,200    69%    $   703,145      17 %    $ 65.54  $45.02
Country Suites by
  Carlson(3)..............  Irving       TX      1986       90      45,032    76       1,894,637      45        72.31  54.69
Country Suites by
  Carlson(2)..............  Ontario      CA      1985      120      54,019    66         363,110       8        51.53  34.06
Country Suites by
  Carlson(2)..............  Tucson       AZ      1986      157      61,552    79       1,290,905      30        61.45  48.39
                                                           ---     -------            ----------  ------
    Total Hotel...........                                 499     216,803    73%    $ 4,251,797     100 %    $ 62.10  $45.18
                                                           ===     =======            ==========  ======

---------------
(1) Does not include the San Antonio Hotel acquired in July 1996. See "Recent Activities."

(2) Revenue reported consists of the lease payments received from GHG, which leases the Hotel from the Company and operates it for its own account.

(3) Mortgage receivable accounted for as real estate under GAAP.

     The Company holds fee title to three of the four hotels. The fourth, the Country Suites in Irving, Texas, is owned by AFP Partners, one of the partnerships managed by GC. The Company holds a participating first mortgage interest in the property. In accordance with GAAP, the Company accounts for the property as though it held fee title, as substantially all the risks and rewards of ownership have been transferred to the Company as a result of the terms of the mortgage. The participating mortgage had a principal balance of $5,039,434 as of June 30, 1996, with accrued interest of $2,524,086, as compared with an appraised value of $2,650,000 as of June 30, 1994. The loan, which was modified in early 1994 and accrues interest at 10%, allows the borrower to defer the payment of any interest in excess of the property's cash flow. The loan also allows the Company to receive 75% of the property value over the total loan balance at maturity. The loan is due March 31, 2001, but the borrower may extend the loan for five one-year periods for payment of a fee equal to 0.25% of the then outstanding principal balance for each extension. The hotels owned in fee title are leased to GHG (see "The Percentage Leases" below); the Irving, Texas hotel is managed by GHG under terms of a pre-existing contract.

     The following table contains average occupancy for the periods indicated, ADR and REVPAR information for the Company's hotels as well as comparative information for all U.S. hotels and all Country Lodging hotels.

                                                                                           SIX
                                                                                          MONTHS
                                               YEAR ENDED DECEMBER 31,                    ENDED
                                  --------------------------------------------------     JUNE 30,
                                   1991       1992       1993       1994       1995        1996
                                  ------     ------     ------     ------     ------     --------
    Irving, TX
      Occupancy.................     57%        66%        76%        78%        76%         78%
      ADR.......................  $61.77     $53.53     $50.22     $58.52     $66.55      $76.05
      REVPAR....................  $35.46     $35.37     $38.33     $45.36     $50.57      $59.34
    Ontario, CA
      Occupancy.................     55%        59%        60%        56%        66%         68%
      ADR.......................  $56.46     $52.93     $51.61     $52.02     $48.38      $54.43
      REVPAR....................  $30.89     $31.42     $30.74     $29.35     $31.67      $36.81
    Arlington, TX
      Occupancy.................     73%        68%        61%        63%        70%         74%
      ADR.......................  $58.44     $57.85     $51.58     $62.73     $64.96      $65.15
      REVPAR....................  $42.84     $39.14     $31.46     $39.79     $45.63      $47.36
    Tucson, AZ
      Occupancy.................     73%        72%        77%        77%        79%         82%
      ADR.......................  $51.28     $54.38     $54.46     $57.21     $58.93      $69.40
      REVPAR....................  $37.66     $39.05     $42.16     $44.29     $46.53      $57.36
    All U.S. Hotels(1)
      Occupancy.................     60%        62%        64%        65%        66%          --
      ADR.......................  $59.84     $59.65     $60.99     $63.63     $66.88          --
      REVPAR....................  $36.98     $37.04     $38.85     $41.49     $44.14          --
    Country Lodging System(2)
      Occupancy.................     68%        67%        71%        75%        75%         72%
      ADR.......................  $48.30     $50.62     $50.00     $53.00     $56.00      $61.56
      REVPAR....................  $32.90     $33.94     $35.72     $39.75     $41.00      $43.98

---------------
(1) Source: Smith Travel Research and Country Hospitality.

(2) Source: Country Hospitality. Data for the year 1991 includes Canadian properties. Data for all other years are limited to U.S. properties.

     In order for the Company to qualify as a REIT, neither the Company nor the Operating Partnership can operate the hotels. Therefore, the Operating Partnership has leased the three hotels owned as of June 30, 1996 to GHG for a term of five years pursuant to percentage leases (the "Percentage Leases"), which provide for rent equal to the greater of the Base Rent (as defined in the Percentage Leases) or a specified percentage of revenues (the "Percentage Rent"). GHG leases each hotel separately. The lessee's ability to make rent payments will to a large degree depend on its ability to generate cash flow from the operations of the hotels. Each percentage lease contains the provisions described below.

     Each Percentage Lease has a non-cancelable term of five years, subject to earlier termination upon the occurrence of certain contingencies described in the Percentage Lease. The lessee under the Percentage Lease has one five-year renewal option at the then current fair market rent.

     During the term of each Percentage Lease, the lessee is obligated to pay the greater of Base Rent or Percentage Rent. Base Rent accrues and is required to be paid monthly. Percentage Rent is calculated by multiplying fixed percentages by room revenues for each of the three hotels. The applicable percentage changes when revenue exceeds a specified threshold, and the threshold may also adjust annually in accordance with changes in the applicable CPI. Percentage Rent is due quarterly.

     The table below sets forth the annual Base Rent and the Percentage Rent formulas for each of the three owned hotels owned by the Company as of June 30, 1996.

                          HOTEL LEASE RENT PROVISIONS

                         INITIAL
                          ANNUAL
                           BASE
         HOTEL             RENT                ANNUAL PERCENTAGE RENT FORMULAS
-----------------------  --------   ------------------------------------------------------
Ontario, CA............  $240,000   24% of room revenue up to $1,575,000 plus 40% of room
                                      revenue above $1,575,000 and 5% of other revenue.
Arlington, TX..........   360,000   27% of room revenue up to $1,600,000 plus 42% of room
                                      revenue above $1,600,000 and 5% of other revenue.
Tucson, AZ.............   600,000   40% of room revenue up to $1,350,000 plus 46% of room
                                      revenue above $1,350,000 and 5% of other revenue.

     Other than real estate and personal property taxes, casualty insurance, a fixed capital improvement allowance and maintenance of underground utilities and structural elements, which are the responsibility of the Company, the Percentage Leases require the lessee to pay rent, insurance, all costs, salaries, and expenses and all utility and other charges incurred in the operation of the Hotels.

     The Percentage Leases require the owner to maintain the underground utilities and the structural elements of the improvements, including exterior walls (excluding plate glass) and roof. In addition, the owner must fund periodic capital improvements to the buildings and grounds, and the periodic repair, replacement and refurbishment of furniture, fixtures and equipment, up to the following amounts per quarter for the first year of the Percentage Lease:
Ontario -- $22,750; Arlington -- $25,000; and Tucson -- $28,500. These amounts increase annually in accordance with the CPI. These obligations carry forward to the extent not expended, and any unexpended amounts remain the property of the owner upon termination of the Percentage Leases. Except for capital improvements and maintenance of structural elements and underground utilities, the lessee bears the obligation, at its expense, to maintain the hotels in good order and repair, except for ordinary wear and tear, and to make non-structural, foreseen and unforeseen, and ordinary and extraordinary repairs which may be necessary and appropriate to keep the hotels in good order and repair.

     The lessee may not sublet all or any part of the hotels or assign its interest under any of the Percentage Leases, other than to an affiliate of the lessee, without the prior written consent of the owner. No assignment or subletting will release the lessee from any of its obligations under the Percentage Leases.

     If the Company enters into an agreement to sell or otherwise transfer a hotel, the Company has the right to terminate the Percentage Lease with respect to that hotel upon paying the lessee the fair market value of the lessee's leasehold interest in the remaining term of the Percentage Lease to be terminated.

     The lessee is the licensee under the franchise licenses on the hotels. The franchise agreements are assignable to the owner, another lessee or a new owner, with a payment of $2,500 per hotel.

     Multifamily Properties

     The Company owns one apartment complex known as Summerbreeze, with 104 units totaling 73,284 square feet of space, located in North Hollywood, California. All of the units are rented to residential tenants on a month-to-month basis. As of June 30, 1996, Summerbreeze was 96% occupied.

     The following table sets forth as of June 30, 1996 the name, city, state, year of completion, number of units, approximate square footage and, for the twelve months ended June 30, 1996, average occupancy, property revenues, percentage of property revenues, and average rent per leased unit for the Summerbreeze Apartments, the only multifamily property then owned by the Company.

                     GLENBOROUGH REALTY TRUST INCORPORATED
                             MULTIFAMILY PORTFOLIO

                                                                                                       PROPERTY REVENUES FOR
                                                                          AVERAGE        PROPERTY         12 MONTHS ENDED
                                                                         OCCUPANCY       REVENUES             6/30/96
                                           YEAR      # OF              FOR 12 MONTHS     12 MONTHS     ---------------------
    PROPERTY           CITY        ST    COMPLETED   UNITS   SQ. FT.   ENDED 6/30/96   ENDED 6/30/96    AMOUNT      PERCENT
-----------------  -------------   ---   ---------   -----   -------   -------------   -------------   ---------   ---------
                   No.
Summerbreeze.....  Hollywood....    CA      1981      104     73,284        92%          $ 768,376      $666.09       100%

     The following table sets forth, for the periods specified, the total units, average occupancy, monthly average effective base rent per unit, and total effective annual base rent, for the Summerbreeze Apartments.

                             MULTIFAMILY PROPERTIES
                         HISTORICAL RENT AND OCCUPANCY

                                                                              MONTHLY
                                                                         AVERAGE EFFECTIVE     TOTAL EFFECTIVE
                                                   AVERAGE OCCUPANCY       BASE RENT PER         ANNUAL BASE
              YEAR                 TOTAL UNITS      FOR THE PERIOD        LEASED UNIT(1)       RENT ($000S)(2)
---------------------------------  -----------     -----------------     -----------------     ---------------
1996.............................      104                 91%(3)              $ 666                  756
1995.............................  104....                 94                    630                  739
1994.............................  104....                 98                    632                  774
1993.............................  104....                 93                    632                  734
1992.............................  104....                 98                    633                  758
1991.............................  104....                 95                    634                  752

---------------
(1) Total Effective Annual Base Rent divided by Average Occupied Unit.

(2) Total Effective Annual Base Rent including any free rent given for the period.

(3) For the six months ended June 30, 1996.

     Mortgage Receivables

     The Company holds two notes receivable, secured by first priority real property liens, which have a total outstanding principal balance at June 30, 1996 of $8,076,000. As of September 5, 1996, all payments are current.

                        SUMMARY OF MORTGAGE RECEIVABLES

                                                                                PRINCIPAL BALANCE
                                                                            -------------------------
            NAME                     TYPE            RATE      MATURITY      6/30/96        12/31/95
-----------------------------  -----------------     -----     --------     ----------     ----------
Hovpark(1)...................  Industrial/Office     8.00%     11/01/96     $7,563,000     $7,563,000
Laurel Cranford..............  Industrial            9.00%     06/01/01     $  513,000     $  516,000

---------------
(1) The financial statement carrying value of the Hovpark loan is $6,700,000, the estimated fair value of the underlying collateral.

     The Company does not intend to engage in the business of making real estate loans.

     The Location and Type of the Company's Properties

     The 34 properties owned as of June 30, 1996 by the Company are diverse in type (retail, industrial, office, hotel and multifamily) and are located in numerous local markets among four geographic regions and 15 states within the United States. The following table sets forth, as of June 30, 1996, the region and type of the Company's properties by rentable square feet and/or units, along with average occupancy for the twelve months ended June 30, 1996.

                                     SQ. FT.      SQ. FT.    SQ. FT.    HOTEL       UNITS         NO. OF
              REGION                INDUSTRIAL    OFFICE     RETAIL     ROOMS    MULTIFAMILY    PROPERTIES
----------------------------------  ----------    -------    -------    -----    -----------    ----------
East..............................     274,000          0          0       0           0             1
South.............................     205,594          0    199,358     222           0            17
Midwest...........................     813,776     36,107     12,800       0           0             9
West..............................     198,457     69,975     73,500     277         104             7
                                                                                                    --
                                     ---------    -------    -------     ---         ---
          Total...................   1,491,827    106,082    285,658     499         104            34
                                     =========    =======    =======     ===         ===            ==
No. of Properties.................           8          2         19       4           1            34(1)
                                                                                                    ==
Average occupancy.................         100%        99%        95%     73%         92%

---------------
(1) Does not include the UCT Property, the San Antonio Hotel and the Kash n' Karry Property acquired in July 1996. See "Recent Activities."

     For the years ended December 31, 1995, and 1994 and 1993, rental revenue from the two properties leased to Navistar International Transportation Corp. represented approximately 10% of the historical combined total rental revenue of the GRT Predecessor Entities, and approximately 5% of the Company's total revenues on a pro forma basis.

     Lease Expirations

     For the non-residential portfolio as a whole, average annual lease expirations over the next 5 1/2 years will represent 5% of total leased square footage and 9% of total annual base rent.

MANAGEMENT BUSINESS

     The Company conducts its management operations through the Associated Companies. The Company holds 100% of the preferred stock of each of the Associated Companies. Although the Company holds none of the voting common stock of the Associated Companies, the Company has the right, through its preferred stock holdings, to receive a significant portion of the economic benefits of the Associated Companies' operations. The voting common stock of the Associated Companies is held by individuals. See " -- The Associated Companies."

     The Associated Companies control a substantial asset management and property management portfolio by virtue of GC's general partner interests in certain limited partnerships, and through contracts with unaffiliated owners. The management operations of the Company, the Operating Partnership and the Associated Companies as of June 30, 1996 are summarized in the following table.

                                    [Graph]

---------------
(1) Properties owned by the Operating Partnership or the Company and either (i) leased to GHG, in the case of hotels, or (ii) managed by the Company.

(2) Properties owned by partnerships of which GC or an affiliate is the general partner, or by third parties, and managed by GC, GIRC or GHG.


(3) Includes the UCT Property, which the Company acquired in July 1996, and the Bond Street Property which the Company acquired in September 1996. See "Recent Activities."


     The portfolio of properties managed by the Associated Companies includes 622 hotel rooms, approximately 4.5 million square feet of retail, industrial and office properties, more than 1,700 multifamily residential units, and approximately 284 acres of undeveloped land. The Associated Companies each receive substantial fees for their management services. The Associated Companies, in turn, pay a portion of their income to their stockholders, including the Company, through distributions on their capital stock.

THE ASSOCIATED COMPANIES

     The following table lists the properties managed by the Associated Companies, indicating property name, city, state, approximate square footage, size or number of units, if applicable, and acreage, if applicable, as of June 30, 1996.

                              MANAGEMENT PORTFOLIO

                                                                                        SQ.
                       ASSET                                CITY           STATE      FT.(1)
----------------------------------------------------  -----------------    -----     ---------
INDUSTRIAL
San Sevaine Business Park...........................  Mira Loma            CA          172,057
Rancon Centre Ontario...............................  Ontario              CA          245,000
SkyPark Airport Parking.............................  San Bruno            CA          216,780
Carroll Vista Center................................  San Diego            CA          107,579
Wakefield Engineering Building......................  Temecula             CA           44,200
28720 Via Montezuma.................................  Temecula             CA           24,402
Bryant Lake Phases I & II...........................  Eden Prairie         MN           80,057
Bryant Lake Phase III...............................  Eden Prairie         MN           91,732
Black Satchel.......................................  Charlotte            NC          228,800
North Park Business Center..........................  Charlotte            NC          319,960
The Commons at Great Valley.........................  Malvern              PA          200,000
Totem Valley Business Center........................  Seattle              WA          121,645
                                                                                     ---------
          Total.....................................                                 1,852,212
                                                                                     =========

OFFICE
Rosemead Springs Center.............................  El Monte             CA          129,503
Civic Center II.....................................  Rancho Cucamonga     CA           17,857
Gateway Professional Center.........................  Sacramento           CA           48,578
Park Plaza..........................................  Sacramento           CA           67,688
Carnegie Business Center I..........................  San Bernardino       CA           62,506
Carnegie Business Center II.........................  San Bernardino       CA           50,804
One Vanderbilt Way..................................  San Bernardino       CA           73,809
Two Vanderbilt Way..................................  San Bernardino       CA           69,094
Lakeside Tower......................................  San Bernardino       CA          112,649
One Carnegie Plaza..................................  San Bernardino       CA          102,625
Two Carnegie Plaza..................................  San Bernardino       CA           68,925
One Parkside........................................  San Bernardino       CA           70,069
Santa Fe Railway....................................  San Bernardino       CA           36,288
Inland Regional Center..............................  San Bernardino       CA           81,079
Bristol Medical Center..............................  Santa Ana            CA           52,311
Montrose Office Building............................  Rockville            MD          186,385
Bond Street(2)......................................  Farmington Hills     MI           40,595
University Club Tower(3)............................  St. Louis            MO          272,443
Directors Plaza.....................................  Memphis              TN          131,727
Executive Plaza.....................................  Memphis              TN          147,695
Poplar Towers I.....................................  Memphis              TN          100,901
Bluemound Commerce Center...........................  Brookfield           WI           48,113
                                                                                     ---------
          Total.....................................                                 1,971,644
                                                                                     =========

                                                                                        SQ.
                       ASSET                                CITY           STATE      FT.(1)
----------------------------------------------------  -----------------    -----     ---------
RETAIL
Mountain View Plaza.................................  Mojave               CA           57,456
Promotional Retail Phase II.........................  San Bernardino       CA           66,265
Retail Service Center...............................  San Bernardino       CA           20,780
Holiday Spa Health Club.............................  San Bernardino       CA           25,000
Aztec Shopping Center...............................  San Diego            CA           23,789
Silver Creek Plaza..................................  San Jose             CA           71,005
RCC Auto Center.....................................  Temecula             CA           25,761
Town & Country Center...............................  Arlington Heights    IL          323,591
San Mar Plaza.......................................  San Marcos           TX           96,206
                                                                                     ---------
          Total.....................................                                   709,853
                                                                                     =========

                                                                                     NO. UNITS
                                                                                     ---------
HOTEL
Country Suites By Carlson...........................  Tempe                AZ              139
Country Suites By Carlson...........................  Memphis              TN              121
Condominium Resort Hotel............................  Galveston            TX              276
Condominium Resort Hotel............................  Port Aransas         TX               86
                                                                                     ---------
          Total.....................................                                       622
                                                                                     =========
MULTIFAMILY
Green Meadows.......................................  Davis                CA              120
Huntington Breakers.................................  Huntington Beach     CA              342
Villa La Jolla......................................  La Jolla             CA              385
La Jolla Canyon.....................................  La Jolla             CA              157
Pacific Bay Club....................................  San Diego            CA              159
Woodbend............................................  Vista                CA              240
Promontory Point....................................  Henderson            NV              180
Lake Mead Estates...................................  Las Vegas            NV              160
                                                                                     ---------
          Total.....................................                                     1,743
                                                                                     =========

                                                                                      ACREAGE
                                                                                     ---------
LAND(4)
Lake Elsinore Square (Retail).......................  Lake Elsinore        CA            24.79
Mountain View Plaza (Retail)........................  Mojave               CA             8.99
Perris-4th Avenue (Comm./Retail)....................  Perris               CA            17.67
Perris-Ethanac (Comm./Retail).......................  Perris               CA            23.76
Perris-Nuevo (Comm./Retail).........................  Perris               CA            60.41
Rancon Centre Ontario (Industrial)..................  Ontario              CA            33.76
Rancon Center (Office)..............................  Rancho Cucamonga     CA             1.80
Rancon Center (Retail)..............................  Rancho Cucamonga     CA             5.98
Rancon Commerce Center (Industrial).................  Temecula             CA            15.52
Rancon Towne Village (Retail).......................  Temecula             CA            11.97
Tippecanoe (Commercial).............................  San Bernardino       CA             8.79
Tri-City Corporate Center (Office/Retail)...........  San Bernardino       CA            70.33
                                                                                     ---------
          Total.....................................                                    283.77
                                                                                     =========

---------------
(1) Total square footage of the management portfolio is 6,199,685 square feet, including 1,665,976 square feet of hotel and multifamily properties as of June 30, 1996.


(2) Acquired by the Company on September 24, 1996.


(3) Acquired by the Company on July 15, 1996.

(4) The 55 properties listed as actively managed elsewhere in this Prospectus do not include the land portfolio.

     Glenborough Corporation

     Glenborough Corporation ("GC"), a California corporation formerly known as Glenborough Realty Corporation, serves as general partner of several real estate limited partnerships for whom it provides management services, asset management and property management.

     The Company owns 100% of the 19,000 shares (representing 95% of total outstanding shares) of non-voting preferred stock of GC. Three individuals, one of whom, Sandra L. Boyle, is an executive officer of the Company, each own
33 1/3% of the 1,000 shares (representing 5% of total outstanding shares) of voting common stock of GC. The Company and GC intend that the Company's interest in GC comply with REIT qualification standards.

     The Company, through its ownership of preferred stock of GC, is entitled to receive cumulative, preferred dividends of $0.80 per share, which GC must pay before it pays any dividends with respect to the common stock of GC. Once GC pays the required cumulative preferred dividend, it will pay any additional dividends in equal amounts per share on both the preferred stock and the common stock, i.e., in aggregate, 95% to the preferred stock and 5% to the common stock. Through the preferred stock, the Company is also entitled to receive a preferred liquidation value of $95.00 per share plus all cumulative and unpaid dividends. The preferred stock is subject to redemption at the option of GC after December 31, 2005, for a redemption price of $95.00 per share. As the holder of preferred stock of GC, the Company has no voting power with respect to the election of the directors of GC; all power to elect directors of GC is held by the owners of the common stock of GC.

     This structure is intended to provide the Company with a significant portion of the economic benefits of the operations of GC. The Company accounts for the financial results of GC using the equity method.

     Glenborough Inland Realty Corporation

     GIRC provides management services for certain partnerships sponsored by Rancon Financial Corporation, an unaffiliated corporation which has significant real estate assets in the Inland Empire region of Southern California (the "Rancon Partnerships"). These services include asset management, development, Securities and Exchange Commission reporting, accounting, investor relations, property management services, and may in the future also include general partner services.

     The Company owns 100% of the 19,000 shares (representing 95% of total outstanding shares) of nonvoting preferred stock of GIRC. Three individuals, one of whom, Frank E. Austin, is an executive officer of the Company, each own
33 1/3% of the 1,000 shares (representing 5% of total outstanding shares) of voting common stock of GIRC. The Company and GIRC intend that the Company's interest in GIRC comply with REIT qualification standards.

     The Company, through its ownership of preferred stock, is entitled to receive cumulative, preferred dividends of $0.80 per share, which GIRC must pay before it pays any dividends with respect to the common stock. Once GIRC pays the required cumulative preferred dividend, it will pay any additional dividends in equal amounts per share on both the preferred stock and the common stock, i.e., in aggregate, 95% to the preferred stock and 5% to the common stock. Through the preferred stock, the Company is also entitled to receive a preferred liquidation value of $55.00 per share plus all cumulative and unpaid dividends. The preferred stock is subject to redemption at the option of GIRC after December 31, 2005, for a redemption price of $55.00 per share. As the holder of preferred stock of GIRC, the Company has no voting power with respect to the election of the directors of GIRC; all power to elect directors of GIRC is held by the owners of the common stock of GIRC.

     This structure is intended to provide the Company with a significant portion of the economic benefits of the operations of GIRC. The Company accounts for the financial results of GIRC using the equity method.

     Glenborough Hotel Group

     The Operating Partnership leases its hotel properties to GHG. The Operating Partnership holds a first mortgage on another hotel, which is managed by GHG under a contract with its owner. GHG also manages two other hotels owned by Outlook Income Fund 9, a partnership whose general partner is GC as well as two resort condominium hotels.

     The Company owns 100% of the 50 shares of non-voting preferred stock of GHG. Three individuals, one of whom, Terri Garnick, is an executive officer of the Company, each own 33 1/3% of the 1,000 shares of voting common stock of GHG. The Company and GHG intend that the Company's interest in GHG comply with REIT qualification standards.

     The Company, through its ownership of preferred stock, is entitled to receive cumulative, preferred annual dividends of $600 per share, which GHG must pay before it pays any dividends with respect to the common stock. Once GHG pays the required cumulative preferred dividend, it will pay 75% of any additional dividends to holders of the preferred stock, and 25% to holders of the common stock. Through the preferred stock, the Company is also entitled to receive a preferred liquidation value of $40,000 per share plus all cumulative and unpaid dividends. The preferred stock will be subject to redemption at the option of GHG after December 31, 1999, for a redemption price of $40,000 per share. As the holder of preferred stock of GHG, the Company has no voting power with respect to the election of the directors of GHG. All power to elect directors of GHG is held by the owners of the common stock of GHG.

     This structure is intended to provide the Company with a significant portion of the economic benefits of the operations of GHG. The Company accounts for the financial results of GHG using the equity method.

BUSINESS OBJECTIVES AND OPERATING STRATEGIES

     The Company's principal business objectives are to achieve a stable and increasing source of cash flow available for distribution to stockholders while also seeking to maintain a low investment risk. By achieving these objectives, the Company seeks to raise stockholder value over time. The Company intends to achieve these objectives through the following:

     - The Company seeks to maintain its debt at 30% or less of its Borrowing Base except for planned short-term borrowings to fund acquisitions.

     - The Company seeks to fund future real estate investments either through future equity offerings or the issuance of debt, subject to the Debt Limit defined below.

     - The Company will continue to develop its real estate industry knowledge through continued research which will be used to lower portfolio investment risk and enhance stockholders' returns.

     - The Company intends to take advantage of economies of scale that have the potential to increase profitability as the investment portfolio grows.

     - The Company seeks to enhance its market position and existing real estate and investment industry relationships in order to improve its access to new investment opportunities.

     The financing of additional investment activity by the Company may be funded through public or private offerings of equity securities in the Company, by additional borrowings by the Company (subject to the Debt Limit defined below) through various means, including public or private offerings of convertible or nonconvertible debt securities or loans, or by the use of cash flow from operations or proceeds from the sale of real estate (including the properties acquired pursuant to the Consolidation). The Company has authority to offer shares of its capital stock or units of the Operating Partnership in exchange for properties which conform to its investment standards and to repurchase or otherwise acquire its capital stock or other securities. The Company may also invest in the securities of other real estate investment entities for the purpose of exercising control.

INVESTMENT OBJECTIVES

     The Company's investment objectives are: (a) to maximize the value of its shares, (b) to provide current income for distribution to stockholders, and (c) to increase distributions per share through the investment in and acquisition of real estate, management contracts and general partner interests. There can be no assurance that these objectives will be realized.

INVESTMENT POLICIES

     The Company intends to invest in income property, both directly and through joint ventures with unaffiliated third parties, including institutional investors. Prospective real estate investment opportunities undergo an underwriting process that evaluates the following: reasonably anticipated levels of net cash and ultimate sales value, based on evaluation of a range of factors including, but not limited to, rental levels under existing leases; financial strength of tenants; levels of expense required to maintain operating services and routine building maintenance at competitive levels; levels of capital expenditure required to maintain the capital components of the building in good working order and in conformance with building codes, health, safety and environmental standards, and the like.

     The Company conducts physical site inspections of each property under consideration and also engages outside professionals to independently inspect properties prior to acquisition. The Company either engages outside professionals to conduct Phase I Environmental Assessments for all acquisitions, or relies on the experience of the Company or an Associated Company in managing the property, or the availability of a recent report prepared for a third party, when the incremental benefit of obtaining a new report is outweighed by the cost.

     The Company emphasizes equity real estate investments, but may also invest in mortgages, securitized mortgage portfolios or other assets consistent with maintaining qualification as a REIT. The Company will not invest in derivative financial instruments except for the limited purpose of prudently hedging interest rate risk under variable interest rate debt. The Company has no plans to invest in derivative financial instruments.

     The Board of Directors of the Company will review the investment policies of the Company at least annually to determine that the investment policies being followed by the Company at any time are in the best interests of the Company's stockholders. The Board of Directors may alter the Company's investment policies if they determine in the future that such a change is in the best interests of the Company and its stockholders. The methods of implementing the Company's investment policies may vary as new investment and financing techniques are developed or for other reasons.

     The Company has also adopted a policy that no acquisition of properties from GPA, Ltd. or Robert or Andrew Batinovich or their families or from other entities in which they have an interest will be made without the Company first obtaining the approval of at least two-thirds of the Company's Board of Directors, excluding the votes of any interested parties.

DEBT LIMIT


     The Company's Organizational Documents limit the Company's ability to incur additional debt if the Company's total debt, including the additional debt, would exceed 50% of the Borrowing Base (the "Debt Limit"). The Borrowing Base is defined as the greater of Fair Market Value or Total Market Capitalization. Fair Market Value is based upon the value of the Company's assets as determined by an independent appraiser. Total Market Capitalization is based upon the value of the Company's outstanding Common Stock, including shares issuable on exercise of redemption options by holders of units of the Operating Partnership. An exception is made for refinancings and borrowings required to make distributions to maintain the Company's status as a REIT. As of September 30, 1996, the Company's debt was 39.0% of the Borrowing Base.


     The Company's Organizational Documents do not limit the portion of the permitted debt that may bear interest at a fixed rate, or at a variable rate, and do not contain restrictions concerning repayment terms.

     The Debt Limit is unrelated to the book value of the Company's assets. The Company believes that the book value of its assets does not accurately reflect its ability to borrow and to meet debt service requirements. The Borrowing Base, however, is more variable than book value, and does not necessarily reflect the fair market value of the underlying assets of the Company. Although the Company considers factors other than its Borrowing Base in making decisions regarding the incurrence of debt (such as the purchase price of properties to be acquired with debt financing, the estimated market value of properties upon refinancing, and the ability of particular properties and the Company as a whole to generate cash flow to cover expected debt service), there can be no assurance that the ratio of debt to Borrowing Base (or to any other measure of asset value) will be consistent with the level of distributions to stockholders.

FUTURE SALES

     The Company expects to sell one or more of the properties when circumstances arise that make the sale advisable, and the Company intends to reinvest some or all of the proceeds of these sales rather than distribute them to stockholders, taking into account the income tax impact, if any, of reinvesting sale proceeds rather than distributing them.

DEBT

     Upon Consolidation of the Company, the Company assumed a note payable on one property and pledged a significant portion of the remaining properties as security for its new notes payable. The terms of these loans as of June 30, 1996 are summarized as follows, in thousands:

    Loan from Bear, Stearns Funding Inc. secured by nine properties with a fixed interest rate of 7.57% requiring monthly payments of principal and interest of $149, based on a 25-year amortization with a maturity date of
      January 1, 2006..........................................................  $19,886(1)
    A line of credit from Imperial Bank secured by several properties with a variable interest rate of LIBOR plus 2.375%, requiring monthly interest only payments and having maturity dates of November 29, 1998 and December
      29, 1998.................................................................    9,210(2)
    Loan from Home Savings of America secured by one property with a fixed interest rate of 7.75%, requiring monthly payments of principal and
      interest of $20 with a maturity date of January 1, 2006..................    2,635(3)
    Loan from Unionmutual Stock Life Insurance Company of America secured by one property with a fixed interest rate of 8%, requiring monthly payments of principal and interest of $13 based on an approximately 30-year
      amortization, with a maturity date of September 1, 2005..................      999(4)
                                                                                 -------
                                                                                 $32,730
                                                                                 =======

---------------
(1) The Company has no right of prepayment until December 29, 1998, and between that date and six months prior to maturity may prepay in whole or in part, subject to payment of a premium equal to the greater of (i) 1% of the prepayment amount and (ii) the excess, if any, of (a) the product of (x) the sum of the present values of all scheduled payments of principal and interest and (y) a fraction which has as numerator the principal being prepaid and as denominator the outstanding principal, over (b) the principal amount being prepaid.

(2) This line of credit has been repaid by applying a portion of the proceeds of the Facility. See "Recent Activities."

(3) The Company has no right of prepayment until January 1, 2000, after which time the company may prepay in whole or in part, subject to payment of a premium equal to the greater of (i) 1% of the prepayment amount and (ii) the remainder after subtracting the outstanding principal balance from the discounted present value of all future installments, discounted at an interest rate based on an average yield for instruments of similar term reported by the Federal Reserve Board for the second week before the prepayment.

(4) The Company may prepay in whole (but not in part) at any time, subject to payment of a premium equal to the remainder after subtracting the outstanding principal balance from the amount that, if invested, would yield a stream of payments equal to the discounted present value of all anticipated payments on the loan (excluding the return of principal on the maturity date), with both the discount rate and the yield on the hypothetical investment based on the yield of AAA-rated municipal bonds having a maturity date closest to the maturity of the loan, as reported five days before the prepayment, increased by an additional two percent from and after December 1, 1988.

ENVIRONMENTAL MATTERS

     Under various federal, state and local environmental laws, ordinances and regulations, an owner or operator of real estate may be required to investigate and clean up certain hazardous or toxic substances, including petroleum product releases, at the property, and may be held liable to a governmental entity or to third parties for property damage and for investigation and cleanup costs incurred by such parties in connection with the contamination. The owner or operator of a contaminated property may also be liable to third parties for damages and injuries resulting from environmental contamination emanating from the property. Certain environmental laws impose liability on a previous owner of property to the extent that hazardous or toxic substances, including petroleum products, were present during the prior ownership period. A transfer of the property does not relieve an owner of such liability. Thus, the Company may be liable in respect of properties previously sold or otherwise divested by the Company or any of its predecessor entities. Some environmental laws create a lien on contaminated property in favor of the government for damages and costs it incurs in connection with the contamination. These liabilities may exist whether or not the owner or operator knew of, or was responsible for, the contamination. The presence of contamination or the failure to remediate contamination may adversely affect the owner's ability to sell or lease real estate or to borrow using the property as collateral.

     Certain federal, state and local laws, ordinances and regulations govern the removal, encapsulation or disturbance of ACMs when ACMs are in poor condition or in the event of building remodeling, renovation or demolition. Other laws, ordinances and regulations impose liability for the release of ACMs and permit third parties to seek recovery from owners or operators of real estate for personal injury associated with ACMs. The presence of ACMs or the failure to maintain ACMs in good condition may adversely affect the owner's ability to sell or lease real estate or to borrow using the real estate as collateral.

     All of the Properties presently owned by the Company have been subject to Phase I environmental assessments by independent environmental consultants. Some of the Phase I environmental assessments recommended further investigations in the form of Phase II environmental assessments, including soil and groundwater sampling, and all of these investigations have been completed by the Company or are in the process of being completed. Certain of the Properties owned by the Company have been found to contain ACMs. The Company believes that these materials have been adequately contained and that an ACM operations and maintenance program has been implemented or is in the process of being implemented for the Properties found to contain ACMs.

     All of the properties being considered for acquisition by the Company have been subject to Phase I environmental assessments by independent environmental consultants. Some of the Phase I environmental assessments recommended Phase II environmental assessments, all of which will be completed prior to completion of the respective acquisitions. Certain of the properties being considered for acquisition by the Company have been found to contain ACMs. The Company believes that these materials have been adequately contained and that an ACM operations and maintenance program has been implemented or will be implemented upon acquisition for the properties found to contain ACMs. The Company intends to continue to cause Phase I environmental assessments, and Phase II environmental assessments if indicated, to be made by independent environmental consultants in connection with future acquisitions.

     Some, but not all, of the properties owned by partnerships managed by the Associated Companies have been subject to Phase I environmental assessments by independent environmental consultants. The Associated Companies determine on a case-by-case basis whether to obtain Phase I environmental assessments on these properties and whether to undertake further investigation or remediation. Certain of these properties have been found to contain ACMs. In each case the responsible Associated Company believes that these materials have been adequately contained and that an ACM operations and maintenance program has been implemented or is in the process of being implemented for the properties found to contain ACMs.

     Six of the Properties owned by the Company are leased in whole or in part to operators of auto care centers which include oil change and tune-up facilities, and ten of the Properties are leased to an operator of convenience stores which sell petroleum-based fuels. These Properties and other of the Properties contain, and/or may have contained in the past, underground storage tanks for the storage of petroleum products and/or other hazardous or toxic substances which create a potential for release of petroleum products and/or other hazardous or toxic substances. Some of the Properties owned by the Company are adjacent to or near properties that have contained in the past or currently contain, underground storage tanks used to store petroleum products or other hazardous or toxic substances. Several of the Properties have been contaminated with petroleum products or other hazardous or toxic substances from on-site operations or operations on adjacent or nearby properties. In addition, certain of the Properties are on, adjacent to or near properties upon which others have engaged or may in the future engage in activities that may release petroleum products or other hazardous or toxic substances.

     Although tenants of the Properties owned by the Company generally are required by their leases to operate in compliance with all applicable federal, state and local environmental laws, ordinances and regulations and to indemnify the Company against any environmental liability arising from the tenants' activities on the Properties, the Company could nevertheless be subject to environmental liability relating to its management of the Properties or strict liability by virtue of its ownership interest in the Properties and there can be no assurance that the tenants would satisfy their indemnification obligations under the leases. There can be no assurance that any environmental assessments of the Properties owned by the Company, properties being considered for acquisition by the Company, or the properties owned by the partnerships managed by the Associated Companies have revealed all potential environmental liabilities, that any prior owner or prior or current operator of such properties did not create an environmental condition not known to the Company or that an environmental condition does not otherwise exist as to any one or more of such properties that could have an adverse effect on the Company's results of operations and financial condition, either directly (with respect to properties owned by the Company), or indirectly (with respect to properties owned by partnerships managed by an Associated Company) by adversely affecting the financial condition of the Associated Company and thus the value of the Company's preferred stock interest in the Associated Company. Moreover, there can be no assurance that (i) future environmental laws, ordinances or regulations will not have an adverse effect on the Company's results of operations and financial condition or (ii) the current environmental condition of such properties will not be affected by tenants and occupants of such properties, by the condition of land or operations in the vicinity of the properties (such as the presence of underground storage tanks), or by third parties unrelated to the Company.

LEGAL PROCEEDINGS

     Blumberg

     On February 21, 1995, a class action complaint was filed in the Superior Court of the State of California in and for San Mateo County in connection with the Consolidation. The plaintiff is Anthony E. Blumberg, an investor in Equitec B, one of the partnerships participating in the Consolidation, on behalf of himself and all others similarly situated. The defendants are Old GC, GC, Robert Batinovich, the Partnerships and the Company.

     The complaint alleged breaches by the defendants of their fiduciary duty and duty of good faith and fair dealing to investors in the Partnerships as well as inadequate disclosures. The complaint sought injunctive relief and compensatory damages. The complaint alleged that the valuation of GC was excessive and was done without appraisal of GC's business or assets. The complaint further alleged that the interest rate for the notes to be issued to investors in lieu of shares of Common Stock, if they so elected, was too low for the risk involved and that the notes would likely sell, if at all, at a substantial discount from their face value. The Company, as it had the option to do, paid in full the amounts due plus interest in lieu of issuing Notes.

     On October 9, 1995 the parties entered into an agreement to settle the action. The defendants, in entering into the settlement agreement, did not acknowledge any fault, liability or wrongdoing of any kind and continue to deny all material allegations asserted in the litigation. Pursuant to the settlement agreement, the defendants will be released from all claims, known or unknown, that have been, could have been, or in the future might be asserted, relating to, among other things, the Consolidation, the acquisition of the Company's shares pursuant to the Consolidation, any misrepresentation or omission in the Registration Statement on Form S-4 filed by the Company on September 1, 1994 as amended (the "Company's Registration Statement on Form S-4") or prospectus contained therein (the "Prospectus/Solicitation Statement"), or the subject matter of the lawsuit. In return, the defendants agreed to the following: (a) the inclusion of additional or expanded disclosure in the Prospectus/Consent Solicitation Statement, and (b) the placement of certain restrictions on the sale of Common Stock by certain insiders and the granting of stock options to certain insiders following consummation of the Consolidation. Plaintiff's counsel indicated that it would request that the court award it $850,000 in attorneys' fees, costs and expenses. In addition, plaintiff's counsel indicated it would request that the court award $5,000 payable to Anthony E. Blumberg as the class representative. The defendants agreed not to oppose such a request.

     On October 11, 1995, the court certified the class for purposes of settlement and set a hearing date of December 21, 1995 to determine whether it should approve the settlement and class counsel's application for fees. A notice of the proposed settlement was distributed to the members of the class on November 15, 1995. The notice specified that, in order to be heard at the hearing, any class member objecting to the proposed settlement must, by December 15, 1995, file a notice of intent to appear and a detailed statement of the grounds for their objection.

     A number of objections were received from class members. The objections reiterated the claims in the original Blumberg complaint and asserted that the settlement agreement did not adequately compensate the class for releasing those claims. One of the objections was filed by the same law firm that had brought a class action against the former general partners of one of the merging partnerships (described as the "GPI Lawsuit" in the Company's Registration Statement on Form S-4). The other was filed by the same law firm that brought the "BEJ" action described below.

     The hearing originally scheduled for December 21, 1995 was continued to January 17, 1996. At the hearing on January 17, the court heard the arguments of the objectors seeking to overturn the settlement, as well as the arguments of the plaintiffs and the defendants in defense of the settlement. The court granted all parties a period of time in which to file additional pleadings and announced that it would render a final decision after receiving those additional pleadings. On June 4, 1996, the court granted approval of the settlement, finding it fundamentally fair, adequate and reasonable to the respective parties to the settlement and also awarded attorneys' fees. However, the objectors have given notice they intend to appeal the June 4 decision. Pursuant to the terms of the settlement agreement, the Company paid one third of the $855,000 of attorneys' fees and the remaining two thirds is being held in escrow pending resolution of the appeal. Although the Company believes that the settlement will be upheld on appeal and that the Company will not incur any material liability in excess of the settlement amounts, there can be no assurance that the ultimate outcome will not exceed the settlement amount.

     BEJ Equity Partners

     On December 1, 1995, a class action complaint relating to the Consolidation was filed in Federal District Court for the Northern District of California. The plaintiffs are BEJ Equity Partners, J/B Investment Partners, Jesse B. Small and Sean O'Reilly as custodian f/b/o Jordan K. O'Reilly, who as a group held limited partner interests in the partnerships known as: Outlook Properties Fund IV, a California limited partnership, Glenborough All Suites Hotels, L.P., a California limited partnership, Glenborough Pension Investors, a California limited partnership, Equitec Income Real Estate Investors -- Equity Fund 4, a California limited partnership, Equitec Income Real Estate Investors C, a California limited partnership, and Equitec Mortgage Investors Fund IV, a California limited partnership (all of which participated in the Consolidation), on behalf of themselves and all others similarly situated. The defendants are GC, Old GC, the Company, GPA, Ltd., Robert Batinovich, Andrew Batinovich and the Partnerships.

     This action alleges the same disclosure violations and breaches of fiduciary duty as were alleged in the Blumberg action. The complaint sought injunctive relief, which was denied at a hearing on December 22, 1995. At that hearing, the court also deferred all further proceedings in this case until after the January 17 hearing in the Blumberg action. Following several stipulated extensions of time for the Company to respond to the complaint, the Company filed a motion to dismiss the case. Plaintiffs subsequently agreed voluntarily to dismiss the case without prejudice but have reserved the right to refile their claims, and the Company has agreed that it will not assert the statute of limitations as a defense. Given this agreement, the Company withdrew its motion to dismiss the case.

     GPI Case

     In June 1995, a class action lawsuit was filed on behalf of all partners of Glenborough Pension Investors, a California limited partnership ("GPI"), in the Superior Court of California in and for the County of San Mateo alleging, among other things, that a debt restructuring arrangement between GPI and AFP Partners that occurred in 1994 constituted a breach of fiduciary duty and that proxy materials soliciting approval of the restructuring were false and misleading, either as a result of fraud or negligent misrepresentation. GPI made a number of loans to AFP Partners. The principals of AFP Partners were the four original principals of August Financial Corporation (John R. Provine, Luke V. McCarthy, Carl Sigalos and D.A. Heil, collectively the "August Defendants") and a subsidiary of Glenfed Bank ("Glenfed"). The August Defendants and Glenfed also controlled the general partner of GPI at the time of the vote. The proxy materials that included the debt restructuring also included a proposal to substitute Robert Batinovich and an affiliated management company as a new general partner of GPI. The plaintiffs have named the August Defendants and Glenfed as defendants on all counts and have named Robert Batinovich and a predecessor to the Company, as defendants for allegedly aiding and abetting the breach of fiduciary obligations and allegedly aiding and abetting or participating in the proxy solicitation. The investment banking firm of Houlihan, Lokey, Howard & Zukin, Inc. ("Houlihan"), which rendered a fairness opinion, is also named as a defendant in connection with the proxy solicitation. The plaintiffs seek unspecified damages to be proved at trial, prejudgment interest and punitive damages against all defendants. Neither Robert Batinovich nor the Company's predecessor were partners of GPI when loans were made or restructured and the lawsuit makes no allegation that they received any benefit from the transaction. They took over as the general partner of GPI after the vote and the restructuring were completed. For these and other reasons, they believe the claims against them are completely without merit. In any event, Robert Batinovich has agreed to indemnify the Company against any damages and costs of defense in connection with this litigation, and it is management's opinion that these proceedings will not have a material adverse impact on the Company or its financial condition. In addition, on August 12, 1996, Houlihan filed suit in Los Angeles County Superior Court against GPI, GC and Robert Batinovich, seeking indemnification for its fees, expenses and any other liabilities arising out of the GPI case. Houlihan seeks unspecified damages and declaratory relief. Defendants have not yet responded to the complaint.

     Other Matters

     From time to time the Company is named in litigation arising in the ordinary course of business. It is management's belief that these actions, either individually or in the aggregate, will not result in material expense to the Company in excess of amounts reserved in the ordinary course of business.

SUBSIDIARIES

     Qualified Subsidiaries

     As described more fully under "Federal Income Tax Considerations," in order to qualify as a REIT, an entity must meet certain income and asset tests described in Section 856 of the Code. In particular, 75% and 95% (depending upon which provision of the Code is being satisfied) of the entity's gross income must derive from certain specified sources, none of which include management fees. In addition, the entity may not own securities of any issuer, other than securities which constitute real estate assets within the meaning of Section 856 of the Code, which either exceed 10% of the issuer's outstanding voting securities or which have a fair market value in excess of 5% of the fair market value of all of the REIT's assets.

     The Company has three Qualified Subsidiaries, GRT Corporation, GRT Financial, Inc. and GRT Industrial, Inc. GRT Corporation holds a 1% interest as general partner of two Georgia limited partnerships (Glenborough Fund III and Glenborough Fund IV) and one California limited partnership (UCT Associates), in which the Operating Partnership has a 99% limited partner interest. GRT Financial, Inc. holds a 1% general partner interest in Glenborough Fund I, which owns, directly or indirectly, all of the properties subject to a mortgage in favor of Bear, Stearns Funding, Inc. GRT Industrial, Inc. holds a 1% general partner interest in GPA Industrial L.P. in which Glenborough Fund I is the sole limited partner, and which owns the property known as Navistar Baltimore, which is encumbered by the mortgage in favor of Bear, Stearns Funding, Inc. described more fully in "Business and Properties -- Debt." The Company may organize additional Qualified Subsidiaries to acquire or hold certain assets, or transact certain business, of the Company. For that purpose, a "Qualified Subsidiary" is any corporation of which the Company owns all of the issued and outstanding stock during the entire period the corporation exists. The Qualified Subsidiaries are not considered separate entities from the Company for federal income tax purposes. Thus, for purposes of determining its income and assets, the Company includes all of the assets and income of the Qualified Subsidiaries.

     Other Subsidiaries

     The Company may hold direct or indirect voting equity interests in other entities as it deems necessary or desirable to facilitate its investment activities or for any other lawful purpose in conformity with the applicable provisions of the Code for the maintenance of REIT status. At present, the Company holds voting equity interests in the Operating Partnership and in the following subsidiaries: (a) Glenborough Fund III, whose sole limited partner is the Operating Partnership and whose sole general partner is GRT Corporation, and which holds title to the QuikTrip convenience stores; (b) Glenborough Fund IV, an existing Georgia limited partnership, whose sole general partner is GRT Corporation and whose sole limited partner is the Operating Partnership, and which holds fee title to six auto care centers located in and immediately around Atlanta, Georgia; (c) Glenborough Fund I, whose sole limited partner is the Operating Partnership and whose sole general partner is GRT Financial Corporation, and which owns, directly or indirectly, all of the properties subject to the mortgage in favor of Bear, Stearns Funding, Inc.; and (d) UCT Associates, whose sole limited partner is the Operating Partnership, and whose sole general partner is GRT Corporation and which holds title to the UCT Property.

COMPETITION

     The Company's properties compete for tenants (or guests, in the case of hotels) with similar properties located in their markets. Management believes that characteristics influencing the competitiveness of a real estate project include the geographic location of the property, the professionalism of the property manager and the maintenance and appearance of the property, in addition to external factors such as general economic circumstances, trends and the existence of new competing properties in the general area in which the Company competes for tenants (or guests, in the case of hotels).

     Additional competitive factors affecting commercial properties include the ease of access to the property, the adequacy of related facilities, such as parking, and the ability to provide rent concessions and additional tenant improvements commensurate with local market conditions. Making these concessions and improvements could adversely affect the Company's cash flow. Although the Company believes its properties are competitive with comparable properties as to those factors within the Company's control, continued over-building and other external factors could adversely affect the ability of the Company to attract and retain tenants. The marketability of the properties may also be affected (either positively or negatively) by these factors as well as by changes in general or local economic conditions, including prevailing interest rates.

     The Company also experiences competition when attempting to acquire equity interests in desirable real estate, including competition from domestic and foreign financial institutions, other REITs, life insurance companies, pension funds, trust funds, partnerships and individual investors.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

THE FORMATION AND CONSOLIDATION

     The Company began operations on December 31, 1995 concurrently with the Consolidation, a merger and consolidation in which Old GC and the Partnerships merged with and into the Company. To effect the Consolidation, the Company (i) issued securities of the Company to the Partnerships in exchange for the assets of the Partnerships, (ii) merged with Old GC, with the Company being the surviving entity; (iii) obtained certain limited partnership interests held by Old GC, which Old GC contributed to the Company; (iv) obtained nonvoting preferred stock in three companies involved in the management of public and private real estate partnerships and the operations of the Company's hotels; and
(v) through the Operating Partnership, acquired interests in certain warehouse distribution facilities from GPA, Ltd., a California limited partnership, which were controlled by Robert Batinovich. The Partnerships' assets included the stock of an insurance holding company which is currently held by one of the Associated Companies. Prior to the Consolidation, Robert Batinovich and GC (then known as Glenborough Realty Corporation) were the general partners of the Partnerships.

REDEMPTION AND REGISTRATION RIGHTS


     Robert Batinovich, Andrew Batinovich, Sandra L. Boyle and Frank Austin hold or control, in aggregate, limited partnership interests representing approximately 21% of Glenborough Partners, a California limited partnership. Glenborough Partners is a 99% limited partner of GPA, Ltd. which holds an approximately 14% interest in the Operating Partnership, in which the Company has a 1.0% general partnership interest and an approximate 84% limited partnership interest. The officers named above, through their interest in Glenborough Partners, share indirectly with the Company in the net income or loss or any distributions of the Operating Partnership. Pursuant to the partnership agreement of the Operating Partnership, GPA, Ltd. holds certain redemption rights exercisable after December 31, 1996 under which GPA, Ltd.'s interest in the Operating Partnership may be redeemed in exchange for shares of the Company's Common Stock. The Company has granted GPA, Ltd. certain demand and piggyback registration rights with respect to shares of Common Stock that may be owned or acquired by GPA, Ltd. in connection with the exercise of such redemption rights. See "Description of Capital Stock -- Shares Eligible for Future Sale -- Registration Rights." As of September 30, 1996, the portion of the shares of Common Stock of the Company issuable upon redemption by GPA, Ltd. and covered by the "demand" and "piggyback" registration rights which are attributable to each of Robert Batinovich, Andrew Batinovich, Sandra L. Boyle and Frank Austin is 114,659 shares, 4,760 shares, 277 shares and 387 shares, respectively. In addition, Robert Batinovich directly holds an approximately 0.3% interest in the Operating Partnership, which includes similar redemption and registration rights to those held by GPA, Ltd. As of September 30, 1996 the number of shares of the Common Stock issuable upon redemption by Robert Batinovich and covered by the registration rights was 12,727.


RELATED COMPANIES

     GPA, Ltd.'s Relationship with the Company

     The Company owns an approximate 4% limited partner interest in Glenborough Partners, a California limited partnership, which in turn owns a 99% limited partner interest in GPA, Ltd. Thus, the Company effectively owns an approximate 4% interest in GPA, Ltd. The value of this interest is reflected in the Company's audited balance sheet.

     GPA, Ltd.'s Relationship with the Operating Partnership

     GPA, Ltd. owns an approximate 14% limited partner interest in the Operating Partnership. Thus, because the Company owns an approximate 4% interest in GPA, Ltd., the Company owns an approximate 1% indirect interest in the Operating Partnership, in addition to its approximate 85% direct interest as limited and general partner of the Operating Partnership.

     GPA, Ltd.'s Relationship with GC

     GC owns a 0.1% general partner interest in GPA, Ltd.

     GPA, Ltd.'s Relationship with Robert Batinovich

     Robert Batinovich and members of his immediate family own an approximate 21% aggregate interest (including both general partner and limited partner interests) in Glenborough Partners, which in turn owns a 99% limited partner interest in GPA, Ltd. In addition, Robert Batinovich owns an approximate 1% general partner interest in GPA, Ltd. Thus, Robert Batinovich and members of his immediate family own an approximate 22% aggregate interest in GPA, Ltd.

ACQUISITIONS FROM RELATED PARTIES


     The Company has acquired the UCT Property and the Bond Street Property. The UCT Property and the Bond Street Property were substantially or partially owned by GPA, Ltd. and Robert Batinovich. Because of the ownership interests of Robert and Andrew Batinovich and their families through GPA, Ltd. or directly, these transactions involved a conflict of interest. The terms of the transactions were reviewed by independent directors to determine if these transactions were fair from a financial point of view to the Company and its stockholders. The independent directors, after completing their review and considering, among other things, appraisals on each of the properties that show values in excess of the amounts to be paid by the Company, unanimously approved each transaction, with Robert and Andrew Batinovich abstaining. The Company believes that these transactions were on terms that are at least as favorable as those that could have been obtained with arms-length bargaining with a third-party, but there can be no assurance that this is the case. See "Recent Activities."


     The Company may acquire other properties in which GPA, Ltd. or Robert and Andrew Batinovich or their families have an interest, although there are no agreements or proposals to acquire properties currently under consideration other than those referred to under the heading "Recent Activities." The Company's Board of Directors has adopted a policy that no acquisition of properties from GPA, Ltd. or Robert or Andrew Batinovich or their families or from other entities in which they have an interest will be made without the Company first obtaining the approval of at least two-thirds of the Company's Board of Directors, excluding the votes of any interested parties. In addition, the employment agreements of Robert and Andrew Batinovich provide that in the event either of them or their immediate family members or any entity in which any of them has an interest has an opportunity during the term of the employment agreements to acquire any interest in real property for investment purposes or the right to manage any interest in real property, he or she must first offer the opportunity to the Company or to a designated entity in which the Company has an interest, for such reasonable period of time as may be necessary for a disinterested majority of the Company's Board of Directors to evaluate the opportunity for investment or acquisition by the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the directors and the executive officers.

            NAME           AGE                            PRINCIPAL POSITION
    ---------------------  ---     ----------------------------------------------------------------
    Robert Batinovich....  60      Chairman, President and Chief Executive Officer
    Andrew Batinovich....  37      Director, Executive Vice President, Chief Operating Officer and
                                   Chief Financial Officer
    Sandra L. Boyle......  48      Senior Vice President
    Frank E. Austin......  48      Senior Vice President, General Counsel and Secretary
    Terri Garnick........  35      Senior Vice President and Chief Accounting Officer
    Stephen Saul.........  42      Vice President
    Patrick Foley........  64      Director
    Richard A.             39
      Magnuson...........          Director
    Laura Wallace........  43      Director

     The business experience of each of the current directors and executive officers is as follows:

     Robert Batinovich has served as the Company's Chairman, President and Chief Executive Officer since it began operation on December 31, 1995. He also was the founder of Old GC and certain of its affiliates and has been engaged since 1970 in real estate investment and management, and corporate finance. He served as President, Chief Executive Officer and Chairman of Old GC from its formation in 1978 until its merger with the Company in the Consolidation on December 31, 1995. Mr. Batinovich served as a member of the California Public Utilities Commission from 1975 to 1979, serving as its President the last two years. Mr. Batinovich's business background includes the following: seven years as an executive with Norris Industries; managing or owning manufacturing, vending and service companies and a national bank; and providing investment consulting to businesses and individuals. He has served on a number of governmental commissions and participated in a variety of policy research efforts sponsored by government bodies and universities. He is a member of the Board of Directors of the Farr Company, a publicly held company that manufactures industrial filters.

     Andrew Batinovich has served as director, Executive Vice President, Chief Operating Officer and Chief Financial Officer of the Company since it began operations on December 31, 1995. He also served as a director of Old GC prior to the Consolidation and was employed by Old GC from 1983, serving from 1987 until the Consolidation as its Chief Operating Officer and Chief Financial Officer. Mr. Batinovich holds a California real estate broker's license and is a Member of the National Advisory Council of BOMA International. Prior to joining Glenborough, Mr. Batinovich was a lending officer with the International Banking Group and the Corporate Real Estate Division of Security Pacific National Bank. Andrew Batinovich is the son of Robert Batinovich.

     Sandra L. Boyle has served as Senior Vice President of the Company since it began operations on December 31, 1995. Ms. Boyle has been associated with Old GC or its affiliated entities since 1984. She was originally responsible for residential marketing. Her responsibilities were gradually expanded to include residential leasing and management in 1985, and commercial leasing and management in 1987. She was elected Vice President of GC in 1989. She currently supervises asset management, property management and management information services for the Company. Ms. Boyle holds a California real estate broker's license and a CPM designation, is President of BOMA San Francisco, and is a member of the National Advisory and Finance Committee of BOMA International, and the Board of Directors of BOMA San Francisco and BOMA California.

     Frank E. Austin has been Senior Vice President, General Counsel and Secretary of the Company since it began operations on December 31, 1995. He served as Vice President of Old GC from 1985 until the Consolidation. He is a member of the State Bar of California. Prior to joining Old GC, Mr. Austin served for three years as committee counsel in the California State Senate; three years with the law firm of Neumiller & Beardslee; and four years at State Savings and Loan Association and American Savings and Loan Association.

     Terri Garnick has been Senior Vice President and Chief Accounting Officer of the Company since it began operations on December 31, 1995. She is responsible for property management accounting, financial statements, audits, SEC reports, and tax returns for the Company, the Associated Companies and the partnerships under management of GC and its affiliates. Prior to joining GC in 1989, Ms. Garnick was a controller at August Financial Corporation, a real estate investment and management company, from 1986 to 1989 and was a Senior Accountant at the accounting firm of Deloitte, Haskins & Sells, from 1983 to 1986. She is a Certified Public Accountant.

     Stephen R. Saul has served as Vice President of the Company since May 1996. He has served as Manager of Real Estate Finance since joining Old GC in April 1995. Prior to joining Old GC, Mr. Saul served for four years as President of KSA Financial Corporation, a company which was based in Sacramento, California and which originated equity and debt financing for real estate projects in Northern California; he also served five years with Security Pacific National Bank and five years with the development company of Harrington and Kulakoff. Mr. Saul's areas of responsibility include financing, sales and acquisitions, which encompasses originating and negotiating property financing for the Company and its affiliates as well as negotiating the Company's revolving lines of credit, permanent loans and overall lender relations. Mr. Saul's responsibilities also include asset dispositions as well as structuring debt and equity for new property acquisitions.

     Patrick Foley has served as director of the Company since January 11, 1996. He is also Chairman, President and Chief Executive Officer of DHL Corporation, Inc., and its major subsidiary, DHL Airways, positions he has held since 1988. Prior to joining DHL, Mr. Foley was associated with the Hyatt Hotels Corporation ("Hyatt") for 26 years: in a variety of capacities, from 1962 to 1972; as Executive Vice President for Operations, from 1972 to 1978; as President, from 1978 to 1984; as Vice Chairman and later Chief Executive Officer of Braniff Airlines, a Hyatt subsidiary, from 1984 to 1988, when Braniff was sold; and as Chairman of Hyatt Hotels Corporation for a brief period in 1988 before joining DHL. Mr. Foley currently is a member of the boards of directors of Continental Airlines, Inc., Healthcare COMPARE Corp. and Copart, Inc.

     Richard A. Magnuson has served as director of the Company since January 11, 1996. He is a Director at Nomura Securities International, Inc. ("Nomura"), a position he has held since March 1994. Prior to joining Nomura, Mr. Magnuson was a director in Real Estate Investment Banking at Merrill Lynch for five years. Mr. Magnuson is an active member of the Urban Land Institute, the National Association of Real Estate Investment Trusts, the University of California-Berkeley Center for Real Estate Studies, and the International Council of Shopping Centers.

     Laura Wallace has served as director of the Company since January 11, 1996. She is also Chief Investment Officer of the Public Employees Retirement System of Nevada, a position she has held since 1985 and to which she was promoted after serving four years as Investment Analyst. Prior to joining the System, Ms. Wallace served from 1977 to 1980 as Manager of the Beaverton, Oregon office of Safeco Title Insurance Company, and from 1975 to 1977 as Senior Assistant Manager of the Beaverton office of Household Finance Corporation. Ms. Wallace is a member of the executive council of the National Association of State Investment Officers, for which she previously served as chairman; a member of the National Council of Teacher Retirement; a member of the Advisory Board for the Retired Senior Volunteer Program; past member of the Editorial Board of the Institutional Real Estate Letter; and serves as guest lecturer at the University of Nevada. The System has no investment in the Company.

OFFICERS

     Officers of the Company are elected by and serve at the discretion of the Board of Directors. It is anticipated that the present officers will serve until their successors are elected and qualified or until their earlier resignation or removal. There are no arrangements or understandings between or among any of the officers or directors and any other person pursuant to which any officer or director was selected as such. Other than the relationship of Robert Batinovich and Andrew Batinovich, there are no family relationships among any directors and officers of the Company.

BOARD OF DIRECTORS COMPENSATION

     The Company pays an annual fee of $5,000 per meeting, up to $20,000 annually, to each director who is not an employee of the Company (an "Independent Director"). Directors who are employees of the Company do not receive any directors' fees. The Company reimburses all directors for travel expenses and other out-of-pocket expenses incurred in connection with their activities on behalf of the Company.

     Each member of a duly authorized committee of the Board of Directors receives a fee of $500 for each duly called committee meeting which the member attends either in person or by telecommunication. Each chairman of a committee receives an additional fee of $500 for each duly called meeting of the committee which he or she attends in person or by telecommunication and over which he or she presides as chairman.

     Each Independent Director, upon joining the Board of Directors, receives an initial grant of 5,000 shares of Common Stock, which vests after two years of service. In addition, each of the Independent Directors was awarded options to purchase 2,000 shares of Common Stock, which will vest in full on April 24, 1997 as to each Independent Director who has served continuously through that date.

COMMITTEES OF THE DIRECTORS

     The Board of Directors has established the following committees:

          Audit Committee. The Audit Committee consists of at least two Independent Directors. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls.

          Compensation Committee. The Compensation Committee consists of two or more Independent Directors who advise the Board of Directors on all matters pertaining to compensation programs and policies and establish guidelines for employee incentive and benefits programs which it will review on a continuous basis. It makes specific recommendations relating to salaries of officers and all incentive awards.

     The Board of Directors may from time to time establish certain other committees to facilitate the management of the Company. The Board of Directors at present does not have a nominating committee; the entire Board of Directors performs the function of such a committee.

     In addition to the committees of the Board of Directors, the Acquisitions Committee, which consists of not fewer than five nor more than seven executive officers of the Company evaluates all prospective asset acquisitions by the Company, and originates all asset acquisition proposals, which the committee then submits to the Board of Directors for approval.

COMPENSATION OF EXECUTIVE OFFICERS

     The Company began its operations on December 31, 1995. Accordingly, the Company paid no compensation to its executive officers for service in prior years. Except as otherwise described herein, there are no employment agreements between the Company and any of its officers, and the Company does not expect to enter into any such agreements in the future.

     The following table sets forth certain information with respect to the Chief Executive Officer of the Company and other executive officers of the Company whose base cash compensation is expected to exceed $100,000, on an annualized basis.

                           SUMMARY COMPENSATION TABLE

                                                                                     BASE ANNUAL
                  NAME                        POSITION WITH THE COMPANY             COMPENSATION*
    --------------------------------  ------------------------------------------    -------------
    Robert Batinovich...............  Chairman, President and Chief Executive         $ 250,000
                                        Officer
    Andrew Batinovich...............  Director, Executive Vice President, Chief         200,000
                                        Operating Officer and Chief Financial
                                        Officer
    Frank E. Austin.................  Senior Vice President, General Counsel and        180,000
                                        Secretary
    Sandra L. Boyle.................  Senior Vice President                             190,000
    Terri Garnick...................  Senior Vice President and Chief Accounting        120,000
                                        Officer
    Stephen Saul....................  Vice President                                    140,000

---------------
* Base Compensation includes compensation anticipated to be received from Associated Companies.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with Robert Batinovich and Andrew Batinovich. In addition to his agreement with the Company, Robert Batinovich has entered into employment agreements with GC and with GIRC. His base salary under these agreements is as follows: from the Company -- $30,000; from GC -- $85,000; from GIRC -- $135,000. The value of health insurance and other benefits to be received under these agreements is as follows: from the Company -- $3,600; from GC -- $10,200; and from GIRC $16,200. Under these agreements, he is also entitled to bonuses in the years 1996 and 1997, as follows: (i) if (a) the Company's consolidated funds from operations per share ("FFO Per Share") equals $1.58 per share ("Minimum FFO per share"), and (b) GC pays preferred distributions to the Company of at least $600,000, and (c) GIRC pays preferred dividends to the Company of at least $1,200,000, then: the Company shall pay a bonus of $18,000; GC shall pay a bonus of $51,000; and GIRC shall pay a bonus of $81,000; (ii) to the extent the Company's FFO per share exceeds Minimum FFO Per Share by 10% or less, the Company will pay a bonus of $4,000 for each full percentage point of such excess; and (iii) to the extent the Company's FFO per share exceeds Minimum FFO Per Share by more than 10% but not exceeding 20%, the Company will pay a bonus of $6,000 for each full percentage point of such excess.

     In addition to his agreement with the Company, Andrew Batinovich has entered into employment agreements with GC, with GIRC and with GHG. His base salary under these agreements is as follows: from the Company -- $20,000; from GC -- $56,000; from GIRC -- $94,000; from GHG -- $30,000. The value of health insurance and other benefits to be received under these agreements is as follows: From the Company -- $3,000; from GC -- $8,400; from GIRC -- $14,100; and from GHG -- $4,500. Under these agreements, he is also entitled to bonuses in the years 1996 and 1997, as follows: (i) if (a) the Company's FFO equals Minimum FFO Per Share, and (b) GC pays preferred dividends to the Company of at least $600,000, and (c) GIRC pays preferred dividends to the Company of at least $1,200,000, and (d) GHG pays preferred dividends to the Company of at least $90,000, then: the Company shall pay a bonus of $5,000; GC shall pay a bonus of $14,000; GIRC shall pay a bonus of $23,500; and GHG shall pay a bonus of $7,500;
(ii) to the extent the Company's FFO Per Share exceeds Minimum FFO Per Share by 10% or less, the Company will pay a bonus of $6,000 for each full percentage point of such excess; and (iii) to the extent the Company's FFO Per Share exceeds Minimum FFO Per Share by more than 10% but not exceeding 20%, the Company will pay a bonus of $5,000 for each full percentage point of such excess.

     In addition, the employment agreements of Robert and Andrew Batinovich provide that in the event either of them has an opportunity during the term of his employment agreement to acquire any interest in real property for investment purposes or the right to manage any interest in real property, he must first offer the opportunity to the Company or to a designated entity in which the Company has an interest, for such reasonable period of time as may be necessary for a majority of the Company's Board of Directors to evaluate the opportunity for investment or acquisition by the Company.

     Each of the employment agreements of Robert and Andrew Batinovich has a term of two years, after which any future increases in salaries and benefits will be determined by the Independent Directors. Notwithstanding anything to the contrary set forth in the employment agreements, the employment of Robert and Andrew Batinovich is terminable at will by the Board of Directors.

     The Company has also entered into employment agreements with all named executive officers and certain other executive officers of the Company. Each of these employment agreements has a term of one year and is terminable with or without cause by the Company, subject to certain severance rights on the part of the employee in the event of non-renewal or termination without cause.

1996 EMPLOYEE STOCK INCENTIVE PLAN

     The Company has adopted an employee stock incentive plan (the "Incentive Plan"), approved by the stockholders at the Company's 1996 Annual Meeting, to enable certain executive officers and key employees of the Company to participate in the ownership of the Company.

     The purpose of the Incentive Plan is to attract and retain high quality executive officers and other key employees and to provide increased incentives for the executive officers and key employees to contribute to the Company's future success and prosperity. Under the Incentive Plan, incentive stock options, nonqualified stock options, restricted stock, performance units and stock appreciation rights may be awarded to eligible plan participants.

     An aggregate of 680,000 shares of Common Stock (comprising 10.7% of the total number of issued and outstanding shares of the Company including shares issuable in exchange for units of the Operating Partnership) have been reserved for issuance under the Incentive Plan. The Incentive Plan will remain in effect for 10 years unless terminated earlier by the Board of Directors. The Incentive Plan is administered by the Compensation Committee, which is composed of two or more Independent Directors who qualify as disinterested administrators under Rule 16b-3(b) of the Exchange Act, and who will determine the eligibility for the Incentive Plan and the amounts of any awards to be granted under it. The Company intends that the Incentive Plan satisfy the necessary criteria to ensure that compensation to executive officers and key employees under the plan are deductible by the Company.

     The options granted under the Incentive Plan may either be "incentive" stock options under Section 422 of the Code or "nonqualified" stock options. The Compensation Committee determines the term of each option granted, however the term of an incentive option may not be greater than ten years (or five years, in the case of a grantee possessing more than 10% of the combined voting power of the Company or an Affiliate). The exercise price of any option granted under the Incentive Plan may not be less than the fair market value of the Common Stock as of the date the option is granted, and the Compensation Committee may, in its discretion and with the grantee's consent, cancel, substitute or accelerate the options or extend the scheduled expiration date on any of the options. In addition, no options will be granted by the Company for an exercise price of less than $15 per share of Common Stock prior to December 31, 1996.

     The Company has granted 5,000 shares of restricted stock to each of four executive officers. As to each such officer, these grants will vest as to 1,000 shares on July 1 of each year beginning 1997. In the meantime each of such officers is entitled to full voting rights and participation in dividends with respect to such shares. The Company has also granted to certain officers and employees of the Company and the Associated Companies options to purchase a total of 610,000 shares of the Company's Common Stock. Options to purchase 400,000 of such shares are incentive stock options and the remaining are non-qualified options. With respect to all of the options, the minimum exercise price is $15.00 per share, the options vest in full on July 1, 1998, and the minimum partial exercise is 5,000 shares.

     The Incentive Plan may also include some or all of the following types of incentive compensation: restricted shares subject to forfeiture, performance awards based on specified performance targets, stock appreciation rights and any other stock-based awards.

OTHER COMPENSATION PLANS

     The Company will continue for the benefit of certain of its executive officers a split-dollar deferred compensation plan whereby the Company's executive officers acquire whole life and universal life policies and the Company pays the annual premiums, which on a net basis range from $0 to $28,000. The Company charges that portion representing the current cost of the insurance coverage as compensation to the officer involved and the balance as a noninterest-bearing loan to the officer that is secured by an assignment of the cash surrender value and proceeds of the policy on his or her life. The aggregate amount advanced to any one officer is less than $50,000. The aggregate amount outstanding to all officers as of the latest practicable date is $197,310 and the aggregate cash surrender value of the policies as of June 30, 1996 is approximately $358,000.

     In addition, the Company may establish an annual incentive cash bonus plan for the executive officers and key employees of the Company pursuant to which the Company will create a bonus pool based upon the attainment of certain pre-established target levels. The amount of these bonuses will be based on a formula for each participating officer or key employee determined by the Compensation Committee of the Board of Directors, but may not exceed 100% of base salary, provided that salary and benefits paid by the Company will be reduced on a dollar-for-dollar basis by the amount of any compensation received from an Associated Company. The Company also may adopt a broad-based incentive cash compensation plan in which all employees of the Company, except executive officers and key employees, will be able to participate and which will provide incentives for those employees to achieve certain strategic objectives. Finally, the Company may establish a qualified employee stock purchase plan, as described in Section 423(b) of the Code, which will permit grant participants an option to purchase stock with a value up to 10% of their base compensation.

401(K) PLAN

     The Company maintains a 401(k) plan to provide retirement income to employees of the Company (the "401(k) Plan"). The Company intends the 401(k) Plan to qualify under Section 401(a) of the Code and has incorporated features permitted under Section 401(k) of the Code.

     The 401(k) Plan covers all employees who have completed twelve (12) months of service with Company or its predecessor and who are over 21 years of age. The 401(k) Plan accepts employee elective deferral contributions to a maximum amount equal to 25% of annual compensation, subject to applicable legal limits. The Company's present policy is to contribute 3% of base compensation for all employees other than Robert and Andrew Batinovich.

INDEMNIFICATION AND LIMITATION OF LIABILITY

     The Maryland GCL permits a Maryland Corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter contains such a provision which limits such liability to the maximum extent permitted by the Maryland GCL.

     The Charter authorizes the Company to obligate itself to indemnify its present and former officers and directors and to pay or reimburse reasonable expenses for those individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time by the laws of Maryland. The Bylaws of the Company obligate it to indemnify and advance expenses to present, former and proposed directors and officers to the maximum extent permitted by Maryland law. The Maryland GCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had a reasonable cause to believe that the act or omission was unlawful. However, a corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the Maryland GCL requires the Company, as conditions to advancing expenses, to obtain (i) a written affirmation by the director or officer that the director or officer believes in good faith he or she has met the standard of conduct necessary for indemnification by the Company as authorized by the applicable Bylaws and (ii) a written statement by or on behalf of the officer or director promising to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. The Bylaws of the Company also permit the Company to provide indemnification and to advance expenses to a present or former director or officer who served a predecessor of the Company in that capacity, and to any employee or agent of the Company, or a predecessor of the Company. Finally, the Maryland GCL requires a corporation (unless its charter provides otherwise, which the Company's Charter does not) to indemnify a director or officer who has been successful on the merits, or otherwise, in the defense of any proceeding to which the director or officer became a party by reason of service in that capacity.

     The Company has entered into indemnification agreements with each of its directors and executive officers to provide them with indemnification to the full extent permitted by the Charter and Bylaws of Company.

     The Company has obtained an insurance policy to provide liability coverage for directors and officers of the Company.

        SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     As of September 30, 1996, based upon the number of record holders, there are approximately 5,761 holders of the Company's common equity.



     The following table sets forth information known to the Company regarding beneficial ownership of shares of Common Stock as of September 30, 1996 by (i) each director and executive officer of the Company who beneficially owns shares of Common Stock, (ii) all directors and executive officers as a group, and (iii) each person known by the Company to beneficially own more than 5% of the Company's Common Stock. The table reflects the issuance of units of the Operating Partnership in connection with the acquisition of the UCT Property.



                                                                                         AFTER OFFERING(1)
                                                         BEFORE OFFERING           -----------------------------
                                                  ------------------------------                     PERCENTAGE
                                                                   PERCENTAGE OF                     OF SHARES
                                                                      SHARES                        OUTSTANDING
                                  AMOUNT AND                        OUTSTANDING                         AND
                                   NATURE OF      PERCENTAGE OF    AND OPERATING     PERCENTAGE      OPERATING
  NAME AND BUSINESS ADDRESS       BENEFICIAL          SHARES        PARTNERSHIP      OF SHARES      PARTNERSHIP
     OF BENEFICIAL OWNER        OWNERSHIP(2)(3)   OUTSTANDING(4)   INTERESTS(5)    OUTSTANDING(4)   INTERESTS(5)
------------------------------  ---------------   --------------   -------------   --------------   ------------
Robert Batinovich(6)(7).......     1,081,821           18.5%            17.0%           11.3%           10.7%
Andrew Batinovich(6)(8).......       299,407            5.1              4.7             3.1             3.0
Sandra L. Boyle(6)(9).........         5,279              *                *               *               *
Frank E. Austin(6)(10)........         7,587              *                *               *               *
Terri Garnick(6)..............         5,400              *                *               *               *
Stephen Saul(6)...............           800              *                *               *               *
Patrick Foley(6)..............         6,000              *                *               *               *
Richard A. Magnuson(6)........         6,000              *                *               *               *
Laura Wallace(6)..............         6,200              *                *               *               *
All directors and executive
  officers as a group (9
  persons)(11)................     1,418,494           24.2%            22.3%           14.8%           14.0%


---------------
  * less than 1%


 (1) Assumes the completion of the acquisition of the TRP Properties, and issuance of partnership units in connection therewith as described in Recent Activities.


 (2) All beneficial ownership is based upon sole voting power and sole investment power except as indicated in the following footnotes.


 (3) Certain of the officers hold or control, in the aggregate, limited partnership interests representing approximately 21% of Glenborough Partners, a California limited partnership. In turn, Glenborough Partners is a 99% limited partner of GPA, Ltd., a California limited partnership, which holds approximately a 14% interest in the Operating Partnership, in which the Company has a 1% general partnership interest and approximately a 84% limited partnership interest. Such officers, through their interest in Glenborough Partners, share indirectly, with the Company, in the net income or loss and any distributions of the Operating Partnership. Pursuant to the partnership agreement of the Operating Partnership, GPA, Ltd. holds certain redemption rights under which its interest in the Operating Partnership could at some point be redeemed in exchange for shares of Common Stock. As indicated in the following footnotes, the figures in this column assume that such an exchange has occurred but only as to the interests held by the named officers in Glenborough Partners.


 (4) Assumes conversion of only the limited partnership interests in the Operating Partnership indirectly owned by the named officers (through their interest in Glenborough Partners and Glenborough Partners' interest in GPA, Ltd.) into shares of Common Stock. The total number of shares outstanding used in calculating this percentage assumes that none of the other limited partnership interests held by GPA, Ltd. are converted into shares of Common Stock.

 (5) Assumes conversion of all outstanding limited partnership interests in the Operating Partnership into shares of Common Stock.

 (6) The business address of such person is 400 South El Camino Real, Suite 1100, San Mateo, California 94402-1708.


 (7) Includes 12,727 shares of the Company's Common Stock that may be issued upon redemption of Robert Batinovich's interest in the Operating Partnership. Includes 114,659 shares of Common Stock that may be issued upon the redemption of GPA, Ltd.'s interest in the Operating Partnership, which represents Robert Batinovich's portion of all shares of Common Stock that may be issued to GPA, Ltd. upon such redemption. Excludes 51,855 shares of Common Stock held by S.S. Rainbow, a California limited partnership ("S.S. Rainbow"), in which Andrew Batinovich is a general partner, and Robert Batinovich's daughter, Angela Batinovich, is a limited partner, which represents Angela Batinovich's portion of all shares of Common Stock held by S.S. Rainbow. Also excludes 2,124 shares of Common Stock that may be issued upon the redemption of GPA, Ltd.'s interest in the Operating Partnership, which represents Angela Batinovich's portion of all shares of Common Stock that may be issued to GPA, Ltd. upon such redemption and which are held by a trust as to which Angela Batinovich is sole beneficiary and the trustee is an independent third party.

 (8) Includes 4,760 shares of Common Stock that may be issued upon the redemption of GPA, Ltd.'s interest in the Operating Partnership, which represents Andrew Batinovich's portion of all shares of Common Stock that may be issued to GPA, Ltd. upon such redemption. Also includes 104,757 shares of Common Stock held by S.S. Rainbow, in which Andrew Batinovich is sole general partner and his sister, Angela Batinovich, is a limited partner. Of the total shares held by S.S. Rainbow, Andrew Batinovich's pro rata portion is 52,902 shares and Angela Batinovich's pro rata portion is 51,855. Angela Batinovich's 51,855 shares (beneficially owned through her interest in S.S. Rainbow) are attributed to Andrew Batinovich (the general partner of S.S. Rainbow) for purposes of this table.



 (9) Includes 277 shares of Common Stock that may be issued upon the redemption of GPA, Ltd.'s interest in the Operating Partnership, which represents Sandra L. Boyle's portion of all shares of Common Stock that may be issued to GPA, Ltd. upon such redemption.



(10) Includes 387 shares of Common Stock that may be issued upon the redemption of GPA, Ltd.'s interest in the Operating Partnership, which represents Frank Austin's portion of all shares of Common Stock that may be issued to GPA, Ltd. upon such redemption.



(11) Includes 120,084 shares of Common Stock that may be issued upon the redemption of GPA, Ltd.'s interest in the Operating Partnership, which represents all officers' and directors' aggregate portion of all shares of Common Stock that may be issued to GPA, Ltd. upon such redemption. Also includes 12,727 shares of Common Stock that may be issued upon the redemption of Robert Batinovich's interest in the Operating Partnership.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The Company's Articles of Incorporation authorize the Company to issue up to 50,000,000 shares of Common Stock with a par value of $.001 per share. As of June 30, 1996 there were 5,768,709 shares of Common Stock issued and outstanding. Under Maryland law, stockholders generally are not liable for the Company's debts or obligations.

     The holders of shares of Common Stock are entitled to one vote per share on all matters voted on by stockholders, including election of directors, and, except as provided in the Articles of Incorporation in respect of any other class of or series of stock, the holders of these shares exclusively possess all voting power. The Articles of Incorporation do not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding shares or series of stock, holders of shares of Common Stock are entitled to receive distributions, when and as declared by the Board of Directors, out of funds legally available therefor. See "Distribution Policy." Upon any liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive pro rata all assets of the Company legally available for distribution to its stockholders after payment of, or adequate provisions for, all known debts and liabilities of the Company. All shares of Common Stock now outstanding are fully paid and nonassessable, as will be the shares of Common Stock offered by this Prospectus when issued. The holders of the Common Stock offered hereby will have no preemptive rights to subscribe to additional stock or securities issued by the Company at a subsequent date.

     The Articles of Incorporation authorize the Board of Directors to classify or reclassify any unissued shares of stock, to provide for the issuance of shares in other classes or series, including preferred stock in one or more series, to establish the number of shares in each class or series and to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of such class or series. At present the Company does not intend to issue shares of any class or series other than Common Stock.

LISTING, PRICE AND TRADING

     The Common Stock is listed on the New York Stock Exchange ("NYSE") under the symbol "GLB." The Company is subject to the round lot distribution and market value standards established by the NYSE. Registrar and Transfer Company acts as the transfer agent and registrar of the Common Stock.

     The shares offered by this Prospectus will be freely transferable, except for shares received by Persons who may be deemed Affiliates of the Company under the Securities Act and except for certain limitations in the Company's Articles of Incorporation that are intended to allow the Company to qualify as a REIT. Persons who may be deemed Affiliates of the Company generally include individuals or entities that control, are controlled by, or are under common control with the Company, and may include certain principal stockholders of the Company. Affiliates may sell their shares only pursuant to an effective registration statement under the Securities Act or an applicable exemption from registration under the Securities Act. The Company's Articles of Incorporation nullify certain transfers that would otherwise create holdings in excess of the Ownership Limitation. See "Restrictions on Ownership and Transfer of Common Stock" below for a description of the limitations on the transfer and ownership of the Common Stock.

REDEMPTION OPTIONS


     GPA, Ltd. owns 579,006 limited partnership units in the Operating Partnership, representing an approximate 14% interest. This interest carries certain redemption rights, under which GPA, Ltd. may in the future become a stockholder of the Company. After a holding period that expires on December 31, 1996 (12 months after the Consolidation), GPA, Ltd. may demand that the Operating Partnership redeem all or part of GPA, Ltd.'s interest as a limited partner (the "GPA Redemption Option"). If the holder requires a redemption, the Company, as general partner for the Operating Partnership, will have the option to acquire the units by either (i) paying cash in an amount equal to the fair market value, on the date of receipt of the notice of redemption, of the units being acquired, or (ii) delivering a number of shares of the Company's Common


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

Stock having a fair market value equal to the fair market value of the units being acquired. The market value of the shares shall be deemed to be equal to the average of the prices reported for the Common Stock on the ten preceding trading days for which such prices were reported (i) as the closing prices on any national securities exchange upon which the Common Stock is listed; or (ii) if not so listed, then the prices which represent the mean between the bid and asked prices as reported by the NASD.

     In addition, Robert Batinovich owns 12,727 limited partnership units in the Operating Partnership, representing a 0.3% interest. This interest carries redemption rights (the "Batinovich Redemption Option") similar to the GPA Redemption Option.

SHARES ELIGIBLE FOR FUTURE SALE

     General


     As of June 30, 1996 but adjusted to reflect the acquisition of the UCT Property, the Company has 5,768,709 shares of Common Stock outstanding and 591,733 shares of Common Stock reserved for issuance upon redemption of limited partnership interests in the Operating Partnership. All of the shares of Common Stock, other than shares purchased by Affiliates and shares reserved for issuance in connection with the GPA Redemption Option, will be tradable without restriction under the Securities Act.


     As of June 30, 1996 but adjusted to reflect the acquisition of the UCT Property, Robert Batinovich and the Attributed Owners owned shares of Common Stock, and indirectly own Operating Partnership interests which may be converted into shares of Common Stock, which in the aggregate represent approximately 22% of the Common Stock including units of the Operating Partnership which may be converted into shares of Common Stock. Robert Batinovich and the Attributed Owners have agreed not to sell any of their shares of Common Stock ("Restricted Shares") until December 31, 1997 (two years after the completion of the Consolidation) without the consent of the Company. After the expiration of any applicable lock-up period, Robert Batinovich and the Attributed Owners may sell Shares acquired through the GPA Redemption Option or the Batinovich Redemption Option, pursuant to a registration statement that the Company will be obligated to prepare and file. See "Registration Rights" below. Robert Batinovich and the Attributed Owners and other Affiliates of the Company also may sell Restricted Shares after their respective lock-up periods without registration in accordance with the exemptions provided by Rule 144 under the Securities Act.

     The effect, if any, of future issuances of Common Stock, or of the availability of Common Stock for future sale, on the market price prevailing from time to time cannot be predicted. Sales of substantial amounts of Common Stock (including shares issued upon the exercise of options), or the perception that such sales may occur, could adversely affect prevailing market prices of the Common Stock.

     Registration Rights

     The Company has granted GPA, Ltd. and Robert Batinovich certain demand and piggyback registration rights with respect to any shares of Common Stock that GPA, Ltd. or Robert Batinovich owns or receives on exercise of the GPA Redemption Option or the Batinovich Redemption Option. These registration rights include the right of GPA, Ltd. or Robert Batinovich to demand registration of all or any portion of the unregistered shares of Common Stock, and the right of GPA, Ltd. or Robert Batinovich to have their unregistered shares included when the Company registers other shares of its Common Stock or substantially similar securities. GPA, Ltd. and Robert Batinovich may exercise registration rights only during the period after the restrictions on transfer described above have lapsed and prior to the time when the holder is permitted to sell its shares pursuant to Rule 144(k) under the Securities Act. The Company must bear the expenses of satisfying the registration requirements resulting from the registration rights, except that the expenses shall not include any underwriting discounts or commissions, Commission or Blue Sky registration fees, or transfer taxes relating to the shares.

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

             RESTRICTIONS ON OWNERSHIP AND TRANSFER OF COMMON STOCK

     For the Company to qualify as a REIT under the Code, not more than 50% of the value of its outstanding shares of Common Stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year. Shares of Common Stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year) or during a proportionate part of a shorter taxable year. See "Federal Income Tax Considerations -- Requirements for Qualification."

     Because the Board of Directors believes it is essential for the Company to qualify as a REIT, the Articles of Incorporation, subject to certain exceptions, provide that no holder, other than Robert Batinovich and the Attributed Owners (which generally means individuals or entities whose ownership of Common Stock is attributable to Mr. Batinovich under the Code), may own an amount of Common Stock in excess of the Ownership Limitation, which, pursuant to Board action, currently is 6.75% of the outstanding shares of Common Stock and after this offering is expected to be 8.8% of the outstanding Common Stock. A qualified trust (as defined in the Articles of Incorporation) generally may own up to 9.9% of the outstanding shares of Common Stock. The Ownership Limitation provides that Robert Batinovich and the Attributed Owners may hold up to 27% of the outstanding shares of Common Stock, including shares which Robert Batinovich and the Attributed Owners may acquire pursuant to the GPA Redemption Option or the Batinovich Redemption Option, assuming GPA, Ltd. then dissolves and distributes these shares to the partners of GPA, Ltd. Following the completion of the Offering and the anticipated increase in the Ownership Limitation, the Company expects the maximum ownership of the outstanding shares of Common Stock by Robert Batinovich and the Attributed Owners would correspondingly be approximately 14%.

     The Board of Directors may waive the Ownership Limitation if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that such ownership will not jeopardize the Company's status as a REIT. As a condition to such waiver, the Board of Directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of the Company. The Ownership Limitation will not apply if the Board of Directors and the stockholders determine that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT. Any transfer of Common Stock that would (a) create actual or constructive ownership of Common Stock in excess of the Ownership Limitation, (b) result in the Common Stock being owned by fewer than 100 persons, or (c) result in the Company's being "closely held" under Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the Common Stock.

     The Articles of Incorporation also provide that Common Stock involved in a transfer or change in capital structure that results in a person (other than Robert Batinovich and the Attributed Owners) owning in excess of the Ownership Limitation or would cause the Company to become "closely held" (within the meaning of Section 856(h) of the Code) will automatically be transferred to a trustee for the benefit of a charitable organization until purchased by the Company or sold to a third party without violation of the Ownership Limitation. While held in trust, the Excess Shares will remain outstanding for purposes of any Stockholder vote or the determination of a quorum for such vote and the trustee will be empowered to vote the Excess Shares. Excess Shares shall be entitled to distributions, provided that such distributions shall be paid to a charitable organization selected by the Board of Directors as beneficiary of the trust. The trustee may transfer the Excess Shares to any individual whose ownership of Common Stock would be permitted under the Ownership Limitation and would not cause the Company to become "closely held." In addition, the Company would have the right, for a period of 90 days, to purchase all or any portion of the Excess Shares from the trustee at the lesser of the price paid for the Shares by the intended transferee or the closing market price for the Common Stock on the date the Company exercises its option to purchase.

     The Ownership Limitation will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as otherwise described above, any change in the Ownership Limitation would require an amendment to the Articles of Incorporation. Such amendments require the affirmative vote of

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

stockholders owning a majority of the outstanding Common Stock. In addition to preserving the Company's status as a REIT, the Ownership Limitation may have the effect of precluding an acquisition of control of the Company by a third party without the approval of the Board of Directors.

     All certificates representing shares of Common Stock will bear a legend referring to the restrictions described above.

     All stockholders of record who own 5% or more of the value of the outstanding Common Stock (or 1% if there are fewer than 2,000 stockholders of record but more than 200, or 1/2% if there are 200 or fewer stockholders of record) must file written notice with the Company containing the information specified in the Articles of Incorporation by January 30 of each year. In addition, each Stockholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of Common Stock as the Board of Directors deems necessary to determine the effect, if any, of such ownership on the Company's status as a REIT and to ensure compliance with the Ownership Limitation. The Company intends to use its best efforts to enforce the Ownership Limitation and will make prohibited transferees aware of their obligation to pay over any distributions received, will not give effect on its books to prohibited transfers, will institute proceedings to enjoin any transfer violating the Ownership Limitation, and will declare all votes of prohibited transferees invalid.

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

                       CERTAIN PROVISIONS OF MARYLAND LAW
                   AND THE COMPANY'S ORGANIZATIONAL DOCUMENTS

     The following summary of certain provisions of Maryland law and the Company's Organizational Documents does not purport to be complete. Reference is made to the full text of the statutes discussed below, and to the Organizational Documents, for their entire terms, and the partial summary contained in this Prospectus Statement is not intended to be complete.

     Certain provisions of the Organizational Documents described in this section could make more difficult a change in control of the Company by means of a tender offer, a proxy contest or otherwise. These provisions are included for the purpose of maintaining the Company's qualification as a REIT, but may also have the effect of discouraging takeover attempts.

ADDITIONAL CLASSES AND SERIES OF STOCK

     The Articles of Incorporation authorize the Board of Directors to classify or reclassify any unissued shares of capital stock to provide for the issuance of shares in other classes or series, to establish the number of shares in each class or series and to fix the preference, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of such class or series. The Company believes that the ability of the Board of Directors to issue one or more classes or series of stock provides the Company with increased flexibility in structuring possible future financings and acquisitions, and in meeting other needs which might arise. The additional classes or series, as well as the Common Stock, will be available for issuance without further action by the Company's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded. Although the Board of Directors has no intention at the present time of doing so, it could issue a class or series that could, depending on the terms of such class or series, impede a merger, tender offer or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which the stockholders might receive a premium for their Common Stock over the then current market price of such Common Stock.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

     The Bylaws of the Company provide that (i) with respect to an annual meeting of stockholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only (a) pursuant to the Company's notice of the meeting, (b) by the Board of Directors, or (c) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws, and
(ii) with respect to special meetings of stockholders, only the business specified in the Company's notice of meeting may be brought before the meeting of stockholders, and nominations of persons for election to the Board of Directors may be made only (a) pursuant to the Company's notice of the meeting,
(b) by the Board of Directors, or (c) provided that the Board of Directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

     The advance notice provisions of the Bylaws could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the Common Stock might receive a premium for their Common Stock over the then prevailing market price, or which such holders might believe to be otherwise in their best interests.

NON-APPLICABILITY OF CERTAIN STATUTORY ANTI-TAKEOVER PROVISIONS

     The Company's Articles of Incorporation contain provisions electing not to be governed by certain provisions of the Maryland GCL (described below) which tend to discourage takeover efforts.

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

BUSINESS COMBINATIONS

     Under the Maryland GCL, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation's shares after the date on which the corporation had 100 or more beneficial owners of its stock or an affiliate of the corporation who, at any time within the two-year period prior to the date in question and after the date on which the corporation had 100 or more beneficial owners of its stock, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate thereof, are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the Board of Directors of such corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom the business combination is to be effected, unless, among other things, the corporation's stockholders receive a minimum price (as defined in the Maryland GCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the Board of Directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder, or if the corporation's original charter specifically elects not to be governed by these provisions. The Company's original Articles of Incorporation specifically provide that the Company is not to be governed by these provisions. This provision of the Company's Articles of Incorporation can be changed only by an amendment to the Articles of Incorporation approved by a majority of the Board of Directors and a majority of the voting Shares of the Company.

CONTROL SHARE ACQUISITIONS

     The Maryland GCL provides that Control Shares of a Maryland corporation ("Control Shares") acquired in a "Control Share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror or by officers or directors who are employees of the corporation. Control Shares are voting shares which, if aggregated with all other such shares previously acquired by the acquiror, or in respect of which the acquiror is able to exercise, or direct the exercise of, voting power, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority of all voting power. Control Shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "Control Share acquisition" means the acquisition of Control Shares, subject to certain exceptions.

     A person who has made or proposes to make a Control Share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the Board of Directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the Control Shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the Control Shares, as of the date of the last Control Share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for Control Shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the Control Share acquisition.

     The Control Share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the articles of incorporation or bylaws of the corporation.

     The Company's Articles of Incorporation contain a provision exempting from the Control Share acquisition statute any and all acquisitions by any person of Common Stock of the Company. This provision can be amended only by an amendment to the Articles of Incorporation approved by a majority of the Board of Directors and a majority of the voting stock of the Company.

     Rescission of Exemptions. If the exemptions from the business combination statute and the Control Share acquisition statute are rescinded, this could have the effect of discouraging offers to acquire the Company and of increasing the difficulty of consummating any such offer.

AMENDMENT OF ARTICLES OF INCORPORATION

     The Company's Articles of Incorporation may be amended by the affirmative vote of holders of Common Stock entitled to cast a majority of all of the votes entitled to be cast on the matter. The provisions relating to the limitation of liability and indemnification may only be amended prospectively.

NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES

     The Company's Organizational Documents provide that, subject to any rights of holders of preferred stock (if any) to elect additional directors, the number of directors of the Company will be fixed by the Board of Directors, but must consist of not fewer than three nor more than seven directors. In addition, subject to any rights of holders of preferred stock (if any), any vacancy (other than a vacancy created by removal from office or by an increase in the number of directors) may be filled, at any regular meeting or at any special meeting of the directors called for that purpose, by the affirmative vote of a majority of the remaining directors, though less than a quorum. A vacancy resulting from removal from office must be filled by a vote of the stockholders. A vacancy created by an increase in the number of directors shall be filled by a majority of the entire Board of Directors. Accordingly, the Board of Directors could temporarily prevent any stockholder from enlarging the Board of Directors and filling the new directorships with such stockholder's own nominees.

     The Company's Bylaws provide that, subject to the right of the holders of any class of stock to elect additional directors under specified circumstances, directors may be removed, without cause, upon the affirmative vote of holders of a majority of the voting power of all the then outstanding Common Stock entitled to vote generally in the election of directors, voting together as a single class.

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

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of material federal income tax considerations is based on current law and does not purport to deal with all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including insurance companies, financial institutions and broker-dealers) subject to special treatment under the federal income tax laws.

     EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP AND SALE OF THE SHARES.

     The Company believes that since January 1, 1996, it has operated in a manner that permits it to satisfy the requirements for taxation as a REIT under the applicable provisions of the Code. The Company intends to continue to operate to satisfy such requirements. No assurance can be given, however, that such requirements will be met.

     The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations thereunder, and administrative and judicial interpretations thereof. Morrison & Foerster has acted as tax counsel to the Company in connection with Company's election to be taxed as a REIT.

     In the opinion of Morrison & Foerster LLP, commencing with the Company's taxable year that will end on December 31, 1996, the Company has been organized in conformity with the requirements for qualification as a REIT, and its method of operation has and will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Morrison & Foerster. Accordingly, no assurance can be given that the actual results of the Company's operations for any particular taxable year will satisfy such requirements. See "A Failure to Qualify."

     In brief, if certain detailed conditions imposed by the REIT provisions of the Code are met, entities, such as the Company, that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations, are generally not taxed at the corporate level on their "REIT Taxable Income" that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and stockholder levels) that generally results from the use of corporate investment vehicles.

     If the Company fails to qualify as a REIT in any year, however, it will be subject to federal income tax as if it were a domestic corporation, and its stockholders will be taxed in the same manner as stockholders of ordinary corporations. In this event, the Company could be subject to potentially significant tax liabilities and the amount of cash available for distribution to its stockholders could be reduced.

TAXATION OF THE COMPANY

     General

     In any year in which the Company qualifies as a REIT, in general it will not be subject to federal income tax on that portion of its net income that it distributes to stockholders. This treatment substantially eliminates the "double taxation" on income at the corporate and stockholder levels that generally results from investment in a corporation. However, the REIT will be subject to federal income tax as follows: First, the REIT will be taxed at regular corporate rates on any undistributed Real Estate Investment Trust Taxable Income, including undistributed net capital gains. Second, under certain circumstances, the REIT may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the REIT has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the REIT has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fifth, if the REIT should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a real estate investment trust because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the REIT fails the 75% gross income test or the 95% gross income test, multiplied by (b) fraction intended to reflect the REIT's profitability. Sixth, if the REIT should fail to distribute during each calendar year at least the sum of (i) 85% of its real estate investment trust ordinary income for such year, (ii) 95% of its real estate investment trust capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the REIT would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the REIT acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in the REIT's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the REIT recognizes gain on the disposition of such asset during the 10 year period beginning on the date on which such asset was acquired by the REIT, then, to the extent of any built-in gain at the time of acquisition, such gain will be subject to tax at the highest regular corporate rate, assuming the REIT will make an election pursuant to IRS Notice 88-19.

     Requirements for Qualification

     The Code defines a real estate investment trust as a corporation, trust or association (1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code) at any time during the last half of each taxable year; and (7) which meets certain other tests, described below, regarding the nature of income and assets. The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) will not apply until after the first taxable year for which an election is made by the Company to be taxed as a REIT.

     In order to assist the Company in complying with the ownership tests described above, the Company has placed certain restrictions on the transfer of the Common Stock and the Company's preferred stock to prevent further concentration of stock ownership. Moreover, to evidence compliance with these requirements, the Company must maintain records which disclose the actual ownership of its outstanding Common Stock and preferred stock. In fulfilling its obligations to maintain records, the Company must and will demand written statements each year from the record holders of designated percentages of its Common Stock and preferred stock disclosing the actual owners of such Common Stock and preferred stock. A list of those persons failing or refusing to comply with such demand must be maintained as part of the Company's records. A stockholder failing or refusing to comply with the Company's written demand must submit with his or her tax returns a similar statement disclosing the actual ownership of Common Stock and preferred stock and certain other information. In addition, the Company's Articles of Incorporation provide restrictions regarding the transfer of its shares that are intended to assist the Company in continuing to satisfy the share ownership requirements. See "Restrictions on Ownership and Transfer of Common Stock."

     In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests, described below. Thus, the

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

Company's proportionate share of the assets, liabilities and items of income of the Operating Partnership will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described below.

     Asset Tests

     At the close of each quarter of the Company's taxable year, the Company must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items and government securities (as well as certain temporary investments in stock or debt instruments purchased with the proceeds of new capital raised by the Company). Second, although the remaining 25% of the Company's assets generally may be invested without restriction, securities in this class may not exceed either (i) 5% of the value of the Company's total assets as to any one non-government issuer or (ii) 10% of the outstanding voting securities of any one issuer. The Company's investment in real property through its interest in the Operating Partnership constitutes qualified assets for purposes of the 75% asset test. In addition, the Company may own 100% of "qualified REIT subsidiaries" as defined in the Code. All assets, liabilities, and items of income, deduction, and credit of such a qualified REIT subsidiary will be treated as owned and realized directly by the Company.

     The Company has analyzed the impact of its ownership interests in the Associated Companies on its ability to satisfy the asset tests. Based upon its analysis of the estimated value of the Company's total assets as well as its estimate of the value of the respective nonvoting preferred stock interests in the Associated Companies, the Company believes that none of the preferred stock interests will exceed 5% of the value of the Company's total assets on the last day of any calendar quarter in 1996. The Company intends to monitor compliance with the 5% test on a quarterly basis and believes that it will be able to manage its operations in a manner to comply with the tests, either by managing the amount of its qualifying assets or reducing its interests in the Associated Companies, although there can be no assurance that such steps will be successful. In rendering its opinion as to the qualification of the Company as a REIT, counsel has relied upon the Company's representation as to the value of its assets and the value of its interests in the Associated Companies. Counsel has discussed with the Company its valuation analysis and the future actions available to it to comply with the 5% tests but it has not independently verified the valuations.

     Gross Income Tests

     There are three separate percentage tests relating to the sources of the Company's gross income which must be satisfied for each taxable year. For purposes of these tests, where the Company invests in a partnership, the Company will be treated as receiving its share of the income and loss of the partnership, and the gross income of the partnership will retain the same character in the hands of the Company as it has in the hands of the partnership. See "-- Tax Aspects of the Company's Investment in the Operating Partnerships
-- General."

     The 75% Test. At least 75% of the Company's gross income for the taxable year must be "qualifying income." Qualifying income generally includes (i) rents from real property (except as modified below); (ii) interest on obligations collateralized by mortgages on, or interests in, real property; (iii) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of the Company's trade or business ("dealer property"); (iv) dividends or other distributions on shares in other REITs, as well as gain from the sale of such shares; (v) abatements and refunds of real property taxes; (vi) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage collateralized by such property ("foreclosure property"); and (vii) commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property.

     Rents received from a tenant will not, however, qualify as rents from real property in satisfying the 75% test (or the 95% gross income test described below) if the Company, or an owner of 10% or more of the Company, directly or constructively owns 10% or more of such tenant (a "related party tenant"). In addition,

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if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued generally will not qualify as rents from real property (or as interest income) for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person. Rent or interest will not be disqualified, however, solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property, the Company generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent that the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only, and are not otherwise considered "rendered to the occupant."

     The Company will provide certain services with respect to properties owned by the Operating Partnership. The Company believes that the services provided by the Operating Partnership are usually or customarily rendered in connection with the rental of space of occupancy only, and therefore that the provision of such services will not cause the rents received with respect to its properties to fail to qualify as rents from real property for purposes of the 75% and 95% gross income tests. The Company does not intend to rent to related party tenants or to charge rents that would not qualify as rents from real property because the rents are based on the income or profits of any person (other than rents that are based on a fixed percentage or percentages of receipts or sales).

     Pursuant to the percentage leases ("Percentage Leases"), GHG leases from the Operating Partnership the land, buildings, improvements, furnishings, and equipment comprising the Hotels for a five-year period with a five-year renewal option. The Percentage Leases provide that the lessee will be obligated to pay to the Operating Partnership (a) the greater of a fixed rent (the "Base Rent") or a percentage rent (the "Percentage Rent") (collectively, the "Rents") and (b) certain other amounts, including interest accrued on any late payments or charges (the "Additional Charges"). The Percentage Rent is calculated by multiplying fixed percentages by the gross revenues from the operations of the Hotels in excess of certain levels. The Base Rent accrues and is required to be paid monthly. Percentage Rent is due quarterly; however, the lessee will not be in default for non-payment of Percentage Rent due in any calendar year if the lessee pays, within 90 days of the end of the calendar year, the excess of Percentage Rent due and unpaid over the Base Rent with respect to such year.

     In order for the Base Rent, the Percentage Rent, and the Additional Charges to constitute "rents from real property," the Percentage Leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the Percentage Leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following: (a) the intent of the parties, (b) the form of the agreement, (c) the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement), and (d) the extent to which the property owner retains the risk of loss of the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property).

     In addition, Section 7701(e) of the Code provides that a contract that purports to be a service contract (or a partnership agreement) is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not: (a) the service recipient is in physical possession of the property, (b) the service recipient controls the property, (c) the service recipient has a significant economic or possessory interest in the property (e.g., the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property's operating costs, or the recipient bears the risk of damage to or loss of the property), (d) the service provider does not bear any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract, (e) the service provider does not use the property concurrently to provide significant services to entities unrelated to the service

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

recipient, and (f) the total contract price does not substantially exceed the rental value of the property for the contract period. Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

     Counsel is of the opinion that the Percentage Leases will be treated as true leases for federal income tax purposes. Such opinion is based, in part, on the following facts: (a) the Operating Partnership and the lessee intend for their relationship to be that of a lessor and lessee and such relationship will be documented by lease agreements, (b) the lessee has the right to exclusive possession and use and quiet enjoyment of the Hotels during the term of the Percentage Leases, (c) the lessee bears the cost of, and be responsible for, day-to-day maintenance and repair of the Hotels, other than the cost of maintaining underground utilities, structural elements and exterior painting, and will dictate how the Hotels are operated, maintained, and improved, (d) the lessee bears all of the costs and expenses of operating the Hotels (including inventory costs) during the term of the Percentage Leases (other than real property taxes, personal property taxes on property owned by the Operating Partnership, casualty insurance and the cost of replacement or refurbishment of furniture, fixtures and equipment, to the extent such costs do not exceed the allowance for such costs provided by the Operating Partnership under the Percentage Leases), (e) the lessee will benefit from any savings in the costs of operating the Hotels during the term of the Percentage Leases, (f) in the event of damage or destruction to a Hotel which renders the Hotel unsuitable for continued use, the lessee will be at economic risk because the Operating Partnership can elect to terminate the Percentage Lease as to such Hotel, in which event the lessee can elect to rebuild at its cost less any insurance proceeds, or accept such termination, (g) the lessee will indemnify the Partnership against all liabilities imposed on the Partnership during the term of the Percentage Leases by reason of (i) injury to persons or damage to property occurring at the Hotels or (ii) the lessee's use, management, maintenance or repair of the Hotels, (h) the lessee is obligated to pay substantial fixed rent for the period of use of the Hotels, and (i) the lessee stands to incur substantial losses (or reap substantial gains) depending on how successfully it operates the Hotels. The Company has represented that the lessee has and will have its own employees, physically distinct and separate office space, furniture and equipment, and directors. Further, the Company has represented that neither the Company nor the Operating Partnership will furnish or render services to either the lessee or its customers.

     Investors should be aware that there are no controlling treasury regulations, published rulings, or judicial decisions involving leases with terms substantially the same as the Percentage Leases that discuss whether such leases constitute true leases for federal income tax purposes. Therefore, the opinion of counsel with respect to the relationship between the Operating Partnership and the lessee is based upon all of the facts and circumstances, and rulings and judicial decisions involving situations that are considered to be analogous. Opinions of counsel are not binding upon the Service or any court, and there can be no assurance that the Service will not assert successfully a contrary position. If the Percentage Leases are recharacterized as service contracts or partnership agreements, rather than true leases, part or all of the payments that the Partnership receives from the lessee may not be considered rent or may not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, the Company likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, could lose its REIT status.

     In order for the Rents to constitute "rents from real property," several other requirements also must be satisfied. One requirement is that the Rents attributable to personal property leased in connection with the lease of the real property comprising a Hotel must not be greater than 15% of the Rents received under the Percentage Lease. The Rents attributable to the personal property in a Hotel is the amount that bears the same ratio to total rent for the taxable year as the average of the adjusted bases of the personal property in the Hotel at the beginning and at the end of the taxable year bears to the average of the aggregate adjusted bases of both the real and personal property comprising the Hotel at the beginning and at the end of such taxable year (the "Adjusted Basis Ratio"). Management has obtained an appraisal of the personal property at each Hotel indicating that the appraised value of the personal property at each Hotel is less than 15% of the value at which such Hotel is acquired. However, the Company has represented that the Operating Partnership will in no event acquire additional personal property for a Hotel to the extent that such acquisition would cause the Adjusted Basis Ratio for that Hotel to exceed 15%. There can be no assurance, however, that the Service would not assert that the personal property acquired from a particular partnership had a value in excess of the

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

appraised value, or that a court would not uphold such assertion. If such a challenge were successfully asserted, the Company could fail the 15% Adjusted Basis Ratio as to one or more of the Percentage Leases, which in turn potentially could cause it to fail to satisfy the 95% or 75% gross income test and thus could lose its REIT status.

     Another requirement for qualification of the Rents as "rents from real property" is that the Percentage Rent must not be based in whole or in part on the income or profits of any person. The Percentage Rent, however, will qualify as "rents from real property" if it is based on percentages of receipts or sales and the percentages (a) are fixed at the time the Percentage Leases are entered into, (b) are not renegotiated during the term of the Percentage Leases in a manner that has the effect of basing Percentage Rent on income or profits, and
(c) conform with normal business practice. More generally, the Percentage Rent will not qualify as "rents from real property" if, considering the Percentage Leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the Percentage Rent on income or profits. Since the Percentage Rent is based on fixed percentages of the gross revenues from the Hotels that are established in the Percentage Leases, and the Company has represented that the percentages (i) will not be renegotiated during the terms of the Percentage Leases in a manner that has the effect of basing the Percentage Rent on income or profit and (ii) conform with normal business practice, the Percentage Rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, the Company has represented that, with respect to other hotel properties that it acquires in the future, it will not charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage of gross revenue, as described above).

     A further requirement for qualification of Rents as "rents from real property" limits the relationship between the Company and its tenants. In the case of a corporate tenant, the Company must not own 10% or more of the total combined voting power of the tenant's stock and must not own 10% or more of the total number of shares of all classes of the tenant's stock outstanding. In the case of a tenant that is not a corporation, the Company must not own 10% or more in interest of the tenant's assets or net profits. The Company intends to limit its ownership interest in GHG to nonvoting preferred stock which will constitute less than 10% of the total number of outstanding shares of GHG stock. The common stock of GHG, which is the only voting stock of GHG, will be owned by persons who are not related to the Company within the definition in the applicable statute. The common stockholders will have a significant economic interest in GHG and will elect the board of directors of GHG. Based upon the foregoing, counsel is of the opinion that rental payments from GHG will not constitute rentals from a party related to the Company.

     The Company will receive nonqualifying management fee income. As a result, the Company may approach the income test limits and could be at risk of not satisfying such tests and thus not qualifying as a REIT. Counsel's opinion is based on the Company's representation that the actual amount of nonqualifying income will not exceed such limits.

     The 95% Test. In addition to deriving 75% of its gross income from the sources listed above, at least 95% of the Company's gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends and interest on any obligation not collateralized by an interest on real property are included for purposes of the 95% test, but not for purposes of the 75% test. For purposes of determining whether the Company complies with the 75% and 95% income tests, gross income does not include income from prohibited transactions. A "prohibited transaction" is a sale of dealer property, excluding certain property held by the Company for at least four years and foreclosure property. See "-- Taxation of the Company" and "-- Tax Aspects of the Company's Investment in the Operating Partnership -- Sale of Properties."

     The Company believes that it and the Operating Partnership has held and managed its properties in a manner that has given rise to rental income qualifying under the 75% and 95% gross income tests. Gains on sales of properties will generally qualify under the 75% and 95% gross income tests.

     Even if the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code.

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

These relief provisions will generally be available if: (i) the Company's failure to comply was due to reasonable cause and not to willful neglect; (ii) the Company reports the nature and amount of each item of its income included in the 75% and 95% gross income tests on a schedule attached to its tax return; and
(iii) any incorrect information on this schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. If these relief provisions apply, the Company will, however, still be subject to a special tax upon the greater of the amount by which it fails either the 75% or 95% gross income test for that year.

     The 30% Test. The Company must derive less than 30% of its gross income for each taxable year from the sale or other disposition of (i) real property held for less than four years (other than foreclosure property and involuntary conversions), (ii) stock or securities held for less than one year, and (iii) property in a prohibited transaction. In this regard, certain of the Company's assets are subject to existing purchase options. See "Business and Properties -- Industrial Properties." Although the Company believes, based on the historical experience of certain predecessor partnerships, that it will satisfy this 30% test, if, contrary to expectations, large numbers of such options are exercised, more than 30% of the Company's gross income in a taxable year could be derived from a proscribed source. The Company will, however, use its best efforts to ensure that it will continue to satisfy each of the foregoing income requirements.

ANNUAL DISTRIBUTION REQUIREMENTS

     The Company, in order to qualify as a REIT, is required to make distributions (other than capital gain distributions) to its stockholders each year in an amount at least equal to (A) the sum of (i) 95% of the Company's REIT Taxable Income (computed without regard to the dividends paid deduction and the REIT's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular distribution payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. Furthermore, if the REIT should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the REIT would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

     The Company believes that it has made and will make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the partnership agreement of the Operating Partnership authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements. It is possible that in the future the Company may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing the Company's REIT taxable income on the other hand. Further, as described below, it is possible that, from time to time, the Company may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds its allocable share of cash attributable to that sale. To avoid any problem with the 95% distribution requirement, the Company will closely monitor the relationship between its REIT taxable income and cash flow and, if necessary, will borrow funds (or cause the Operating Partnership or other affiliates to borrow funds) in order to satisfy the distribution requirement. The Company (through the Operating Partnership) may be required to borrow funds at times when market conditions are not favorable.

     If the Company fails to meet the 95% distribution requirement as a result of an adjustment to the Company's tax return by the Service, the Company may retroactively cure the failure by paying a "deficiency dividend" (plus applicable penalties and interest) within a specified period.

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

FAILURE TO QUALIFY

     If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company, nor will they be required to be made. In such event, to the extent of the Company's current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether the Company would be entitled to such statutory relief.

TAX ASPECTS OF THE COMPANY'S INVESTMENT IN THE OPERATING PARTNERSHIP

     The following discussion summarizes certain federal income tax considerations applicable solely to the Company's investment in the Operating Partnership.

     General

     The Company holds a direct ownership interest in the Operating Partnership. In general, partnerships are "pass-through" entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Company includes its proportionate share of the foregoing Operating Partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. See "-- Requirements for Qualification" and "-- Gross Income Tests." Any resultant increase in the Company's REIT taxable income increases its distribution requirements (see "-- Requirements for Qualification" and "-- Annual Distribution Requirements"), but is not subject to federal income tax in the hands of the Company provided that such income is distributed by the Company to its stockholders. Moreover, for purposes of the REIT asset tests (see "-- Requirements for Qualification" and "-- Asset Tests"), the Company includes its proportionate share of assets held by the Operating Partnership.

     Entity Classification

     The Company's interest in the Operating Partnership (and the Property Partnerships) involves special tax considerations, including the possibility of a challenge by the Internal Revenue Service (the "Service") of the status of the Operating Partnership as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes. If the Operating Partnership (or any Property Partnership) were to be treated as an association, it would be taxable as a corporation. In such a situation, the Operating Partnership (or such Property Partnership) would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing net income. In addition, the character of the Company's assets and items of gross income would change, which would preclude the Company from satisfying the asset test and possibly the income tests (see "-- Taxation of the Company -- Requirements for Qualification" and "-- Taxation of the Company -- Asset Tests" and "-- Taxation of the
Company -- Gross Income Tests"), and in turn would prevent the Company from qualifying as a REIT. See "-- Taxation of the Company -- Requirements for Qualification" and "-- Failure to Qualify" above for a discussion of the effect of the Company's failure to meet such tests for a taxable year.

     Tax Allocations with Respect to Certain Properties

     Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of

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such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property. Consequently, the partnership agreement of the Operating Partnership requires such allocations to be made in a manner consistent with Section 704(c) of the Code.

     In general, the limited partners of the Operating Partnership will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the Operating Partnership of the contributed assets. This will tend to eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules under
Section 704(c) do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership may cause the company to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements. See "-- Requirements for Qualification -- Annual Distribution Requirements." In addition, the application of Section 704(c) to the Operating Partnership is not entirely clear and may be affected by authority that may be promulgated in the future.

     Basis in Operating Partnership Interest

     The Company's adjusted tax basis in its partnership interest in the Operating Partnership generally (i) is equal to the amount of cash and the basis of any other property contributed to the Operating Partnership by the Company,
(ii) is increased by (a) its allocable share of the Operating Partnership's income and (b) increases in its allocable share of indebtedness of the Operating Partnership and (iii) is reduced, but not below zero, by the Company's allocable share of (a) the Operating Partnership's loss and (b) the amount of cash distributed to the Company, and by constructive distributions resulting from a reduction in the Company's share of indebtedness of the Operating Partnership.

     If the allocation of the Company's distributive share of the Operating Partnership's loss would reduce the adjusted tax basis of the Company's partnership interest in the Operating Partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce the Company's adjusted tax basis below zero. To the extent that the Operating Partnership's distributions, or any decrease in the Company's share of the nonrecourse indebtedness of the Operating Partnership (each such decrease being considered a constructive cash distribution to the partners), would reduce the Company's adjusted tax basis below zero, such distributions (including such constructive distributions) constitute taxable income to the Company. Such distributions and constructive distributions will normally be characterized as a capital gain, and if the Company's partnership interest in the Operating Partnership has been held for longer than the long-term capital gain holding period (currently one year), the distributions and constructive distributions will constitute long-term capital gains.

     Sale of Properties

     Generally, any gain realized by the Operating Partnership on the sale of property held by the Operating Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. The Company's share of any gain realized by the Operating Partnership on the sale of any dealer property generally will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "Taxation of the Company" and "-- Requirements for Qualification -- Gross Income Tests -- The 95% Test." Under existing law, whether property is dealer property is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating its properties, and to

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

make such occasional sales of properties as are consistent with the Company's investment objectives. Based upon such investment objectives, the Company believes that in general its properties should not be considered dealer property and that the amount of income from prohibited transactions, if any, will not be material.

TAXATION OF STOCKHOLDERS

     Taxation of Taxable Domestic Stockholders

     As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income. Stockholders that are corporations will not be entitled to a dividends received deduction. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. To the extent that the Company makes distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the stockholder, reducing the tax basis of a stockholder's Common Stock by the amount of such distribution (but not below zero), with distributions in excess of the stockholder's tax basis taxable as capital gains (if the Common Stock is held as a capital asset). In addition, any dividend declared by the Company in October, November or December of any year and payable to a stockholder of record on a specific date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Company.

     In general, any loss upon a sale or exchange of Common Stock by a stockholder who has held such stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions from the Company required to be treated by such stockholder as long-term capital gains.

BACKUP WITHHOLDING

     The Company will report to its domestic stockholders and to the Service the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such stockholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or
(b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder that does not provide the Company with its correct taxpayer identification number may also be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability.

TAXATION OF TAX-EXEMPT STOCKHOLDERS

     The IRS has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute unrelated business taxable income ("UBTI"). Revenue rulings, however, are interpretive in nature and are subject to revocation or modification by the Service. Based upon the ruling and the analysis therein, distributions by the Company to a stockholder that is a tax-exempt entity should also not constitute UBTI, provided that the tax exempt entity has not financed the acquisition of its shares of Common Stock with "acquisition indebtedness" within the meaning of the Code, and that the shares of Common Stock are not otherwise used in an unrelated trade or business of the tax-exempt entity. In addition, REITs can treat the beneficiaries of qualified pension trusts as the beneficial owners of REIT shares owned by such pension trusts for purposes of determining if more than 50% of the REIT's shares are owned by five or fewer individuals. However, if a REIT relies on this new rule to meet the requirements of the five or fewer rule, then pension trusts owning more than 10% of the REIT's shares can be subject to UBTI on all or a portion of REIT dividends made to it. Owing to the Ownership Limit Provision, the Company expects to satisfy the five or fewer rule even if each pension trust stockholder is treated as one individual for purposes of this test. Consequently, a pension trust stockholder should not, as a result of the "pension-held REIT" rules, be subject to UBTI on dividends that it receives from the Company.

TAXATION OF FOREIGN STOCKHOLDERS

     The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders are complex and no attempt is made herein to provide more than a summary of such rules. Prospective foreign investors ("Non-U.S. Stockholders") should consult with their own tax advisors to determine the impact of federal, state, local and any foreign income tax laws with regard to an investment in the Company, including any reporting requirements.

     Distributions that are not attributable to gain from sales or exchanges by the Company or the Operating Partnership of United States real property interests and not designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent made out of current or accumulated earnings and profits of the Company. Such distributions will ordinarily be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the shares is treated as effectively connected with the Non-U.S. Stockholder's conduct of a United States trade or business, the Non-U.S. Stockholder generally will be subject to a tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distributions (and may also be subject to the 30% branch profits tax in the case of a stockholder that is a foreign corporation). The Company expects to withhold United States income tax at the rate of 30% on the gross amount of any distributions of ordinary income made to a Non-U.S. Stockholder unless (i) a lower treaty rate applies and proper certification is provided or (ii) the Non-U.S. Stockholder files an IRS Form 4224 with the Company claiming that the distribution is effectively connected income. Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder's shares but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Stockholder's shares, such distributions will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his shares in the Company, as described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profit, the distributions will be subject to withholding at the same rate as dividends. However, amounts thus withheld are refundable if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

     For any year in which the Company qualifies as a real estate investment trust, distributions that are attributable to gain from sales or exchanges by the Company of United States real property interests will be taxed to a Non-U.S. Stockholder under the Provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of United States real property interests are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a United States business. Non-U.S. Stockholders would thus be taxed at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder not entitled to treaty exemption. The Company is required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by the Company as a capital gains dividend. This amount is creditable against the Non-U.S. Stockholder's FIRPTA tax liability.

     Gain recognized by a Non-U.S. Stockholder upon a sale of shares generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a real estate investment trust in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. It is currently anticipated that the Company will be a "domestically controlled REIT," and therefore the sale of shares will not be subject to taxation under FIRPTA. However, gain not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if (i) investment in the shares is effectively connected with a United States trade or business of the Non-U.S. Stockholder, in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or (ii) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).

     If the proceeds of a disposition of Shares are paid by or through a United States office of a broker, the payment is subject to information reporting and backup withholding unless the disposing Non-U.S. Stockholder certifies as to his name, address and non-United States status or otherwise establishes an exemption. Generally, United States information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the United States through a non-United States office of a non-United States broker. United States information reporting requirements (but not backup withholding) will apply, however, to a payment of disposition proceeds outside the United States if (i) the payment is made through an office outside the United States of a broker that is either (a) a United States person, (b) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (c) a "controlled foreign corporation" for United States federal income tax purposes, and (ii) the broker fails to obtain documentary evidence that the stockholder is a Non-U.S. Stockholder and that certain conditions are met or that the Non-U.S. Stockholder otherwise is entitled to an exemption.

STATE TAX CONSEQUENCES AND WITHHOLDING

     The Company and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the federal income tax consequences discussed above. Several states in which the Company may conduct business treat REITs as ordinary corporations. The Company does not believe, however, that stockholders will be required to file state tax returns, other than in their respective states of residence, as a result of the ownership of Shares. However, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

     EACH INVESTOR IS ADVISED TO CONSULT WITH HIS OR HER TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE OWNERSHIP AND SALE OF COMMON STOCK IN AN ENTITY ELECTING TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE, AND ELECTION AND OF
POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

                                  UNDERWRITING

     The Underwriters named below (the "Underwriters"), for whom Bear, Stearns & Co. Inc. ("Bear Stearns"), Robertson, Stephens & Company LLC and Jefferies & Company, Inc. are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company the number of shares of Common Stock set forth opposite their respective names below. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, and that the Underwriters are committed to purchase all of such shares if any are purchased.

                                                                           NUMBER OF SHARES
                                UNDERWRITER                                  COMMON STOCK
    -------------------------------------------------------------------    ----------------
    Bear, Stearns & Co. Inc............................................
    Robertson, Stephens & Company LLC..................................
    Jefferies & Company, Inc. .........................................

                                                                               ---------
              Total....................................................        3,500,000
                                                                               =========

     The Representatives have advised the Company that the Underwriters propose to offer the Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at that price less a
concession not in excess of $          per share. The Underwriters may allow,
and such dealers may reallow, a discount not in excess of $          per share
on sales to certain other dealers. After the initial offering to the public, the public offering price, concession and discount may be changed.

     The Company has granted to the Underwriters an option, exercisable for 30 days after the date of this Prospectus, to purchase up to 525,000 additional shares of Common Stock (the "Option Shares") to cover over-allotments, if any, at the public offering price per share set forth on the cover page of this Prospectus, less the underwriting discount. If the Underwriters exercise this option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage of total Option Shares that the number of Common Stock to be purchased by it shown in the foregoing table bears to the Common Stock initially offered hereby.

     In the Underwriting Agreement, the Company and the Operating Partnership have agreed to indemnify the several Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended or to contribute to payments the Underwriters may be required to make in respect thereof.

     The Company and the Operating Partnership have agreed not to, directly or indirectly, offer, sell, contract to sell, grant any option for the sale of, or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or any rights to acquire Common Stock for a period of 120 days after the date of this Prospectus without the prior written consent of Bear Stearns (except for issuances by the Company pursuant to the Company's Incentive Plan and certain other agreements, and issuances of an aggregate of up to 2.5 million shares of Common Stock or Operating Partnership Units in connection with bona fide acquisitions of real property or interests therein). All directors and officers and certain stockholders of the Company have agreed not to directly or indirectly offer, sell, contract to sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of the Representatives. In connection with the settlement of the Blumberg litigation, Robert Batinovich, Andrew Batinovich and certain family members agreed not to sell any of their shares of Common Stock until after December 31, 1997 and the Company agreed that no options will be granted by the Company with an exercise price less than $15 per share of Common Stock prior to January 1, 1997.

     Bear Stearns provided financial advisory services to the Company in connection with the Consolidation, for which Bear Stearns received customary compensation. Bear, Stearns Funding, Inc. ("Bear Stearns Funding"), an affiliate of Bear Stearns, has loaned the Company $20,000,000 at an interest rate of 7.57% with a maturity date of January 1, 2006. See "Business and Properties -- Debt." Bear Stearns or Bear Stearns Funding has also (i) provided financial services to an affiliate of GC, for which Bear Stearns received customary compensation and
(ii) made certain loans to limited partnerships for which GIRC provides management services.

     Robertson, Stephens & Company LLC provided financial advisory services to the Company in connection with the Consolidation, for which it received customary compensation.

                                 LEGAL MATTERS

     The legality of the Common Stock offered by this Prospectus will be passed upon for the Company by Morrison & Foerster LLP, Palo Alto, California, and certain matters will be passed upon for the Underwriters by Latham & Watkins, San Francisco, California. Morrison & Foerster LLP will rely upon the opinion of Hogan & Hartson LLP, Baltimore, Maryland as to certain matters of Maryland law. In addition, Morrison & Foerster LLP will provide an opinion as the basis of the description of federal income tax consequences contained in this Prospectus in the section entitled "Federal Income Tax Considerations."

                                    EXPERTS

     The respective financial statements and financial statement schedules of the Company, GRT Predecessor Entities, GPA Properties, TRP Properties, UCT Property and Bond Street Property included in this Prospectus, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). Reports, proxy statements and other information filed by the Company in accordance with the Exchange Act can be inspected and copies obtained at the Commission at Room 1204, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock is quoted for trading on the New York Stock Exchange and reports, proxy statements and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a Registration Statement (of which this Prospectus is a part) on Form S-11 under the Securities Act with respect to the Common Stock offered by this Prospectus (the "Registration Statement"). This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the content of any contract or other document do not purport to be complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules hereto. For further information regarding the Company and the Shares offered in this Offering, reference is hereby made to the Registration Statement and such exhibits and schedules which may be examined and copies at the public reference facilities maintained by the Commission at Room 1204, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission.

                                    GLOSSARY

     Certain capitalized terms used in this Prospectus shall have the following meanings unless the context otherwise requires:

     "ACMs" means asbestos-containing materials.

     "ADA" means Americans With Disabilities Act.

     "ADR" means average daily rate.

     "Additional Charges" means certain amounts other than Base Rent or Percentage Rent, including interest accrued on any late payments or charges.

     "Affiliate" means, with respect to a Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, or any other Person owning or controlling 10% or more of the outstanding voting securities of such Person. GIRC, GC and GHG are not Affiliates with respect to each other, nor is any of them an Affiliate of the Company or of the Operating Partnership. Neither GPA nor Glenborough Partners is an affiliate of the Company or the Operating Partnership.

     "Annual Base Rent" means, with respect to any real property or group of properties, the sum of contractually specified amounts due as rent under any lease or leases applicable to such property or properties. It does not include any additional rent due as a reimbursement of costs of property taxes, common area maintenance, insurance, repairs or amounts due under percentage lease clauses.

     "Articles of Incorporation" or "Articles" means the Articles of Amendment and Restatement of Articles of Incorporation of the Company, as they may be amended from time to time.

     "Associated Companies" means entities in which the Company holds an interest in the form of nonvoting preferred stock and in which the voting common stock is held by third parties. The Company has investments in three Associated Companies, GC, GIRC and GHG.

     "Attributed Owners" means individuals or entities whose ownership of shares of Common Stock is attributed to Robert Batinovich in determining the number of shares of Common Stock owned by him for purposes of compliance with Section 856 of the Code.

     "Batinovich Redemption Option" means the option of Robert Batinovich to demand that his interest as a limited partner of the Operating Partnership be redeemed.


     "Bond Street Property" means the two-story, 40,594 square foot suburban office building in Farmington Hills, Michigan which the Company acquired on September 24, 1996.


     "Borrowing Base" means the greater of Fair Market Value or Total Market Capitalization.

     "Code" means the Internal Revenue Code of 1986, as amended, including successor statutes thereto.

     "Commission" means the United States Securities and Exchange Commission, also sometimes referred to as the "SEC".

     "Common Stock" means the $.001 par value common stock of the Company.

     "Company" means Glenborough Realty Trust Incorporated, a Maryland corporation, and its consolidated subsidiaries for the periods from and after December 31, 1995.

     "Consolidation" means the merger on or around December 31, 1995, of the Partnerships (the eight public limited partnerships) and Old GC (a management company) with and into the Company.

     "Control Shares" means the Control Shares of a Maryland corporation.

     "Country Suites" means Country Suites By Carlson.

     "CPI" means Consumer Price Index.

     "Debt Limit" means the restrictions on additional borrowings contained in the Company's Articles of Incorporation which apply when Debt reaches 50% of the Company's Borrowing Base.

     "Environmental Reports" means Phase I Reports and/or Phase II Reports.

     "Excess Shares" means any shares of Common Stock in excess of the Ownership Limitation acquired, owned, or deemed to be owned, by the operation of certain attribution rules set out in the Code, by any Person.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder.

     "Facility" means the new loan facility provided by Wells Fargo, referred to under the heading "Recent Activities -- New Bank Loans."

     "FAD" means Funds Available for Distribution.

     "Fair Market Value" means the value placed on all the assets of the Company and the Operating Partnership, including without limitation their interests in the Associated Companies and any subsidiaries or other corporations or partnerships, by an independent appraiser, including assets proposed to be acquired with the proceeds of or in connection with the proposed incurrence of additional Debt, provided that such valuation shall include the capitalized value of (a) external fee income, and (b) savings realized by the Company, its Consolidated Partnerships or Subsidiary Corporations as a consequence of managing their own or each other's assets. The independent appraiser shall independently determine appropriate capitalization rates and market-level management fees.

     "FFO" means Funds from Operations.

     "FIRPTA" means the federal Foreign Investment in Real Property Tax Act of 1980.

     "Funds from Operations" means net income computed in accordance with GAAP, excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

     "GAAP" means Generally Accepted Accounting Principles.

     "GC" means Glenborough Corporation, a California corporation, which is one of the Associated Companies. The name of GC was changed from Glenborough Realty Corporation at the time of the Consolidation.

     "GHG" means Glenborough Hotel Group, a Nevada corporation, which is one of the Associated Companies.

     "GIRC" means Glenborough Inland Realty Corporation, a California corporation, which is one of the Associated Companies.

     "GPA Properties" means Navistar and Case Properties.

     "GPA Redemption Option" means the option of GPA, Ltd. to demand that its interest as a limited partner of the Operating Partnership be redeemed.

     "GRT Predecessor Entities" means Old GC and the Partnerships.

     "Incentive Plan" means the Company's employee stock incentive plan approved by stockholders at the Company's 1996 annual meeting.

     "IRS" means the Internal Revenue Service, also referred to as the "Service."

     "LIBOR" means the London interbank offered rate.

     "Maryland GCL" means the Maryland General Corporation Law, as it may be amended from time to time.

     "NAREIT" means National Association of Real Estate Investment Trusts.

     "NASD" means the National Association of Securities Dealers, Inc.

     "Nonqualifying Income" means income not described in Section 856(c)(2) of the Code, or any successor provision.

     "Non-U.S. Stockholders" means nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders.

     "Old GC" means Glenborough Corporation, a California corporation and one of the GRT Predecessor entities, which merged with and into the Company in the Consolidation.

     "Operating Partnership" means Glenborough Properties, L.P., a California limited partnership whose general partner is the Company, and whose limited partners are the Company and GPA.

     "Option Shares" means those additional shares of common stock the Underwriters have an option to purchase, such option exercisable for 30 days after the date of this Prospectus.

     "Organizational Documents" means the Articles of Incorporation and Bylaws of the Company.

     "Ownership Limitation" means, with respect to ownership of Common Stock of the Company, not more than 6.75% of such Common Stock, subject to adjustment in accordance with the Articles of Incorporation.

     "Partnerships" means the eight public limited partnerships that merged with and into the Company in the Consolidation.

     "Percentage Leases" means the leases of certain of the Hotels between the Operating Partnership as lessor, and GHG as lessee.

     "Percentage Rent" means the percentage rent the lessee is obligated to pay to the Operating Partnership where the Percentage Rent exceeds the Base Rent.

     "Property" means a property owned by the Company.

     "Prospectus" means this Prospectus, together with the supplements and appendices thereto, filed with the SEC as it may be further supplemented or amended from time to time.

     "Qualified Subsidiary" as defined in the Code means a corporation, all of the issued and outstanding stock of which is owned by a REIT during the entire period it exists.

     "Rancon Partnerships" means Rancon Realty Fund I, a California limited partnership; Rancon Realty Fund II, a California limited partnership; Rancon Realty Fund III, a California limited partnership; Rancon Realty Fund IV, a California limited partnership; Rancon Realty Fund V, a California limited partnership; Rancon Pacific Realty, L.P., a Delaware limited partnership; Rancon Income Fund I, a California limited partnership; Rancon Development VI, a California limited partnership; and Rancon Ontario Freeway Properties Fund, a California limited partnership.

     "Registration Statement" means the Registration Statement on Form S-11, as filed with the SEC by the Company under the Securities Act to register the offering and sale of the Shares, as the same may be amended or supplemented from time to time.

     "REIT" means the classification for federal tax purposes as a real estate investment trust pursuant to Part II, Subchapter M of Chapter I of Subtitle A of the Code, as now enacted or hereafter amended, including successor statutes and regulations promulgated thereunder.

     "REIT Taxable Income" means the taxable income as computed for a corporation which is not a REIT (a) without the deductions allowed by Sections 241 through 247, 249 and 250 of the Code (relating generally to the deduction for dividends received); (b) excluding amounts equal to (i) the net income from foreclosure property, and (ii) the net income derived from prohibited transactions; (c) deducting amounts equal to (x) any net loss derived from prohibited transactions, and (y) the tax imposed by Section 857(b)(5) of the Code upon a failure to meet the 95% and/or the 75% gross income tests; and (d) disregarding the dividends paid, computed without regard to the amount of the net income from foreclosure property which is excluded from REIT Taxable Income.

     "Representatives" refers to Bear Stearns & Co. Inc. and to Robertson, Stephens & Company LLC as representatives for the Underwriters.

     "Restricted Shares" means those shares of Common Stock that Robert Batinovich and the Attributed Owners have agreed not to sell until December 31, 1997.

     "REVPAR" means revenue per available room.

     "SEC" means the United States Securities and Exchange Commission, also sometimes referred to as the "Commission."

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Service" means the Internal Revenue Service, also referred to as the "IRS."

     "Shares" means shares of the Common Stock proposed to be issued.

     "S.S. Rainbow" means S.S. Rainbow, a California limited partnership.

     "Stanger" means Robert A. Stanger & Co., Inc.

     "Term Loan" means the two-year term loan provided by Wells Fargo described in "Recent Activities -- New Bank Loans."

     "Total Market Capitalization" shall mean as of any date of determination, the sum of (a) the product obtained by multiplying the total number of shares of the Common Stock of the Company then outstanding, plus any Shares reserved for issuance pursuant to the GPA Redemption Option, by the average of the prices reported therefor in the ten preceding trading days for which such prices were reported (i) as the closing prices on any national securities exchange upon which any shares of such stock are listed; (ii) if not so listed, then the prices which represent the mean between the bid and asked prices as reported by the NASD; plus (b) the Company's Debt as set forth on the latest interim or annual financial statements filed by the Company under the Exchange Act.

     "TRP Properties" refers to the 12 industrial, office, retail and multifamily properties currently owned by TRP which the Company has entered into a letter of intent to acquire.

     "UBTI" means unrelated business taxable income under the Code.

     "UCT Property" refers to the 23-story, 272,443 square foot University Club Tower in St. Louis, Missouri that the Company has acquired.

     "UPREIT" means an organizational structure in which (a) a REIT owns an interest in a partnership (sometimes referred to as an "umbrella" partnership, and referred to in this Prospectus as the Operating Partnership), (b) the other interests in the partnership have been acquired by third parties in exchange for a non-taxable contribution of assets, and (c) the holders of the other interests in the Partnership may under certain circumstances exchange their partnership interests for shares of stock in the REIT in a taxable transaction.

     "Wells Fargo" means Wells Fargo Bank, N.A.

                     GLENBOROUGH REALTY TRUST INCORPORATED

                         INDEX TO FINANCIAL INFORMATION

                                                                                        PAGE
                                                                                        ----
CONSOLIDATED FINANCIAL STATEMENTS OF GLENBOROUGH REALTY TRUST INCORPORATED AND
  COMBINED FINANCIAL STATEMENTS OF THE GRT PREDECESSOR ENTITIES AS OF AND FOR THE
  THREE YEARS ENDED DECEMBER 31, 1995:
     Report of Independent Public Accountants.........................................   F-3
     Glenborough Realty Trust Incorporated Consolidated Balance Sheet as of
       December 31, 1995..............................................................   F-4
     GRT Predecessor Entities Combined Balance Sheet as of December 31, 1994..........   F-4
     GRT Predecessor Entities Combined Statements of Operations for the years ended
       December 31, 1995, 1994 and 1993...............................................   F-5
     Glenborough Realty Trust Incorporated Consolidated Statement of Equity as of
       December 31, 1995..............................................................   F-6
     GRT Predecessor Entities Combined Statements of Equity for the years ended
       December 31, 1995, 1994 and 1993...............................................   F-6
     GRT Predecessor Entities Combined Statements of Cash Flows for the years ended
      December 31, 1995, 1994 and 1993................................................   F-7
     Notes to Financial Statements....................................................   F-8
     Glenborough Realty Trust Incorporated Schedule III -- Real Estate and Accumulated
      Depreciation as of December 31, 1995............................................  F-17
     Glenborough Realty Trust Incorporated Schedule IV -- Mortgage Loans on Real
      Estate as of December 31, 1995..................................................  F-21
CONSOLIDATED FINANCIAL STATEMENTS OF GLENBOROUGH REALTY TRUST INCORPORATED AS OF AND
  FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND COMBINED FINANCIAL STATEMENTS OF THE GRT
  PREDECESSOR ENTITIES AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1995:
     Glenborough Realty Trust Incorporated Consolidated Balance Sheets as of June 30,
      1996 (unaudited) and December 31, 1995..........................................  F-23
     Glenborough Realty Trust Incorporated Consolidated Statement of Operations for
      the three and six months ended June 30, 1996 (unaudited)........................  F-24
     GRT Predecessor Entities Combined Statement of Operations for the three and six months ended June 30, 1995 (unaudited)..........................................  F-24
     Glenborough Realty Trust Incorporated Consolidated Statement of Equity for the
      six months ended June 30, 1996..................................................  F-25
     GRT Predecessor Entities Combined Statement of Equity for the six months ended
      June 30, 1995...................................................................  F-25
     Glenborough Realty Trust Incorporated Consolidated Statement of Cash Flows for
      the six months ended June 30, 1996..............................................  F-26
     GRT Predecessor Entities Combined Statement of Cash Flows for the six months ended June 30, 1995.............................................................  F-26
     Notes to Financial Statements....................................................  F-27
CONSOLIDATED FINANCIAL STATEMENTS OF GLENBOROUGH HOTEL GROUP AS OF AND FOR THE SIX
  MONTHS ENDED JUNE 30, 1996:
     Consolidated Balance Sheet as of June 30, 1996 (unaudited).......................  F-32
     Consolidated Statement of Operations for the three and six months ended June 30,
      1996 (unaudited)................................................................  F-33
     Consolidated Statement of Equity for the six months ended June 30, 1996
      (unaudited).....................................................................  F-34
     Consolidated Statement of Cash Flows for the six months ended June 30, 1996
      (unaudited).....................................................................  F-35
     Notes to Consolidated Financial Statements.......................................  F-36

                                                                                        PAGE
                                                                                        ----
UNAUDITED AS ADJUSTED CONSOLIDATED FINANCIAL STATEMENTS OF GLENBOROUGH REALTY TRUST
  INCORPORATED FOR THE YEAR ENDED DECEMBER 31, 1995:
     Glenborough Realty Trust Incorporated As Adjusted Consolidating Statement of
      Operations with accompanying notes and adjustments..............................  F-40
     Glenborough Realty Trust Incorporated As Adjusted Historical Combining Statement
      of Operations with accompanying notes and adjustments...........................  F-42
     Glenborough Realty Trust Incorporated As Adjusted Statement of Hotel Lessor
      Operations with accompanying notes and adjustments..............................  F-44
     Glenborough Hotel Group As Adjusted Statement of Operations with accompanying notes and adjustments...........................................................  F-46
     Glenborough Corporation As Adjusted Statement of Operations with accompanying notes and adjustments...........................................................  F-48
     Glenborough Inland Realty Corporation As Adjusted Statement of Operations with accompanying notes and adjustments..............................................  F-50
COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES OF THE GPA PROPERTIES FOR EACH OF
  THE THREE YEARS ENDED DECEMBER 31, 1995:
     Report of Independent Public Accountants.........................................  F-52
     Combined Statements of Revenues and Certain Expenses for the years ended December
      31, 1995, 1994 and 1993.........................................................  F-53
     Notes to Combined Statements of Revenues and Certain Expenses....................  F-54
STATEMENTS OF REVENUES AND CERTAIN EXPENSES OF THE UCT PROPERTY FOR THE SIX MONTHS
  ENDED JUNE 30, 1996 (UNAUDITED) AND THE YEARS ENDED DECEMBER 31, 1995, 1994 AND
  1993:
     Report of Independent Public Accountants.........................................  F-56
     Statements of Revenues and Certain Expenses for the six months ended June 30,
      1996 (unaudited) and the years ended December 31, 1995, 1994 and 1993...........  F-57
     Notes to Statements of Revenues and Certain Expenses.............................  F-58
STATEMENTS OF REVENUES AND CERTAIN EXPENSES OF THE BOND STREET PROPERTY FOR THE SIX
  MONTHS ENDED JUNE 30, 1996 (UNAUDITED) AND THE YEAR ENDED DECEMBER 31, 1995:
     Report of Independent Public Accountants.........................................  F-59
     Combined Statements of Revenues and Certain Expenses for the six months ended
      June 30, 1996 (unaudited) and the year ended December 31, 1995..................  F-60
     Notes to Combined Statements of Revenues and Certain Expenses....................  F-61
COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES OF TRP PROPERTIES FOR THE SIX
  MONTHS ENDED JUNE 30, 1996 (UNAUDITED) AND THE YEAR ENDED DECEMBER 31, 1995:
     Report of Independent Public Accountants.........................................  F-62
     Combined Statements of Revenues and Certain Expenses for the six months ended
      June 30, 1996 (unaudited) and the year ended December 31, 1995..................  F-63
     Notes to Combined Statements of Revenues and Certain Expenses....................  F-64

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
Glenborough Realty Trust Incorporated:

     We have audited the accompanying consolidated balance sheet of Glenborough Realty Trust Incorporated, as of December 31, 1995, the combined balance sheet of the GRT Predecessor Entities as of December 31, 1994 and the related combined statements of income, equity and cash flows of the GRT Predecessor Entities for each of the three years in the period ended December 31, 1995. These financial statements and the schedules referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Glenborough Realty Trust Incorporated, as of December 31, 1995, the combined financial position of the GRT Predecessor Entities as of December 31, 1994 and the results of operations and cash flows for each of the three years in the period ended December 31, 1995, of the GRT Predecessor Entities in conformity with generally accepted accounting principles.

     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedules listed in the index to financial information are presented for the purpose of complying with the Securities and Exchange Commission's rules and are not a required part of the basic financial statements. These schedules have been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

San Francisco, California
March 13, 1996

                     GLENBOROUGH REALTY TRUST INCORPORATED
                          AND GRT PREDECESSOR ENTITIES

                                 BALANCE SHEETS
                        AS OF DECEMBER 31, 1995 AND 1994
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                     GLENBOROUGH            GRT
                                                                     REALTY TRUST       PREDECESSOR
                                                                     INCORPORATED        ENTITIES
                                                                     CONSOLIDATED        COMBINED
                                                                         1995              1994
                                                                     ------------       -----------
                                              ASSETS
Rental property, net of accumulated depreciation of $24,877 and
  $19,455 in 1995 and 1994, respectively...........................    $ 77,574          $  63,994
Investments in Associated Companies and Glenborough Partners.......       5,763                527
Investments in management contracts and other, net.................         484              3,440
Mortgage loans receivable, net of provision for loss of $863 in
  1995.............................................................       7,216             19,953
Cash and cash equivalents..........................................       4,587             23,929
Prepaid consolidation costs........................................       6,082                 --
Prepaid litigation expenses........................................       1,155                 --
Other assets.......................................................       2,879              5,478
                                                                       --------           --------
          Total Assets.............................................    $105,740          $ 117,321
                                                                       ========           ========
                                            LIABILITIES
Mortgage loans.....................................................    $ 23,685          $   6,500
Secured bank line..................................................      10,000                 --
Notes payable......................................................          --             11,406
Investor notes payable.............................................       2,483                 --
Other liabilities..................................................       5,982             18,857
                                                                       --------           --------
          Total liabilities........................................      42,150             36,763
                                                                       --------           --------
Minority Interest..................................................       7,962                 --
Shareholders' Equity
Common stock (5,754,021 shares issued and outstanding at December
  31, 1995)........................................................           6                  5
Additional paid-in capital.........................................      55,622              6,613
Receivable from shareholder........................................          --             (8,763)
Retained earnings..................................................          --               (904)
General partner....................................................          --             (1,730)
Limited partners...................................................          --             85,337
                                                                       --------           --------
          Total shareholders' equity...............................      55,628             80,558
                                                                       --------           --------
     Total Liabilities and Shareholders' Equity....................    $105,740          $ 117,321
                                                                       ========           ========

   The accompanying notes are an integral part of these financial statements.

                            GRT PREDECESSOR ENTITIES

                       COMBINED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                    (IN THOUSANDS, EXCEPTS PER UNIT AMOUNTS)

                                                                 1995        1994        1993
                                                                -------     -------     -------
REVENUES
Rental revenue................................................  $15,454     $13,797     $13,546
Fees and reimbursements.......................................   16,019      13,327      15,439
Interest and other income.....................................    2,698       3,557       3,239
                                                                -------     -------     -------
          Total revenue.......................................   34,171      30,681      32,224
                                                                -------     -------     -------
OPERATING EXPENSES
Operating expenses............................................    8,576       6,782       7,553
General and administrative....................................   15,947      13,454      14,321
Depreciation and amortization.................................    4,762       4,041       4,572
Interest expense..............................................    2,129       1,140       1,301
Provision for loss on investments in real estate, real estate
  partnerships and mortgage loans receivable..................    1,876       3,508       2,309
                                                                -------     -------     -------
          Total operating expense.............................   33,290      28,925      30,056
                                                                -------     -------     -------
Income before provision for income taxes and extraordinary
  items.......................................................      881       1,756       2,168
     Provision for income taxes...............................     (357)       (176)        (24)
                                                                -------     -------     -------
Income before extraordinary items.............................      524       1,580       2,144
Extraordinary item -- gain on early extinguishment of debt....       --          --       2,274
                                                                -------     -------     -------
Net income....................................................  $   524     $ 1,580     $ 4,418
                                                                =======     =======     =======

   The accompanying notes are an integral part of these financial statements.

                     GLENBOROUGH REALTY TRUST INCORPORATED
                          AND GRT PREDECESSOR ENTITIES

                              STATEMENTS OF EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                 (IN THOUSANDS)

                                                                                                                        GLENBOROUGH
                                                                                                                           REALTY
                                                                                                                           TRUST
                                                                                                                        INCORPORATED
                                                                                                                           ------
                                                                 GRT PREDECESSOR ENTITIES COMBINED                         COMMON
                                           -----------------------------------------------------------------------------   STOCK
                                                                         ADDITIONAL   RECEIVABLE    RETAINED               ------
                                           GENERAL   LIMITED    COMMON    PAID-IN        FROM       EARNINGS
                                           PARTNER   PARTNERS   STOCK     CAPITAL     SHAREHOLDER   (DEFICIT)    TOTAL     SHARES
                                           -------   --------   ------   ----------   -----------   ---------   --------   ------
BALANCE AT DECEMBER 31, 1992.............  $(1,733)  $ 89,884    $  2     $  5,962      $(5,042)     $(1,901)   $ 87,172      --
Distributions............................      (46)    (3,732)     --           --           --           --      (3,778)     --
Sale of Stock............................       --         --      --          314           --           --         314      --
Redemption of units......................       --        (15)     --           --           --           --         (15)     --
Advances to Shareholder, net.............       --         --      --           --       (2,270)          --      (2,270)     --
Net income (loss)........................       18      1,760      --           --           --        2,640       4,418      --
                                           -------    -------     ---      -------      -------      -------    --------   -----
BALANCE AT DECEMBER 31, 1993.............   (1,761)    87,897       2        6,276       (7,312)         739      85,841      --
                                           -------    -------     ---      -------      -------      -------    --------   -----
Contributions............................       55         --       3          337           --           --         395      --
Distributions............................      (37)    (3,770)     --           --           --       (2,000)     (5,807)     --
Advances to Shareholder, net.............       --         --      --           --       (1,451)          --      (1,451)     --
Net income (loss)........................       13      1,210      --           --           --          357       1,580      --
                                           -------    -------     ---      -------      -------      -------    --------   -----
BALANCE AT DECEMBER 31, 1994.............   (1,730)    85,337       5        6,613       (8,763)        (904)     80,558      --
                                           -------    -------     ---      -------      -------      -------    --------   -----
Distributions............................     (117)   (10,507)     --           --           --           --     (10,624)     --
Redemption of shares.....................       --         --      (2)      (6,613)          --       (6,533)    (13,148)     --
Repayment of Shareholder advances, net...       --         --      --           --        8,763           --       8,763      --
Net income (loss)........................       17      1,751      --           --           --       (1,244)        524      --
Issuance of investor notes in exchange
  for units of limited partnership
  interest...............................       --     (2,483)     --           --           --           --      (2,483)     --
Equity in consolidation attributable to
  minority interest......................       --     (7,962)     --           --           --           --      (7,962)     --
Consolidation and issuance of shares.....    1,830    (66,136)     (3)          --           --        8,681     (55,628)  5,754
                                           -------    -------     ---      -------      -------      -------    --------   -----
BALANCE AT DECEMBER 31, 1995.............  $    --   $     --    $ --     $     --      $    --      $    --    $     --   5,754
                                           =======    =======     ===      =======      =======      =======    ========   =====


                                                   ADDITIONAL
                                            PAR     PAID-IN
                                           VALUE    CAPITAL      TOTAL
                                           -----   ----------   -------
BALANCE AT DECEMBER 31, 1992.............  $  --    $     --    $    --
Distributions............................     --          --         --
Sale of Stock............................     --          --         --
Redemption of units......................     --          --         --
Advances to Shareholder, net.............     --          --         --
Net income (loss)........................     --          --         --
                                             ---     -------    -------
BALANCE AT DECEMBER 31, 1993.............     --          --         --
                                             ---     -------    -------
Contributions............................     --          --         --
Distributions............................     --          --         --
Advances to Shareholder, net.............     --          --         --
Net income (loss)........................     --          --         --
                                             ---     -------    -------
BALANCE AT DECEMBER 31, 1994.............     --          --         --
                                             ---     -------    -------
Distributions............................     --          --         --
Redemption of shares.....................     --          --         --
Repayment of Shareholder advances, net...     --          --         --
Net income (loss)........................     --          --         --
Issuance of investor notes in exchange
  for units of limited partnership
  interest...............................     --          --         --
Equity in consolidation attributable to
  minority interest......................     --          --         --
Consolidation and issuance of shares.....      6      55,622     55,628
                                             ---     -------    -------
BALANCE AT DECEMBER 31, 1995.............  $   6    $ 55,622    $55,628
                                             ===     =======    =======

   The accompanying notes are an integral part of these financial statements.

                            GRT PREDECESSOR ENTITIES

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                 (IN THOUSANDS)

                                                                 1995        1994        1993
                                                               --------     -------     -------
Cash flows from operating activities:
  Net income.................................................  $    524     $ 1,580     $ 4,418
  Adjustments to reconcile net income to net cash provided by
     (used for) operating activities:
     Depreciation and amortization...........................     4,762       4,041       4,572
     Provision for loss on investments in real estate, real
       estate partnerships and mortgage loans receivable.....     1,876       3,508       2,309
  Changes in certain assets and liabilities, net.............   (17,770)     13,297       1,206
                                                               --------     -------     -------
     Net cash provided by (used for) operating activities....   (10,608)     22,426      12,505
                                                               --------     -------     -------
Cash flows from investing activities:
  Additions to rental property...............................    (3,925)     (2,210)     (2,104)
  Principal receipts on mortgage loans receivable............    12,581       1,328         142
  Purchase of minority interests.............................        --      (1,342)         --
  Net proceeds from sale of property.........................        --         277          --
  Distribution to minority partner...........................        --          --         (40)
                                                               --------     -------     -------
     Net cash provided by (used for) investing activities....     8,656      (1,947)     (2,002)
                                                               --------     -------     -------
Cash flows from financing activities:
  Capital contributions......................................        --         395         314
  Distributions..............................................   (10,624)     (5,807)     (3,778)
  Redemptions of units and shares............................   (10,389)         --         (15)
  Proceeds from borrowings...................................     8,910       6,165          --
  Repayment of borrowings....................................   (14,050)     (2,047)     (3,178)
  Advances to/payments from shareholder, net.................     8,763      (1,451)     (2,270)
                                                               --------     -------     -------
     Net cash used for financing activities..................   (17,390)     (2,745)     (8,927)
                                                               --------     -------     -------
Net increase (decrease) in cash and cash equivalents.........   (19,342)     17,734       1,576
Cash and cash equivalents, at beginning of year..............    23,929       6,195       4,619
                                                               --------     -------     -------
Cash and cash equivalents, at end of year....................  $  4,587     $23,929     $ 6,195
                                                               ========     =======     =======
Supplemental cash flow information:
  Cash paid for interest.....................................  $  1,951     $ 1,119     $ 1,017
                                                               ========     =======     =======
Supplemental Disclosure of Non-Cash Investing and Financing
  Activities:
  Conversion of shares of common stock into investor notes
     payable.................................................  $  2,483     $    --     $    --
                                                               ========     =======     =======
  Conversion of equity to minority interest..................  $  7,962     $    --     $    --
                                                               ========     =======     =======
  Consolidation and issuance of shares of common stock in
     exchange for limited partnership units and common stock
     in GRT Predecessor Entities.............................  $ 55,628     $    --     $    --
                                                               ========     =======     =======
  Refinancing of debt of GRT Predecessor entities by
     Glenborough Realty Trust Incorporation..................  $ 28,200     $    --     $    --
                                                               ========     =======     =======
  Acquisition of real estate through foreclosure and
     assumption of first trust deed note payable.............  $  3,908     $    --     $    --
                                                               ========     =======     =======

   The accompanying notes are an integral part of these financial statements.

                     GLENBOROUGH REALTY TRUST INCORPORATED
                          AND GRT PREDECESSOR ENTITIES

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994

NOTE 1.  ORGANIZATION

     Glenborough Realty Trust Incorporated (the "Company") was organized in the State of Maryland on August 26, 1994. It is the intent of the Company to qualify as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). The Company has completed a Consolidation with certain associated public California limited partnerships and other entities engaged in real estate activities (the "GRT Predecessor Entities"). The Consolidation was accomplished through an exchange of assets of the GRT Predecessor Entities for 5,754,021 shares of Common Stock of the Company. Proxy materials were mailed to the limited partners of the GRT Predecessor Entities on October 29, 1995. The solicitation period expired on December 28, 1995, and the Consolidation occurred on December 31, 1995. The Company will commence operations on January 1, 1996.

     To maintain its qualification as a REIT, no more than 50% in value of the outstanding shares of the Company may be owned, directly or indirectly, by five or fewer individuals (defined to include certain entities), applying certain constructive ownership rules. To help ensure that the Company will not fail this test, the Company's charter provides for certain restrictions on the transfer of the Common Stock to prevent further concentration of stock ownership.

     The Company, through several subsidiaries, is engaged primarily in the ownership, operation, management, leasing, acquisition, expansion and development of various income-producing properties. The Company's major consolidated subsidiary, in which it holds a 1% general partner and a 85.37% limited partner interest, is Glenborough Properties, L.P. (the "Operating Partnership"). The Operating Partnership, directly and through various subsidiaries in which it and the Company own 100% of the ownership interests, controls a total of 36 real estate projects and 2 notes receivable. The remaining 13.63% limited partnership interest in the Operating Partnership is owned by GPA, Ltd., an affiliated partnership which exchanged certain of its assets for an interest in the Operating Partnership.

     The Company also holds 100% of the non-voting preferred stock of three Associated Companies:

          Glenborough Corporation (formerly Glenborough Realty Corporation) is the general partner of nine partnerships and provides asset and property management services for these nine partnerships and two partnerships for which an affiliate serves as general partner (the "Controlled Partnerships"). It also provides property management services for a limited portfolio of property owned by unaffiliated third parties.

          Glenborough Inland Realty Corporation provides partnership administration, asset management, property management and development services under a long term contract to an additional group of partnerships which include six public and one private partnerships.

          Glenborough Hotel Group leases the three Country Suites By Carlson hotels owned by the Company and operates them for its own account. It also operates three Country Suites By Carlson hotels owned by the Controlled Partnerships, and operates two resort condominium hotels.

     The Associated Companies are accounted for using the equity method, as discussed further in Note 4.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The accompanying financial statements present the consolidated financial position of the Company as of December 31, 1995, the combined financial position of the GRT Predecessor Entities as of December 31, 1994, and the combined results of operations and cash flows of the GRT Predecessor Entities for the three

                     GLENBOROUGH REALTY TRUST INCORPORATED
                          AND GRT PREDECESSOR ENTITIES

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                           DECEMBER 31, 1995 AND 1994

years then ended, as the Consolidation transaction discussed in Note 1 above was not effective until December 31, 1995. All intercompany transactions, receivables and payables have been eliminated in consolidation and combination.

PERVASIVENESS OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the results of operations during the reporting period. Actual results could differ from those estimates.

NEW ACCOUNTING PRONOUNCEMENT

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 "SFAS 121", "Accounting for Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of." The Company adopted SFAS 121 in the fourth quarter of fiscal 1995. SFAS 121 requires that an evaluation of an individual property for possible impairment must be performed whenever events or changes in circumstances indicate that an impairment may have occurred. There was no impact from the initial adoption of SFAS 121.

RENTAL PROPERTY TO BE HELD AND USED

     Rental properties are stated at cost unless circumstances indicate that cost cannot be recovered, in which case, the carrying value of the property is reduced to estimated fair value. Estimated fair value: (i) is based upon the Company's plans for the continued operation of each property; (ii) is computed using estimated sales price, as determined by prevailing market values for comparable properties and/or the use of capitalization rates multiplied by annualized rental income based upon the age, construction and use of the building, and (iii) does not purport, for a specific property, to represent the current sales price that the Company could obtain from third parties for such property. The fulfillment of the Company's plans related to each of its properties is dependent upon, among other things, the presence of economic conditions which will enable the Company to continue to hold and operate the properties prior to their eventual sale. Due to uncertainties inherent in the valuation process and in the economy, it is reasonably possible that the actual results of operating and disposing of the Company's properties could be materially different than current expectations.

     Depreciation is provided using the straight line method over the useful lives of the respective assets.

     The useful lives are as follow:

        Buildings and improvements..........................  10 to 40 years
        Tenant Improvements.................................  Term of the related lease
        Furniture and Equipment.............................  5 to 7 years

INVESTMENTS IN MANAGEMENT CONTRACTS

     Investments in management contracts are recorded at cost and are amortized on a straight-line basis over seven years.

MORTGAGE LOANS RECEIVABLE

     The Company monitors the recoverability of its loans and notes receivable through ongoing contact with the borrowers to ensure timely receipt of interest and principal payments, and where appropriate, obtains

                     GLENBOROUGH REALTY TRUST INCORPORATED
                          AND GRT PREDECESSOR ENTITIES

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                           DECEMBER 31, 1995 AND 1994

financial information concerning the operation of the properties. Interest on mortgage loans is recognized as revenue as it accrues during the period the loan is outstanding. Mortgage loans receivable will be evaluated for impairment if it becomes evident that the borrower is unable to meet its debt service obligations in a timely manner and cannot satisfy its payments using sources other than the operations of the property securing the loan. If it is concluded that such circumstances exist, then the loan will be considered to be impaired and its recorded amount will be reduced to the fair value of the collateral securing it. Interest income will also cease to accrue under such circumstances. Due to uncertainties inherent in the valuation process, it is reasonably possible that the amount ultimately realized from the Company's collection on these receivables will be different than the recorded amounts.

CASH EQUIVALENTS

     The Company considers short-term investments (including certificates of deposit) with a maturity of three months or less at the time of investment to be cash equivalents.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107 requires disclosure about fair value for all financial instruments. Based on the borrowing rates currently available to the Company, the carrying amount of debt approximates fair value. Cash and cash equivalents consist of demand deposits, certificates of deposit and overnight repurchase agreements with financial institutions. The carrying amount of cash and cash equivalents as well as the mortgage notes receivable described above, approximates fair value.

DEFERRED FINANCING AND OTHER FEES

     Fees paid in connection with the financing and leasing of the Company's properties are amortized over the term of the related notes payable or leases and are included in other assets.

MINORITY INTEREST

     Minority interest represents the 13.63% limited partner interest in the Operating Partnership held by GPA, Ltd.

REVENUES

     All leases are classified as operating leases. Rental revenue is recognized on a straight-line basis over the terms of the leases.

     For the years ended December 31, 1995, 1994 and 1993, rental revenue from the two properties leased to Navistar International represented approximately 10% of the Company's total rental revenue.

     Fees and reimbursement revenues consist of property management fees, overhead administration fees, and transaction fees from the acquisition, disposition, refinance, leasing and construction supervision of real estate. Substantially all of these revenues will be earned by the Associated Companies.

     Revenues are recognized only after the Company is contractually entitled to receive payment, after the services for which the fee is received have been provided, and after the ability and timing of payments are reasonably assured and predictable.

                     GLENBOROUGH REALTY TRUST INCORPORATED
                          AND GRT PREDECESSOR ENTITIES

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                           DECEMBER 31, 1995 AND 1994

INCOME TAXES

     The Company intends to make an election to be taxed as a REIT under Sections 856 through 860 of the Code. As a REIT, the Company generally will not be subject to Federal income tax to the extent that it distributes at least 95% of its REIT taxable income to its shareholders. REITs are subject to a number of organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property and to Federal income and excise taxes on its undistributed income.

     Certain of the Company's predecessors were subject to income taxes, the provisions for which have been included in the accompanying combined results of operations of the GRT Predecessor Entities.

NOTE 3.  RENTAL PROPERTY

     The cost and accumulated depreciation and amortization of real estate investments as of December 31, 1995 and 1994 are as follows (in thousands):

                                                        BUILDING AND                  ACCUMULATED
                                              LAND      IMPROVEMENTS       TOTAL      DEPRECIATION
                                            --------    ------------     ---------    ------------
    1995:
    Retail properties.....................  $ 13,036      $ 17,149       $  30,185      $ (5,042)
    Industrial properties.................     4,481        24,507          28,988        (5,665)
    Office properties.....................     1,653         9,097          10,750        (3,427)
    Hotel properties......................     4,803        23,685          28,488       (10,619)
    Apartment property....................     1,857         2,183           4,040          (124)
                                             -------       -------        --------      --------
              Total.......................  $ 25,830      $ 76,621       $ 102,451      $(24,877)
                                             =======       =======        ========      ========
    1994:
    Retail properties.....................  $ 13,036      $ 17,000       $  30,036      $ (4,166)
    Industrial properties.................     2,910        10,854          13,764        (2,016)
    Office properties.....................     1,653        10,163          11,816        (3,737)
    Hotel properties......................     4,803        23,030          27,833        (9,536)
    Apartment property....................        --            --              --            --
                                             -------       -------        --------      --------
              Total.......................  $ 22,402      $ 61,047       $  83,449      $(19,455)
                                             =======       =======        ========      ========

     The Company leases its commercial and industrial property under non-cancelable operating lease agreements. Future minimum rents to be received as of December 31, 1995 are as follows (in thousands):

                              YEAR ENDING DECEMBER 31,
         -------------------------------------------------------------------
         1996...............................................................  $  7,215
         1997...............................................................     6,801
         1998...............................................................     6,098
         1999...............................................................     5,151
         2000...............................................................     4,685
         Thereafter.........................................................    23,408
              Total.........................................................  $ 53,358

                     GLENBOROUGH REALTY TRUST INCORPORATED
                          AND GRT PREDECESSOR ENTITIES

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                           DECEMBER 31, 1995 AND 1994

NOTE 4.  INVESTMENTS IN ASSOCIATED COMPANIES AND GLENBOROUGH PARTNERS

     As of December 31, 1995 the Company had the following investments in the Associated Companies and Glenborough Partners (dollars in thousands):

                                              ASSOCIATED COMPANIES
                             -------------------------------------------------------
                                                   GLENBOROUGH
                               GLENBOROUGH        INLAND REALTY        GLENBOROUGH         GLENBOROUGH
                               CORPORATION         CORPORATION         HOTEL GROUP           PARTNERS
                             ---------------     ---------------     ---------------     ----------------
                                  100%                100%                100%             3.9% Limited
Nature of investment.......  Preferred stock     Preferred stock     Preferred stock     partner interest
Basis of accounting........      Equity              Equity              Equity                Cost
Investment.................      $(109)              $3,919              $1,368                $585

     The Company's investments in the Associated Companies are accounted for on the equity method as the Company has significant ownership interests but does not own any voting interests. The Company records earnings on its investments in the Associated Companies equal to its cash flow preference, to the extent of earnings, plus its pro rata share of remaining earnings, based upon cash flow allocation percentages. Dividends received from the Associated Companies are recorded as a reduction of the Company's investments.

NOTE 5.  INVESTMENTS IN MANAGEMENT CONTRACTS AND OTHER, NET

     Investments in management contracts in the accompanying GRT Predecessor Entities Combined balance sheet reflect the unamortized portion of the management contracts the GC consolidated entities held with both related and unrelated entities and that involve asset management as well as property management responsibilities. The respective balance included in the Company's balance sheet as of December 31, 1995, represents the unamortized portion of the contract associated with asset management for the Glenborough Institutional Fund I partnership. Certain assets included in investments in management contracts and other as of December 31, 1994 were transferred to the Associated Companies in the Consolidation.

NOTE 6.  MORTGAGE LOANS RECEIVABLE

     The Company holds a first mortgage loan in the amount of $6,700,000 at December 31, 1995, secured by an office and research complex in Eatontown, New Jersey. The loan matures on November 1, 1996 with interest only payable monthly at the fixed rate of eight percent (8%) per annum. The borrower is additionally obligated to pay contingent cash flow equal to 75% of all annual net cash flow of the property until the Company receives the equivalent of ten percent (10%) interest for the year in issue, and thereafter fifty percent (50%) of all additional net cash flow of the property (if any) for the year in issue. During the year ended December 31, 1995, the GRT Predecessor Entities recorded a loss provision of $863,000 against the then current balance of $7,563,000 in anticipation of a renegotiation of the terms of the note upon its maturity on November 1, 1996.

     The Company holds a first mortgage loan in the amount of $516,000 at December 31, 1995 secured by an industrial property in Los Angeles, California. The terms of the note include interest accruing at eight percent (8%) per annum for the first twenty-four months and at nine percent (9%) per annum for the next sixty months until the note matures in June 2001. Monthly principal and interest installment payments, computed based on a thirty year amortization schedule, commenced January 1995 and continue until maturity.

                     GLENBOROUGH REALTY TRUST INCORPORATED
                          AND GRT PREDECESSOR ENTITIES

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                           DECEMBER 31, 1995 AND 1994

     Contractually due principal payments of the mortgage loans receivable are scheduled as follows (in thousands):

                              YEAR ENDING DECEMBER 31,
        --------------------------------------------------------------------
        1996................................................................  $7,567
        1997................................................................       4
        1998................................................................       5
        1999................................................................       5
        2000................................................................       6
        Thereafter..........................................................     492
                                                                              ------
             Total..........................................................   8,079
        Loss Provision......................................................    (863)
                                                                              ------
             Net............................................................  $7,216
                                                                              ======

NOTE 7.  DEBT

     The Company had the following mortgage loans, bank lines, and notes payable outstanding as of December 31, 1995 and 1994 (dollars in thousands):

                                                                            1995        1994
                                                                           -------     -------
Secured loan with an investment bank with a fixed interest rate of 7.57%, principal (based upon a 25 year amortization) and interest payments of
  $149 and maturity date of January 1, 2006. The loan is secured by nine properties with an aggregate net carrying value of $39,082 at December
  31, 1995...............................................................  $20,000     $    --
Secured line of credit with a bank with a variable interest rate of LIBOR plus 2.375% (7.88% at December 31, 1995), monthly interest only payments and maturity dates of November 29, 1998 and December 29, 1998.
  The line is secured by nine properties and a mortgage note receivable
  with an aggregate net carrying value of $25,783 at December 31, 1995...   10,000          --
Secured loan with a bank with a fixed interest rate of 7.75%, monthly principal (based upon a 25 year amortization) and interest payments of
  $20 and maturity date of January 1, 2006. The loan is secured by one
  property with a net carrying value of $3,916 at December 31, 1995......    2,650          --
Secured loan with a bank with a fixed interest rate of 8.00%, monthly principal (based upon a 30 year amortization) and interest payments of
  $13 and maturity date of September 1, 2005. The loan is secured by one
  property with a net carrying value of $4,056 at December 31, 1995......    1,035       1,103
Secured loan with a variable interest rate of 1.5% over lender's prime rate per annum with monthly interest only payments until maturity on
  January 5, 1995 (see below)............................................       --       1,300
Secured loan with a bank with a fixed interest rate of 8.25% per annum with monthly payments of principal and interest of $53 and matures on
  May 1, 2002 (see below)................................................       --       4,097
Various borrowings of GC with fixed interest rates from 5.37% to 8.5% and variable rates of lenders' prime rates plus 1% to 2%. Maturity dates on
  GC's borrowings ranged from November 18, 1995 to July 1, 1999 (see
  below).................................................................       --      11,406
                                                                           -------     -------
     Total...............................................................  $33,685     $17,906
                                                                           =======     =======

                     GLENBOROUGH REALTY TRUST INCORPORATED
                          AND GRT PREDECESSOR ENTITIES

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                           DECEMBER 31, 1995 AND 1994

     Of the loans outstanding at December 31, 1994, the $4,097,000 was paid off with proceeds received for the payoff of a wrap around mortgage note receivable held in favor of one of the GRT Predecessor Entities. In addition, the $1,300,000 and $11,406,000 notes were paid off as part of the refinancing in 1995.

     The required principal payments on the mortgage loans for the next five years and thereafter are as follows (in thousands):

                             YEAR ENDING DECEMBER 31,
        -------------------------------------------------------------------
        1996...............................................................  $   390
        1997...............................................................      421
        1998...............................................................   10,454
        1999...............................................................      489
        2000...............................................................      529
        Thereafter.........................................................   21,402
                                                                             -------
             Total.........................................................  $33,685
                                                                             =======

NOTE 8.  INVESTOR NOTES PAYABLE

     Included in the proxy to approve or disapprove the Consolidation, was the option to choose notes in lieu of shares of Common Stock. Upon successful completion of the Consolidation, notes in the amount of $2,483,000 were issued to the limited partners whose votes indicated such election. The notes are unsecured obligations of the Company, bearing a variable rate of interest payable quarterly until their maturity date, November 1, 2002. Subsequent to December 31, 1995, the Company paid the notes in full, along with accrued interest, thereon.

NOTE 9.  PREPAID CONSOLIDATION COSTS

     Prepaid Consolidation costs include the costs of mailing and printing the Prospectus/Consent Solicitation Statement, any supplements thereto or other documents related to the Consolidation, the costs of the Information Agent, Investor brochure, telephone calls, broker-dealer fact sheets, printing, postage, travel, meetings, legal and other fees related to the solicitation of consents, as well as reimbursement of costs incurred by brokers and banks in forwarding the Prospectus/Consent Solicitation Statement to investors. Included in prepaid consolidation costs and other liabilities are amounts accrued but not yet paid as of December 31, 1995. The entire balance of prepaid Consolidation costs will be expensed January 1, 1996.

NOTE 10.  RELATED PARTY TRANSACTIONS

     Fee and reimbursement income earned by the GRT Predecessor Entities from related partnerships totaled $2,995,000, $2,858,000 and $3,712,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

NOTE 11.  CAPITAL CONTRIBUTION FROM SHAREHOLDERS

     During the year ended December 31, 1994, the two major shareholders of GC contributed to GC cash of approximately $16 million, along with an obligation to return $17 million of November 1995 one year Treasury Bills that had an approximate market value of $16 million (included in other liabilities at December 31, 1994) at the time of the contribution. This investment was viewed as a hedge against the Company's exposure to rising interest rates because of its floating rate debt. This position was closed in February 1995 at a total loss of approximately $116,000.

                     GLENBOROUGH REALTY TRUST INCORPORATED
                          AND GRT PREDECESSOR ENTITIES

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                           DECEMBER 31, 1995 AND 1994

NOTE 12. PROVISION FOR LOSS ON INVESTMENTS IN REAL ESTATE, REAL ESTATE PARTNERSHIPS AND MORTGAGE LOANS RECEIVABLE

     The loss provisions recorded during the years ended December 31 are as follows (in thousands):

                                                                    1995     1994     1993
                                                                   ------   ------   ------
    Reduce carrying value of New Jersey note receivable to value
      of collateral..............................................  $  863   $   --   $   --
    Loss on sale of real estate..................................      --    2,360    1,056
    Reduce value of GC investments in real estate partnerships to
      estimated net realizable value.............................     955      557      828
    Loss on sale of investments..................................      --      591       --
    Other........................................................      58       --      425
                                                                   ------   ------   ------
                                                                   $1,876   $3,508   $2,309
                                                                   ======   ======   ======

NOTE 13.  STOCK COMPENSATION PLAN

     Subject to stockholder approval, the Board of Directors of the Company has adopted an incentive stock compensation plan (the "Incentive Plan") to enable certain executive officers and key employees of the Company to participate in the ownership of the Company. There will be no option awards under the Incentive Plan until at least 90 days following completion of the Consolidation.

     Shares of Common Stock will be reserved for issuance under the Incentive Plan and any other stock incentive plans adopted by the Company, which will equal ten percent (10%) of the total number of Shares outstanding, as of the effective date of the Consolidation. The Incentive Plan will be subject to approval by the stockholders and is scheduled to remain in effect for 10 years unless terminated prior to such time by the Board of Directors.

     In addition to the Incentive Plan, the Company intends to adopt other types of compensation plans for its directors, executive officers and employees.

NOTE 14.COMMITMENTS AND CONTINGENCIES

     Environmental Matters. The Company follows the policy of monitoring its properties for the presence of hazardous or toxic substances. The Company is not aware of any environmental liability with respect to the properties that would have a material adverse effect on the Company's business, assets or results of operations. There can be no assurance that such a material environmental liability does not exist. The existence of any such material environmental liability could have an adverse effect on the Company's results of operations and cash flow.

     General Uninsured Losses. The Company carries comprehensive liability, fire, flood, extended coverage and rental loss insurance with policy specifications, limits and deductibles customarily carried for similar properties. There are, however, certain types of extraordinary losses which may be either uninsurable, or not economically insurable. Further, certain of the properties are located in areas that are subject to earthquake activity. Should a property sustain damage as a result of an earthquake, the Company may incur losses due to insurance deductibles, co-payments on insured losses or uninsured losses. Should an uninsured loss occur, the Company could lose its investment in, and anticipated profits and cash flows from, a property.

     Litigation. The Company and the Associated Companies are defendants in certain legal proceedings stemming from the Consolidation and prior restructuring transactions. The complaints allege, among other

                     GLENBOROUGH REALTY TRUST INCORPORATED
                          AND GRT PREDECESSOR ENTITIES

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                           DECEMBER 31, 1995 AND 1994

things, that the valuation of the Associated Companies was excessive and that the interest rate assigned to the Investor Notes was too low for the risk involved. These proceedings are in various stages of completion. It is management's position that all claims associated with these matters are without merit. The Company intends to pursue a vigorous defense of all these matters.

NOTE 15.  EXTRAORDINARY ITEMS

     In 1993, $2,274,000 in debt forgiveness was recorded as extraordinary items. $920,000 of this amount was attributable to notes payable by GC for the purchase of the management contracts which was in excess of the then net book value of those contracts. The seller forgave all $1,600,000 remaining on these notes payable, which were to be due in full in 1996, in exchange for a $300,000 advance cash payment. An additional $1,354,000 in debt was forgiven in connection with the sale of the Country Suites By Carlson-Fort Worth hotel. All amounts forgiven under both transactions were payable to affiliates of the former general partner of the GRT Predecessor Entities.

                     GLENBOROUGH REALTY TRUST INCORPORATED

            SCHEDULE III -- REAL ESTATE AND ACCUMULATED DEPRECIATION
                               DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)

                                                                            COLUMN D
                                                      COLUMN C                                              COLUMN E
                                                  INITIAL COST TO       COST CAPITALIZED              GROSS AMOUNT CARRIED
                                                     COMPANY(1)            (REDUCED)                  AT DECEMBER 31, 1995
                                               ----------------------    SUBSEQUENT TO               -----------------------
                                                          BUILDINGS      ACQUISITION(6)                BUILDING
           COLUMN A               COLUMN B                   AND        ----------------                 AND          (3)
          DESCRIPTION           ENCUMBRANCES    LAND     IMPROVEMENTS     IMPROVEMENTS      LAND     IMPROVEMENTS    TOTAL
------------------------------- ------------   -------   ------------   ----------------   -------   ------------   --------
Retail Properties:
  Atlanta Auto Centers:
    College Park, GA...........         (4)    $   266     $    489         $    (55)      $   266     $    434     $    700
    Marietta, GA...............         (4)        404          701             (129)          404          572          976
    Norcross, GA...............         (4)        287          641              (71)          287          570          857
    Roswell, GA................         (4)        206          332              (53)          206          279          485
    Smyrna, GA.................         (4)        240          479              (75)          240          404          644
    Snellville, GA.............         (4)        433          551              (60)          418          506          924
  Park Center(2)...............         (4)      1,748        3,296             (557)        1,748        2,739        4,487
  QuickTrips:
    #668 -- Granite City, IL...                    599          475               --           599          475        1,074
    #722 -- Lithonia, GA.......                    581          450               --           581          450        1,031
    #718 -- Norcross, GA.......                    416          445              146           562          445        1,007
    #711 -- Fulton, GA.........                    618          616                6           618          622        1,240
    #75R -- Tulsa, OK..........                    181          442                8           181          450          631
    #738 -- Mableton, GA.......                    293          470               60           353          470          823
    #712 -- Atlanta, GA........                    549          495               12           549          507        1,056
    #698 -- Godfrey, IL........                    523          568               --           523          568        1,091
    #691 -- Madison, IL........                    356          430               --           356          430          786
    #609 -- St. Louis, MO......                    451          617                7           451          624        1,075
  Shannon Crossing.............         (5)      2,488        2,075              335         2,488        2,410        4,898
  Westwood Plaza...............         (5)      2,206        3,892              302         2,206        4,194        6,400
                                               -------      -------         --------       -------      -------     --------
                                                12,845       17,464             (124)       13,036       17,149       30,185
                                               -------      -------         --------       -------      -------     --------


                                            COLUMN G   COLUMN H
                                 COLUMN F     (1)        LIFE
           COLUMN A              ACCUMULATED   DATE    DEPRECIATED
          DESCRIPTION            DEPRECIATION ACQUIRED   OVER
-------------------------------  --------   --------   ---------
                                <
Retail Properties:
  Atlanta Auto Centers:
    College Park, GA...........  $   59       12/86    5-25 yrs.
    Marietta, GA...............      78       12/86    5-25 yrs.
    Norcross, GA...............      77       12/86    5-25 yrs.
    Roswell, GA................      39       12/86    5-25 yrs.
    Smyrna, GA.................      55       12/86    5-25 yrs.
    Snellville, GA.............      71       12/86    5-25 yrs.
  Park Center(2)...............     379        9/86    5-25 yrs.
  QuickTrips:
    #668 -- Granite City, IL...     125        9/90    5-20 yrs.
    #722 -- Lithonia, GA.......     118        9/90     20 yrs.
    #718 -- Norcross, GA.......     117        9/90     20 yrs.
    #711 -- Fulton, GA.........     227       10/88    5-20 yrs.
    #75R -- Tulsa, OK..........     167       10/88     20 yrs.
    #738 -- Mableton, GA.......     123        9/90    5-20 yrs.
    #712 -- Atlanta, GA........     189       10/88     20 yrs.
    #698 -- Godfrey, IL........     149        9/90     20 yrs.
    #691 -- Madison, IL........     113        9/90     20 yrs.
    #609 -- St. Louis, MO......     227       10/88    5-20 yrs.
  Shannon Crossing.............   1,211       10/88    3-14 yrs.
  Westwood Plaza...............   1,518        1/88    3-23 yrs.
                                 -------
                                  5,042
                                 -------

                     GLENBOROUGH REALTY TRUST INCORPORATED

                               DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)

COLUMN A                          COLUMN B           COLUMN C             COLUMN D                        COLUMN E

                                                  INITIAL COST TO       COST CAPITALIZED               GROSS AMOUNT CARRIED
                                                     COMPANY(1)           (REDUCED)                    AT DECEMBER 31, 1995
                                                ---------------------    SUBSEQUENT TO                 --------------------
                                                          BUILDINGS      ACQUISITION(6)                 BUILDING
                                                             AND        ----------------                  AND          (3)
DESCRIPTION                     ENCUMBRANCES    LAND     IMPROVEMENTS     IMPROVEMENTS      LAND      IMPROVEMENTS    TOTAL
-----------                     ------------    ----     ------------   ----------------    ----      ------------    -----
Industrial Properties:
  All American Self Storage:
      Eagan, MN..............          (4)      $   301   $    960        $    (196)       $   301     $    764     $  1,065
      New Hope,MN............          (4)          207      1,940             (265)           207        1,675        1,882
  Benicia Industrial Park....          (5)        1,037      4,787             (280)           978        4,566        5,544
  Case Equipment Corp.:
    Kansas City, KS..........                       383      3,264           (1,396)           236        2,015        2,251
    Memphis, TN..............                       305      2,583           (1,106)           187        1,595        1,782
  Navistar Intntl Trans.:
    W. Chicago, IL...........          (5)        1,289     10,941           (4,682)           793        6,755        7,548
    Baltimore, MD............          (5)          577      4,911           (2,101)           355        3,032        3,387
  Park 100 -- Building
    42 & 46..................          (4)          712      3,286             (417)           712        2,869        3,581
  Sea Tac II(2)..............          (4)          712      1,474             (238)           712        1,236        1,948
                                                -------    -------          -------          -----      -------     --------
                                                  5,523     34,146          (10,681)         4,481       24,507       28,988
                                                -------    -------          -------          -----      -------     --------
Office Properties:
  4500 Plaza.................    $  1,035         1,192      4,606              543          1,123        5,218        6,341
  Regency Westpointe........           (5)          530      3,147              732            530        3,879        4,409
                                                -------    -------          -------         -------      -------     --------
                                                  1,722      7,753            1,275          1,653        9,097       10,750
                                                -------    -------          -------         -------      -------     --------
Hotel Properties:
  Country Suites by Carlson:
    Arlington, TX............          (5)        1,527      5,346            1,157          1,611        6,419        8,030
    Irving, TX(2)............          (4)          972      3,850           (1,199)           954        2,669        3,623
    Ontario, CA..............          (5)        1,224      5,576              272          1,145        5,927        7,072
    Tucson, AZ...............          (5)        1,048      7,600            1,115          1,093        8,670        9,763
                                                -------    -------         --------        -------      -------     --------
                                                  4,771     22,372            1,345          4,803       23,685       28,488
                                                -------    -------         --------        -------      -------     --------










 COLUMN F        COLUMN G       COLUMN H


                   (1)            LIFE
ACCUMULATED        DATE        DEPRECIATED
DEPRECIATION     ACQUIRED         OVER
------------     --------      -----------
  $  104        7/86             5-25 yrs.

     244        7/86             5-25 yrs.

   1,569        7/86             5-30 yrs.

     477        3/84               50 yrs.

     378        3/84               50 yrs.

   1,596        3/84               50 yrs.

     717        3/84               50 yrs.

     403       10/86             5-25 yrs.

     177        2/86             5-25 yrs.
 -------
   5,665
 -------

   2,285        3/86             5-30 yrs.

   1,142        6/87             5-30 yrs.
 -------
   3,427
 -------

   3,161       12/86             7-25 yrs.

     403       10/86             5-25 yrs.

   2,842       11/86             5-30 yrs.

   4,213       12/86             7-25 yrs.
 -------
  10,619
 -------


                     GLENBOROUGH REALTY TRUST INCORPORATED

                               DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)


COLUMN A                  COLUMN B             COLUMN C               COLUMN D                        COLUMN E

                                           INITIAL COST TO         COST CAPITALIZED              GROSS AMOUNT CARRIED
                                              COMPANY(1)              (REDUCED)                  AT DECEMBER 31, 1995
                                        ----------------------      SUBSEQUENT TO               -----------------------
                                                    BUILDINGS       ACQUISITION(6)                BUILDING
                                                      AND          ----------------                 AND          (3)
DESCRIPTION             ENCUMBRANCES    LAND       IMPROVEMENTS      IMPROVEMENTS      LAND     IMPROVEMENTS    TOTAL
-----------             ------------    ----       ------------    ----------------   -------   ------------   --------
Residential Property:
  Summer Breeze........    $ 2,650      $ 1,857       $ 2,138        $    45           $ 1,857     $  2,183     $  4,040
                                        -------       -------        -------           -------      -------     --------
                                          1,857         2,138             45             1,857        2,183        4,040
                                        -------       -------        -------           -------      -------     --------
                           $33,685      $26,718       $83,873        $(8,140)          $25,830     $ 76,621     $102,451
                           =======      =======       =======        =======           =======     ========     ========



 COLUMN F         COLUMN G    COLUMN H
                   (1)          LIFE
 ACCUMULATED       DATE      DEPRECIATED
 DEPRECIATION    ACQUIRED     OVER
 ------------    --------     ---------

 $   124           1/95        3-18 yrs.
 -------
     124
 -------
 $24,877
 =======


---------------
(1) Initial Cost and Date Acquired by Participating Partnership

(2) The Company holds a participating first mortgage interest in the property. In accordance with GAAP, the Company is accounting for the property as though it holds fee title.

(3) The aggregate cost for Federal income tax purposes is $84,400.

(4) Pledged as security for Imperial Bank Loan -- $10,000.

(5) Pledged as security for Bear Stearns Loan -- $20,000.

(6) Bracketed amounts represent reductions to carrying value in prior years.

                     GLENBOROUGH REALTY TRUST INCORPORATED

            SCHEDULE III -- REAL ESTATE AND ACCUMULATED DEPRECIATION

                               DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)

     Reconciliation of gross amount at which real estate was carried:

                                                               FOR THE YEARS ENDED DECEMBER 31,
                                                               --------------------------------
                                                                 1995        1994        1993
                                                               --------     -------     -------
Investments in real estate:
  Balance at beginning of period.............................  $ 83,449     $86,400     $89,293
     Additions during period:
       Property acquisition..................................    17,151         206          --
       Improvements, etc. ...................................     1,851       2,464       1,201
       Retirements...........................................        --      (5,621)     (4,094)
                                                               --------     -------     -------
Balance at end of period.....................................  $102,451     $83,449     $86,400
                                                               ========     =======     =======
Accumulated Depreciation:
  Balance at beginning of period.............................  $ 19,455     $16,945     $15,308
     Additions charged to costs and expenses.................     2,254       3,489       3,165
     Acquisitions............................................     3,168          --          --
     Retirements.............................................        --        (979)     (1,528)
                                                               --------     -------     -------
Balance at end of period.....................................  $ 24,877     $19,455     $16,945
                                                               ========     =======     =======

                     GLENBOROUGH REALTY TRUST INCORPORATED

                  SCHEDULE IV -- MORTGAGE LOANS ON REAL ESTATE
                               DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)

                                                                                                         COLUMN H
                                                      COLUMN D                                       PRINCIPAL AMOUNT
      COLUMN A          COLUMN B      COLUMN C        PERIODIC    COLUMN E   COLUMN F   COLUMN G     OF LOANS SUBJECT
 DESCRIPTION OF LOAN    INTEREST   FINAL MATURITY     PAYMENT      PRIOR       FACE     CARRYING       TO DELINQUENT
AND SECURING PROPERTY     RATE          DATE           TERMS       LIENS      AMOUNT    AMOUNT(1)  PRINCIPAL OR INTEREST
---------------------   --------   --------------   ------------  --------   --------   --------   ---------------------
First Mortgage Loan          8%        11/1/96      Monthly
  Office and research                                 interest
  complex, Eatontown,                                 payments,
  NJ                                                  principal
                                                      due upon
                                                      maturity
                                                    Decreasing     None       $7,600     $6,700        None
                                                      prepayment
                                                      penalty of
                                                      between
                                                      $76 and
                                                      $380
                                                      commencing
                                                      February
                                                      1, 1991
First Mortgage Loan       8%-9%         6/1/01      Monthly        None          553        516        None
  Industrial                                          interest               --------   --------
  property,                                           and
  Los Angeles, CA                                     principal
                                                      payments,
                                                      commencing
                                                      January 1,
                                                      1996
                                                      based on a
                                                      thirty
                                                      year
                                                    amortization
                                                                              $8,153     $7,216
                                                                             ========== ==========

                     GLENBOROUGH REALTY TRUST INCORPORATED

                  SCHEDULE IV -- MORTGAGE LOANS ON REAL ESTATE
                               DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)

     The following is a summary of changes in the carrying amount of mortgage loans for the years ended December 31, 1995, 1994 and 1993:

                                                         1995        1994        1993
                                                       --------     -------     -------
        Balance at beginning of year.................  $ 19,953     $18,825     $18,967
        Additions during year:
          New mortgage loans.........................         7       2,122         108
        Deductions during year:
          Loss provision.............................      (863)         --          --
          Collections of principal...................   (11,881)       (994)       (250)
                                                       --------     -------     -------
        Balance at end of year.......................  $  7,216     $19,953     $18,825
                                                       ========     =======     =======

                     GLENBOROUGH REALTY TRUST INCORPORATED

                          CONSOLIDATED BALANCE SHEETS
                        AS OF JUNE 30, 1996 (UNAUDITED)
                             AND DECEMBER 31, 1995
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                        JUNE 30,     DECEMBER 31,
                                                                          1996           1995
                                                                        --------     ------------
                                ASSETS
Rental property, net of accumulated depreciation of $26,082 and
  $24,877 in 1996 and 1995, respectively..............................  $ 73,791       $ 77,574
Investments in Associated Companies and Glenborough Partners..........     6,466          5,763
Investments in management contracts and other, net....................       388            484
Mortgage loans receivable, net of provision for loss of $863 in 1996
  and 1995............................................................     7,213          7,465
Cash and cash equivalents.............................................     1,690          4,587
Prepaid consolidation costs...........................................        --          6,082
Prepaid litigation costs..............................................        --          1,155
Other assets..........................................................     3,204          2,630
                                                                         -------       --------
          Total Assets................................................  $ 92,752       $105,740
                                                                         =======       ========
                             LIABILITIES
Mortgage loans........................................................  $ 23,520       $ 23,685
Secured bank line.....................................................     9,210         10,000
Investor notes payable................................................        --          2,483
Other liabilities.....................................................     2,459          5,982
                                                                         -------       --------
          Total liabilities...........................................    35,189         42,150
                                                                         -------       --------
MINORITY INTEREST.....................................................     8,041          7,962
STOCKHOLDERS' EQUITY
Common stock (5,768,709 and 5,753,709 shares issued and outstanding in
  1996 and 1995, respectively)........................................         6              6
Additional paid-in capital............................................    55,847         55,622
Deferred compensation.................................................      (193)            --
Retained earnings (deficit)...........................................    (6,138)            --
                                                                         -------       --------
          Total stockholders' equity..................................    49,522         55,628
                                                                         -------       --------
          Total Liabilities and Stockholders' Equity..................  $ 92,752       $105,740
                                                                         =======       ========

   The accompanying notes are an integral part of these financial statements.

                     GLENBOROUGH REALTY TRUST INCORPORATED
                          AND GRT PREDECESSOR ENTITIES

               CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
           FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1996 AND 1995
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                              THREE MONTHS ENDED JUNE 30,       SIX MONTHS ENDED JUNE 30,
                                              ----------------------------     ----------------------------
                                              GLENBOROUGH          GRT         GLENBOROUGH          GRT
                                              REALTY TRUST     PREDECESSOR     REALTY TRUST     PREDECESSOR
                                              INCORPORATED      ENTITIES       INCORPORATED      ENTITIES
                                              CONSOLIDATED      COMBINED       CONSOLIDATED      COMBINED
                                                  1996            1995             1996            1995
                                              ------------     -----------     ------------     -----------
REVENUES
Rental revenue..............................   $     3,450       $ 4,036        $     7,039       $ 7,964
Fees and reimbursements (including $67,
  $1,003, $133 and $2,267 from affiliates in
  1996 and 1995, respectively)..............            67         3,466                133         7,173
Interest and other income...................           179           894                370         1,812
Equity in earnings of Associated
  Companies.................................           544            --                969            --
Gain on sale of rental property.............           321            --                321            --
                                                                                                  -------
                                                                                                 ---------
                                                ----------        ------         ----------
     Total revenue..........................         4,561         8,396              8,832        16,949
                                                                                                  -------
                                                                                                 ---------
                                                ----------        ------         ----------
OPERATING EXPENSES
Property operating expenses.................           892         1,583              1,909         3,040
General and administrative..................           394         3,552                675         7,230
Depreciation and amortization...............           862         1,298              1,759         2,359
Interest expense............................           699           580              1,421         1,083
                                                                                                  -------
                                                                                                 ---------
                                                ----------        ------         ----------
     Total operating expense................         2,847         7,013              5,764        13,712
                                                                                                  -------
                                                                                                 ---------
                                                ----------        ------         ----------
Income from operations before provision for
  income taxes and minority interest........         1,714         1,383              3,068         3,237
Provision for income taxes..................            --          (127)                --          (287)
Minority interest...........................          (142)           --               (243)           --
                                                                                                  -------
                                                                                                 ---------
                                                ----------        ------         ----------
Net income before Consolidation and
  Litigation costs..........................         1,572         1,256              2,825         2,950
Consolidation costs.........................                                         (6,082)           --
Litigation costs............................            --            --             (1,155)           --
                                                                                                  -------
                                                                                                 ---------
                                                ----------        ------         ----------
Net income (loss)...........................   $     1,572       $ 1,256        $    (4,412)      $ 2,950
                                                ==========        ======         ==========     ================
Net income per share before Consolidation
  and Litigation costs......................   $      0.27                      $      0.49
                                                ==========                       ==========
Net loss per share..........................                                    $     (0.77)
                                                                                 ==========
Weighted average shares outstanding.........     5,761,209                        5,757,995
                                                ==========                       ==========

   The accompanying notes are an integral part of these financial statements.

                     GLENBOROUGH REALTY TRUST INCORPORATED
                          AND GRT PREDECESSOR ENTITIES

                 CONSOLIDATED AND COMBINED STATEMENTS OF EQUITY
                FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995
                           (UNAUDITED, IN THOUSANDS)

                                                    GRT PREDECESSOR ENTITIES COMBINED
                                         -------------------------------------------------------
                                                            ADDITIONAL    RECEIVABLE    RETAINED
                               GENERAL   LIMITED   COMMON    PAID-IN         FROM       EARNINGS
                               PARTNER   PARTNERS  STOCK     CAPITAL     STOCKHOLDER    (DEFICIT)   TOTAL
                               -------   -------   ------   ----------   ------------   --------   --------
Balance at December 31,
  1994.......................  $(1,730)  $85,337    $  5     $  6,613      $ (8,763)    $   (904)  $ 80,558
Distributions................      (85)   (8,560)     --           --            --           --     (8,645)
Redemption of shares.........       --        --      (2)      (6,613)           --       (4,002)   (10,617)
Repayment of Stockholder
  advances, net..............       --        --      --           --         8,763           --      8,763
Net income...................       20     1,998      --           --            --          932      2,950
                               --------  -------    ----     --------      --------     --------   --------
Balance at June 30, 1995.....  $(1,795)  $78,775    $  3     $     --      $     --     $ (3,974)  $ 73,009
                               ========  =======    ====     ========      ========     ========   ========

                                            GLENBOROUGH REALTY TRUST INCORPORATED
                                -------------------------------------------------------------
                                 COMMON STOCK
                                ---------------     ADDITIONAL                      RETAINED
                                           PAR       PAID-IN         DEFERRED       EARNINGS
                                SHARES    VALUE      CAPITAL       COMPENSATION     (DEFICIT)      TOTAL
                                -----     -----     ----------     ------------     ---------     --------
Balance at December 31,
  1995........................  5,754      $ 6       $ 55,622         $   --         $    --      $ 55,628
Issuance of stock to
  directors...................     15       --            225           (193)             --            32
Dividends.....................     --       --             --             --          (1,726)       (1,726)
Net loss......................     --       --             --             --          (4,412)       (4,412)
                                -----     -----     ----------     ------------     ---------     --------
Balance at June 30, 1996......  5,769      $ 6       $ 55,847         $ (193)        $(6,138)     $ 49,522
                                =====     ====        =======      ==========        =======      ========

   The accompanying notes are an integral part of these financial statements.

                     GLENBOROUGH REALTY TRUST INCORPORATED
                          AND GRT PREDECESSOR ENTITIES

               CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
                FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995
                           (UNAUDITED, IN THOUSANDS)

                                                                      GLENBOROUGH
                                                                        REALTY            GRT
                                                                         TRUST        PREDECESSOR
                                                                      INCORPORATED     ENTITIES
                                                                      CONSOLIDATED     COMBINED
                                                                       JUNE 30,        JUNE 30,
                                                                         1996            1995
                                                                      -----------     -----------
Cash flows from operating activities:
  Net income (loss).................................................    $(4,412)       $   2,950
  Adjustments to reconcile net income (loss) to net cash used for operating activities:
     Depreciation and amortization..................................      1,759            2,359
     Amortization of loan fees......................................         72               46
     Gain on sale of rental property................................       (321)              --
     Minority interest in income from operations....................        243               --
     Equity in earnings of Associated Companies.....................       (969)              --
     Consolidation costs............................................      6,082               --
     Litigation costs...............................................      1,155               --
     Changes in certain assets and liabilities, net.................     (4,057)         (16,635)
                                                                        -------         --------
     Net cash used for operating activities.........................       (448)         (11,280)
                                                                        -------         --------
Cash flows from investing activities:
  Proceeds form sale of property....................................      2,882               --
  Additions to rental property......................................       (293)          (2,765)
  Principal receipts on mortgage loans receivable...................        252           11,891
  Investment in Associated Companies................................       (389)              --
  Dividends from Associated Companies...............................        655               --
  Deposits on pending acquisitions, included in other assets........       (230)              --
                                                                        -------         --------
     Net cash used for investing activities.........................      2,877            9,126
                                                                        -------         --------
Cash flows from financing activities:
  Repayment of borrowings...........................................       (955)          (5,249)
  Payment of investor notes.........................................     (2,483)              --
  Distribution to minority partner..................................       (162)              --
  Payments from Stockholder, net....................................         --            8,763
  Dividends and Distributions.......................................     (1,726)          (8,645)
  Redemption of shares..............................................         --          (10,617)
                                                                        -------         --------
     Net cash used for financing activities.........................     (5,326)         (15,748)
                                                                        -------         --------
Net decrease in cash and cash equivalents...........................     (2,897)         (17,902)
Cash and cash equivalents, at beginning of period...................      4,587           23,929
                                                                        -------         --------
Cash and cash equivalents, at end of period.........................    $ 1,690        $   6,027
                                                                        =======         ========
Supplemental disclosure of cash flow information:
  Cash paid for interest............................................    $ 1,349        $   1,037
                                                                        =======         ========

The accompanying notes are an integral part of these financial statements.

                     GLENBOROUGH REALTY TRUST INCORPORATED
                          AND GRT PREDECESSOR ENTITIES

                         NOTES TO FINANCIAL STATEMENTS
                                 JUNE 30, 1996
                                  (UNAUDITED)

NOTE 1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

     Glenborough Realty Trust Incorporated (the "Company") was organized in the State of Maryland on August 26, 1994. It is the intent of the Company to qualify as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). The Company completed a Consolidation with certain public California limited partnerships and other entities engaged in real estate activities (the "GRT Predecessor Entities") through an exchange of assets of the GRT Predecessor Entities for 5,753,709 shares of Common Stock of the Company. Proxy materials were mailed to the limited partners of the GRT Predecessor Entities on October 29, 1995. The Solicitation period expired on December 28, 1995, and the Consolidation occurred on December 31, 1995. The Company commenced operations on January 1, 1996.

     To maintain the Company's qualification as a REIT, no more than 50% in value of the outstanding shares of the Company may be owned, directly or indirectly, by five or fewer individuals (defined to include certain entities), applying certain constructive ownership rules. To help ensure that the Company will not fail this test, the Company's Charter provides for certain restrictions on the transfer of the Common Stock to prevent further concentration of stock ownership.

     The Company, through several subsidiaries, is engaged primarily in the ownership, operation, management, leasing, acquisition, expansion and development of various income-producing properties. The Company's major consolidated subsidiary, in which it holds a 1% general partner interest and an 85.37% limited partner interest, is Glenborough Properties, L.P. (the "Operating Partnership"). The Operating Partnership, directly and through various subsidiaries in which it and the Company own 100% of the ownership interests, controls a total of 34 real estate projects and two notes receivable. The remaining 13.63% limited partnership interest in the Operating Partnership is owned by GPA, Ltd., an affiliated partnership which exchanged certain of its assets for an interest in the Operating Partnership.

     The Company also holds 100% of the non-voting preferred stock of three Associated Companies:

          Glenborough Corporation (formerly known as Glenborough Realty Corporation) ("GC") is the general partner of nine partnerships and provides asset and property management services for these nine partnerships and two partnerships for which an affiliate serves as general partner (the "Controlled Partnerships"). It also provides property management services for a limited portfolio of property owned by unaffiliated third parties.

          Glenborough Inland Realty Corporation ("GIRC") provides partnership administration, asset management, property management and development services under a long term contract to an additional group of partnerships which include six public partnerships.

          Glenborough Hotel Group ("GHG") leases the three Country Suites By Carlson hotels owned by the Company and operates them for its own account. It also operates three Country Suites By Carlson hotels owned by the Controlled Partnerships, and operates two resort condominium hotels.

     Basis of Presentation -- The accompanying financial statements present the consolidated financial position of the Company as of June 30, 1996 and December 31, 1995, the consolidated statements of income and cash flows of the Company for the six months ended June 30, 1996 and the combined statements of income and cash flows of the GRT Predecessor Entities for the six months ended June 30, 1996 and the combined statements of income and cash flows of the GRT Predecessor Entities for the six months ended June 30, 1995, as the Consolidation transaction discussed in Note 1 above was not effective until

                     GLENBOROUGH REALTY TRUST INCORPORATED
                          AND GRT PREDECESSOR ENTITIES

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 1996
                                  (UNAUDITED)

December 31, 1995. All intercompany transactions, receivables and payables have been eliminated in consolidation and combination.

     In the opinion of management, the accompanying unaudited financial statements contain all adjustments (consisting of only normal accruals) necessary to present fairly the financial position and results of operations of the Company as of June 30, 1996 and for the period then ended.

     Reclassification -- Certain 1995 amounts have been reclassified to conform with the current period presentation.

NOTE 2.  REFERENCE TO 1995 AUDITED FINANCIAL STATEMENTS

     These unaudited financial statements should be read in conjunction with the Notes to Financial Statements included in the 1995 audited financial statements.

NOTE 3.  INVESTMENTS IN ASSOCIATED COMPANIES AND GLENBOROUGH PARTNERS

     The Company's investments in the Associated Companies are accounted for on the equity method as the Company has significant ownership interests through its 100% preferred stock ownership but does not own any voting interests. The Company records earnings on its investments in the Associated Companies equal to its cash flow preference, to the extent of earnings, plus its pro rata share of remaining earnings, based upon cash flow allocation percentages. Dividends received from the Associated Companies are recorded as a reduction of the Company's investments. The Company's investments in the Associated Companies are accounted for using the equity method and its investment in Glenborough Partners ("GP") is accounted for on the cost method as the Company holds only a 3.9% limited partnership interest.

     As of June 30, 1996 and December 31, 1995 the Company had the following investments in the Associated Companies and GP (in thousands):

                                      GC          GIRC         GHG          GP         TOTAL
                                     -----       ------       ------       -----       ------
    Investment at December 31,       $(109)      $3,919       $1,368       $ 585       $5,763
      1995.........................
    Cash contribution..............     94           95          200          --          389
    Dividends......................   (131)        (485)         (39)         --         (655)
    Equity in earnings.............    258          620           91          --          969
                                     -----       ------       ------       -----       ------
    Investment at June 30, 1996....  $ 112       $4,149       $1,620       $ 585       $6,466
                                     =====       ======       ======       =====       ======

     On July 16, 1996 and July 23, 1996, the boards of directors of the Associated Companies declared the following respective dividends to be made in July 1996 (in thousands):

                                                       GC        GIRC       GHG       TOTAL
                                                      ----       ----       ---       -----
    Preferred dividends to the Company..............  $  4       $ 4        $7        $  15
    Additional dividends to the Company.............   319       317        20          656
                                                      ----       ----       ---        ----
    Total dividends to the Company..................   323       321        27          671
    Dividends to others.............................    17        17         6           40
                                                      ----       ----       ---        ----
              Total dividends.......................  $340       $338       $33       $ 711
                                                      ====       ====       ===        ====

     Financial statements and notes thereto of Glenborough Hotel Group follow
Note 7 of the Company's Notes to Financial Statements.

                     GLENBOROUGH REALTY TRUST INCORPORATED
                          AND GRT PREDECESSOR ENTITIES

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 1996
                                  (UNAUDITED)

NOTE 4.  STOCK COMPENSATION PLAN

     The Company has adopted an employee stock incentive plan (the "Incentive Plan"), approved by the Stockholders at the Company's 1996 Annual Meeting, to enable certain executive officers and key employees of the Company to participate in the ownership of the Company.

     The purpose of the Incentive Plan is to attract and retain high quality executive officers and other key employees and to provide an opportunity for the executive officers and key employees to benefit from stock price appreciation that generally accompanies improved financial performance, which the Company believes increases incentives to contribute to the Company's success and prosperity. Under the Incentive Plan, incentive stock options, nonqualified stock options, restricted stock, performance units and stock appreciation rights may be awarded to eligible plan participants.

     680,000 shares of Common Stock (comprising 10.7% of the total number of issued and outstanding shares of the Company including shares issuable to exchange for units of the Operating Partnership) have been reserved for issuance under the Incentive Plan. The Incentive Plan will remain in effect for 10 years unless terminated earlier by the Board of Directors. The Incentive Plan is administered by the Compensation Committee, which is composed of two or more Independent Directors who qualify as disinterested administrators under Rule 16b-3(b) of the Exchange Act, and who will determine the eligibility for the Incentive Plan and the amounts of any awards to be granted under it. The Company intends that the Incentive Plan satisfy the necessary criteria to ensure that compensation to executive officers and key employees under the plan are deductible by the Company.

     The options granted under the Incentive Plan may either be "incentive" stock options under Section 422 of the Code or "nonqualified" stock options. The Compensation Committee determines the term of each option granted, however the term of an incentive option may not be greater than ten years (or five years, in the case of a grantee possessing more than 10% of the combined voting power of the Company or an Affiliate). The exercise price of any option granted under the Incentive Plan may not be less than the fair market value of the Common Stock as of the date the option is granted, and the Compensation Committee may, in its discretion and with the grantee's consent, cancel, substitute or accelerate the options or extend the schedule expiration date on any of the options. In addition, no options will be granted by the Company for an exercise price of less than $15 per share of Common Stock prior to December 31, 1996.

     In accordance with the approved Incentive Plan, on May 30, 1996, the Stockholders approved the granting of 5,000 shares of Common Stock to each of the three non-employee directors. These shares vest, as to any director only if such director serves continuously for a period of two years, and are not freely tradeable. The market value of the shares at the date of grant has been recorded as deferred compensation in the accompanying financial statements and will be charged to earnings ratably over the vesting period.

     The Incentive Plan may also include some or all of the following types of incentive compensation: restricted shares subject to forfeiture, performance awards based on specified performance targets, stock appreciation rights and any other stock-based awards.

NOTE 5.  LITIGATION SETTLEMENT

     Prior to the completion of the Consolidation, two lawsuits were filed in 1995 contesting the fairness of the Consolidation, one in California state court and one in federal court. The complaints in both actions alleged, among other things, breaches by the defendants of fiduciary duties and inadequate disclosures. The state court action was settled, and the settlement was approved by the state court despite objections by certain members of the class, who subsequently filed notice that they would appeal the approval of the settlement. The appeal

                     GLENBOROUGH REALTY TRUST INCORPORATED
                          AND GRT PREDECESSOR ENTITIES

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 1996
                                  (UNAUDITED)

has not yet been filed. Pursuant to the terms of the settlement in the state court action, pending the appeal, the Company has paid one-third of the $855,000 settlement amount and the remaining two-thirds is being held in escrow. In the federal action, the court in December of 1995 deferred all further proceeds pending a ruling in the state court action. Following the state court decision approving the settlement, the defendants filed a motion to dismiss the federal court action. Given the inherent uncertainties of litigation, there can be no assurance that the ultimate outcomes of these actions will be favorable to the Company.

NOTE 6.  PROPERTY SALES AND ACQUISITIONS

     On June 4, 1996, the Company sold the two self-storage facilities held in its industrial portfolio. The sales price for these two facilities was $2,900,000. The sales generated a gain of $321,000 and cash proceeds of $2,882,000. In connection with this sale $790,000 was paid down on the Company's secured bank line.

     On July 15, 1996, the Company's Operating Partnership acquired a 23-story, 272,443 square foot office building known as University Club Tower (the "UCT Property"), for total consideration of $18,574,000, which comprised (i) assumption of debt in the amount of $18,250,000, which was paid-off with proceeds of the Company's new line of credit from Wells Fargo Bank, N.A. (discussed below), and (ii) 23,333 new limited partnership units ("Units") issued by the Operating Partnership having an initial redemption value of $324,000. The transaction was structured as a contribution of partnership interests in University Club Tower Associates to the Operating Partnership, by Robert Batinovich (Chairman, President and Chief Executive Officer of the Company) and by GPA, Ltd., a partnership in which certain executive officers of the Company hold a substantial indirect interest, in exchange for the Units.

     In August, 1996, the Company (i) acquired a 64 room limited service hotel in San Antonio, Texas for an acquisition price of $2,700,000, and (ii) expanded an existing shopping center in Tampa, Florida through a sale/leaseback with the center's anchor tenant for an acquisition price of $1,540,000. The Company is committed to investing an additional $1,760,000 in the supermarket property upon completion of certain expansion related improvements anticipated in mid-1997.


     In September, 1996, the Company acquired a two-story, 40,545 square foot suburban office building, referred to as the Bond Street Property, from GPA Ltd. For the Bond Street Property, the Operating Partnership issued 26,067 units having an initial redemption value of $378,000 and repaid approximately $2,759,000 of indebtedness secured by the property for a total acquisition value of $3,137,000.


     The Company has entered into a letter of intent to acquire a portfolio of 12 industrial, office, retail and multifamily properties located in six states. If completed, such transaction would add approximately 784,368 square feet of net rentable area and 538 residential units to the Company's current property portfolio. The total purchase price would be approximately $43,200,000, comprising cash, Operating Partnership units, unregistered Common Stock and assumption of debt. Acquisition of these properties is subject to a number of contingencies including, among other things, completion of due diligence and customary closing conditions. There can be no assurance that these properties will ultimately be acquired by the Company.

NOTE 7.  NEW FINANCING

     The Company has entered into two new financing agreements with Wells Fargo Bank, N.A. ("Wells Fargo"). The first financing agreement (the "Facility") is a $50,000,000 secured revolving line of credit to replace an existing $10,000,000 line of credit. The Facility is secured by first mortgages on selected properties with full recourse to the Company and availability is limited to the borrowing base provided by these properties. The Facility has a term of two years, subject to annual extensions. At the Company's option, the

                     GLENBOROUGH REALTY TRUST INCORPORATED
                          AND GRT PREDECESSOR ENTITIES

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 1996
                                  (UNAUDITED)

Facility will bear interest at LIBOR plus 2.375% or at a base rate. The base rate is based upon the higher of Wells Fargo's prime rate plus 0.5% or the Federal Funds Rate plus 1.0%. The second financing arrangement (the "Term Loan") is a two-year term loan in the amount of $6,120,000 that bears interest at the same rate as the Facility and will be secured by first mortgage liens on 10 "QuikTrip" facilities owned by the Company. The combined proceeds of the fundings under the Facility and the Term Loan loans were approximately $28,400,000, of which the Company applied $18,250,000 to the acquisition of the UCT Property, $9,210,000 to the repayment of the outstanding amount under the existing line of credit, and the balance to loan fees and closing costs. Initial funding under the Facility and full disbursement of the Term Loan occurred on July 15, 1996. On July 29, 1996, the Company borrowed an additional $3,800,000 under the Facility which was applied toward the purchase of the hotel and sale/leaseback transaction.

NOTE 8.  DECLARATION OF DIVIDENDS

     On April 24, 1996, the Company's Board of Directors declared a dividend for the first quarter of $0.30 per share or $1,726,000 which was paid on May 13, 1996 to Stockholders of record at the close of business on May 6, 1996. Such dividend was made from the Company's cash reserves at March 31, 1996 combined with the first quarter dividends received from the Associated Companies.

     On July 24, 1996, the Company's Board of Directors declared a dividend for the second quarter of $0.30 per share or $1,731,000 payable on August 14, 1996 to Stockholders of record at the close of business on August 5, 1996. Such dividends will be made from the Company's cash reserves at June 30, 1996 combined with the dividends received from the Associated Companies as was discussed in Note 3.

                            GLENBOROUGH HOTEL GROUP

                           CONSOLIDATED BALANCE SHEET
                        AS OF JUNE 30, 1996 (UNAUDITED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                      JUNE 30,
                                                                                        1996
                                                                                      --------
ASSETS
  Rental property and equipment, net of accumulated depreciation of $101............   $  184
  Investments in management contracts, net..........................................      468
  Cash and cash equivalents.........................................................      422
  Investment in Atlantic Pacific Assurance Company, Limited.........................      755
  Other assets......................................................................      494
                                                                                       ------
          Total Assets..............................................................   $2,323
                                                                                       ======
LIABILITIES
  Mortgage loan.....................................................................   $   73
  Accrued lease expense.............................................................      286
  Other liabilities.................................................................      309
                                                                                       ------
     Total liabilities..............................................................      668
                                                                                       ------
STOCKHOLDERS' EQUITY
  Common stock (1,000 shares).......................................................       20
  Non-Voting preferred stock (50 shares)............................................       --
  Additional paid-in capital........................................................    1,568
  Retained earnings.................................................................       67
                                                                                       ------
     Total stockholders' equity.....................................................    1,655
                                                                                       ------
          Total Liabilities and Stockholders' Equity................................   $2,323
                                                                                       ======

   The accompanying notes are an integral part of these financial statements.

                            GLENBOROUGH HOTEL GROUP

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1996
                           (UNAUDITED, IN THOUSANDS)

                                                                      THREE MONTHS     SIX MONTHS
                                                                         ENDED           ENDED
                                                                        JUNE 30,        JUNE 30,
                                                                          1996            1996
                                                                      ------------     ----------
REVENUES
  Room revenue......................................................     $1,669          $3,584
  Fees and reimbursements...........................................        633           1,183
  Other revenue.....................................................        160             239
                                                                         ------          ------
       Total revenue................................................      2,462           5,006
                                                                         ------          ------
EXPENSES
  Leased Hotel Properties
     Room expenses..................................................        416             992
     Lease payments to an affiliate.................................        585           1,268
     Sales and marketing to an affiliate............................        196             381
     Property general and administrative............................        206             369
     Other operating expenses.......................................        258             448
  Managed Hotel Properties
     Salaries and benefits..........................................        436             837
  Other Expenses
     General and administrative.....................................        235             466
     Depreciation and amortization..................................         24              49
     Interest expense...............................................          2               3
                                                                         ------          ------
       Total expense................................................      2,358           4,813
                                                                         ------          ------
Income from operations before provision for income taxes............        104             193
Provision for income taxes..........................................        (36)            (76)
                                                                         ------          ------
Net income..........................................................     $   68          $  117
                                                                         ======          ======

   The accompanying notes are an integral part of these financial statements.

                            GLENBOROUGH HOTEL GROUP

                        CONSOLIDATED STATEMENT OF EQUITY
                     FOR THE SIX MONTHS ENDED JUNE 30, 1996
                       (UNAUDITED, DOLLARS IN THOUSANDS)

                                      PREFERRED STOCK     COMMON STOCK
                                      ---------------    ---------------    ADDITIONAL    RETAINED
                                                 PAR                PAR      PAID-IN      EARNINGS
                                      SHARES    VALUE    SHARES    VALUE     CAPITAL      (DEFICIT)   TOTAL
                                      ------    -----    ------    -----    ----------    --------    ------
Balance at December 31, 1995.......     50       $--     1,000      $20       $1,368        $ --      $1,388
Additional paid-in capital.........     --        --        --       --          200          --         200
Dividends..........................     --        --        --       --           --         (50)        (50)
Net income.........................     --        --        --       --           --         117         117
                                        --        --
                                                         -----      ---       ------         ---      ------
Balance at June 30, 1996...........     50       $--     1,000      $20       $1,568        $ 67      $1,655
                                        ==        ==     =====      ===       ======         ===      ======

   The accompanying notes are an integral part of these financial statements.

                            GLENBOROUGH HOTEL GROUP

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1996
                           (UNAUDITED, IN THOUSANDS)

                                                                                   SIX MONTHS
                                                                                     ENDED
                                                                                    JUNE 30,
                                                                                      1996
                                                                                  ------------
Cash flows from operating activities:
  Net income..................................................................        $117
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization............................................          49
     Changes in certain assets and liabilities................................          96
                                                                                      ----
     Net cash provided by operating activities................................         262
                                                                                      ----
Cash flows from investing activities:
  Additions to rental property and equipment..................................         (10)
                                                                                      ----
  Net cash used for investing activities......................................         (10)
                                                                                      ----
Cash flows from financing activities:
  Capital contributions.......................................................         200
  Dividends...................................................................         (50)
  Repayment of borrowings.....................................................         (13)
                                                                                      ----
  Net cash provided by financing activities...................................         137
                                                                                      ----
  Net increase in cash........................................................         389
  Cash and cash equivalents at beginning of period............................          33
                                                                                      ----
  Cash and cash equivalents at end of period..................................        $422
                                                                                      ====
Supplemental disclosure of cash flow information:
     Cash paid for interest...................................................        $  3
                                                                                      ====

   The accompanying notes are an integral part of these financial statements.

                            GLENBOROUGH HOTEL GROUP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1996
                                  (UNAUDITED)

NOTE 1.  ORGANIZATION

     Glenborough Hotel Group ("GHG") was organized in the state of Nevada on September 23, 1991. GHG currently operates hotel properties owned by Glenborough Realty Trust Incorporated ("GRT") under three separate percentage leases and manages three hotel properties owned by two partnerships whose managing general partner is Glenborough Corporation. GRT owns 100% of the 50 shares of non-voting preferred stock of GHG and three individuals, including one executive officer of GRT, each own 33 1/3% of the 1,000 shares of voting common stock of GHG.

     GHG also owns approximately 80% of the common stock of Resort Group, Inc. ("RGI"). RGI manages homeowners associations and rental pools for two beachfront resort condominium hotel properties and owns six units at one of the properties. GHG receives 100% of the earnings of RGI and consolidates its operations with its own.

     GHG also owns 94% of the outstanding common stock of Atlantic Pacific Holdings, Ltd., the sole owner of 100% of the common stock of Atlantic Pacific Assurance Company, Limited ("APAC"), a Bermuda corporation formed to underwrite certain insurable risks of certain of GRT's predecessor partnerships and related entities. APAC no longer underwrites any business and is expected to be liquidated in 1997. GHG accounts for its investment in APAC using the cost method due to its anticipated liquidation.

     In the opinion of management, the accompanying unaudited financial statements contain all adjustments (consisting only of normal accruals) necessary to present fairly, the financial position and consolidated results of operations of GHG as of June 30, 1996 and for the period then ended.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation -- The accompanying financial statements present the consolidated financial position of GHG and RGI as of June 30, 1996 and the consolidated results of operations and cash flows of GHG and RGI for the six months ended June 30, 1996. All intercompany transactions, receivables and payables have been eliminated in the consolidation.

     Pervasiveness of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the results of operations during the reporting period. Actual results could differ from those estimates.

     Rental Property to be Held and Used -- Rental properties are stated at cost unless circumstances indicate that cost cannot be recovered, in which case, the carrying value of the property is reduced to estimated fair value.

     Depreciation is provided using the straight line method over the useful lives of the respective assets.

     Investments in Management Contracts -- Investments in management contracts are recorded at cost and are amortized on a straight-line basis over seven years.

     Cash Equivalents -- The Company considers short-term investments (including certificates of deposit) with a maturity of three months or less at the time of investment to be cash equivalents.

NOTE 3.  RENTAL PROPERTY, NET

     Rental property and equipment of $285,000, net of accumulated depreciation of $101,000 at June 30, 1996 represents the six condominium hotel units owned by RGI as well as furniture and fixtures in GHG's

                            GLENBOROUGH HOTEL GROUP

                                 JUNE 30, 1996
                                  (UNAUDITED)

corporate offices. The six units owned by RGI participate in a resort rental program on an "at will" basis, whereby there is no fixed term of participation. Such participation generated approximately $18,000 of net rental pool profit and approximate cash flow of $9,000 after deductions for capital reserves for the six months ended June 30, 1996.

NOTE 4.  INVESTMENTS IN MANAGEMENT CONTRACTS, NET

     Investments in management contracts reflect the unamortized portion of the management contracts RGI holds with the two beachfront resort condominium hotel properties for both management of the homeowners associations and the rental pool programs.

NOTE 5.  MORTGAGE LOAN

     Mortgage loan of $73,000 represents the debt secured by the six condominium hotel units owned by RGI. Such debt bears interest at 7% payable in monthly installments of principal and interest totaling $2,304 and matures June 30, 1999.

NOTE 6.  THE PERCENTAGE LEASES

     GHG is leasing the three hotels owned by GRT for a term of five years pursuant to percentage leases ("Percentage Leases") which provide for rent equal to the greater of the Base Rent (as defined in the lease) or a specified percentage of rent (the "Percentage Rent"). Each hotel is separately leased to GHG (the "lessee"). The lessee's ability to make rent payments will, to a large degree, depend on its ability to generate cash flow from the operations of the hotels. Each Percentage Lease contains the provisions described below.

     Each Percentage Lease has a non-cancelable term of five years, subject to earlier termination upon the occurrence of certain contingencies described in the Percentage Lease. The lessee under the Percentage Lease has one five-year renewal option at the then current fair market rent.

     During the term of each Percentage Lease, the lessee is obligated to pay the greater of Base Rent or Percentage Rent. Base Rent accrues and is required to be paid monthly in advance. Percentage Rent is calculated by multiplying fixed percentages by room revenues for each of the three hotels; the applicable percentage changes when revenue exceeds a specified threshold, and the threshold may be adjusted annually in accordance with changes in the applicable CPI. Percentage Rent is due quarterly.

     The table below sets forth the annual Base Rent and the Percentage Rent formulas for each of the three hotels.

                          HOTEL LEASE RENT PROVISIONS

                                   RENT
                                 INCURRED
                  INITIAL         FOR THE
                   ANNUAL       SIX MONTHS
                    BASE           ENDED
    HOTEL           RENT       JUNE 30, 1996               ANNUAL PERCENTAGE RENT FORMULAS
--------------    --------     -------------     ---------------------------------------------------
Ontario, CA       $240,000       $ 195,000       24% of the first $1,575,000 of room revenue plus
                                                   40% of room revenue above $1,575,000 and 5% of
                                                   other revenue
Arlington, TX      360,000         358,000       27% of the first $1,600,000 of room revenue plus
                                                   42% of room revenue above $1,600,000 and 5% of
                                                   other revenue
Tucson, AZ         600,000         715,000       40% of the first $1,350,000 of room revenue plus
                                                   46% of room revenue above $1,350,000 and 5% of
                                                   other revenue

                            GLENBOROUGH HOTEL GROUP

                                 JUNE 30, 1996
                                  (UNAUDITED)

     Other than real estate and personal property taxes, casualty insurance, a fixed capital improvement allowance and maintenance of underground utilities and structural elements, which are the responsibility of GRT, the Percentage Leases require the Lessee to pay rent, insurance, all costs, salaries, and expenses and all utility and other charges incurred in the operation of the hotels.

NOTE 7.  DECLARATION OF DIVIDENDS

     On April 23, 1996, the board of directors of GHG declared dividends for the first quarter of $50,000 of which $39,400 was made to GRT as the preferred stockholder and the balance to the holders of GHG's common stock.

     Only July 23, 1996, the board of directors of GHG declared dividends for the second quarter of $33,000 of which $27,000 will be made to GRT as the preferred stockholder and the balance to the holders of GHG's common stock.

                     GLENBOROUGH REALTY TRUST INCORPORATED

                 AS ADJUSTED CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited as adjusted statements of operations have been prepared to reflect the Consolidation and related transactions as if the transactions had occurred on January 1, 1995. These unaudited statements should be read in conjunction with the financial statements and notes thereto of the Company, the GRT Predecessor Entities and the GPA Properties included elsewhere in this prospectus. In the opinion of management, all adjustments necessary to reflect the effects of the transactions have been made.

     The as adjusted information is unaudited and is not necessarily indicative of the consolidated results which would have occurred if the transactions had been consummated in the year presented, or on any particular date in the future, nor does it purport to represent the financial position, results of operations or changes in cash flows for future periods.

                     GLENBOROUGH REALTY TRUST INCORPORATED

               AS ADJUSTED CONSOLIDATING STATEMENT OF OPERATIONS
   FOR THE YEAR ENDED DECEMBER 31, 1995 WITH AS ADJUSTED CONSOLIDATED TOTALS FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND THE YEAR ENDED DECEMBER 31, 1994
              (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 YEAR ENDED DECEMBER 31, 1995
                                  ------------------------------------------------------------------------------------------
                                    GLENBOROUGH    AS ADJUSTED                                                  DEBT PAY
                                   REALTY TRUST    HISTORICAL       HOTEL       MANAGEMENT         GPA          DOWN AND
                                  INCORPORATED(A)  COMBINED(B)  OPERATIONS(C)  OPERATIONS(D)  PROPERTIES(E)  REFINANCINGS(F)
                                  ---------------  -----------  -------------  -------------  -------------  ---------------
REVENUES:
  Rental revenues...............       $  --         $ 9,189       $ 2,182        $    --        $ 2,101          $  --
  Management fee income.........          --             260            --             --             --             --
  Interest and other income.....          --             982            --             --             --             --
  Equity in earnings of
    Associated Companies........          --              --            32          1,659             --             --
                                      ------       -----------      ------         ------         ------         ------
        Total revenue...........          --          10,431         2,214          1,659          2,101             --
                                      ------       -----------      ------         ------         ------         ------
OPERATING EXPENSES:
  Operating expenses............          --           3,698           363             --             --             --
  General and administrative....          --             953            --             --             --             --
  Depreciation and
    amortization................          --           2,488           944             --             --             --
  Interest expense..............          --           1,993            --             --             --            774
  Loss provision................          --             863            --             --             --             --
                                      ------       -----------      ------         ------         ------         ------
  Total operating expenses......          --           9,995         1,307             --             --            774
                                      ------       -----------      ------         ------         ------         ------
  Income from operations before
    minority interest...........          --             436           907          1,659          2,101           (774)
                                      ------       -----------      ------         ------         ------         ------
  Minority interest.............          --              --            --             --             --             --
                                      ------       -----------      ------         ------         ------         ------
  Net income excluding
    consolidation costs.........          --             436           907          1,659          2,101           (774)
  Consolidation and litigation
    costs.......................          --              --            --             --             --             --
                                      ------       -----------      ------         ------         ------         ------
  Net income (loss) including
    Consolidation costs.........       $  --         $   436       $   907        $ 1,659        $ 2,101          $(774)
                                  ==============   ============ ============   ============   ============   ==============
  Net income per share excluding
    Consolidation costs.........
  Net loss per share............
  Weighted average shares
    outstanding(k)..............


                                               GLENBOROUGH    SIX MONTHS
                                     OTHER     REALTY TRUST     ENDED       YEAR ENDED
                                   PRO-FORMA   INCORPORATED    JUNE 30,    DECEMBER 31,
                                  ADJUSTMENTS  CONSOLIDATED      1995          1994
                                  -----------  ------------  ------------  ------------
REVENUES:
  Rental revenues...............     $  --      $   13,472    $    6,728    $   12,867
  Management fee income.........        --             260           147           260
  Interest and other income.....        --             982           517         1,109
  Equity in earnings of
    Associated Companies........        --           1,691           930         1,649
                                  -----------  ------------  ------------  ------------
        Total revenue...........        --          16,405         8,322        15,885
                                  -----------  ------------  ------------  ------------
OPERATING EXPENSES:
  Operating expenses............        --           4,061         1,975         3,673
  General and administrative....        30(g)          983           491           954
  Depreciation and
    amortization................       222(h)        3,654         1,871         3,442
  Interest expense..............        --           2,767         1,383         2,767
  Loss provision................        --             863            --           533
                                  -----------  ------------  ------------  ------------
  Total operating expenses......       252          12,328         5,720        11,369
                                  -----------  ------------  ------------  ------------
  Income from operations before
    minority interest...........      (252)          4,077         2,602         4,516
                                  -----------  ------------  ------------  ------------
  Minority interest.............      (281)(i)        (281)         (179)         (372)
                                  -----------  ------------  ------------  ------------
  Net income excluding
    consolidation costs.........      (533)          3,796         2,423         4,144
  Consolidation and litigation
    costs.......................        --              --            --        (7,237)
                                  -----------  ------------  ------------  ------------
  Net income (loss) including
    Consolidation costs.........     $(533)     $    3,796    $    2,423    $   (3,093)(j)
                                  ===========  ===========   ============  ============
  Net income per share excluding
    Consolidation costs.........                $     0.66    $     0.42    $     0.72
                                               ===========   ============  ============
  Net loss per share............                $     0.66    $     0.42    $    (0.54)
                                               ===========   ============  ============
  Weighted average shares
    outstanding(k)..............                 5,753,709     5,753,709     5,753,709
                                               ===========   ============  ============

                     GLENBOROUGH REALTY TRUST INCORPORATED

                            NOTES AND ADJUSTMENTS TO
               AS ADJUSTED CONSOLIDATING STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                           (UNAUDITED, IN THOUSANDS)

a)  Not applicable as the Company had no operations prior to the Consolidation.

b) Reflects the as adjusted historical combined statements of operations of the Partnerships and GC. See as adjusted historical combining statement of operations.

c) Reflects (i) estimated revenues and expenses related to the Company's hotels leased to and operated by GHG and (ii) the Company's equity in GHG's earnings. See as adjusted statement of hotel lessor operations and statement of operations for GHG.

d) Reflects the Company's equity in the earnings of GRC of approximately $449 and GIRC of approximately $1,210.

e) Reflects the historical revenues and expenses of the GPA properties acquired.

f) Reflects a net increase in interest expense resulting from the refinancing of mortgage loans and other notes payable with borrowings of (i) $20,000 on a secured bank line with an investment bank, (ii) $10,000 on secured lines of credit with a bank and (iii) $2,650 of secured loan with a bank. The $20,000 secured bank line has a term of ten years and bears a fixed interest rate of 7.57%. The $10,000 secured bank line of credit has a term of three years and bears a variable interest rate at LIBOR plus 2.365% (7.88% at December 31, 1995). The secured loan with a bank has a term of 10 years and bears a fixed interest rate of 7.75%. The net increase in interest expense is comprised of the following:

    Increase due to new borrowings on secured bank lines, lines of credit and
      loans..................................................................    $ 2,507
    Increase due to amortization of new loan origination fees................        177
    Reduction due to repayment of mortgage loans and other notes payable.....     (1,910)
                                                                                 -------
      Net increase...........................................................    $   774
                                                                                 =======

g)  Reflects estimated state income and franchise taxes.

h) Reflects estimated depreciation and amortization of the GPA Properties acquired, based upon asset lives of 40 years.

i) Reflects GPA's approximate 13.63% ownership interest in the operations of the Operating Partnership. GPA's minority interest is calculated as follows;

    Pro forma income before minority interest of the Company.................    $ 4,077
    Add Company expenses before Consolidation................................        983
    Equity in earnings of Associated Companies and management fees earned by
      the Company............................................................     (1,951)
    Less fees paid by the Operating Partnership to the Company...............     (1,047)
                                                                                 -------
    Pro forma income from operations of the Operating Partnership............    $ 2,062
                                                                                 =======
      GPA's minority interest................................................    $   281
                                                                                 =======

j) Reflects the estimated Consolidation and litigation costs incurred by the Company and expensed in its first year of operations.

k) Represents the weighted average shares outstanding assuming that GPA's Units in the Operating Partnership are not converted into Common Stock of the Company.

                     GLENBOROUGH REALTY TRUST INCORPORATED

            AS ADJUSTED HISTORICAL COMBINING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                           (UNAUDITED, IN THOUSANDS)

                                    1995                                                                     AS ADJUSTED
                                 HISTORICAL        HOTEL        MANAGEMENT      INTERNALIZE       OTHER      HISTORICAL
                                 COMBINED(A)   OPERATIONS(B)   OPERATIONS(C)   MANAGEMENT(D)   ADJUSTMENTS    COMBINED
                                 -----------   -------------   -------------   -------------   -----------   -----------
REVENUES:
  Rental revenues..............    $15,454        $(6,265)       $      --         $  --         $    --       $ 9,189
  Fee and reimbursements.......     16,019             --          (16,019)           --             260(f)        260
  Interest and other...........      2,698           (302)            (560)           --            (854)(e)       982
                                   -------        -------         --------         -----         -------        ------
        Total revenues.........     34,171         (6,567)         (16,579)           --            (594)       10,431
                                   -------        -------         --------         -----         -------        ------
EXPENSES:
  Operating....................      8,576         (4,998)              --           120              --         3,698
  General and administrative...     15,947             --          (14,361)         (633)             --           953
  Depreciation and
    amortization...............      4,762           (944)          (1,487)           --             157(f)      2,488
  Interest expense.............      2,129             --           (1,439)           --           1,303 (e)(g     1,993
  Loss provision...............      1,876             --           (1,013)           --              --           863
                                   -------        -------         --------         -----         -------        ------
        Total expenses.........     33,290         (5,942)         (18,300)         (513)          1,460         9,995
                                   -------        -------         --------         -----         -------        ------
  Operating income (loss)......        881           (625)           1,721           513          (2,054)          436
                                   -------        -------         --------         -----         -------        ------
  Income taxes.................       (357)            --              357            --              --            --
                                   -------        -------         --------         -----         -------        ------
  Net income (loss)............    $   524        $  (625)       $   2,078         $ 513         $(2,054)      $   436
                                   =======        =======         ========         =====         =======        ======

                     GLENBOROUGH REALTY TRUST INCORPORATED

                            NOTES AND ADJUSTMENTS TO
            AS ADJUSTED HISTORICAL COMBINING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                           (UNAUDITED, IN THOUSANDS)

a) Reflects the historical combined operations of the GRT Predecessor Entities. See combined financial statements of the GRT Predecessor Entities.

b) Reflects the elimination of historical revenues and expenses of the three hotels (Arlington, Tucson and Ontario) owned by the Company, that are leased to and operated by GHG.

c) Represents the elimination of certain revenues and expenses that are included in GC's historical statements of operations due to the internalization of management.

d) Further reflects the internalization of management including (i) property administration costs that were reimbursed to GC by the Participating Partnerships, but excluded by elimination of intercompany transactions in the historical combined financial statements of the GRT Predecessor Entities and (ii) a reduction of general and administrative expenses (including legal, accounting and investor relations) resulting from the Consolidation and internalization of management.

e) Represents the elimination of interest income and expense related to the Finley note receivable and related mortgage debt that were repaid in April 1995.

f) Reflects management fees related to Glenborough Institutional Fund I that are earned by the Company that were previously earned by GC and amortization of the related management contract.

g) Reflects the historical interest expense related to notes payable contributed by GC.

                     GLENBOROUGH REALTY TRUST INCORPORATED

                AS ADJUSTED STATEMENT OF HOTEL LESSOR OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                           (UNAUDITED, IN THOUSANDS)

                                                            LEASE             OTHER
                                                        ADJUSTMENTS(A)     ADJUSTMENTS     AS ADJUSTED
                                                        --------------     -----------     -----------
REVENUES:
  Rental revenues.....................................      $2,182            $  --          $ 2,182
  Equity in earnings of GHG...........................          --               32(b)            32
                                                            ------             ----           ------
          Total revenues..............................       2,182               32            2,214
                                                            ------             ----           ------
EXPENSES:
  Operating...........................................         275               88(c)           363
  Depreciation and amortization.......................         944               --              944
                                                            ------             ----           ------
          Total expenses..............................       1,219               88            1,307
                                                            ------             ----           ------
  Net income (loss)...................................      $  963            $ (56)         $   907
                                                            ======             ====           ======

                     GLENBOROUGH REALTY TRUST INCORPORATED

                            NOTES AND ADJUSTMENTS TO
                AS ADJUSTED STATEMENT OF HOTEL LESSOR OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                           (UNAUDITED, IN THOUSANDS)

a) Reflects the estimated lease payments, property taxes and depreciation and amortization associated with the hotels owned by the Company and leased to and operated by GHG. See as adjusted statement of operations for GHG.

b) Reflects the Company's equity in earnings of GHG. See as adjusted statement of operations for GHG.

c) Reflects management fees to be paid by the Company to GHG. GHG will provide fee management services related to the Irving hotel.

                            GLENBOROUGH HOTEL GROUP

                      AS ADJUSTED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                           (UNAUDITED, IN THOUSANDS)

                                                                                     AS ADJUSTED
                                       HISTORICAL(A)                 --------------------------------------------
                          ----------------------------------------       LEASE           OTHER        AS ADJUSTED
                          ARLINGTON   TUCSON   ONTARIO   SUB-TOTAL   ADJUSTMENTS(B)   ADJUSTMENTS         GHG
                          ---------   ------   -------   ---------   --------------   -----------     -----------
REVENUES:
  Room revenues.........   $ 2,210    $2,667   $ 1,388    $ 6,265        $   --         $    --         $ 6,265
  Management fees.......        --        --        --         --            --           2,225(c)        2,225
  Interest and other....        97       121        84        302            --              --             302
                            ------    ------    ------     ------        ------          ------          ------
  Total revenues........     2,307     2,788     1,472      6,567            --           2,225           8,792
                            ------    ------    ------     ------        ------          ------          ------
EXPENSES:
  Operating.............     1,113     1,225       869      3,207          (275)           (644)(d)       2,288
  Salaries &
     administration.....       615       635       541      1,791            --           2,320(e)        4,111
  Depreciation and
     amortization.......       325       386       233        944          (944)             87(f)           87
  Interest..............        --        --        --         --            --               9               9
  Lease expense.........        --        --        --         --         2,182              --           2,182
                            ------    ------    ------     ------        ------          ------          ------
  Total operating
     expenses...........     2,053     2,246     1,643      5,942           963           1,772           8,677
                            ------    ------    ------     ------        ------          ------          ------
  Operating income
     (loss).............       254       542      (171)       625          (963)            453             115
  Income taxes..........        --        --        --         --            --             (46)(g)         (46)
                            ------    ------    ------     ------        ------          ------          ------
  Income before minority
     interest...........       254       542      (171)       625          (963)            407              69
  Minority interest.....        --        --        --         --            --             (36)(h)         (36)
                            ------    ------    ------     ------        ------          ------          ------
  Net income (loss).....   $   254    $  542   $  (171)   $   625        $ (963)        $   371         $    33
                            ======    ======    ======     ======        ======          ======          ======
  Preferred stock
     dividends..........                                                                                $    98(i)
                                                                                                         ======
  Common stock
     dividends..........                                                                                $    23
                                                                                                         ======

                            GLENBOROUGH HOTEL GROUP

         NOTES AND ADJUSTMENTS TO AS ADJUSTED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
          (UNAUDITED, DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

a) Reflects the historical operations of the three hotels (Arlington, Tucson and Ontario) owned by the Company that are leased to and operated by GHG.

b) Reflects the estimated lease payments, property taxes and depreciation and amortization associated with the hotels owned by the Company that will be included in the operations of the Company. See as adjusted statement of hotel lessor operations for the Company.

c) Reflects management fees of $718 and reimbursement of salaries of $1,507 associated with fee management services provided to third parties and the Company related to the contracts owned by Resort Group, the Irving hotel and the OIF 9 Hotels. The estimated fees and reimbursements are comprised of the following:

    Resort Group, Inc.:
      Casa Del Mar............................................................    $  347
      Coral Cay...............................................................        73
      Irving Hotel............................................................       514
      OIF 9 Hotels............................................................     1,291
                                                                                  ------
              Total...........................................................    $2,225
                                                                                  ======

d) Reflects the elimination of historical management fees paid by the three hotels (Arlington. Tucson and Ontario) owned by the Company resulting from the internalization of hotel management.

e) Reflects an increase in general and administrative expenses, including salaries, associated with operating as a separate entity and fee management services provided the third parties by GHG. Under the prior ownership structure general and administrative expenses were recorded at the partnership level and not at the property operating level. The increase consists of the following:

    Reimbursable salaries and benefits.......................................    $ 1,507
    Corporate and administrative salaries and benefits.......................        546
    Rent and other overhead, including utilities.............................         95
    Resort Group expenses....................................................         20
    General and administrative expenses, including accounting, legal and
      directors fees.........................................................        152
                                                                                  ------
              Total..........................................................    $ 2,320
                                                                                  ======

f) Reflects estimated depreciation for the year ended December 31, 1995 of furniture, equipment and buildings of $3 that will be owned by GHG, and amortization of the contracts owned by Resort Group, Inc. of $84.

g)  Reflects estimated income tax expense of GHG.

h) Reflects the approximately 20% minority ownership interest in the Resort Group held by an unaffiliated third party.

i) Reflects estimated dividends paid by GHG equal to $600 a share plus 75% of any remaining cash flow. The primary source of dividends paid by GHG will be cash flow from operations which is in excess of GHG's earnings.

                            GLENBOROUGH CORPORATION

                      AS ADJUSTED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                           (UNAUDITED, IN THOUSANDS)

                               AS ADJUSTED                                                                                  AS
                               MANAGEMENT       EXPIRED       PARTICIPATING     HOTEL        RANCON         OTHER        ADJUSTED
                              OPERATIONS(A)   CONTRACTS(B)   PARTNERSHIPS(C)   GROUP(D)   CONTRACTS(E)   ADJUSTMENTS        GC
                              -------------   ------------   ---------------   --------   ------------   -----------     --------
REVENUES:
  Fees and reimbursements...     $16,019        $ (1,036)        $  (186)      $(4,331 )    $ (5,863)       $  --         $4,603
  Interest and other........         560            (336)            (98)          (29 )          --           --             97
                                 -------         -------          ------       -------       -------        -----         ------
  Total revenues............      16,579          (1,372)           (284)       (4,360 )      (5,863)          --          4,700
                                 -------         -------          ------       -------       -------        -----         ------
EXPENSES:
  Salaries &
    administration..........      14,361          (3,192)           (697)       (3,862 )      (3,118)          12(f)       3,504
  Depreciation &
    amortization............       1,487            (562)           (121)          (87 )        (717)         284(g)         284
  Interest expense..........       1,439              --          (1,438)           --            --           79(h)          80
  Loss provision............       1,013          (1,013)             --            --            --           --             --
                                 -------         -------          ------       -------       -------        -----         ------
  Total expenses............      18,300          (4,767)         (2,256)       (3,949 )      (3,835)         375          3,868
                                 -------         -------          ------       -------       -------        -----         ------
  Income (loss) before taxes
    and extraordinary
    items...................      (1,721)          3,395           1,972          (411 )      (2,028)        (375)           832
  Income taxes..............        (357)             --              --            --            --           24(i)        (333)
                                 -------         -------          ------       -------       -------        -----         ------
  Income (loss) before
    extraordinary items.....      (2,078)          3,395           1,972          (411 )      (2,028)        (351)           499
  Extraordinary items.......          --              --              --            --            --           --             --
                                 -------         -------          ------       -------       -------        -----         ------
  Net income (loss).........     $(2,078)       $  3,395         $ 1,972       $  (411 )    $ (2,028)       $(351)        $  499
                                 =======         =======          ======       =======       =======        =====         ======
  Preferred stock
    dividends...............                                                                                              $  745(j)
                                                                                                                          ======
  Common stock dividends....                                                                                              $   38
                                                                                                                          ======

                            GLENBOROUGH CORPORATION

         NOTES AND ADJUSTMENTS TO AS ADJUSTED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
          (UNAUDITED, DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

a) Reflects the as adjusted consolidated historical management operations of GC, GHG and GIRC.

b) Reflects the historical revenues and expenses associated with certain management contracts which expired prior to the date of Consolidation.

c) Reflects the historical revenues and expenses associated with management services provided to the Partnerships by GC which were eliminated as a result of the internalization of management.

d) Reflects the historical revenues and expenses associated with hotel management services provided to the Partnerships by GC and it's subsidiaries which were eliminated as a result of the internalization of management or are now incurred by GHG, an unconsolidated subsidiary of the Company.

e) Reflects actual revenues and expenses, including salaries, benefits and other administrative costs related to the Rancon Contracts that were purchased by GC on January 1, 1995 and that were contributed to GIRC by the Company. On a historical basis such revenues and expenses were included in the operations of GC.

f) Reflects an estimated net increase of salaries and general and administrative expenses (including legal, accounting and office expenses) resulting from the Consolidation. The net increase consists of the following:

    Net increase in general and administrative expenses,
      including accounting, legal and directors fees..............................  $100
    Reduction of officers' salaries...............................................   (88)
                                                                                    ----
      Total.......................................................................  $ 12
                                                                                    ====

g) Reflects the estimated depreciation and amortization related to furniture and equipment and the estimated amortization of contracts.

h) Reflects the estimated interest associated with the note payable of $1,000 contributed to GC by the Company. The note payable bears interest at 9%, with interest only payments, and matures in March of 1998.

i)   Reflects estimated decrease in income tax expense of GC.

j) Reflects dividends paid by GC equal of $0.80 per share plus 95% of any remaining cash flow. The primary source of dividends paid by GC is cash flow from operations which is in excess of GC's earnings.

                     GLENBOROUGH INLAND REALTY INCORPORATED

                      AS ADJUSTED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                           (UNAUDITED, IN THOUSANDS)

                                                            RANCON            OTHER        AS ADJUSTED
                                                        ADJUSTMENTS(A)     ADJUSTMENTS        GIRC
                                                        --------------     -----------     -----------
REVENUES:
  Fees and reimbursements.............................      $5,863            $  --          $ 5,863
  Interest and other..................................          --               --               --
                                                            ------            -----           ------
     Total revenues...................................       5,863               --            5,863
                                                            ------            -----           ------
EXPENSES:
  Salaries & administration...........................       3,118             (224)(b)        2,894
  Depreciation and amortization.......................         717               30(c)           747
  Interest expense....................................          --              101(d)           101
  Provision for loss on investment....................          --               --               --
                                                            ------            -----           ------
  Total expenses......................................       3,835              (93)           3,742
                                                            ------            -----           ------
  Income (loss) before taxes..........................       2,028               93            2,121
  Income taxes........................................          --             (848)(e)         (848)
                                                            ------            -----           ------
  Net income (loss)...................................      $2,028            $(755)         $ 1,273
                                                            ======            =====           ======
  Preferred stock dividends...........................                                       $ 1,919(f)
                                                                                              ======
                                                                                             $   100
  Common stock dividends..............................                                        ======

                     GLENBOROUGH INLAND REALTY CORPORATION

         NOTES AND ADJUSTMENTS TO AS ADJUSTED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
          (UNAUDITED, DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

a) Reflects the historical management fees and expenses related to the Rancon Contracts with a carrying value of $6,813 contributed to GIRC by the Company.

b) Reflects an estimated reduction of salaries, benefits and other expenses resulting primarily from reductions in officers' salaries resulting from the Consolidation.

c) Reflects estimated depreciation of furniture and equipment contributed to GIRC by the Company.

d) Reflects the estimated interest expense associated with a note payable consisting of $2,566 contributed to GIRC by the Company and $2,100 related to the acquisition of certain land parcels. The notes payable bears interest at 9%, with interest only payments, and matures in March of 1998.

e)  Reflects estimated income tax expense of GIRC.

f) Reflects estimated dividends paid by GIRC equal to $0.80 per share plus 95% of any remaining cash flow. The primary source of dividends paid by GIRC is cash flow from operations which is in excess of GIRC's earnings.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of

     Glenborough Realty Trust Incorporated:

     We have audited the accompanying combined statements of revenues and certain expenses of the GPA Properties, as defined in Note 1, for the years ended December 31, 1995, 1994, and 1993. These combined financial statements are the responsibility of the management of the Company. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The accompanying combined statements of revenues and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1, and are not intended to be a complete presentation of the revenues and expenses of the GPA Properties.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the revenues and certain expenses of the GPA Properties for the years ended December 31, 1995, 1994 and 1993, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

San Francisco, California
July 9, 1996

                                 GPA PROPERTIES

              COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES
             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993
                                 (IN THOUSANDS)

                                                                    1995       1994       1993
                                                                   ------     ------     ------
REVENUES.........................................................  $2,101     $2,043     $2,075
CERTAIN EXPENSES.................................................      --         --         --
                                                                   ------     ------     ------
REVENUE IN EXCESS OF CERTAIN EXPENSES............................  $2,101     $2,043     $2,075
                                                                   ======     ======     ======

         The accompanying notes are an integral part of this statement.

                                 GPA PROPERTIES

         NOTES TO COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES
             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993

1.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BUSINESS

     The accompanying combined financial statements include the operations (see "Basis of Presentation" below) of four industrial properties (the "GPA Properties"), owned through December 31, 1995, by parties related to Glenborough Realty Trust Incorporated (the "Company") and Glenborough Properties, L.P. (the "Operating Partnership").

     The Company, through the Operating Partnership, and subject to outstanding liabilities, acquired the following properties on December 31, 1995:

     PROPERTY NAME                LOCATION                        DESCRIPTION
-----------------------    -----------------------    -----------------------------------
J.I. Case..............    Memphis, Tennessee         A 206,000 square foot light
                                                      industrial warehouse
J.I. Case..............    Kansas City, Kansas        A 200,000 square foot light
                                                      industrial warehouse
Navistar...............    West Chicago, Illinois     A 474,000 square foot light
                                                      industrial warehouse
Navistar...............    Baltimore, Maryland        A 274,000 square foot light
                                                      industrial warehouse

BASIS OF PRESENTATION

     The accompanying combined financial statements are not representative of the actual operations of the GPA Properties for the periods presented. Certain expenses may not be comparable to the expenses expected to be incurred by the Company in the proposed future operations of the GPA Properties. The Company is not aware of any material factors relating to the GPA Properties that would cause the reported financial information not to be indicative of future operating results. Excluded expenses consist of property management fees, interest, depreciation and amortization and other costs not directly related to the future operations of the GPA Properties.

     These combined financial statements have been prepared for the purpose of complying with certain rules and regulations of the Securities and Exchange Commission in connection with a proposed offering of common stock by the Company.

REVENUE RECOGNITION

     All leases of the GPA Properties are classified as operating leases, with rental revenue recognized on a straight-line basis over the terms of the leases.

                                 GPA PROPERTIES

                  NOTES TO COMBINED STATEMENTS OF REVENUES AND
                        CERTAIN EXPENSES -- (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

2.  LEASING ACTIVITY:

     Combined future minimum rentals due under non-cancelable operating leases with tenants for the GPA Properties are as follows (in thousands):

                                     YEAR                                    AMOUNT
        ---------------------------------------------------------------  --------------
        1996...........................................................     $  2,101
        1997...........................................................        2,101
        1998...........................................................        2,101
        1999...........................................................        2,101
        2000...........................................................        2,101
        Thereafter.....................................................        6,654
                                                                             -------
                                                                            $ 17,159
                                                                             =======

     For the three years ended December 31, 1995, 1994, 1993, 100% of rental income on the GPA Properties was received from two tenants.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of

     Glenborough Realty Trust Incorporated:

     We have audited the accompanying statements of revenues and certain expenses of the UCT Property, as defined in Note 1, for the years ended December 31, 1995, 1994 and 1993. These financial statements are the responsibility of the management of the company. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The accompanying statements of revenues and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1, and are not intended to be a complete presentation of the revenues and expenses of the UCT Property.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the revenues and certain expenses of the UCT Property for the years ended December 31, 1995, 1994 and 1993, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

San Francisco, California
July 9, 1996

                     GLENBOROUGH REALTY TRUST INCORPORATED

                STATEMENTS OF REVENUES AND CERTAIN EXPENSES FOR
                                THE UCT PROPERTY
               FOR THE SIX MONTHS ENDED JUNE 30, 1996 (UNAUDITED)
              AND THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                 (IN THOUSANDS)

                                                                               YEARS ENDED
                                                                               DECEMBER 31,
                                                                       ----------------------------
                                                                        1995       1994       1993
                                                 SIX MONTHS ENDED      ------     ------     ------
                                                  JUNE 30, 1996
                                                ------------------
                                                   (UNAUDITED)
REVENUES......................................        $2,122           $4,239     $4,073     $4,024
CERTAIN EXPENSES:
  Operating...................................           678            1,579      1,474      1,435
  Real estate taxes...........................           260              463        475        453
                                                      ------           ------     ------     ------
                                                         938            2,042      1,949      1,888
                                                      ------           ------     ------     ------
REVENUES IN EXCESS OF CERTAIN EXPENSES........        $1,184           $2,197     $2,124     $2,136
                                                      ======           ======     ======     ======

        The accompanying notes are an integral part of these statements.

                     GLENBOROUGH REALTY TRUST INCORPORATED

            NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES FOR
                                THE UCT PROPERTY
               FOR THE SIX MONTHS ENDED JUNE 30, 1996 (UNAUDITED)
              AND THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

1.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

PROPERTY ACQUIRED

     The accompanying statements of revenues and certain expenses include the operations (see "Basis of Presentation" below) of the UCT Property (the "Property") a property acquired by Glenborough Realty Trust Incorporated (the "Company"), from University Club Tower Associates, an affiliate of the Company.

BASIS OF PRESENTATION

     The accompanying statements of revenues and certain expenses are not representative of the actual operations of the Property for the periods presented. Certain expenses may not be comparable to the expenses expected to be incurred by the Company in the proposed future operations of the Property; however, the Company is not aware of any material factors relating to the acquired property that would cause the reported financial information not to be indicative of future operating results. Excluded expenses consist of property management fees, interest expense, depreciation and amortization and other costs not directly related to the future operations of the Property.

     These financial statements have been prepared for the purpose of complying with certain rules and regulations of the Securities and Exchange Commission in connection with a proposed offering of common stock by the Company.

     The financial information presented for the six months ended June 30, 1996 is not audited. In the opinion of management, the unaudited financial information contains all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the statements of revenues and certain expenses for the Property.

REVENUE RECOGNITION

     All leases are classified as operating leases, and rental revenue is recognized on a straight-line basis over the terms of the leases.

2.  LEASING ACTIVITY:

     The minimum future rental revenues from leases in effect as of April 1, 1996, for the remainder of 1996 and annually thereafter are as follows (in thousands)

                                       YEAR                                      AMOUNT
    ---------------------------------------------------------------------------  -------
    1996 (six months)..........................................................  $ 1,135
    1997.......................................................................    2,350
    1998.......................................................................    1,856
    1999.......................................................................    1,589
    2000.......................................................................    1,075
    2001.......................................................................      956
    Thereafter.................................................................    6,450
                                                                                 -------
              Total............................................................  $15,411
                                                                                 =======

     In addition to minimum rental payments, tenants pay reimbursements for their pro rata share of specified operating expenses, which amounted to $54 (unaudited), $169, $50 and $64 for the six months ended June 30, 1996, and the years ended December 31, 1995, 1994 and 1993 respectively. Certain leases contain options to renew.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of

     Glenborough Realty Trust Incorporated:

     We have audited the accompanying statement of revenues and certain expenses of the Bond Street Property, as defined in Note 1, for the year ended December 31, 1995. This financial statement is the responsibility of the management of the Company. Our responsibility is to express an opinion on this financial statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1, and is not intended to be a complete presentation of the revenues and expenses of the Bond Street Property.

     In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Bond Street Property for the year ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

San Francisco, California
July 9, 1996

                     GLENBOROUGH REALTY TRUST INCORPORATED

                STATEMENTS OF REVENUES AND CERTAIN EXPENSES FOR
                            THE BOND STREET PROPERTY
               FOR THE SIX MONTHS ENDED JUNE 30, 1996 (UNAUDITED)
                      AND THE YEAR ENDED DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                                                                        YEAR ENDED
                                                                                       DECEMBER 31,
                                                                                           1995
                                                                     SIX MONTHS        ------------
                                                                        ENDED
                                                                      JUNE 30,
                                                                        1996
                                                                   ---------------
                                                                     (UNAUDITED)
REVENUES.........................................................       $ 257              $631
CERTAIN EXPENSES:
  Operating......................................................          76               166
  Real estate taxes..............................................          33                75
                                                                       ------            ------
                                                                          109               241
                                                                       ------            ------
REVENUES IN EXCESS OF CERTAIN EXPENSES...........................       $ 148              $390
                                                                   ============        ==========

        The accompanying notes are an integral part of these statements.

                     GLENBOROUGH REALTY TRUST INCORPORATED

       NOTES TO COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES FOR
                            THE BOND STREET PROPERTY
               FOR THE SIX MONTHS ENDED JUNE 30, 1996 (UNAUDITED)
                      AND THE YEAR ENDED DECEMBER 31, 1995

1.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

PROPERTIES ACQUIRED


     The accompanying statements of revenues and certain expenses include the operations (see "Basis of Presentation" below) of the Bond Street Property (the "Property") a property acquired by Glenborough Realty Trust Incorporated (the "Company") from Glenborough Partners, an affiliate of the Company. The Bond Street Property was acquired by Glenborough Partners on December 29, 1994.


BASIS OF PRESENTATION

     The accompanying statements of revenues and certain expenses are not representative of the actual operations of the Property for the periods presented. Certain expenses may not be comparable to the expenses expected to be incurred by the Company in the proposed future operations of the Property; however, the Company is not aware of any material factors relating to the acquired property that would cause the reported financial information not to be indicative of future operating results. Excluded expenses consist of property management fees, interest expense, depreciation and amortization and other costs not directly related to the future operations of the Property.

     These financial statements have been prepared for the purpose of complying with certain rules and regulations of the Securities and Exchange Commission in connection with a proposed offering of common stock by the Company.

     The financial information presented for the six months ended June 30, 1996 is not audited. In the opinion of management, the unaudited financial information contains all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the combined statements of revenues and certain expenses for the Property.

REVENUE RECOGNITION

     All leases are classified as operating leases, and rental revenue is recognized on a straight-line basis over the terms of the leases.

2.  LEASING ACTIVITY:

     The minimum future rental revenues from leases in effect as of July 1, 1996, for the remainder of 1996 and annually thereafter are as follows (in thousands):

                                        YEAR                                  AMOUNT
        --------------------------------------------------------------------  -------
        1996 (six months)...................................................     $181
        1997................................................................      397
        1998................................................................      349
        1999................................................................      197
        2000................................................................      113
        2001................................................................       48
        Thereafter..........................................................        0
                                                                               ------
                                                                               $1,285
                                                                               ======

     In addition to minimum rental payments, certain tenants pay reimbursements for their pro rata share of specified operating expenses, which amounted to $2 (unaudited) for the three months ended June 30, 1996 and $0 for the year ended December 31, 1995. Certain leases contain options to renew.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of

     Glenborough Realty Trust Incorporated:

     We have audited the accompanying statement of revenues and certain expenses of the TRP Properties, as defined in Note 1, for the year ended December 31, 1995. This financial statement is the responsibility of the management of the Company. Our responsibility is to express an opinion on this financial statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1, and is not intended to be a complete presentation of the revenues and expenses of the TRP Properties.

     In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the TRP Properties for the year ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

San Francisco, California
July 9, 1996

                     GLENBOROUGH REALTY TRUST INCORPORATED

            COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES FOR
                               THE TRP PROPERTIES
               FOR THE SIX MONTHS ENDED JUNE 30, 1996 (UNAUDITED)
                      AND THE YEAR ENDED DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                                                                      YEAR ENDED
                                                                                   DECEMBER 31, 1995
                                                             SIX MONTHS ENDED      -----------------
                                                              JUNE 30, 1996
                                                            ------------------
                                                               (UNAUDITED)
REVENUES..................................................        $3,965                $ 7,336
CERTAIN EXPENSES:
  Operating...............................................           895                  1,854
  Real estate taxes.......................................           321                    694
                                                                  ------                 ------
                                                                   1,216                  2,548
                                                                  ------                 ------
REVENUES IN EXCESS OF CERTAIN EXPENSES....................        $2,749                $ 4,788
                                                                  ======                 ======

        The accompanying notes are an integral part of these statements.

                     GLENBOROUGH REALTY TRUST INCORPORATED

       NOTES TO COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES FOR
                               THE TRP PROPERTIES
               FOR THE SIX MONTHS ENDED JUNE 30, 1996 (UNAUDITED)
                      AND THE YEAR ENDED DECEMBER 31, 1995

1.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

PROPERTIES ACQUIRED

     The accompanying combined statements of revenues and certain expenses include the operations (see "Basis of Presentation" below) for eleven properties (the "Properties") to be acquired by Glenborough Realty Trust Incorporated (the "Company"), from Trust Realty Partners, an unaffiliated third party.

                                   NAME                                        TYPE
    -------------------------------------------------------------------  ----------------
    Auburn North.......................................................  Shopping Center
    One Professional Square............................................  Office
    Warner Village Medical Center......................................  Office
    The Globe Office Building..........................................  Office
    Rancho Bernardo R & D Center.......................................  Industrial
    Hoover Industrial Center...........................................  Industrial
    Walnut Creek Business Center.......................................  Industrial
    Mercantile I, II, III..............................................  Industrial
    Villa de Mission Apartments........................................  Multifamily
    Sahara Gardens Apartments..........................................  Multifamily

BASIS OF PRESENTATION

     The accompanying combined statements of revenues and certain expenses are not representative of the actual operations of the Properties for the periods presented. Certain expenses may not be comparable to the expenses expected to be incurred by the Company in the proposed future operations of the Properties; however, the Company is not aware of any material factors relating to these acquired properties that would cause the reported financial information not to be indicative of future operating results. Excluded expenses consist of property management fees, interest expense, depreciation and amortization and other costs not directly related to the future operations of the Properties.

     These financial statements have been prepared for the purpose of complying with certain rules and regulations of the Securities and Exchange Commission in connection with a proposed offering of common stock by the Company.

     The financial information presented for the six months ended June 30, 1996 is not audited. In the opinion of management of the seller, the unaudited financial information contains all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the combined statements of revenues and certain expenses for the Properties.

REVENUE RECOGNITION

     All leases are classified as operating leases, and rental revenue is recognized on a straight-line basis over the terms of the leases.

                     GLENBOROUGH REALTY TRUST INCORPORATED

       NOTES TO COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES FOR
                       THE TRP PROPERTIES -- (CONTINUED)
               FOR THE SIX MONTHS ENDED JUNE 30, 1996 (UNAUDITED)
                      AND THE YEAR ENDED DECEMBER 31, 1995

2.  LEASING ACTIVITY:

     The minimum future rental revenues from leases in effect as of July 1, 1996, for the remainder of 1996 and annually thereafter are as follows (in thousands):

    YEAR                                                                         AMOUNT
    -------------------------------------------------------------------------    -------
    1996 (six months)........................................................    $ 1,805
    1997.....................................................................      2,993
    1998.....................................................................      1,845
    1999.....................................................................      1,270
    2000.....................................................................        734
    2001.....................................................................        475
    Thereafter...............................................................      1,020
                                                                                 -------
                                                                                 $10,142
                                                                                 =======

     In addition to minimum rental payments, tenants pay reimbursements for their pro rata share of specified operating expenses, which amounted to $416 (unaudited) for the six months ended June 30, 1996 and $418 for the year ended December 31, 1995. Certain leases contain options to renew.

------------------------------------------------------
------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATIONS THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                          ---------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary...................     3
Summary Financial and Other Data.....     8
Risk Factors.........................    10
Formation of the Company.............    18
Recent Activities....................    20
Use of Proceeds......................    28
Distribution Policy..................    29
Capitalization.......................    30
Price Range of Common Stock and
  Distribution History...............    31
Selected Financial and Other Data....    32
Pro Forma Financial Information......    35
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................    42
Business and Properties..............    50
Certain Relationships and Related
  Transactions.......................    78
Management...........................    80
Securities Ownership of Certain
  Beneficial Owners and Management...    87
Description of Capital Stock.........    89
Restrictions on Ownership and Trans-
  fer of Common Stock................    91
Certain Provisions of Maryland Law
  and the Company's Organizational
  Documents..........................    93
Federal Income Tax Considerations....    96
Underwriting.........................   108
Legal Matters........................   109
Experts..............................   109
Additional Information...............   109
Glossary.............................   110
Financial Statements of the Company
  and the GRT Predecessor Entities...   F-1

------------------------------------------------------
------------------------------------------------------

------------------------------------------------------
------------------------------------------------------

                                3,500,000 SHARES

LOGO
                                                                            LOGO

                                  COMMON STOCK
                          ---------------------------

                                   PROSPECTUS
                          ---------------------------

                            BEAR, STEARNS & CO. INC.
                         ROBERTSON, STEPHENS & COMPANY
                           JEFFERIES & COMPANY, INC.

                                             , 1996

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

     Capitalized terms not defined herein shall have the same meanings as in the Prospectus.

ITEM 30.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses to be paid in connection with the issuance and distribution of the securities to be registered, other than underwriting discounts and commissions, are as follows:

    Securities and Exchange Commission Filing Fee............................  $   22,206
    NASD Filing Fee..........................................................       7,400
    New York Stock Exchange Listing Fee......................................      12,250
    Accounting Fees and Expenses.............................................     320,000
    Blue Sky Fees and Expenses...............................................      15,000
    Legal Fees and Expenses..................................................     435,000
    Transfer Agent and Registrar Fees and Expenses...........................      15,000
    Printing Expenses........................................................     224,000
    Miscellaneous Expenses...................................................      49,144
                                                                               ----------
              Total Expenses.................................................  $1,100,000
                                                                               ==========

---------------

* All amounts are estimates except the SEC filing fee, the NASD filing fee and the NYSE Listing Fee.

ITEM 31.  SALES TO SPECIAL PARTIES.

     Not Applicable.

ITEM 32.  RECENT SALES OF UNREGISTERED SECURITIES.

     On or about April 24, 1996, the Company issued 15,000 shares of Common Stock as grants to Patrick Foley, Richard A. Magnuson, and Laura Wallace (issuing 5,000 shares to each of them). The issuance of the above securities was exempt from registration under the Securities Act in reliance to Section 4(2) of the Securities Act. Each of Patrick Foley, Richard A. Magnuson, and Laura Wallace represented his/her intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were attached to the share certificates issued in such transactions. All recipients had adequate access to information about the Company.

     On or about April 24, 1996, the Company issued 6,000 options to purchase Common Stock ("Options") as grants to Patrick Foley, Richard A. Magnuson, and Laura Wallace, (issuing 2,000 Options to each of them). The issuance of the above securities was exempt from registration under the Securities Act in reliance to Section 4(2) of the Securities Act. Each of Patrick Foley, Richard
A. Magnuson, and Laura Wallace represented his/her intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were attached to the share certificates issued in such transactions. All recipients had adequate access to information about the Company.

     On or about December 31, 1995 the Operating Partnership issued 542,333 units of the Operating Partnership, including redemption rights which could be exchanged for Common Stock, to GPA, Ltd. in exchange for property contributed to the Company and having an equity value based on independent appraisals of $8,135,000. GPA, Ltd. is a partnership with significant other assets which was formed in 1986. The issuance of the above securities was exempt from registration under the Securities Act in reliance to Section 4(2) of the Securities Act. GPA, Ltd. represented its intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were attached to the share certificates issued in such transactions. All recipients had adequate access to information about the Company.

ITEM 33.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Maryland GCL permits a Maryland Corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter contains such a provision which limits such liability to the maximum extent permitted by the Maryland GCL.

     The Charter authorizes the Company to obligate itself to indemnify its present and former officers and directors and to pay or reimburse reasonable expenses for those individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time by the laws of Maryland. The Bylaws of the Company obligate it to indemnify, and advance expenses to present, former and proposed directors and officers to the maximum extent permitted by Maryland law. The Maryland GCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had a reasonable cause to believe that the act or omission was unlawful. However, a corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the Maryland GCL requires the Company, as conditions to advancing expenses, to obtain (i) a written affirmation by the director or officer of his good-faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the applicable Bylaws and (ii) a written statement by him or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. The Bylaws of the Company also permit the Company to provide indemnification and to advance expenses to a present or former director or officer who served a predecessor of the Company in that capacity, and to any employee or agent of the Company, or a predecessor of the Company. Finally, the Maryland GCL requires a corporation (unless its charter provides otherwise, which the Company's Charter does not) to indemnify a director or officer who has been successful on the merits, or otherwise, in the defense of any proceeding to which he is made a party by reason of service in that capacity.

     The Company has entered into indemnification agreements with each of its directors and executive officers to provide them with indemnification to the full extent permitted by the Charter and Bylaws of Company.

     The Company has obtained an insurance policy to provide liability coverage for directors and officers of Company.

ITEM 34.  TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED.

     Not applicable.

ITEM 35.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Financial Statements

     See the information set forth on pages F-1 through F-65 in Part I of this Registration Statement. All such information and financial statements are included in the Prospectus.

     (b) The following is a complete list of exhibits filed as part of the Registration Statement. Exhibit numbers correspond to the numbers in the Exhibit Table of Item 601 of Regulation S-K.


EXHIBIT NO.                                  DESCRIPTION OF EXHIBIT
-----------     --------------------------------------------------------------------------------
     1.01       Underwriting Agreement among the Company, the Operating Partnership, Bear,
                Stearns & Co. Inc., Robertson, Stephens & Company LLC and Evesen Securities,
                Inc., as representatives of the several underwriters.
    *3.01       By-laws of the Company.
    *3.02       Articles of Amendment and Restatement of Articles of Incorporation of the
                Company.
    *4.01       The Articles of Amendment and Restatement of Articles of Incorporation and
                Bylaws of the Company are filed as Exhibits 3.02 and 3.01, respectively.
     4.02       Form of Common Stock Certificate.(1)
    *5.01       Opinion of Morrison & Foerster LLP regarding validity of the issuance of the
                Securities.
    *8.01       Opinion of Morrison & Foerster LLP.
   *10.01       First Amended and Restated Agreement of Limited Partnership for the Operating
                Partnership.
   *10.02       Amendment to First Amended and Restated Agreement of Limited Partnership for the
                Operating Partnership.
    10.03       Form of Indemnification Agreement for Existing Officers and Directors of
                Glenborough Realty Trust Incorporated.(2)
   *10.04       Form of 1996 Employee Stock Incentive Plan.
    10.05       Lease Agreement between the Operating Partnership and Glenborough Hotel
                Group.(3)
    10.06       Form of Employment Agreement entered into by and between Robert Batinovich and
                Glenborough Realty Trust Incorporated.(4)
    10.07       Form of Employment Agreement entered into by and between Andrew Batinovich and
                Glenborough Realty Trust Incorporated.(5)
    10.08       Management and Consulting Agreement dated June 27, 1989 between Glenborough
                Management Corporation and the General Partners of nine Outlook partnerships.(6)
    10.09       Agreement dated June 26, 1989 between Glenborough Management Corporation and the
                General Partners of nine Outlook partnerships.(7)
    10.10       Management and Consulting Agreement dated May 31, 1991 between Glenborough
                Management Corporation, Equitec Financial Group, Inc. and Equitec Properties
                Company.(8)
    10.11       Management Administration and Consulting Agreement dated May 31, 1991 between
                Glenborough Management Corporation, Equitec Financial Group, Inc. and Equitec
                Institutional Realty Advisers, Inc.(9)
    10.12       Asset Purchase Agreement dated May 17, 1991 between the Hallwood Group
                Incorporated, Glenborough Corporation and Glenborough Management
                Corporation.(10)
    10.13       Management, Administration and Consulting Agreement dated as of December 20,1994 between Glenborough Inland Realty Corporation and the general Partners of nine
                Rancon Partnerships.(11)

EXHIBIT NO.                                  DESCRIPTION OF EXHIBIT
-----------     --------------------------------------------------------------------------------
    10.14       Amendment to Management, Administration and Consulting Agreement dated March 30,
                1995 between Glenborough Inland Realty Corporation and the General Partners of
                nine Rancon Partnerships.(12)
    10.15       Agreement dated December 20, 1994 between Glenborough Inland Realty Corporation and Rancon Financial Corporation, Daniel Lee Stephenson individually and as
                Trustee of the Daniel Lee Stephenson Trust dated December 10, 1987, and the
                General Partners of nine Rancon Partnerships.(13)
    10.16       Amendment to Agreement dated January 3, 1995 between Glenborough Inland Realty
                Corporation and Rancon Financial Corporation, Daniel Lee Stephenson individually and as Trustee of the Daniel Lee Stephenson Trust dated December 10, 1987, and the General Partners of nine Rancon Partnerships.(14)
    10.17       Form of Employment Agreement entered into by and between Robert Batinovich and
                Glenborough Realty Corporation.(15)
    10.18       Form of Employment Agreement entered into by and between Andrew Batinovich and
                Glenborough Realty Corporation.(16)
    10.19       Form of Employment Agreement entered into by and between Robert Batinovich and
                Glenborough Inland Realty Corporation.(17)
    10.20       Form of Employment Agreement entered into by and between Andrew Batinovich and
                Glenborough Inland Realty Corporation.(18)
    10.21       Form of Employment Agreement entered into by and between Andrew Batinovich and
                Glenborough Hotel Group.(19)
    10.22       Form of Indemnification Agreement for Officers and Directors of Glenborough
                Hotel Group.(20)
    10.23       Form of Indemnification Agreement for Officers and Directors of Glenborough
                Realty Corporation.(21)
    10.24       Form of Indemnification Agreement for Officers and Directors of Glenborough
                Inland Realty Corporation.(22)
    10.25       Form of Registration Agreement entered into by and between Glenborough Realty
                Trust Incorporated and GPA, Ltd.(23)
    10.26       Form of Lock Up Agreement.(24)
    10.27       Form of Indemnification Agreement for Glenborough Realty Corporation and
                Glenborough Realty Trust Incorporated with Robert Batinovich as indemnitor.(25)
   *10.28       Letter of Intent by and between the Company and Trust Realty Partners.
   *10.29       First Amendment to Agreement of Limited Partnership of UCT Associates, a
                California Limited Partnership dated December 31, 1994.
   *10.30       Credit Agreement (Term Loan) between the Company and Wells Fargo Bank, N.A.
   *10.31       Credit Agreement (Facility) by and between the Company and Wells Fargo Bank,
                N.A.
   *10.32       Loan Note in the amount of $40,000,000, made by the Company in connection with the Credit Agreement (Facility).
   *10.33       Loan Note in the amount of $10,000,000 made by the Company in connection with the Credit Agreement (Facility).
   *10.34       Guarantee in connection with the Credit Agreement (Facility).
   *10.35       Guarantee in connection with the Credit Agreement (Term Loan).
   *10.36       Environmental Indemnity Agreements executed pursuant to the Credit Agreement
                (Term Loan) and Credit Agreement (Facility).
   *10.37       Purchase Agreement between the Company and Kash n' Karry Food Stores, Inc..

EXHIBIT NO.                                  DESCRIPTION OF EXHIBIT
-----------     --------------------------------------------------------------------------------
   *10.38       Agreement of Purchase and Sale (property currently commonly known as Shoney's
                Inn San Antonio Airport).
   *10.39       Agreement for contribution of Partnership Interests -- UCT Property.
   *10.40       Letter of Intent dated July 1, 1996 between GPA Ltd., Robert Batinovich,
                Glenborough Corporation/Glenborough Properties, L.P.  Bond Street.
   *10.41       Second Amendment to Agreement of Limited Partnership of UCT Associates, a
                California Limited Partnership dated July 11, 1996.
    10.42       Contribution Agreement -- TRP Properties.
    10.43       Agreement for Contribution of Partnership Interests -- Bond Street Property.
   *21.         List of Subsidiaries of the Company.
   *23.01       Consent of Morrison & Foerster LLP (included in their opinion filed as Exhibit
                5.01).
   *23.02       Consent of Arthur Andersen LLP, independent public accountants.
   *27          Financial Data Schedule.


---------------
  * Previously filed.


( (1) Incorporated herein by reference to Exhibit No. 4.02 to Pre-Effective
      Amendment No. 2 to the Registration Statement on Form S-4 of the Registrant, Registration Statement No. 33-83506, previously filed with the Securities and Exchange Commission on January 3, 1995.


( (2) Incorporated herein by reference to Exhibit No. 10.02 to the Registration
      Statement on Form S-4 of the Registrant, Registration Statement No. 33-83506, previously filed with the Securities and Exchange Commission on September 1, 1994. Executed agreements between Glenborough Realty Trust Incorporated and Robert Batinovich, Andrew Batinovich, Sandra L. Boyle, Laura Wallace, Richard A. Magnuson, J. Patrick Foley, Terri Garnick, Janet
      F. Nelson, and Frank E. Austin, each dated as of January 2, 1996.

( (3) Incorporated herein by reference to Exhibit No. 10.06 to Pre-Effective
      Amendment No. 3 to the Registration Statement on Form S-4 of the Registrant, Registration Statement No. 33-83506, previously filed with the Securities and Exchange Commission on June 26, 1995.

( (4) Incorporated herein by reference to Exhibit No. 10.07 to Pre-Effective
      Amendment No. 5 to the Registration Statement on Form S-4 of the Registrant, Registration Statement No. 33-83506, previously filed with the Securities and Exchange Commission on October 10, 1995. The agreement was executed and is dated December 29, 1995.

( (5) Incorporated herein by reference to Exhibit No. 10.08 to Pre-Effective
      Amendment No. 5 to the Registration Statement on Form S-4 of the Registrant, Registration Statement No. 33-83506, previously filed with the Securities and Exchange Commission on October 10, 1995. The agreement was executed and is dated December 29, 1995.

( (6) Incorporated herein by reference to Exhibit No. 10.09 to Pre-Effective
      Amendment No. 2 to the Registration Statement on Form S-4 of the Registrant, Registration Statement No. 33-83506, previously filed with the Securities and Exchange Commission on January 3, 1995.

( (7) Incorporated herein by reference to Exhibit No. 10.10 Pre-Effective
      Amendment No. 2 to the Registration Statement on Form S-4 of the Registrant, Registration Statement No. 33-83506, previously filed with the Securities and Exchange Commission on January 3, 1995.

( (8) Incorporated herein by reference to Exhibit No. 10.11 to Pre-Effective
      Amendment No. 2 to the Registration Statement on Form S-4 of the Registrant, Registration Statement No. 33-83506, previously filed with the Securities and Exchange Commission on January 3, 1995.

( (9) Incorporated herein by reference to Exhibit No. 10.12 to Pre-Effective
      Amendment No. 2 to the Registration Statement on Form S-4 of the Registrant, Registration Statement No. 33-83506, previously filed with the Securities and Exchange Commission on January 3, 1995.

(10) Incorporated herein by reference to Exhibit No. 10.13 to Pre-Effective Amendment No. 2 to the Registration Statement on Form S-4 of the Registrant, Registration Statement No. 33-83506, previously filed with the Securities and Exchange Commission on January 3, 1995.

(11) Incorporated herein by reference to Exhibit No. 10.14 to Pre-Effective Amendment No. 3 to the Registration Statement on Form S-4 of the Registrant, Registration Statement No. 33-83506, previously filed with the Securities and Exchange Commission on June 26, 1995.

(12) Incorporated herein by reference to Exhibit No. 10.15 to Pre-Effective Amendment No. 3 to the Registration Statement on Form S-4 of the Registrant, Registration Statement No. 33-83506, previously filed with the Securities and Exchange Commission on June 26, 1995.

(13) Incorporated herein by reference to Exhibit No. 10.16 to Pre-Effective Amendment No. 3 to the Registration Statement on Form S-4 of the Registrant, Registration Statement No. 33-83506, previously filed with the Securities and Exchange Commission on June 26, 1995.

(14) Incorporated herein by reference to Exhibit No. 10.17 to Pre-Effective Amendment No. 3 to the Registration Statement on Form S-4 of the Registrant, Registration Statement No. 33-83506, previously filed with the Securities and Exchange Commission on June 26, 1995.

(15) Incorporated herein by reference to Exhibit No. 10.19 to Pre-Effective Amendment No. 3 to the Registration Statement on Form S-4 of the Registrant, Registration Statement No. 33-83506, previously filed with the Securities and Exchange Commission on June 26, 1995. The agreement dated was executed and is December 29, 1995.

(16) Incorporated herein by reference to Exhibit No. 10.20 to Pre-Effective Amendment No. 5 to the Registration Statement on Form S-4 of the Registrant, Registration Statement No. 33-83506, previously filed with the Securities and Exchange Commission on October 10, 1995. The agreement was executed and is dated December 29, 1995.

(17) Incorporated herein by reference to Exhibit No. 10.21 to Pre-Effective Amendment No. 5 to the Registration Statement on Form S-4 of the Registrant, Registration Statement No. 33-83506, previously filed with the Securities and Exchange Commission on October 10, 1995. The agreement was executed and is dated December 29, 1995.

(18) Incorporated herein by reference to Exhibit No. 10.22 to Pre-Effective Amendment No. 5 to the Registration Statement on Form S-4 of the Registrant, Registration Statement No. 33-83506, previously filed with the Securities and Exchange Commission on October 10, 1995. The agreement was executed and is dated December 29, 1995.

(19) Incorporated herein by reference to Exhibit No. 10.23 to Pre-Effective Amendment No. 3 to the Registration Statement on Form S-4 of the Registrant, Registration Statement No. 33-83506, previously filed with the Securities and Exchange Commission on June 26, 1995. The agreement was executed and is dated December 29, 1995.

(20) Incorporated herein by reference to Exhibit No. 10.24 to Pre-Effective Amendment No. 4 to the Registration Statement on Form S-4 of the Registrant, Registration Statement No. 33-83506, previously filed with the Securities and Exchange Commission on September 1, 1995. Agreement is between Glenborough Hotel Group and Andrew Batinovich, June Gardner, Terri Garnick, David M. Hart, Norman A. Howard, and J. Sydney Whalen were executed , and each is dated as of January 2, 1996.

(21) Incorporated herein by reference to Exhibit No. 10.25 to Pre-Effective Amendment No. 4 to the Registration Statement on Form S-4 of the Registrant, Registration Statement No. 33-83506, previously filed with the Securities and Exchange Commission on September 1, 1995. Agreements between Glenborough Realty Corporation and Robert E. Bailey, Andrew Batinovich, Sandra L. Boyle, June Gardner, Terri Garnick, Judy Henrich, and Wallace A. Krone, Jr. were executed, and each is dated as of January 2, 1996.

(22) Incorporated herein by reference to Exhibit No. 10.26 to Pre-Effective Amendment No. 4 to the Registration Statement on Form S-4 of the Registrant, Registration Statement No. 33-83506, previously filed with the Securities and Exchange Commission on September 1, 1995. Agreements between Glenborough Inland Realty Corporation and Robert E. Bailey, Andrew Batinovich, Sandra L. Boyle, June

     Gardner, Terri Garnick, Judy Henrich, and Laurence N. Walker were executed, and each is dated as of January 2, 1996.

(23) Incorporated herein by reference to Exhibit No. 10.27 to Pre-Effective Amendment No. 4 to the Registration Statement on Form S-4 of the Registrant, Registration Statement No. 33-83506, previously filed with the Securities and Exchange Commission on September 1, 1995. Agreement was executed by Robert Batinovich, on behalf of Glenborough Realty Corporation on behalf of Glenborough Realty Trust Incorporated and GPA, Ltd., a California limited partnership and are dated December 28, 1995.

(24) Incorporated herein by reference to Exhibit No. 10.28 to Pre-Effective Amendment No. 4 to the Registration Statement on Form S-4 of the Registrant, Registration Statement No. 33-83506, previously filed with the Securities and Exchange Commission on September 1, 1995. Document executed on December 8, 1995 by Robert Batinovich. Document executed on December 8, 1995 by Andrew Batinovich on behalf of SS Rainbow, a California limited partnership. Document executed on December 8, 1995 by Andrew Batinovich.

(25) Incorporated herein by reference to Exhibit No. 10.31 to Pre-Effective Amendment No. 5 to the Registration Statement on Form S-4 of the Registrant, Registration Statement No. 33-83506, previously filed with the Securities and Exchange Commission on October 10, 1995.

ITEM 36.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion to its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California on October 1, 1996.


                                      GLENBOROUGH REALTY TRUST INCORPORATED

                                      By:       /s/  ROBERT BATINOVICH

                                         ---------------------------------------
                                                    Robert Batinovich
                                                 Chairman, President and
                                                 Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement on Form S-11 has been signed by the following persons in the capacities and on the dates indicated:



                SIGNATURE                                TITLE                      DATE
------------------------------------------  -------------------------------  ------------------
            ROBERT BATINOVICH*              Chairman, President and Chief     October 1, 1996
------------------------------------------  Executive Officer
            Robert Batinovich


            ANDREW BATINOVICH*              Director, Executive Vice          October 1, 1996
------------------------------------------  President, Chief Operating
            Andrew Batinovich               Officer and Chief Financial

                                            Officer
             SANDRA L. BOYLE*               Senior Vice President             October 1, 1996
------------------------------------------
             Sandra L. Boyle


             FRANK E. AUSTIN*               Senior Vice President, General    October 1, 1996
------------------------------------------  Counsel and Secretary
             Frank E. Austin


              TERRI GARNICK*                Senior Vice President and Chief   October 1, 1996
------------------------------------------  Accounting Officer
              Terri Garnick


              PATRICK FOLEY*                Director                          October 1, 1996
------------------------------------------
              Patrick Foley


           RICHARD A. MAGNUSON*             Director                          October 1, 1996
------------------------------------------
           Richard A. Magnuson


              LAURA WALLACE*                Director                          October 1, 1996
------------------------------------------
              Laura Wallace


     * By:     /s/  ROBERT BATINOVICH                                         October 1, 1996
------------------------------------------
            Robert Batinovich
             Attorney in Fact

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                              DESCRIPTION OF EXHIBIT
-------     -----------------------------------------------------------------------
   1.01     Underwriting Agreement among the Company, the Operating Partnership,
            Bear, Stearns & Co. Inc. and Robertson, Stephens & Company LLC, as
            representatives of the several underwriters.
  *3.01     By-laws of the Company.
  *3.02     Articles of Amendment and Restatement of Articles of Incorporation of
            the Company.
  *4.01     The Articles of Amendment and Restatement of Articles of Incorporation
            and Bylaws of the Company are filed as Exhibits 3.02 and 3.01, respectively.
  *4.02     Form of Common Stock Certificate.(1)
  *5.01     Opinion of Morrison & Foerster LLP regarding validity of the issuance of the Securities.
  *8.01     Opinion of Morrison & Foerster LLP.
 *10.01     First Amended and Restated Agreement of Limited Partnership for the
            Operating Partnership.
 *10.02     Amendment to First Amended and Restated Agreement of Limited
            Partnership for the Operating Partnership.
  10.03     Form of Indemnification Agreement for Existing Officers and Directors
            of Glenborough Realty Trust Incorporated.(2)
 *10.04     Form of 1996 Employee Stock Incentive Plan.
  10.05     Lease Agreement between the Operating Partnership and Glenborough Hotel
            Group.(3)
  10.06     Form of Employment Agreement entered into by and between Robert
            Batinovich and Glenborough Realty Trust Incorporated.(4)
  10.07     Form of Employment Agreement entered into by and between Andrew
            Batinovich and Glenborough Realty Trust Incorporated.(5)
  10.08     Management and Consulting Agreement dated June 27, 1989 between
            Glenborough Management Corporation and the General Partners of nine
            Outlook partnerships.(6)
  10.09     Agreement dated June 26, 1989 between Glenborough Management
            Corporation and the General Partners of nine Outlook partnerships.(7)
  10.10     Management and Consulting Agreement dated May 31, 1991 between
            Glenborough Management Corporation, Equitec Financial Group, Inc. and
            Equitec Properties Company.(8)
  10.11     Management Administration and Consulting Agreement dated May 31, 1991 between Glenborough Management Corporation, Equitec Financial Group,
            Inc. and Equitec Institutional Realty Advisers, Inc.(9)
  10.12     Asset Purchase Agreement dated May 17, 1991 between the Hallwood Group
            Incorporated, Glenborough Corporation and Glenborough Management
            Corporation.(10)
  10.13     Management, Administration and Consulting Agreement dated as of
            December 20,1994 between Glenborough Inland Realty Corporation and the general Partners of nine Rancon Partnerships.(11)

EXHIBIT
NUMBER                              DESCRIPTION OF EXHIBIT
-------     -----------------------------------------------------------------------
  10.14     Amendment to Management, Administration and Consulting Agreement dated
            March 30, 1995 between Glenborough Inland Realty Corporation and the
            General Partners of nine Rancon Partnerships.(12)
  10.15     Agreement dated December 20, 1994 between Glenborough Inland Realty
            Corporation and Rancon Financial Corporation, Daniel Lee Stephenson
            individually and as Trustee of the Daniel Lee Stephenson Trust dated
            December 10, 1987, and the General Partners of nine Rancon
            Partnerships.(13)
  10.16     Amendment to Agreement dated January 3, 1995 between Glenborough Inland
            Realty Corporation and Rancon Financial Corporation, Daniel Lee
            Stephenson individually and as Trustee of the Daniel Lee Stephenson
            Trust dated December 10, 1987, and the General Partners of nine Rancon
            Partnerships.(14)
  10.17     Form of Employment Agreement entered into by and between Robert
            Batinovich and Glenborough Realty Corporation.(15)
  10.18     Form of Employment Agreement entered into by and between Andrew
            Batinovich and Glenborough Realty Corporation.(16)
  10.19     Form of Employment Agreement entered into by and between Robert
            Batinovich and Glenborough Inland Realty Corporation.(17)
  10.20     Form of Employment Agreement entered into by and between Andrew
            Batinovich and Glenborough Inland Realty Corporation.(18)
  10.21     Form of Employment Agreement entered into by and between Andrew
            Batinovich and Glenborough Hotel Group.(19)
  10.22     Form of Indemnification Agreement for Officers and Directors of
            Glenborough Hotel Group.(20)
  10.23     Form of Indemnification Agreement for Officers and Directors of
            Glenborough Realty Corporation.(21)
  10.24     Form of Indemnification Agreement for Officers and Directors of
            Glenborough Inland Realty Corporation.(22)
  10.25     Form of Registration Agreement entered into by and between Glenborough
            Realty Trust Incorporated and GPA, Ltd.(23)
  10.26     Form of Lock Up Agreement.(24)
  10.27     Form of Indemnification Agreement for Glenborough Realty Corporation
            and Glenborough Realty Trust Incorporated with Robert Batinovich as indemnitor.(25)
 *10.28     Letter of Intent by and between the Company and Trust Realty Partners.
 *10.29     First Amendment to Agreement of Limited Partnership of UCT Associates,
            a California Limited Partnership dated December 31, 1994.
 *10.30     Credit Agreement (Term Loan) between the Company and Wells Fargo Bank,
            N.A.
 *10.31     Credit Agreement (Facility) by and between the Company and Wells Fargo
            Bank, N.A.
 *10.32     Loan Note in the amount of $40,000,000, made by the Company in connection with the Credit Agreement (Facility).
 *10.33     Loan Note in the amount of $10,000,000 made by the Company in connection with the Credit Agreement (Facility).
 *10.34     Guarantee in connection with the Credit Agreement (Facility).

EXHIBIT
NUMBER                              DESCRIPTION OF EXHIBIT
-------     -----------------------------------------------------------------------
 *10.35     Guarantee in connection with the Credit Agreement (Term Loan).
 *10.36     Environmental Indemnity Agreements executed pursuant to the Credit
            Agreement (Term Loan) and Credit Agreement (Facility).
 *10.37     Purchase Agreement between the Company and Kash n' Karry Food Stores,
            Inc.
 *10.38     Agreement of Purchase and Sale (currently commonly known as Shoney's
            Inn San Antonio Airport).
 *10.39     Agreement for contribution of Partnership Interests -- UCT Property.
 *10.40     Letter of Intent dated July 1, 1996 between GPA Ltd., Robert
            Batinovich, Glenborough Corporation/Glenborough Properties,
            L.P. -- Bond Street.
 *10.41     Second Amendment to Agreement of Limited Partnership of UCT Associates,
            a California Limited Partnership dated July 11, 1996.
  10.42     Contribution Agreement -- TRP Properties.
  10.43     Agreement for Contribution of Partnership Interests -- Bond Street
            Property.
 *21.       List of Subsidiaries of the Company.
 *23.01     Consent of Morrison & Foerster LLP (included in their opinion filed as
            Exhibit 5.01).
 *23.02     Consent of Arthur Andersen LLP, independent public accountants.
 *27        Financial Data Schedule.


---------------
   * Previously filed.


 (1) Incorporated herein by reference to Exhibit No. 4.02 to Pre-Effective Amendment No. 2 to the Registration Statement on Form S-4 of the Registrant, Registration Statement No. 33-83506, previously filed with the Securities and Exchange Commission on January 3, 1995.


 (2) Incorporated herein by reference to Exhibit No. 10.02 to the Registration Statement on Form S-4 of the Registrant, Registration Statement No. 33-83506, previously filed with the Securities and Exchange Commission on September 1, 1994.

 (3) Incorporated herein by reference to Exhibit No. 10.06 to Pre-Effective Amendment No. 3 to the Registration Statement on Form S-4 of the Registrant, Registration Statement No. 33-83506, previously filed with the Securities and Exchange Commission on June 26, 1995.

 (4) Incorporated herein by reference to Exhibit No. 10.07 to Pre-Effective Amendment No. 5 to the Registration Statement on Form S-4 of the Registrant, Registration Statement No. 33-83506, previously filed with the Securities and Exchange Commission on October 10, 1995.

 (5) Incorporated herein by reference to Exhibit No. 10.08 to Pre-Effective Amendment No. 5 to the Registration Statement on Form S-4 of the Registrant, Registration Statement No. 33-83506, previously filed with the Securities and Exchange Commission on October 10, 1995.

 (6) Incorporated herein by reference to Exhibit No. 10.09 to Pre-Effective Amendment No. 2 to the Registration Statement on Form S-4 of the Registrant, Registration Statement No. 33-83506, previously filed with the Securities and Exchange Commission on January 3, 1995.

 (7) Incorporated herein by reference to Exhibit No. 10.10 to Pre-Effective Amendment No. 2 to the Registration Statement on Form S-4 of the Registrant, Registration Statement No. 33-83506, previously filed with the Securities and Exchange Commission on January 3, 1995.

 (8) Incorporated herein by reference to Exhibit No. 10.11 to Pre-Effective Amendment No. 2 to the Registration Statement on Form S-4 of the Registrant, Registration Statement No. 33-83506, previously filed with the Securities and Exchange Commission on January 3, 1995.

 (9) Incorporated herein by reference to Exhibit No. 10.12 to Pre-Effective Amendment No. 2 to the Registration Statement on Form S-4 of the Registrant, Registration Statement No. 33-83506, previously filed with the Securities and Exchange Commission on January 3, 1995.

(10) Incorporated herein by reference to Exhibit No. 10.13 to Pre-Effective Amendment No. 2 to the Registration Statement on Form S-4 of the Registrant, Registration Statement No. 33-83506, previously filed with the Securities and Exchange Commission on January 3, 1995.

(11) Incorporated herein by reference to Exhibit No. 10.14 to Pre-Effective Amendment No. 3 to the Registration Statement on Form S-4 of the Registrant, Registration Statement No. 33-83506, previously filed with the Securities and Exchange Commission on June 26, 1995.

(12) Incorporated herein by reference to Exhibit No. 10.15 to Pre-Effective Amendment No. 3 to the Registration Statement on Form S-4 of the Registrant, Registration Statement No. 33-83506, previously filed with the Securities and Exchange Commission on June 26, 1995.

(13) Incorporated herein by reference to an exhibit to Exhibit No. 10.16 to Pre-Effective Amendment No. 3 to the Registration Statement on Form S-4 of the Registrant, Registration Statement No. 33-83506, previously filed with the Securities and Exchange Commission on June 26, 1995.

(14) Incorporated herein by reference to Exhibit No. 10.17 to Pre-Effective Amendment No. 3 to the Registration Statement on Form S-4 of the Registrant, Registration Statement No. 33-83506, previously filed with the Securities and Exchange Commission on June 26, 1995.

(15) Incorporated herein by reference to Exhibit No. 10.19 to Pre-Effective Amendment No. 3 to the Registration Statement on Form S-4 of the Registrant, Registration Statement No. 33-83506, previously filed with the Securities and Exchange Commission on June 26, 1995.

(16) Incorporated herein by reference to Exhibit No. 10.20 to Pre-Effective Amendment No. 5 to the Registration Statement on Form S-4 of the Registrant, Registration Statement No. 33-83506, previously filed with the Securities and Exchange Commission on October 10, 1995.

(17) Incorporated herein by reference to Exhibit No. 10.21 to Pre-Effective Amendment No. 5 to the Registration Statement on Form S-4 of the Registrant, Registration Statement No. 33-83506, previously filed with the Securities and Exchange Commission on October 10, 1995.

(18) Incorporated herein by reference to Exhibit No. 10.22 to Pre-Effective Amendment No. 5 to the Registration Statement on Form S-4 of the Registrant, Registration Statement No. 33-83506, previously filed with the Securities and Exchange Commission on October 10, 1995.

(19) Incorporated herein by reference to Exhibit No. 10.23 to Pre-Effective Amendment No. 3 to the Registration Statement on Form S-4 of the Registrant, Registration Statement No. 33-83506, previously filed with the Securities and Exchange Commission on June 26, 1995.

(20) Incorporated herein by reference to Exhibit No. 10.24 to Pre-Effective Amendment No. 4 to the Registration Statement on Form S-4 of the Registrant, Registration Statement No. 33-83506, previously filed with the Securities and Exchange Commission on September 1, 1995.

(21) Incorporated herein by reference to Exhibit No. 10.25 to Pre-Effective Amendment No. 4 to the Registration Statement on Form S-4 of the Registrant, Registration Statement No. 33-83506, previously filed with the Securities and Exchange Commission on September 1, 1995.

(22) Incorporated herein by reference to Exhibit No. 10.26 to Pre-Effective Amendment No. 4 to the Registration Statement on Form S-4 of the Registrant, Registration Statement No. 33-83506, previously filed with the Securities and Exchange Commission on September 1, 1995.

(23) Incorporated herein by reference to Exhibit No. 10.27 to Pre-Effective Amendment No. 4 to the Registration Statement on Form S-4 of the Registrant, Registration Statement No. 33-83506, previously filed with the Securities and Exchange Commission on September 1, 1995.

(24) Incorporated herein by reference to Exhibit No. 10.28 to Pre-Effective Amendment No. 4 to the Registration Statement on Form S-4 of the Registrant, Registration Statement No. 33-83506, previously filed with the Securities and Exchange Commission on September 1, 1995.

(25) Incorporated herein by reference to Exhibit No. 10.31 to Pre-Effective Amendment No. 5 to the Registration Statement on Form S-4 of the Registrant, Registration Statement No. 33-83506, previously filed with the Securities and Exchange Commission on October 10, 1995.